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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-198486

PROSPECTUS

27,500,000 SHARES
COMMON STOCK

        STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. We are one of the largest and fastest growing net-lease REITs and own a large, well-diversified portfolio that consists of investments in 850 property locations in 46 states as of September 30, 2014.

        We are offering 27,500,000 shares of our common stock, $0.01 par value per share. All of the shares of common stock offered by this prospectus are being sold by us. This is our initial public offering, and no public market exists for our shares.

        We are an "emerging growth company," as that term is used in the Jumpstart Our Business Startups Act, and, as such, we will be subject to reduced public company reporting requirements.

        We have elected to qualify as a REIT for U.S. federal income tax purposes. Shares of our common stock are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter will contain certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 9.8% limit, in value, on the ownership of shares of all classes and series of our outstanding stock. See "Description of Stock—Restrictions on Ownership and Transfer."

        After the completion of this offering, certain investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries that are invested in us, whom we refer to collectively as our controlling stockholder, will own a majority of the combined voting power of our common stock, will have the ability to elect a majority of our board of directors and will have substantial influence over our governance.

        Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "STOR."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 16 for factors you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$18.50	$508,750,000
Underwriting discounts and commissions(1)	$1.11	$30,525,000
Proceeds, before expenses, to us	$17.39	$478,225,000

(1)
We refer you to "Underwriting" beginning on page 170 of this prospectus for additional information regarding underwriting compensation.

        We have granted the underwriters the option to purchase up to an additional 4,125,000 shares from us at the initial public offering price less the underwriting discounts and commissions. We expect to deliver the shares of common stock to the purchasers on or about November 21, 2014.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Goldman, Sachs & Co.	Credit Suisse	Morgan Stanley

Citigroup	Deutsche Bank Securities	KeyBanc Capital Markets	Wells Fargo Securities

BMO Capital Markets	Raymond James	Baird
Stifel	SunTrust Robinson Humphrey	Comerica Securities

The date of this prospectus is November 17, 2014

A **LEADER** in Middle Market Real Estate Capital Solutions

S|T|O|R|E capital

Single Tenant Operational Real Estate®

2011

Chris Volk co-founded S|T|O|R|E with Mort Fleischer, Michael Bennett, Mary Fedewa, Catherine Long and Michael Zieg to address the capital needs of owners of Single Tenant Operational Real Estate throughout the United States.

S|T|O|R|E closes its first Master Funding debt transaction and launches its Master Funding Solutions program to provide real estate financing solutions to America's middle market companies.

2012

Master Funding[SM] SOLUTIONS

2014

January 2014
As Published In: AZ Business Magazine
INDUSTRY LEADERS OF ARIZONA
2014
STORE Capital

S|T|O|R|E is named an Industry Leader of Arizona

($1,000,000's)
STORE'S INVESTMENT GROWTH SINCE 2011
$2.5 Billion
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Sep-11
Dec-11
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Sep-14

i

        We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS

        This prospectus contains references to our copyrights, trademarks and service marks and to those belonging to other entities. Solely for convenience, copyrights, trademarks, trade names and service marks referred to in this prospectus may appear without the © or ® or ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these copyrights, trademarks, trade names and service marks. We do not intend our use or display of other companies' trade names, copyrights, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

STATEMENT REGARDING INDUSTRY AND MARKET DATA

        Any market or industry data contained in this prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information they contain has been obtained from third-party sources believed to be reliable. Our internal data and estimates are based upon our senior leadership team's analysis of the target market and business sectors in which we operate, as well as information obtained from trade and business organizations and other contacts in our target market and business sectors, and such information has not been verified by any independent sources.

ii

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the notes to those statements included in this prospectus, before making an investment decision.

        Unless the context requires otherwise, the words "S|T|O|R|E," "we," "company," "us" and "our" refer to STORE Capital Corporation and its subsidiaries.

 Our Company

        S|T|O|R|E is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, or STORE Properties, which is our target market and the inspiration for our name. S|T|O|R|E continues the investment activities of our senior leadership team, which has been investing in single-tenant operational real estate for over three decades. We are one of the largest and fastest-growing net-lease REITs and own a large, well-diversified portfolio that consists of investments in 850 property locations operated by 201 customers in 46 states as of September 30, 2014. Our customers operate across a wide variety of industries within the service, retail and industrial sectors of the U.S. economy, with restaurants, health clubs, early childhood education centers, movie theaters and furniture stores representing the top industries in our portfolio. We estimate the market for STORE Properties to be among the nation's largest real estate sectors, exceeding $2 trillion in market value and including more than 1.5 million properties.

        We provide net-lease solutions principally to middle-market and larger companies that own STORE Properties. A STORE Property is a real property location at which a company operates its business and generates sales and profits, which makes the location a profit center and, therefore, fundamentally important to that business. Our net-lease solutions are designed to provide a long-term, lower-cost solution to improve our customers' capital structures and, thus, be a preferred alternative to real estate ownership.

        In addition to the value we provide our customers, we also seek to create value for our stockholders by:

  •
  Originating real estate investments that provide superior returns.  More than 75% of our investments (by dollar volume) have been originated by our internal origination team through direct customer relationships using our form financing documents. Our focus on direct originations allows us to offer custom-tailored financing solutions, superior customer service and greater certainty of execution for which we have received a higher lease rate. The result has been that, since our founding, we have realized average initial lease and loan rates measurably higher than those available in the broad broker, or auction, marketplace. For example, our weighted average net-lease capitalization rate exceeded the weighted average net-lease capitalization rate on leases of various national restaurant franchise concepts for each of the quarters shown in the table below. Our senior leadership team believes the difference in capitalization rate represents the value many of its restaurant customers paid for our custom-tailored financing solution, superior customer service and greater certainty of execution.

Our Net-Lease Pricing Advantage

      Source: NNNetAdvisors.com, other than S|T|O|R|E data

        1Includes national restaurant concepts that have a minimum of 100 franchised locations and no corporate guarantee from the franchisor. Examples of such concepts include Applebee's, Burger King, Golden Corral, Hooters, KFC, O'Charley's, Popeyes Louisiana Kitchen, Ruby Tuesday, T.G.I. Friday's and Taco Bell, all of which are represented in our restaurant portfolio, which is our largest industry within the service sector at 28.5% of annualized base rent and interest as of September 30, 2014. See "Our Business— Our Real Estate Investment Portfolio—Diversification by Industry."

        2Includes retail, industrial and medical office concepts that have a minimum of 100 locations and are leased to a tenant under a lease with 10 or more years remaining on the base lease term, with retail comprising the bulk of this category. Examples of such concepts include Ashley Furniture HomeStore, Carmike Cinemas, Fred's (general merchandiser), Gander Mountain (sporting goods retailer), Gold's Gym and The RoomStore, all of which are represented in our retail portfolio, which, collectively, is our second largest sector at 16.4% of annualized base rent and interest as of September 30, 2014. See "Our Business—Our Real Estate Investment Portfolio—Diversification by Industry."

    Our stockholder returns are also enhanced by rent payment escalations in our leases, which provide a stable source of internal revenue growth. As of September 30, 2014, substantially all of our leases provided for payment escalations, with approximately 62% providing for annual escalations. The weighted average annual escalation of the base rent and interest in our portfolio is 1.7% (if the escalations in all of our leases are expressed on an annual basis) as of September 30, 2014.

  •
  Implementing innovative and judicious borrowing strategies.  We seek to employ leverage judiciously, using diverse sources of fixed-rate, long-term financing. S|T|O|R|E is one of the few REITs to have an A+ rated borrowing capacity, which we define to mean either a corporate credit rating of A+ or higher from a nationally recognized rating agency or a securitization vehicle, or conduit, through which A+ or higher-rated debt securities are issued. Our largest borrowing source is our private conduit program, STORE Master Funding, which was pioneered by our senior leadership team in 2005, under which multiple series of A+ rated notes are issued from time to time to institutional investors in the asset-backed securities market. The notes are secured by a collateral pool of properties owned by certain of our consolidated special purpose entity subsidiaries and the related leases; the payments under the leases are used to make payments on the notes. These notes provide us with access to long-term, low-cost capital and the flexibility to manage our portfolio and provide our customers with operational flexibility that can enhance their business value.

  •
  Continuing to grow through accretive investments.  Our origination team has been one of the most active in the nation, evaluating a large, robust and dynamic list of potential investment opportunities, or pipeline. The size of our pipeline permits us to be highly selective with respect to our investments while acquiring a large investment portfolio. In accumulating our growing investment portfolio, we are constantly evaluating a pipeline that exceeds ten times the volume of transactions that we close. Our pipeline has been the engine for our investment growth from our founding in 2011 to an investment portfolio that totals $2.5 billion as of September 30, 2014, as depicted in the chart below. We intend to continue to grow our portfolio by pursuing value-added investment opportunities.

Our Total Investment Portfolio at Quarter End

  •
  Managing investment risk.  We believe that diligent investment underwriting, strong lease documentation that forges alignments of interest with our customers, portfolio diversity and proactive portfolio management are important to protect stockholder returns. Each of our investments has been backed by an attention to underwriting, documentation and ongoing portfolio monitoring developed by our senior leadership team over a period of more than 30 years.

  •
  Operating a scalable and efficient platform.  We believe S|T|O|R|E is the most efficient and scalable platform ever constructed by our senior leadership team, supported by investments in the latest generations of scalable servicing, information and customer relationship management technologies.

        S|T|O|R|E was founded by members of our senior leadership team in May 2011. Over more than 30 years, our team has invested $12 billion in STORE Properties through public limited partnerships and two private and public real estate investment trusts. The two public real estate investment trusts, Franchise Finance Corporation of America, or FFCA, and Spirit Finance Corporation (now Spirit Realty Capital, Inc.), or Spirit, were both listed on the New York Stock Exchange until they were sold in 2001 and 2007, respectively. For information on the performance of FFCA and Spirit while public companies, see "Our Business—Our Company."

        Our Chairman of the Board, Morton H. Fleischer, founded FFCA (where he served as Chairman and Chief Executive Officer) and was a co-founder of Spirit (where he served as Chairman); our Chief Executive Officer, Christopher H. Volk, served as President of FFCA, was a co-founder of Spirit (where he served as Chief Executive Officer) and was a member of the boards of directors of both companies where he chaired their respective investment committees (and chairs our investment committee today); and our Chief Financial Officer, Catherine Long, served as principal accounting officer of FFCA and Chief Financial Officer of Spirit. All of the members of our senior leadership team have worked together at one or both of these companies where they developed and have continued to refine our investment, origination and underwriting strategies and processes.

        Prior to this offering, a substantial portion of our equity capital has been provided by certain investment funds managed by Oaktree Capital Management, L.P. either directly or through certain of its subsidiaries. Oaktree is a global investment management firm specializing in alternative investments with approximately $93 billion in assets under management as of September 30, 2014. Its parent company, Oaktree Capital Group, LLC, is publicly traded on the New York Stock Exchange under the symbol "OAK." We have also received equity investments from several pension and other institutional investors, whose investments in us are managed by Oaktree, as well as investments from certain members of our senior leadership team. We believe we are the only REIT investing in STORE Properties that has been capitalized primarily by large, sophisticated institutional investors. Through this offering, we intend to supplement our initial private institutional equity capital with public capital to facilitate our growth and continued improvement in our capital efficiency.

Our Target Market

        We are a leader in providing real estate financing solutions principally to middle-market and larger businesses that own STORE Properties and operate in the service, retail and industrial sectors of the U.S. economy. We estimate the market for STORE Properties to exceed $2 trillion in market value and to include more than 1.5 million properties.

        We define middle-market companies as those having approximate annual gross revenues of between $20 million and $300 million, although some of our customers have annual revenues substantially in excess of $300 million. Most of our customers do not have credit ratings, while some have ratings from rating agencies that service insurance companies or fixed-income investors. Most of these unrated companies either prefer to be unrated or are simply too small to issue debt rated by a nationally recognized rating agency in a cost-efficient manner.

        Despite the market's size, the financing marketplace for STORE Properties is highly fragmented, with few participants addressing the long-term capital needs of middle-market and larger unrated companies. While we believe our net-lease financing solutions can add value to a wide variety of companies, we believe the largest underserved market and, therefore, our greatest opportunity is bank-dependent, middle-market and larger companies that generally have less access to efficient sources of long-term capital. S|T|O|R|E was formed to capitalize on this market opportunity to address the capital needs of these companies by offering them a superior alternative to financing their profit-center real estate with traditional mortgage or bank debt and their own equity.

Our Competitive Strengths

        We believe we possess the following competitive strengths that enable us to implement our business and growth strategies and distinguish us from other market participants, allowing us to compete effectively in the single-tenant, net-lease market:

  •
  Superior Origination and Underwriting Capabilities.  Our internal origination team uses a combination of referrals, our proprietary database of approximately 8,000 prospective companies, real estate brokers and advertisements on national commercial real estate listing services to source the most attractive investments. Our primary focus is on direct originations, which have accounted for more than 75% of our investment originations (by dollar volume), and which we believe enable us to deliver higher returns to our stockholders and provide superior value to our customers.

  We originate our investment portfolio using underwriting procedures developed by our senior leadership team over several decades. Each investment in our portfolio has three payment sources for underwriting, which is the characteristic that STORE Properties have in common. The first and primary source of payment is unit- or store-level profitability, since the distinguishing characteristic of a STORE Property is that the real estate is a profit center, as sales and profits are generated at the property location. The second source of payment is the overall corporate credit and the availability of cash flow from all of our customer's assets to support all of its obligations (including its obligations to S|T|O|R|E). The third and final source of payment is the value of the real estate that we will acquire; our general guideline is that we will not invest in a STORE Property for an amount greater than its replacement cost. As of September 30, 2014, the amount invested in our real estate portfolio is approximately 82% of the replacement cost (new) of our properties. We believe our origination and underwriting procedures enable us to identify and manage risk, decrease the potential effect of future defaults and increase the recovery rate for any defaulted investment assets.

  •
  Large, Diversified Portfolio.  As of September 30, 2014, we had invested $2.5 billion in 850 property locations, substantially all of which are profit centers for our customers. Our portfolio is highly diversified with 201 customers operating under 181 different brand names, or concepts, across 46 states and over 50 industry groups. None of our customers represented more than 4% of our portfolio at September 30, 2014, based on annualized base rent and interest. Our portfolio's diversity decreases the impact on us of an adverse event affecting a specific customer, industry or region, thereby increasing the stability of our cash flows. We expect that additional acquisitions in the future will further increase the diversity of our portfolio.

  •
  A+ Rated Borrowing Capacity.  We have an A+ rated borrowing capacity from Standard & Poor's Ratings Services for structured finance products. Our A+ rated borrowing capacity ranks us as one of the few REITs to have either a corporate credit rating of A+ or higher from a nationally recognized rating agency or a securitization vehicle, or conduit, through which A+ or higher-rated debt securities are issued. Our rating supports our STORE Master Funding debt program, under which multiple series of rated notes have been issued from time to time to institutional investors in the asset-backed securities market. As of September 30, 2014, notes issued under the STORE Master Funding debt program had an aggregate outstanding principal balance of approximately $1.1 billion. Prior to May 2014, notes issued under the STORE Master Funding debt program (except for the lowest tranche of such notes that are retained by our subsidiaries) were rated "A" by Standard & Poor's. In connection with our most recent issuance of Master Funding notes on May 6, 2014, Standard & Poor's increased the A rating on all of our outstanding Class A notes to A+. These notes are non-recourse to us, subject to customary limited exceptions noted below.

    The notes, which are issued by certain of our consolidated special purpose entity subsidiaries, are secured by a collateral pool of properties owned by the subsidiaries and the related leases. The collateral pool is pledged to an indenture trustee who holds fee title to the properties and an assignment of the leases pursuant to a security interest granted to the indenture trustee in favor of the holders of the notes. As tenants make their lease payments, they are deposited into a lockbox account and held by the indenture trustee for the benefit of the noteholders who uses them to make the payments on the notes. Because the notes are non-recourse to us and to the consolidated special purpose entities that issue them, subject to customary limited exceptions noted below, neither we nor the issuers have any obligation to make principal or interest payments on the notes in the event the lease payments are insufficient to make the note payments. The customary limited exceptions to recourse are for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities. After payment of debt service and servicing and trustee expenses, any excess cash flow generated by the collateral pool is then released to us. S|T|O|R|E is the property manager and servicer for the leases that are the collateral for the notes and, in that capacity, has discretion in managing the collateral pool. By implementing a highly rated debt program that is supported by a large, diverse and growing collateral pool, we have been able to lower our borrowing costs and, in turn, deliver more competitive financial and operational terms to our customers, thereby enhancing their business value. We believe this is a significant competitive advantage for us since these features are not common in the traditional lending market or typically offered by other financing sources. We refer to these features as "Master Funding Solutions," and we market them as such to our customers.

    The use of non-recourse, long-term debt is designed to reduce our cost of capital and interest rate sensitivity, and improve our corporate operating flexibility.

  •
  Return Stability and Predictability.  We believe the following attributes of our business enable us to achieve favorable risk-adjusted returns compared to portfolios consisting of larger, rated investment-grade customers: our portfolio is highly diversified across customers, concepts and regions; we make real estate investments in broad, fundamental industries that we believe have a low likelihood of functional obsolescence; we base investment decisions upon disciplined underwriting and acquisition procedures; we seek to enter into long-term leases with built-in lease escalators; we use master leases and cross-defaulted leases, where appropriate, to mitigate risk (74% of our investments in multiple properties with a single customer were in the form of a master lease as of September 30, 2014); and we require corporate and unit-level financial reporting from our customers, which provides us with a better ability to assess and manage risk.

    Over the past 20 years, our senior leadership team has consistently made investments with average lease rates priced attractively relative to comparable 10-year U.S. Treasury yields. While lease rates have shown periodic sensitivity to Treasury yields, they have tended to be more predictable and less volatile. Over the past 10 years, lease rates have averaged between 8.0% and 9.0%; over that same period, the 10-year U.S. Treasury yield has varied significantly. Despite the volatility of Treasury yields over the past 20 years, our senior leadership team has been able to achieve lease spreads (representing the difference between lease rates and the 10-year U.S. Treasury yield) averaging in excess of 450 basis points, with an overall improvement in the spread over time.

    The chart below depicts the average annual lease rate on new investments made at S|T|O|R|E since inception, and at FFCA and Spirit during the times when they were public companies, compared with the 10-year U.S. Treasury yield over the same period.

Average Annual Spreads on New Investments

    Source: U.S. Treasury and, with respect to FFCA and Spirit, publicly available company filings.

  •
  Proprietary Information Platform and Proactive Property and Tenant Management.  The design of our proprietary, highly scalable technology platform, which was led by our senior leadership team based on their experience of more than 30 years in the net-lease industry, provides us the ability to proactively manage our investment portfolio.

  •
  Experienced and Nationally Recognized Senior Leadership Team with Proven Track Record.  Members of our senior leadership team have been engaged in the acquisition, investment and management of STORE Properties since 1980. Our President and Chief Executive Officer, Christopher H. Volk, and Chairman of the Board, Morton H. Fleischer, each have over 30 years of experience originating, acquiring, operating, financing and managing STORE Properties. Messrs. Volk and Fleischer, together with other members of our senior leadership team, have organized, operated and sold two New York Stock Exchange-listed REITs, both of which invested in STORE Properties.

    Since 1980, our senior leadership team has successfully originated and invested $12 billion in STORE Properties, which we believe to represent more internally originated, or organic, investment activity than any other single market participant. Collectively, the prior investments of our senior leadership team have represented $4 billion in equity capital and $6 billion in investor distributions.

    The substantial experience and knowledge of our senior leadership team has resulted in S|T|O|R|E having an extensive network of contacts in the businesses whose real estate we seek to own or finance, as well as in the investment banking, real estate broker, financial advisory and lending communities.

Our Business and Growth Strategies

        Our objective is to create a market-leading platform for the acquisition, investment and management of STORE Properties that will provide attractive risk-adjusted returns and a stable source of income for our stockholders. We have identified and implemented the following business strategies to achieve this objective:

  •
  Realize Stable Income and Internal Growth.  We seek to make investments that generate strong current income as a result of the difference, or spread, between the rate we earn on our assets and the rate we pay on our liabilities (primarily our long-term debt). We intend to augment that income with internal growth. We seek to realize superior internal growth through a combination of (1) a target dividend payout ratio that permits some free cash flow reinvestment and (2) cash generated from the 1.7% weighted average annual escalation of base rent and interest in our portfolio (as of September 30, 2014). We believe this will enable strong dividend growth without relying exclusively on future common stock issuances to fund new portfolio investments. Additionally, our weighted average lease term of 15 years and superior underwriting and portfolio monitoring capabilities, which reduce default losses, are intended to make our cash flows highly stable.

  •
  Capitalize on Direct Origination Capabilities for External Growth.  As a market leader in STORE Property investment originations, we plan to complement our internal growth with continued new investments that will expand our platform and raise investor cash flows.

    We seek to capitalize on our direct customer relationships and our ability to add value to our customers through our tailored net-lease financing solutions in order to continue to accumulate a diversified investment portfolio with asset-level returns that exceed those that would otherwise be available to our stockholders in similar investments. Since the beginning of 2013, we have made approximately $1.7 billion of new investments, which was substantial relative to our year-end 2012 total assets of $980 million. We expect to continue to grow rapidly as we meet the needs of our customers.

  •
  Leverage our Highly Scalable Platform and Superior Capabilities to Drive Growth.  Building on our senior leadership team's experience of more than 30 years in net-lease real estate investments, we have developed superior capabilities spanning deal origination, underwriting, financing, documentation and property management. Our platform is highly scalable and we will seek to leverage these capabilities to improve our efficiency and process integrity and drive superior risk-adjusted growth.

  •
  Continue to Focus on Middle-Market Companies Operating STORE Properties in the Net-Lease Market. We believe we have selected the most attractive investment opportunity within the net-lease market, STORE Properties, and targeted the most attractive customer type within that market, middle-market and larger unrated companies. We intend to continue to focus on this market given its strong fundamentals and growth potential. Within the net-lease market for

    STORE Properties, our value proposition is most compelling to middle-market, bank-dependent companies who are not rated by any nationally recognized rating agency due to their size or capital markets preferences and who have strong credit metrics. While our lease financing solutions can add value to a wide variety of companies, we believe we fulfill the greatest needs of these companies that generally have less access to efficient sources of long-term capital and are not generally targeted by other market participants (many of whom prefer to focus on broader net-lease investment opportunities offered by larger real estate intensive companies with credit ratings).

  •
  Actively Manage our Balance Sheet to Maximize Capital Efficiency.  With substantial capital markets history spanning individual and institutional investors and the issuance of secured and unsecured debt, our senior leadership team seeks to select funding sources designed to lock-in long-term investment spreads and limit interest rate sensitivity while realizing more efficient capital costs than our customers and more efficient borrowings than would be available to individual investors. We seek to maintain a prudent balance between the use of debt (which includes STORE Master Funding, CMBS borrowings, insurance borrowings, bank borrowings and possibly preferred stock issuances) and equity financing. We target a level of debt within a range of six to seven times our earnings before interest, taxes, depreciation and amortization. As of September 30, 2014, the long-term, non-recourse debt of our consolidated special purpose entities had an aggregate outstanding principal balance of $1.3 billion, a weighted average maturity of 7.1 years and a weighted average interest rate of 4.89%.

Our Real Estate Investment Portfolio

        As of September 30, 2014, our total investment in real estate and loans approximated $2.5 billion, representing investments in 850 property locations. These investments generate our cash flows from contracts predominantly structured as net leases, mortgage loans and combinations of leases and mortgage loans, or hybrid leases. The weighted average non-cancellable remaining term of our leases at September 30, 2014, was 15 years.

        Our real estate investments are diversified by customer, concept, industry and geographic location. As of September 30, 2014, our investments were spread across 201 customers operating in 46 states, 181 concepts and over 50 industry groups. Our top five concepts as of September 30, 2014 were Gander Mountain, Applebee's, Ashley Furniture HomeStore, Popeyes Louisiana Kitchen and Starplex Cinemas; combined, these concepts represented 16% of annualized base rent and interest. Our top five industries as of September 30, 2014 were restaurants, health clubs, early childhood education centers, movie theaters and furniture stores. Combined, these industries represented 56% of annualized base rent and interest. None of our customers represented more than 4% of our annualized base rent and interest at September 30, 2014. Our geographic diversification by annualized base rent and interest is displayed below, with each dot representing a location where one or more of our properties are located.

        The following table shows our top ten states by annualized base rent and interest (dollars in thousands).

State	Annualized Base Rent and Interest(1)	% of Annualized Base Rent and Interest	Number of Properties
Texas	$30,269	14.02%	78
Illinois	14,217	6.59	45
Tennessee	13,261	6.14	57
Georgia	13,095	6.07	62
Florida	12,034	5.58	61
Arizona	10,229	4.74	33
California	9,968	4.62	14
Ohio	9,371	4.34	50
North Carolina	8,650	4.01	60
South Carolina	6,986	3.24	38
All other states (36 states)(2)	87,756	40.65	352

Total	$215,836	100.00%	850

(1)
Represents base rent and interest, annualized based on rates in effect on September 30, 2014, for all of our leases and loans in place as of that date.

(2)
Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

Recent Developments

        As of October 17, 2014, we had investments in closing of $473 million, which are subject to customary due diligence and closing conditions. Of the $473 million, we consider $157 million to be probable of closing because we have signed purchase agreements or disbursement contracts and have no reason to believe that any special circumstances or facts exist that could cause us to conclude that closing or funding the transaction is doubtful. There can be no assurance that any transaction in closing will result in our investment.

        As of October 17, 2014, our total outstanding indebtedness was approximately $1.49 billion, of which $198 million was drawn on our credit facility, and our total cash and cash equivalents was approximately $39 million.

        On November 3, 2014, we declared a dividend of approximately $8.7 million to our existing stockholders covering a period through but not including the expected closing date of this offering. The shares we are selling in this offering will not be entitled to this dividend, which was paid on November 14, 2014 and was determined in accordance with our existing dividend policy.

Our Structure

        We were formed as a Maryland corporation on May 17, 2011. The following chart illustrates our organizational structure after the completion of this offering:

(1)
Of the issued and outstanding units of STORE Holding Company, LLC, Morton H. Fleischer holds 0.50%, Christopher H. Volk holds 0.20%, Mary Fedewa holds 0.04%, Catherine Long holds 0.02%, Michael T. Bennett holds 0.02% and Michael J. Zieg holds 0.01%. For more information on the ownership of these officers and directors, see "Principal Stockholders."

(2)
Of the issued and outstanding units of STORE Holding Company, LLC, OCM STR Holdings, L.P. holds 42.86%, OCM STR Holdings II, L.P. holds 31.51%, OCM STR Co-Invest 1, L.P. holds

  13.89% and OCM STR Co-Invest 2, L.P. holds 10.95%. For more information on the ownership and management of these entities, see "Principal Stockholders."

(3)
If the underwriters fully exercise their option to purchase additional shares of our common stock, then the purchasers of stock in this offering, STORE Holding Company, LLC and certain officers, directors and employees, are expected to own 27.49%, 71.97% and 0.54%, respectively, of our outstanding common stock.

(4)
Includes the issuance of 8,648 shares of restricted stock to our director nominees upon completion of this offering, based on the initial public offering price of $18.50 per share.

(5)
As of September 30, 2014, $2.3 billion of our investment portfolio of $2.5 billion was held in bankruptcy remote, special purpose entities; of the $2.3 billion, $1.9 billion is pledged to secure long-term borrowings. Those assets not held in bankruptcy remote, special purpose entities are held in various other direct, wholly owned subsidiaries.

Distribution Policy

        We intend to continue to qualify as a REIT for U.S. federal income tax purposes. The Internal Revenue Code of 1986, as amended, or the Code, generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification as a REIT, we intend to make regular quarterly distributions to the holders of our common stock. Any distributions will be at the sole discretion of our board of directors and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, liquidity, cash flows and financial condition; our debt service requirements; our capital expenditures; prohibitions and other limitations under our financing arrangements; our REIT taxable income; our annual REIT distribution requirements; applicable law; and such other factors as our board of directors deems relevant. We cannot guarantee whether or when we will be able to make distributions or that any distributions will be sustained over time. See "Distribution Policy."

Our Tax Status

        We have elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2011. Our qualification as a REIT, and maintenance of such qualification, will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distributions to our stockholders and the concentration of ownership of our equity shares. We believe that, commencing with our initial taxable year ended December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and we intend to continue to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT. In connection with this offering of our common stock, we have received an opinion from Kutak Rock LLP to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

Emerging Growth Company Status

        We currently qualify as an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements, exemptions from the requirements of holding a non-binding advisory vote on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies.

        Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company," except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our common stock, and our stock price may be more volatile.

        We could remain an "emerging growth company" until the earliest to occur of: (i) the last day of the fiscal year following the fifth anniversary of this offering; (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

Summary Risk Factors

        An investment in our securities involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under "Risk Factors" in this prospectus before investing in our securities.

  •
  Our business depends on our customers successfully operating their businesses on real estate we own or finance for them, and their failure to do so could materially and adversely affect our business.

  •
  Our investments are and are expected to continue to be concentrated in the single-tenant, middle-market sector, and if the demand of single-tenant, middle-market companies for net-lease financing fails to increase or decreases, or if the supply of net-lease financing increases in this sector, we could be materially and adversely affected.

  •
  If we do not have sufficient access to debt and equity, we will be unable to continue to grow by acquiring STORE Properties.

  •
  We depend on the asset-backed securities market and the commercial mortgage-backed securities market for our long-term debt financing.

  •
  Failure to mitigate our exposure to interest rate volatility may materially and adversely affect us.

  •
  As of September 30, 2014, $1.9 billion of our assets have been pledged to secure the long-term borrowings of our subsidiaries. As the equity owners of these subsidiaries, we are entitled to excess cash flows only after debt service and all other payments are made on the debt of these entities. Although this debt is overcollateralized, such overcollateralization may not be a sufficient credit enhancement to allow our subsidiaries to make required payments on this indebtedness in all economic conditions. If our subsidiaries fail to make the required payments, distributions of excess cash flow to us may be reduced or suspended.

  •
  Loss of our key personnel could materially impair our ability to operate successfully.

  •
  We have a limited operating history, and our past experience may not be sufficient to allow us to successfully operate as a public company going forward.

  •
  Our controlling stockholder has substantial influence over our business, and its interests may differ from our interests or those of our other stockholders.

  •
  Upon the listing of our common stock on the New York Stock Exchange, or NYSE, we will be a "controlled company" within the meaning of the NYSE's rules, and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

  •
  Our board of directors may change our investment strategy, financing strategy or leverage policies without stockholder consent.

  •
  Limitations on share ownership, and limitations on the ability of our stockholders to effect a change in control of us, restrict the transferability of our stock and may prevent takeovers that are beneficial to our stockholders.

  •
  If we fail to implement and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

  •
  We will incur significant expenses as a result of being a public company, which will negatively impact our financial performance.

  •
  We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

  •
  There is no existing market for our common stock, and the share price for our common stock may fluctuate significantly.

  •
  We would incur adverse tax consequences if we fail to qualify as a REIT.

Corporate Information

        Our principal executive offices are located at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. Our main telephone number is (480) 256-1100. Our Internet website is http://www.storecapital.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in or otherwise a part of this prospectus.

 THE OFFERING

Common stock we are offering	27,500,000 shares
Common stock to be outstanding immediately after this offering	110,917,633 shares
Use of proceeds

We estimate that the net proceeds to us from this offering after expenses will be approximately $473.7 million, or approximately $545.5 million if the underwriters fully exercise their option to purchase additional shares. We intend to use the net proceeds from this offering as follows:

• $198 million to repay amounts outstanding under our new unsecured, variable-rate revolving credit facility, which is used to temporarily fund our real estate acquisitions;
• $125,000 to redeem all outstanding shares of our Series A Preferred Stock plus all accrued and unpaid dividends thereon; and
• the remainder to fund property acquisitions subject to purchase contracts in the ordinary course of our business.
See "Use of Proceeds."
Proposed NYSE symbol	"STOR"
Risk factors

An investment in our common stock involves risks. You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 16 prior to deciding whether to invest in our common stock.

Distribution policy	We intend to make regular quarterly distributions to holders of our common stock as required to maintain our REIT qualification for U.S. federal income tax purposes. See "Distribution Policy."
U.S. federal income tax considerations	For the material U.S. federal income tax consequences of holding and disposing of shares of our common stock, see "Certain U.S. Federal Income Tax Considerations."

        On November 3, 2014, our board of directors declared a 1.67-for-one split of our common stock effected through a dividend to our stockholders. Accordingly, all share and per share data of our company presented in this prospectus has been adjusted retroactively to reflect this stock split.

        The number of shares of our common stock outstanding after this offering is based on 83,417,633 shares outstanding as of September 30, 2014 and excludes, (1) 8,648 shares of restricted stock to be issued to our director nominees upon completion of this offering, based on the initial public offering price of $18.50 per share; (2) 411,145 shares of our common stock available for future grant under our 2012 Long-Term Incentive Plan; and (3) 6,655,576 shares (or, if the underwriters fully exercise their option to purchase additional shares, 6,903,076 shares) of our common stock available for future grant under our 2015 Omnibus Equity Incentive Plan.

        Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their option to purchase up to 4,125,000 additional shares of our common stock.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and the period from inception (May 17, 2011) through December 31, 2011 is derived from the audited consolidated financial statements of STORE Capital Corporation included in this prospectus. Our historical consolidated balance sheet data as of December 31, 2011 has been derived from our historical consolidated financial statements not included in this prospectus. The following summary consolidated financial data as of September 30, 2014 and for the nine-month periods ended September 30, 2014 and 2013 is derived from our unaudited condensed consolidated financial statements included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. The data is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information included in this prospectus.

					From Inception (May 17, 2011) Through December 31, 2011
	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012
Statement of Operations Data:
Total revenues	$135,279	$75,541	$108,904	$40,610	$3,860
Total expenses	106,758	60,255	86,431	33,243	6,554

Income (loss) from continuing operations before income taxes	28,521	15,286	22,473	7,367	(2,694)
Income tax expense	171	80	155	70	5

Income (loss) from continuing operations	28,350	15,206	22,318	7,297	(2,699)
Income from discontinued operations, net of taxes	1,115	3,602	3,995	879	677

Income before gain on dispositions of real estate investments	29,465	18,808	26,313	8,176	(2,022)
Gain on dispositions of real estate investments	1,251	—	—	—	—

Net income (loss)	$30,716	$18,808	$26,313	$8,176	$(2,022)

Per Common Share Data:
Income (loss) from continuing operations—basic and diluted	$0.40	$0.31	$0.44	$0.26	$(0.14)
Net income (loss)—basic and diluted	0.42	0.39	0.52	0.30	(0.11)
Cash dividends declared	0.7720	0.6467	0.8743	0.3509	—
Balance Sheet Data (at period end):
Total investment portfolio, gross(1)	$2,532,807		$1,710,552	$911,704	$235,778
Cash and cash equivalents	44,398		61,814	64,752	31,203
Total assets	2,557,935		1,786,100	979,833	270,468
Credit facilities	198,000		—	160,662	29,971
Non-recourse debt obligations of consolidated special purpose entities, net of premiums (discounts)	1,291,704		991,577	306,581	13,500
Total liabilities	1,517,093		1,012,186	482,919	49,506
Total stockholders' equity	1,040,842		773,914	496,914	220,962
Other Data:
Funds from Operations(2)	$68,464	$38,075	$54,843	$19,014	$(982)
Adjusted Funds from Operations(2)	$76,149	$43,483	$61,739	$21,701	$(17)
Number of investment property locations (at period end)	850		622	371	112
% of owned properties subject to a lease contract (at period end)	100%		100%	100%	100%

(1)
Includes the dollar amount of investments ($0.9 million and $9.4 million) related to real estate investments held for sale at September 30, 2014 and December 31, 2013, respectively, and is shown gross of accumulated depreciation and amortization of $82.2 million, $42.3 million, $12.0 million and $1.0 million at September 30, 2014 and December 31, 2013, 2012 and 2011, respectively.

(2)
For definitions and reconciliations of Funds from Operations and Adjusted Funds from Operations, see "Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures."

RISK FACTORS

        Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to implement our investment strategy and to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

 Risks Related to Our Business

         Our business depends on our customers successfully operating their businesses on real estate we own or finance for them, and their failure to do so could materially and adversely affect our business.

        Substantially all of our properties are leased by customers operating a business at those locations where sales and profits are generated for their businesses. We underwrite and evaluate investment risk based on our belief that the most important source of payment for our leases and loans is the profitability of the location or locations that we are considering to acquire or finance. We refer to this as "unit-level profitability." While a business may have other sources of payment to meet its obligations, we believe the success of our investments materially depends upon whether our customers successfully operate their businesses, and thus generate unit-level profitability, at the location or locations we are acquiring or financing. Our customers may be adversely affected by many factors beyond our control that might render one or more of their locations uneconomic. These factors include poor management, changing demographics, a downturn in general economic conditions or changes in consumer trends that decrease demand for our customers' products or services. The occurrence of any these may cause our customers to fail to pay rent when due, fail to pay real estate taxes when due, fail to pay insurance premiums when due, become insolvent or declare bankruptcy, any of which could materially and adversely affect our business.

         Our investments are and are expected to continue to be concentrated in the single-tenant, middle-market sector, and if the demand of single-tenant, middle-market companies for net-lease financing fails to increase or decreases, or if the supply of net-lease financing increases in this sector, we could be materially and adversely affected.

        Our target market is middle-market companies that operate their businesses out of one or more locations that generate unit-level profitability for the business. Historically, many companies prefer to own, rather than lease, the real estate they use in their businesses. A failure to increase demand for our products by, among other ways, failing to convince middle-market companies to sell and lease back their STORE Properties, or a decrease in the demand of middle-market companies to rent STORE Properties or an increase in the availability of STORE Properties for rent could materially and adversely affect us.

         If we do not have sufficient access to debt and equity, we will be unable to continue to grow by acquiring STORE Properties.

        As a REIT, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain, each year to our stockholders. As a result, our ability to retain earnings to fund acquisitions or make any capital expenditures, if required, will be limited. Our long-term ability to grow through additional investments will be limited if we cannot obtain additional debt or equity financing. We cannot guarantee you that debt or equity financing will be available to us in the future, or that we will be able to obtain it on favorable terms.

         We depend on the asset-backed securities market and the commercial mortgage-backed securities market for our long-term debt financing.

        We depend on, and we likely will continue to depend on, the asset-backed securities, or ABS, market, and the commercial mortgage-backed securities, or CMBS, market for our long-term debt financing. Substantially all of the long-term debt on our balance sheet has been obtained from debt offerings in the ABS and CMBS markets. The ABS debt is issued by bankruptcy remote, special purpose entities that we or our subsidiaries own. These special purpose entities issue multiple series of investment-grade ABS notes from time to time as additional collateral is added to the collateral pool. Our CMBS debt is generally in the form of first mortgage debt incurred by other special purpose entities that we or our subsidiaries own. Our ABS and CMBS debt is generally non-recourse. However, there are customary limited exceptions to recourse for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities.

        In the event of a disruption in the financial markets for ABS or CMBS debt, our ability to obtain long-term debt may be materially and adversely affected. As a result, we may acquire real estate assets at a lower than anticipated growth rate, or we may be unable to acquire additional real estate assets. In addition, this disruption may affect our return on equity as a result of the decrease in the availability of long-term debt or leverage for us. Furthermore, a reduction in the difference, or spread, between the rate we earn on our assets and the rate we pay on our liabilities (primarily our long-term debt), which would occur if the interest rates available to us on future debt issuances increase faster than the lease rates we can charge our customers on STORE Properties we acquire and lease back to them, could have a material and adverse effect on our financial condition.

         Failure to mitigate our exposure to interest rate volatility changes may materially and adversely affect us.

        We attempt to mitigate our exposure to interest rate risk by entering into long-term financing through the combination of periodic debt offerings under STORE Master Funding, our ABS conduit, through discrete non-recourse secured borrowings, through insurance company and bank borrowings, by laddering our borrowing maturities and by using leases that generally provide for rent escalations during the term of the lease. However, the weighted average term of our borrowings does not match the weighted average term of our investments, and the methods we employ to mitigate our exposure to changes in interest rates involve risks, including the risk that the debt markets are volatile and tend to reflect the conditions of the then-current economic climate. Our efforts may not be effective in reducing our exposure to interest rate changes. Failure to effectively mitigate our exposure to changes in interest rates may materially and adversely affect us by increasing our cost of capital and reducing the net returns we earn on our portfolio.

         A significant portion of our assets have been pledged to secure the borrowings of our subsidiaries.

        A significant portion of our investment portfolio consists of assets owned by our consolidated, bankruptcy remote, special purpose entity subsidiaries that have been pledged to secure the long-term borrowings of those subsidiaries. As of September 30, 2014, the total outstanding principal balance of non-recourse debt obligations of our consolidated special purpose entity subsidiaries was $1.3 billion, and approximately $1.9 billion in assets held by those subsidiaries had been pledged to secure those borrowings. We or our other consolidated subsidiaries are the equity owners of these special purpose entities, meaning we are entitled to the excess cash flows after debt service and all other required payments are made on the debt of these entities. If our subsidiaries fail to make the required payments on this indebtedness, distributions of excess cash flow to us may be reduced and the indebtedness may become immediately due and payable. If the subsidiaries are unable to pay the accelerated indebtedness, the pledged assets could be foreclosed upon and distributions of excess cash flow to us may be suspended or terminated. In this case, our ability to make distributions to our stockholders could be materially and adversely affected.

         Loss of our key personnel could materially impair our ability to operate successfully.

        As an internally managed company, our ability to achieve our investment objectives and to make distributions to our stockholders depends upon the performance of our senior leadership team. We rely on our senior leadership team to, among other things, identify and consummate acquisitions, design and implement our financing strategies, manage our investments and conduct our day-to-day operations. In particular, our success depends upon the performance of Mr. Volk, our Chief Executive Officer, and other members of our senior leadership team.

        We cannot guarantee the continued employment of any of the members of our senior leadership team, who may choose to leave our company for any number of reasons, such as other business opportunities, differing views on our strategic direction or other personal reasons. We rely on the experience, efforts and abilities of these individuals, each of whom would be difficult to replace. The employment agreements we have entered into with each of these executives do not guarantee their continued service to us. The loss of services of one or more members of our senior leadership team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, all of which could materially and adversely affect us.

         We have a limited operating history, and our past experience may not be sufficient to allow us to successfully operate as a public company going forward.

        We commenced business in May 2011. We cannot assure you that our past experience will be sufficient to successfully operate our company as a publicly traded company, including the requirements to timely meet disclosure requirements of the Securities Exchange Act of 1934, as amended, and comply with the Sarbanes-Oxley Act. Upon the completion of this offering, we will be required to develop and implement disclosure and control systems and procedures to satisfy our periodic and current reporting requirements under applicable U.S. Securities and Exchange Commission, or SEC, regulations and comply with the NYSE listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a public company could materially and adversely affect us.

         Our success depends in part on the creditworthiness of our customers, and we lease most of our properties to unrated customers. Our underwriting and risk-management procedures that we use to evaluate a potential customer's credit risk may be faulty, deficient or otherwise fail to accurately reflect the risk of our investment.

        Our customers are mostly middle-market companies, which generally are not rated by a nationally recognized rating agency. We use external and internal tools to evaluate risk and predict the risk of default. When we review a potential investment, we view our sources of payment to be, in order of priority, unit-level profitability, tenant or corporate credit and real estate valuation. Additionally, we review a potential customer's management team and the macroeconomic trends of the industry in which that customer operates. We evaluate the risk of company insolvency using a third-party model, Moody's Analytics RiskCalc, which is a model for predicting private company defaults based on Moody's Analytics Credit Research Database and which provides us an Estimated Default Frequency, or EDF, for each of our customers. We then estimate the risk of lease or loan rejection by assigning a probability of termination based on the unit-level fixed charge coverage ratio, or unit FCCRs, at the property or properties we own. We then estimate the long-term default risk of an investment by multiplying the EDF score by our estimated probability that our lease will be rejected in bankruptcy, which we call the "STORE Score."

        Our methods may not adequately assess the risk of an investment. Moody's Analytics RiskCalc, our methodology of estimating probability of lease rejection and the STORE Score may be inaccurate, incomplete or otherwise fail to adequately assess default risk. An EDF score from Moody's Analytics RiskCalc is not the same as a published credit rating and lacks the extensive company participation that is typically involved when a rating agency publishes a rating. EDF scores and FCCRs are calculated based on financial information provided to us by our customers and prospective customers without independent verification by us. The probability of lease rejection we assign an investment based on unit FCCR or other factors may be inaccurate. Moreover, the risks we have identified as our principal risks may omit significant risks to our investments. If our underwriting procedures fail to properly assess the unit-level profitability, tenant or corporate credit risk or real estate value of potential investments, then we may invest in properties that result in tenant defaults, and we may be unable to recover our investment by re-leasing or selling the related property, which could materially and adversely affect our operating results and financial position.

         The bankruptcy or insolvency of any of our tenants could result in the termination of such tenant's lease and material losses to us.

        A tenant bankruptcy or insolvency could diminish the rental revenue we receive from that property or could force us to "take back" a property as a result of a default or a rejection of the lease by a tenant in bankruptcy. Any claims against bankrupt tenants for unpaid future rent would be subject to statutory limitations that would likely result in our receipt, if at all, of rental revenues that are substantially less than the contractually specified rent we are owed under their leases. In addition, any claim we have for unpaid past rent will likely not be paid in full. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. We may also be unable to re-lease a terminated or rejected space or re-lease it on comparable or more favorable terms.

        Many of our tenants lease multiple properties from us under master leases. Bankruptcy laws afford certain protections to a tenant that may also affect the master lease structure. Subject to certain restrictions, a tenant under a master lease generally is required to assume or reject the master lease as a whole, rather than making the decision on a property-by-property basis. This prevents the tenant from assuming only the better performing properties and terminating the master lease with respect to the poorer performing properties. If these tenants are considering filing for bankruptcy protection, we may find it necessary to agree to amend their master leases to remove certain underperforming properties rather than risk the tenant rejecting the entire master lease in bankruptcy. Whether or not a bankruptcy court will require a master lease to be assumed or rejected as a whole depends upon a "facts and circumstances" analysis. A bankruptcy court will consider a number of factors, including the parties' intent, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each property included in the master lease, the provisions contained in the relevant documents and applicable state law. If a bankruptcy court allows a master lease to be rejected in part, certain underperforming leases related to properties we own could be rejected by the tenant in bankruptcy, thereby adversely affecting payments derived from the properties. As a result, tenant bankruptcies could materially and adversely affect us.

         Our financial monitoring, periodic site inspections and selective property sales may fail to mitigate the risk of customer defaults, and if a customer defaults, we may experience difficulty or a significant delay in re-leasing or selling the property.

        Our portfolio-management activities, including financial monitoring, periodic site inspections and selective property sales, may be insufficient to prevent or reduce the frequency of tenant defaults. If a tenant defaults, it will likely cause a significant or complete reduction in our revenue from that property for some time. If a defaulting tenant is unable to recover financially, we may have to re-lease or sell the property. Re-leasing or selling properties may take a significant amount of time, during which the property might have a negative cash flow to us and we may incur other related expenses. We may also have to renovate the property, reduce the rent or provide an initial rent abatement or other incentive to attract a potential tenant or buyer before we can re-lease or sell the property. During this period, we likely will incur ongoing expenses for property maintenance, taxes, insurance and other costs. Therefore, tenant defaults could materially and adversely affect us.

         As leases expire, we may be unable to renew those leases or re-lease the space on favorable terms or at all.

        Our success depends in part upon our ability to cause our properties to be occupied and generating revenue. As of September 30, 2014, leases and loans representing approximately 10.7% of our annualized base rent and interest will expire prior to 2025. We cannot guarantee you that we will be able to renew leases or re-lease space (i) without an interruption in the rental revenue from those properties, (ii) at or above our current rental rates, or (iii) without having to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options. The difficulty, delay and cost of renewing leases, re-leasing space and leasing vacant space could materially and adversely affect us.

         The geographic concentration of our properties could make us vulnerable to an economic downturn, regulatory changes or acts of nature in those areas, resulting in a decrease in our revenues or other negative impacts on our results of operations.

        As of September 30, 2014, the five states from which we derive the largest amount of our annualized base rent and interest were Texas (14.0%), Illinois (6.6%), Tennessee (6.1%), Georgia (6.1%) and Florida (5.6%). As a result of these concentrations, the conditions of local economies and real estate markets, changes in state or local governmental rules and regulations, acts of nature and other factors in these states could result in a decrease in the demand for the products offered by the businesses operating on the properties in those states, which would have an adverse impact on our customers' revenues, costs and results of operations, thereby adversely affecting their ability to meet their obligations to us.

         As we continue to acquire properties, we may decrease or fail to increase the diversity of our portfolio.

        We have broad authority to invest in any STORE Property that we may identify in the future. As we continue to acquire properties, our portfolio may become less diverse by tenant, industry or geographic area. If our portfolio becomes less diverse, the trading price our common stock may fall, as our business will be more sensitive to the bankruptcy or insolvency of fewer tenants, to changes in consumer trends of a particular industry and to a general economic downturn in a particular geographic area.

         A decrease in demand for restaurant space or a downturn in the restaurant industry could materially and adversely affect us.

        As of September 30, 2014, real estate investments operated by customers in the restaurant industry represented approximately 28.7% of the dollar amount of our investment portfolio and 28.5% of our annualized base rent and interest, and, in the future, it is likely we will acquire additional restaurant properties. Because the restaurant industry represents a significant portion of our portfolio, a downturn in the restaurant industry may have a material adverse effect on us.

         We have investments in industries that depend upon discretionary spending by consumers. A reduction in the willingness or ability of consumers to use their discretionary income in the businesses of our customers and potential customers could reduce the demand for our net-lease solutions.

        Most of our portfolio is leased to or financed with customers operating service or retail businesses on our property locations. Restaurants, health clubs, early childhood education centers, movie theaters and furniture stores represent the largest industries in our portfolio; and Gander Mountain, Applebee's, Ashley Furniture HomeStore, Popeyes Louisiana Kitchen and Starplex Cinemas represent the largest concepts in our portfolio. The success of most of these businesses depends on the willingness of consumers to use discretionary income to purchase their products or services. A downturn in the economy could cause consumers to reduce their discretionary spending, which may have a material adverse effect on us.

         Some of our tenants are subject to government regulation and rely on government funding, which could adversely impact their ability to make timely lease payments to us.

        The industries in which some of our tenants operate are subject to government regulation, and these businesses may depend, to various extents, on government funding or reimbursements. For example, tenants in the education industry often rely extensively on local, state and federal government funding for their students' tuition payments. In addition, tenants in the healthcare and childcare-related industries typically receive local, state or federal funding, subsidies or reimbursements. The amount and timing of these various fundings, subsidies and reimbursements depend on various factors beyond our or our tenants' control, including government budgets and policies and political issues. Some of these tenants also must satisfy certain licensure or certification requirements in order to qualify for government funding, subsidies or reimbursements. If these tenants fail to satisfy these requirements or otherwise fail to receive government funding, when and as needed, including as a result of tightened government budgets, revised funding policies or otherwise, their cash flow could be materially affected causing them to default on our leases, which could adversely impact our business. As we continue to grow our investment portfolio, we may continue to invest in these industries and expand our business into other industries that operate in highly regulated environments and rely significantly on payments from government payors. Changes in regulatory requirements or government funding policies affecting our tenants may result in lease defaults, which would reduce our revenues and harm our results of operations and financial position.

         We may be unable to identify and complete acquisitions of suitable properties, and the competition for acquisitions may reduce the number of acquisitions we can complete, either of which may impede our growth and the continued diversification of our portfolio.

        Our ability to continue to acquire suitable properties may be constrained by numerous factors, including the following:

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  Our ability to locate properties with attractive economic terms or lease rates. We target investments that have a difference, or spread, between our cost of capital and the lease rate of the properties we acquire. If that difference, or spread, decreases, our ability to profitably grow our company will decrease.

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  We compete with numerous investors, including publicly traded and non-traded REITs, institutional, private equity and individual investors and other investment funds, some of whom have greater financial resources and more favorable capital costs when compared to us.

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  Since many customers we approach have an historic preference to own, rather than lease, their real estate, our ability to grow requires that we overcome those preferences and convince customers that it is in their best interests to lease, rather than own, their STORE Properties, and we may be unable to do so.

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  After beginning to negotiate the terms of a transaction and during our real property, legal and financial due-diligence review with respect to a transaction, we may be unable to reach an agreement with the customer or discover previously unknown matters, conditions or liabilities and may be forced to abandon the opportunity after incurring significant costs and diverting management's attention.

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  We may fail to have sufficient equity, adequate capital resources or other financing available to complete acquisitions.

        If any of these risks occur, we may be materially and adversely affected.

         Insurance on our properties, which our tenants are typically required to maintain, may not adequately cover all losses, and uninsured losses could materially and adversely affect us.

        Our leases and loan agreements typically require that our tenants and borrowers maintain insurance of the types and in the amounts that are usual and customary for similar types of commercial property, as reviewed by our independent insurance consultant. Under certain circumstances, however, we may permit certain tenants and borrowers to self-insure. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes or floods, may be covered by insurance policies that are held by our tenants with limitations, such as large deductibles or co-payments that a tenant may not be able to meet.

        In addition, factors such as inflation, changes in building codes and ordinances, environmental considerations and others, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In that situation, the insurance proceeds we receive may not be adequate to restore our economic position with respect to the affected real property. In the event we experience a substantial or comprehensive loss of any of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures, which may exceed any amounts received pursuant to insurance policies, as reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. The loss of our capital investment in, or anticipated future returns from, our properties due to material uninsured losses could materially and adversely affect us.

         Changes in zoning laws may prevent us from restoring a property in the event of a substantial casualty loss.

        Due to changes, among other things, in applicable building and zoning ordinances and codes, or zoning laws, affecting certain of our properties that have come into effect after the construction of the properties, certain properties may not comply fully with current zoning laws, including use, parking and setback requirements, but may qualify as permitted non-conforming uses. Such changes may limit our or our tenant's ability to restore the premises of a property to its previous condition in the event of a substantial casualty loss with respect to the property or the ability to refurbish, expand or renovate such property to remain compliant. If we are unable to restore a property to its prior use after a substantial casualty loss, we may be unable to re-lease the space at a comparable rent or sell the property at an acceptable price, which may materially and adversely affect us.

         Some of our customers operate under franchise or license agreements, which, if terminated or not renewed prior to the expiration of their leases with us, would likely impair their ability to pay us rent.

        As of September 30, 2014, 21% of our customers operated under franchise or license agreements. Generally, franchise agreements have terms that end earlier than the respective expiration dates of the related leases. In addition, a tenant's or borrower's rights as a franchisee or licensee typically may be terminated and the tenant or borrower may be precluded from competing with the franchisor or licensor upon termination. Usually, we have no notice or cure rights with respect to such a termination and have no rights to assignment of any such franchise agreement. This may have an adverse effect on our ability to mitigate losses arising from a default on any of our leases or loans. A franchisor's or licensor's termination or refusal to renew a franchise or license agreement would likely have a material adverse effect on the ability of the tenant or borrower to make payments under its lease or loan, which could materially and adversely affect us.

         A small percentage of the businesses operating on our properties have limited operating histories, which increases the risk that the tenants operating those businesses may default on rent payments to us.

        As of September 30, 2014, 22 of the 850 properties in our investment portfolio had been open for less than 12 months or were under construction. The businesses operating on these properties, whether newly constructed or recently opened, may not perform as anticipated, and the tenant may become unable to pay rent to us, which may materially and adversely affect us.

         If a tenant defaults under either the ground lease or mortgage loan of a hybrid lease, we may be required to take judicial or administrative action or begin foreclosure proceedings before we can re-lease or sell the property.

        As of September 30, 2014, 4.7% of our annualized base rent and interest was derived from hybrid leases. A hybrid lease is a modified sale-leaseback transaction, where the customer sells us their land, leases the land back from us under a ground lease and we simultaneously make a mortgage loan to the customer secured by the improvements the customer continues to own. If a customer defaults under a hybrid lease, we may: (1) evict the customer under the ground lease and assume ownership of the improvements; or (2) if required by a court, foreclose on the mortgage loan that is secured by the improvements. Under a ground lease, we as ground lessor generally become the owner of the improvements on the land at lease maturity or if the tenant defaults. It is possible that a court could require us to foreclose on the mortgage secured by the improvements rather than simply evicting the defaulting tenant under the ground lease. If foreclosure is required rather than simple eviction, we might encounter delays and expenses in obtaining possession of the land and improvements, which in turn could delay our ability to sell or re-lease the property in a prompt manner, which could materially and adversely affect us.

         We are subject to risks related to owning commercial real estate that could reduce the value of our properties.

        The value of our investments in commercial real estate is subject to the following risks, among others:

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  changes in local real estate conditions in the markets in which our customers operate;

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  environmental risks related to the presence of hazardous or toxic substances or materials on our properties;

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  the subjectivity of real estate valuations and changes in such valuations over time;

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  the illiquidity of real estate compared to other financial assets;

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  changes in interest rates and the availability of financing; and

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  changes in the general economic and business climate.

        The occurrence of any of the risks described above may cause the value of our real estate to decline, which could materially and adversely affect us.

         Global market and economic conditions may materially and adversely affect us and our tenants.

        Our business is sensitive to changes in the overall economic conditions that impact our customers' financial condition and financing practices. Adverse economic conditions such as high unemployment levels, interest rates, tax rates and fuel and energy costs may impact the results of our tenants' operations, which may impact their ability to meet their obligations to us. During periods of economic slowdown, such as the global and U.S. economic downturn of 2008 and 2009, which resulted in increased unemployment, large-scale business failures and tight credit markets, demand for real estate may decline, resulting in lower rents we can charge or an increased number of defaults under our existing leases. Accordingly, a decline in economic conditions could materially and adversely affect us.

         Illiquidity of real estate investments and restrictions imposed by the Code could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

        Some of the real estate investments we have made and expect to make in the future may be difficult to sell quickly. Therefore, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial or investment conditions could be limited. In particular, these risks could arise from weaknesses in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, such as the most recent economic downturn, and changes in laws, regulations or fiscal policies of the jurisdiction in which our properties are located.

        In addition, the Code imposes restrictions on a REIT's ability to dispose of properties, which restrictions are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may materially and adversely affect our operations, cash flow and ability to pay distributions on our common stock.

         Inflation may materially and adversely affect us and our tenants.

        We may experience periods when inflation is greater than the increases in rent provided by many of our leases, in which event rent increases will not keep up with the rate of inflation. If this occurs, we will not have the source of internal growth we expect. Also, increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect our customers' ability to satisfy their financial obligations to us.

         Property vacancies could result in significant capital expenditures.

        The loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs in the form of ongoing expenses for property maintenance, taxes, insurance and other expenses. Many of the leases we enter into or acquire are for properties that are especially suited to the particular business of the tenants operating on those properties. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions to re-lease the property. In addition, if we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. These limitations may materially and adversely affect us.

         The loss of a borrower or the failure of a borrower to make loan payments on a timely basis will reduce our revenues and may cause us to incur substantial costs, which could lead to losses on our investments and reduced returns to our stockholders.

        From time to time, we make or assume commercial mortgage loans. We have also made a limited amount of investments on properties we own or finance in the form of loans secured by equipment or other fixtures owned by our customers. The success of our loan investments materially depends on the financial stability of our borrowers. The success of our borrowers depends on each of their individual businesses and their industries, which could be affected by economic conditions in general, changes in consumer trends and preferences and other factors over which neither they nor we have control. A default of a borrower on its loan payments to us that would prevent us from earning interest or receiving a return of the principal of our loan could materially and adversely affect us. In the event of a default, we may also experience delays in enforcing our rights as lender and may incur substantial costs in collecting the amounts owed to us and in liquidating any collateral.

        Foreclosure and other similar proceedings used to enforce payment of real estate loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of that party's default. Foreclosure and other similar laws may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale. The application of any of these principles may lead to a loss or delay in the payment on loans we hold, which in turn could reduce the amounts we have available to make distributions. Further, in the event we have to foreclose on a property, the amount we receive from the foreclosure sale of the property may be inadequate to fully pay the amounts owed to us by the borrower and our costs incurred to foreclose, repossess and sell the property, which could materially and adversely affect us.

         Our investments in mortgage loans may be affected by unfavorable real estate market conditions, which could decrease the value of those loans.

        As of September 30, 2014, we had investments in mortgage loans having an aggregate unpaid principal balance of $63 million. Investments in mortgage loans are subject to the risk of default by the borrowers and interest-rate risks. To the extent we incur delays in liquidating defaulted mortgage loans, we may not be able to obtain all amounts due to us under such loans. Further, the values of the properties securing the mortgage loans may not remain at the levels existing on the dates of origination of those mortgage loans or the dates of our investment in the loans. If the values of the underlying properties decline, the value of the collateral securing our mortgage loans will also decline, and if we were to foreclose on any of the properties securing the mortgage loans, we may not be able to sell or lease them for an amount equal to the unpaid amounts due to us under the mortgage loans. As a result, defaults on mortgage loans in which we may invest may materially and adversely affect us.

         Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make significant unanticipated expenditures that could materially and adversely affect us.

        Our properties are subject to the Americans with Disabilities Act, or ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Compliance with the ADA could require us to modify the properties we own or may purchase to remove architectural and communication barriers in order to make our properties readily accessible to and usable by disabled individuals, and may restrict renovations on our properties. Failure to comply with the ADA could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance. Future legislation could impose additional obligations or restrictions on our properties. Our tenants and borrowers are generally responsible to maintain and repair our properties pursuant to our lease and loan agreements, including compliance with the ADA and other similar laws and regulations, but we could be held liable as the owner of the property for their failure to comply with the ADA or other similar laws and regulations. Any required changes could involve greater expenditures than anticipated or the changes might be made on a more accelerated basis than anticipated, either of which could adversely affect the ability of our tenants to cover such costs. If we are subject to liability under the ADA or similar laws and regulations as an owner and our tenants are unable to cover the cost of compliance or if we are required to expend our own funds to comply with the ADA or similar laws and regulations, we could be materially and adversely affected.

        In addition, our properties are subject to various laws and regulations relating to fire, safety and other regulations, and in some instances, common-area obligations. Our tenants and borrowers have primary responsibility for compliance with these requirements pursuant to our lease and loan agreements. Our tenants and borrowers may not have the financial ability to fully comply with these regulations. If our tenants and borrowers are unable to comply with these regulations, they may be unable to pay rent on time or may default, or we may have to make substantial capital expenditures to comply with these regulations, which we may not be able to recoup from our tenants and borrowers. We may also face owner liability for failure to comply with these regulations, which may lead to the imposition of fines or an award of damages to private litigants. Therefore, the failure of our tenants and borrowers to comply with these regulations could materially and adversely affect us.

         The costs of compliance with or liabilities related to environmental laws may materially and adversely affect us.

        Our properties may be subject to known and unknown environmental liabilities under various federal, state and local laws and regulations relating to human health and the environment. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons, including owners or operators, for the costs of investigation or remediation of contaminated properties. These laws and regulations apply to past and present business operations on the properties, and the use, storage, handling and recycling or disposal of hazardous substances or wastes. We may face liability regardless of our knowledge of the contamination, the timing of the contamination, the cause of the contamination or the party responsible for the contamination of the property. Our leases and loans typically impose obligations on our tenants and borrowers to indemnify us from all or most compliance costs we may experience as a result of the environmental conditions on our properties, but if a tenant or borrower fails to, or cannot, comply, we may be required to pay such costs. We cannot predict whether in the future, new or more stringent environmental laws will be enacted or how such laws will impact the operations of businesses on our properties. Costs associated with an adverse environmental event could be substantial, and the potential liability as to any of our properties is generally not limited under such laws and regulations and could significantly exceed the value of such property.

        Under the laws of many states, contamination on a site may give rise to a lien on the site for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, a lien of a mortgage may lose its priority to such a "superlien." If any of the properties on which we have a mortgage are or become contaminated and subject to a superlien, we may not be able to recover the full value of our investment and may be materially and adversely affected.

        Certain federal, state and local laws, regulations and ordinances govern the use, removal and/or replacement of underground storage tanks in the event of a release on, or an upgrade or redevelopment of, certain properties. Such laws, as well as common-law standards, may impose liability for any releases of hazardous substances associated with the underground storage tanks and may provide for third parties to seek recovery from owners or operators of such properties for damages associated with such releases. If hazardous substances are released from any underground storage tanks on any of our properties, we may be materially and adversely affected.

        In a few states, transfers of some types of sites are conditioned upon cleanup of contamination prior to transfer, including in cases where a lender has become the owner of the site through a foreclosure, deed in lieu of foreclosure or otherwise. If any of our properties are subject to such contamination, we may be subject to substantial clean-up costs before we are able to sell or otherwise transfer the property.

        Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials, or ACMs, in the event of the remodeling, renovation or demolition of a building. Such laws, as well as common-law standards, may impose liability for releases of ACMs and may impose fines and penalties against us or our tenants for failure to comply with these requirements or provide for third parties to seek recovery from us or our tenants.

        If we or our tenants or borrowers become subject to any of the above-mentioned environmental risks, we may be materially and adversely affected.

         Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. If our tenants or their employees or customers are exposed to mold at any of our properties, we could be required to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, exposure to mold by our tenants or others could subject us to liability if property damage or health concerns arise. If we were to become subject to significant mold-related liabilities, we could be materially and adversely affected, which could harm our business.

         Our proprietary information technology platform may not capture all of the necessary information to allow us to properly monitor and analyze our tenants' and borrowers' credit risk, which may materially and adversely affect us.

        We have a proprietary information technology platform, or IT platform, which we developed to proactively manage our investment portfolio. Our IT platform offers customer relationship management and general ledger and servicing system integration. Another component of our IT platform is the STORE Universal Database System, or SUDS, which provides our management with access to lease abstracts, tenant information, document scans, property data and servicing information. Our IT platform and SUDS may not capture all the information needed to mitigate the risk of tenant or borrower default.

         Our revenues and expenses are not directly correlated and, because a large percentage of our costs and expenses are fixed, we may not be able to adapt our cost structure to offset declines in our revenue.

        Most of the expenses associated with our business, such as our office rent, certain acquisition costs, insurance, employee wages and benefits and other general corporate expenses, are relatively inflexible and will not necessarily decrease with a reduction in revenue from our business. Our expenses also will be affected by inflationary increases, and certain of our cost increases may exceed the rate of inflation in any given period. By contrast, our revenue is affected by many factors beyond our control, such as the economic conditions of the markets where we own properties. As a result, we may not be able to fully offset rising costs by increasing our rents, which could have a material and adverse effect on us.

         We may become subject to litigation, which could materially and adversely affect us.

        In the future we may become subject to litigation, including claims relating to our operations, debt and equity offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to defend ourselves, but we cannot be certain of the ultimate outcomes of any claims that may arise. Resolution of these types of matters against us may result in our having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured and materially and adversely impact our ability to attract directors and officers.

         Our portfolio of tenants and borrowers may be riskier than portfolios comprised of rated investment-grade companies.

        Most of our customers have not been assigned a credit rating by any nationally recognized rating agency. Our method of determining creditworthiness of potential customers may be less comprehensive and detailed than the process by which nationally recognized rating agencies assign company credit ratings. As a result, our investment portfolio of tenants and borrowers may be riskier than a portfolio comprised of rated investment-grade companies.

         We may not acquire the properties that we evaluate in our pipeline.

        Throughout this prospectus, we refer to our pipeline of potential investment opportunities. Our pipeline includes not only properties that are subject to purchase agreements or non-binding letters of intent, but also properties for which we have sent a non-binding letter of intent that has not yet been executed and properties that we are actively negotiating or have identified as potential STORE Properties that we may consider purchasing in the future. We typically close only approximately 5% of all identified properties. Generally, our purchase agreements contain several closing conditions. Transactions may fail to close for a variety of reasons, including the discovery of previously unknown liabilities or other items uncovered during our diligence process. Similarly, we may never execute binding purchase agreements with respect to properties that are currently subject to non-binding letters of intent, and properties with respect to which we are negotiating may never lead to the execution of any letter of intent. For many other reasons, we may not ultimately acquire the remaining properties currently in our pipeline. Accordingly, you should not place undue reliance on the concept of a pipeline as we have discussed in this prospectus.

         The past performance of FFCA and Spirit is not an indicator of our future performance.

        In this prospectus, we present the total annualized returns of two public real estate investment trusts, FFCA and Spirit, which were managed by members of our senior leadership team, compared against total returns on the S&P 500 and the MSCI US REIT Index. We also present Sharpe ratios and average annual lease rates on new investments for FFCA and Spirit, based on publicly available information. Some of these figures date as far back as 20 years and cover periods with economic characteristics and cycles and interest rate environments that are significantly different from those we face today and may face in the future. This past performance data is not an indicator of our future performance, and our total returns and capitalization rates may be significantly less than those reflected in this data. In addition, our future performance may not outpace, and may be significantly outpaced by, the S&P 500 and the MSCI US REIT Index, and our risk-return profile in the future may not be consistent with the Sharpe ratios we present in this prospectus. Accordingly, you should not place undue reliance on the past performance data we have presented in this prospectus.

Risks Related to Our Organization and Structure

         Our controlling stockholder has substantial influence over our business, and its interests, and the interests of certain members of our management, may differ from our interests or those of our other stockholders.

        Immediately after this offering our controlling stockholder will beneficially own approximately 74.65% (or, if the underwriters fully exercise their option to purchase additional shares, 71.97%) of our outstanding common stock. As a result, our controlling stockholder will have the power to elect a majority of our directors and, consequently, appoint our executive officers, set our management policies and exercise overall control over us and our subsidiaries.

        The interests of our controlling stockholder may differ from the interests of our other stockholders, and the concentration of control in our controlling stockholder will limit other stockholders' ability to influence corporate matters. In addition, certain members of our management have certain ownership interests in the holding company through which our controlling stockholder owns our securities, which may cause them to have interests that differ from our other stockholders. The concentration of ownership and voting power of our controlling stockholder may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of our controlling stockholder, even if such events are in the best interests of our other stockholders. The concentration of voting power that our controlling stockholder has may have an adverse effect on the price of our common stock. As a result of our being controlled by a controlling stockholder, we may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment in us to decline. See "Certain Relationships and Related Party Transactions—Stockholders Agreement" and "Management—Stockholders Agreement."

         Upon the listing of our common stock on the New York Stock Exchange, or NYSE, we will be a "controlled company" within the meaning of the NYSE's rules, and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        After completion of this offering, our controlling stockholder will control a majority of the combined voting power of all classes of our stock entitled to vote generally in the election of directors. As a result, we will be a "controlled company" within the meaning of the corporate-governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate-governance requirements, including but not limited to the following:

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  having a board that is composed of a majority of "independent directors," as defined under the rules of such exchange;

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  having a compensation committee that is composed entirely of independent directors; and

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  having a nominating and corporate governance committee that is composed entirely of independent directors.

        Following this offering, we intend to use all of these exemptions. As a result, we do not expect a majority of the directors on our board of directors will be independent upon closing this offering. In addition, although we will have a fully independent audit committee upon the closing of this offering, we do not expect that our compensation and nominating and corporate governance committees will consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

         Our board of directors may change our investment strategy, financing strategy or leverage policies without stockholder consent.

        Our board of directors, which our controlling stockholder will have the right to elect for the foreseeable future, may change any of our strategies, policies or procedures with respect to property acquisitions and divestitures, asset allocation, growth, operations, indebtedness, financing and distributions at any time without the consent of our stockholders, which could result in our acquiring properties that are different from, and possibly riskier than, the types of single-tenant real estate and related investments described in this prospectus. These changes could materially and adversely affect us.

         Limitations on share ownership and limitations on the ability of our stockholders to effect a change in control of us restrict the transferability of our stock and may prevent takeovers that are beneficial to our stockholders.

        One of the requirements for maintenance of our qualification as a REIT for U.S. federal income tax purposes is that no more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals, including entities specified in the Code, during the last half of any taxable year. Our charter contains ownership and transfer restrictions relating to our stock to assist us in complying with this and other REIT ownership requirements, among other purposes. However, the restrictions may have the effect of preventing a change of control that does not threaten REIT status. These restrictions include a provision in our charter that generally limits ownership by any person of more than 9.8% of the value of our outstanding stock or 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock, unless our board of directors exempts the person from such ownership limitation. Absent such an exemption from our board of directors, the transfer of our stock to any person in excess of the applicable ownership limit, or any transfer of shares of such stock in violation of the ownership requirements of the Code for REITs, may be void under certain circumstances, and the intended transferee of such stock will acquire no rights in such shares. These provisions of our charter may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control might involve a premium price for our stockholders or might otherwise be in our stockholders' best interests.

         Our board's power to increase the number of authorized shares of our stock without stockholder approval may negatively impact our existing stockholders.

        Our charter authorizes our board of directors, with the approval of a majority of the board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. Accordingly, our board could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us that our existing stockholders may view as favorable. In addition, our board may increase our authorized stock in order to issue additional shares in connection with future financings and other transactions. These additional issuances could dilute the ownership interests of our existing stockholders. See "Description of Stock—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock."

         If we fail to implement and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

        As a publicly traded company, we will be required to comply with the applicable provisions of the Sarbanes-Oxley Act, which requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and effective disclosure controls and procedures for making required filings with the SEC. Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed, which could depress the trading price of our common stock.

        Designing and implementing an effective system of integrated internal controls is a continuous effort that requires significant resources and devotion of time. As part of the ongoing monitoring of internal controls required of publicly traded companies, we may discover significant deficiencies or material weaknesses in our internal controls. As a result of deficiencies or weaknesses that may be identified in our internal controls, we may also identify certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we discover deficiencies or weaknesses, we will make efforts to improve our internal and disclosure controls. However, we may not be successful. In addition, as an "emerging growth company," our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the date we are no longer an "emerging growth company," which may be up to five full fiscal years following this offering.

        Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with the NYSE. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely materially and adversely affect us.

         We will incur significant expenses as a result of being a public company, which will negatively impact our financial performance.

        We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the Sarbanes-Oxley Act, as well as related rules implemented by the SEC and the NYSE, have required changes in corporate governance practices of public companies. Although the JOBS Act may for a limited period of time lessen the cost of complying with some of these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional changes. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers.

         We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

        We are an "emerging growth company" as defined in the JOBS Act. We will remain an "emerging growth company" until the earliest to occur of:

  •
  the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation);

  •
  the last day of the fiscal year following the fifth anniversary of this offering;

  •
  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

  •
  the date on which we are deemed to be a "large accelerated filer" under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

        We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved, except we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be adversely affected and more volatile.

Risks Related to this Offering and Ownership of Our Common Stock

         There is no existing market for our common stock, and the share price for our common stock may fluctuate significantly.

        Prior to this offering, there has been no public market for our common stock. An active trading market may not develop upon completion of this offering and, if it does develop, it may not be sustained. The initial public offering price of our common stock was determined by negotiation among us and the representatives of the underwriters and may not be representative of the price that will prevail in the open market after this offering. See "Underwriting" for a discussion of the factors that were considered in determining the initial public offering price.

        The market price of our common stock after this offering may be significantly affected by factors including, among others:

  •
  quarterly variations in our results of operations;

  •
  changes in government regulations;

  •
  changes in laws affecting REITs and related tax matters;

  •
  the announcement of new contracts by us or our competitors;

  •
  general market conditions specific to our industry;

  •
  changes in general economic conditions;

  •
  volatility in the financial markets;

  •
  differences between our actual financial and operating results and those expected by investors and analysts; and

  •
  changes in analysts' recommendations or projections.

        As a result, our common stock may trade at prices significantly below the public offering price.

        Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us in particular, and these fluctuations could materially reduce the price of our common stock and materially affect the value of your investment.

         Because we have not identified in this prospectus any specific properties to acquire with the net proceeds of this offering after repayment of debt, you will be unable to evaluate the economic merits of investments we intend to make with such net proceeds before deciding to purchase our common stock.

        We will have broad authority to invest the net proceeds of this offering in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. You will be unable to evaluate the economic merits of our properties before we invest in them and will be relying on our ability to select attractive investment properties. We also will have broad discretion in implementing policies regarding tenant creditworthiness, and you will not have the opportunity to evaluate potential tenants. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. These factors will increase the uncertainty and the risk of investing in our common stock.

        Although we intend to use proceeds from this offering to, among other things, acquire STORE Properties and lease them on a long-term net-lease basis, we cannot assure you that we will be able to do so on a profitable basis. Our failure to apply the net proceeds of this offering effectively or to find suitable properties to acquire in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

         A substantial portion of our total outstanding common stock may be sold into the market at any time following this offering. This could cause the market price of our common stock to drop significantly, even if our business is doing well, and make it difficult to for us to sell equity securities in the future.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it difficult for us to sell equity securities in the future at times or prices that we deem appropriate. Immediately after the consummation of this offering, we will have 110,926,281 shares of common stock outstanding. See the information under the heading "Shares Eligible for Future Sale" and "Certain Relationships and Related Party Transactions" for a more detailed description of the shares of common stock that will be available for future sale upon completion of this offering.

         If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution.

        The initial public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. See "Dilution."

         If we raise additional capital through the issuance of new equity securities, your interest in us will be diluted.

        We may have to issue additional equity securities periodically to finance our growth. If we raise additional capital through the issuance of new equity securities, your interest in us will be diluted, which could cause you to lose all or a portion of your investment. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our common stock or preferred stock. In addition, any new securities we may issue, such as preferred stock, may have rights, preferences or privileges senior to those securities held by you.

         If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade the outlook of our common stock, the price of our common stock could decline.

        The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade the outlook of our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage. Furthermore, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline and cause you to lose all or a portion of your investment.

         We may change the dividend policy for our common stock in the future.

        The decision to declare and pay dividends on our common stock, as well as the form, timing and amount of any such future dividends, will be at the sole discretion of our board of directors and will depend on our earnings, cash flows, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of directors considers relevant. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

         Legislative or regulatory action could adversely affect purchasers of our common stock.

        In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Changes are likely to continue to occur in the future, and these changes could adversely affect our stockholders' investment in our common stock. These changes include but are not limited to the reduction or elimination of the corporate income tax under the Code. Any of these changes could have an adverse effect on an investment in our common stock or on the market value or resale potential of our common stock. Stockholders are urged to consult with their own tax advisor with respect to the impact that recent legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our stock.

         Certain participants in our directed share program must hold their shares for a minimum of 180 days following the date of this prospectus and, accordingly, will be subject to market risks not imposed on other investors in the offering.

        At our request, the underwriters have reserved up to 1% of the shares of common stock to be offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, friends, family and business associates. Purchasers of these shares who have entered into a lockup agreement with the underwriters in connection with this offering will be required to agree that they will not, subject to certain exceptions, dispose of or hedge any of such shares of common stock for at least 180 days after the date of this prospectus. As a result of the lockup restriction, these purchasers may face risks not faced by other investors who have the right to sell their shares at any time following the offering. These risks include the market risk of holding our shares during the period that such restrictions are in effect. In addition, the price of our common stock may decrease following the expiration of the lockup period if there is an increase in the number of shares for sale in the market.

 Risks Related to Our Tax Status and Other Tax Related Matters

         We would incur adverse tax consequences if we fail to qualify as a REIT.

        We have elected to be taxed as a REIT under the Code. Our qualification as a REIT requires us to satisfy numerous requirements, some on an annual and quarterly basis, established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and which involves the determination of various factual matters and circumstances not entirely within our control. We expect that our current organization and methods of operation will enable us to continue to qualify as a REIT, but we may not so qualify or we may not be able to remain so qualified in the future. In addition, U.S. federal income tax laws governing REITs and other corporations and the administrative interpretations of those laws may be amended at any time, potentially with retroactive effect. Future legislation, new regulations, administrative interpretations or court decisions could adversely affect our ability to qualify as a REIT or adversely affect our stockholders.

        If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and would not be allowed to deduct dividends paid to our stockholders in computing our taxable income. Also, unless the Internal Revenue Service granted us relief under certain statutory provisions, we could not re-elect REIT status until the fifth calendar year after the year in which we first failed to qualify as a REIT. The additional tax liability from the failure to qualify as a REIT would reduce or eliminate the amount of cash available for investment or distribution to our stockholders. This would likely have a significant adverse effect on the value of our securities and our ability to raise additional capital. In addition, we would no longer be required to make distributions to our stockholders. Even if we continue to qualify as a REIT, we will continue to be subject to certain federal, state and local taxes on our income and property.

         Dividends paid by REITs generally do not qualify for reduced tax rates.

        In general, the maximum U.S. federal income tax rate for dividends that constitute "qualified dividend income" paid to individuals, trusts and estates is 20%. Unlike dividends received from a corporation that is not a REIT, our distributions generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our common stock.

         We may conduct a portion of our business through taxable REIT subsidiaries, which are subject to certain tax risks.

        We have established a taxable REIT subsidiary and may establish others in the future. Despite our qualification as a REIT, our taxable REIT subsidiaries must pay income tax on their taxable income. In addition, we must comply with various tests to continue to qualify as a REIT for federal income tax purposes, and our income from and investments in our taxable REIT subsidiaries generally do not constitute permissible income and investments for these tests. Our dealings with our taxable REIT subsidiaries may adversely affect our REIT qualification. Furthermore, we may be subject to a 100% penalty tax, we may jeopardize our ability to retain future gains on real property sales, or our taxable REIT subsidiaries may be denied deductions, to the extent our dealings with our taxable REIT subsidiaries are not deemed to be arm's length in nature or are otherwise not permitted under the Code.

         The Internal Revenue Service may treat sale-leaseback transactions as loans, which could jeopardize our REIT status or require us to make an unexpected distribution.

        The Internal Revenue Service may take the position that specific sale-leaseback transactions that we treat as leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests, the income tests or distribution requirements and consequently lose our REIT status effective with the year of re-characterization unless we elect to make an additional distribution to maintain our REIT status.

         REIT distribution requirements limit our available cash.

        As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we retain for other business purposes, including amounts to fund our growth. We generally must distribute annually at least 90% of our net REIT taxable income, excluding any net capital gain, in order for our distributed earnings to not be subject to corporate income tax. We intend to make distributions to our stockholders to comply with the requirements of the Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Code, even if the prevailing market conditions are not favorable for these borrowings.

         Certain property transfers may generate prohibited transaction income, resulting in a penalty tax on gain attributable to the transaction.

        From time to time, we may transfer or otherwise dispose of some of our properties. Under the Code, any gain resulting from transfers of properties that we hold as inventory or primarily for sale to customers in the ordinary course of business would be treated as income from a prohibited transaction and subject to a 100% penalty tax. Since we acquire properties for investment purposes, we do not believe that our occasional transfers or disposals of property are prohibited transactions. However, whether property is held for investment purposes is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Internal Revenue Service may contend that certain transfers or disposals of properties by us are prohibited transactions. If the Internal Revenue Service were to argue successfully that a transfer or disposition of property constituted a prohibited transaction, then we would be required to pay a 100% penalty tax on any gain allocable to us from the prohibited transaction and we may jeopardize our ability to retain future gains on real property sales. In addition, income from a prohibited transaction might adversely affect our ability to satisfy the income tests for qualification as a REIT for federal income tax purposes.

         We could face possible state and local tax audits and adverse changes in state and local tax laws.

        As discussed in the risk factors above, because we are organized and qualify as a REIT, we are generally not subject to federal income taxes, but we are subject to certain state and local taxes. From time to time, changes in state and local tax laws or regulations are enacted, which may result in an increase in our tax liability. A shortfall in tax revenues for states and municipalities in which we own properties may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional state and local taxes. These increased tax costs could adversely affect our financial condition and the amount of cash available for the payment of distributions to our stockholders. In the normal course of business, entities through which we own real estate may also become subject to tax audits. If such entities become subject to state or local tax audits, the ultimate result of such audits could have an adverse effect on our financial condition.

         Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Our qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the REIT income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals, and upon our ability to successfully manage the composition of our income and assets on an ongoing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. In particular, statements pertaining to our business and growth strategies, investment and leasing activities and trends in our business, including trends in the market for long-term, net leases of freestanding, single-tenant properties contain forward-looking statements. When used in this prospectus, the words "estimate," "anticipate," "expect," "believe," "intend," "may," "will," "should," "seek," "approximately" or "plan," or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

        Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  general business and economic conditions;

  •
  continued volatility and uncertainty in the credit markets and broader financial markets, including potential fluctuations in the consumer price index, or CPI;

  •
  other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters;

  •
  availability of suitable properties to acquire and our ability to acquire and lease those properties on favorable terms;

  •
  ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

  •
  the degree and nature of our competition;

  •
  our failure to generate sufficient cash flows to service our outstanding indebtedness;

  •
  access to debt and equity capital markets;

  •
  fluctuating interest rates;

  •
  availability of qualified personnel and our ability to retain our key management personnel;

  •
  changes in, or the failure or inability to comply with, government regulation, including Maryland laws;

  •
  failure to maintain our status as a REIT;

  •
  changes in the U.S. tax law and other U.S. laws, whether or not specific to REITs; and

  •
  additional factors discussed in the sections entitled "Our Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur as described, or at all.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 27,500,000 shares of common stock we are offering will be approximately $473.7 million, after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters fully exercise their option to purchase additional shares, we estimate the net proceeds to us will be approximately $545.5 million.

        We intend to use the net proceeds from this offering as follows:

  •
  $198 million to repay amounts outstanding under our new unsecured, variable-rate revolving credit facility, which is used to temporarily fund our real estate acquisitions;

  •
  $125,000 to redeem all outstanding shares of our Series A Preferred Stock plus all accrued and unpaid dividends thereon; and

  •
  the remainder to fund property acquisitions subject to purchase contracts in the ordinary course of our business.

        Our credit facility has a current maximum availability of $300 million, expires in September 2017 and bears interest at a rate equal to either one-month LIBOR plus a leverage-based credit spread ranging from 1.75% to 2.50%, or a Base Rate, as defined in the debt agreement, plus a leverage-based credit spread ranging from 0.75% to 1.50%. As of October 17, 2014, there was $198 million outstanding under our credit facility.

        Pending the permanent use of the net proceeds from this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT for federal income tax purposes.

 DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to holders of our common stock, as more fully described below. We expect to continue to qualify as a REIT for U.S. federal income tax purposes and, to qualify as a REIT, we must annually distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on any taxable income that is not distributed.

        Our distributions will be authorized by our board of directors and declared based on a variety of factors, including:

  •
  our actual and projected results of operations;

  •
  our debt service requirements;

  •
  our liquidity and cash flows;

  •
  our Adjusted Funds from Operations;

  •
  our capital expenditures;

  •
  our REIT taxable income;

  •
  the annual distribution requirement under the REIT provisions of the Code;

  •
  restrictions in any current or future debt agreements;

  •
  any contractual limitations; and

  •
  other factors that our board of directors may deem relevant.

  Expected Distributions

        We intend to make a pro rata distribution with respect to the period commencing on the completion of this offering and ending on December 31, 2014, based on a distribution of $0.25 per share for a full quarter. On an annualized basis, this would be $1.00 per share, or an annual distribution rate of approximately 5.4%, based on the initial public offering price of $18.50 per share.

        We estimate that this initial annual distribution rate will represent approximately 90.6% of our estimated cash available for distribution for the 12 months ending September 30, 2015. Our intended initial annual distribution rate has been determined based on our estimates of cash available for distribution for the 12-month period ending September 30, 2015, which we have calculated based on adjustments to our income from continuing operations for the 12 months ended September 30, 2014 as described below. These estimates do not take into account any potential benefits from our business and growth strategies, including additional investments and their associated cash flows, nor do they take into account any unanticipated expenditures we may have to make or any financing activities for such expenditures. In estimating our cash available for distribution for the 12-month period ending September 30, 2015, we have made certain assumptions as reflected in the table and footnotes below.

        Our estimates of cash available for distribution do not include the effect of any changes in our working capital; properties acquired between October 1, 2014 and October 17, 2014 were funded with a combination of excess cash on hand at September 30, 2014 and temporary borrowings on our credit facilities. Our estimates do not reflect the amount of cash to be used in investing activities for future real estate acquisitions. These estimates also do not reflect the amount of cash estimated to be used for financing activities, other than scheduled mortgage loan principal repayments on mortgage debt outstanding. Any investing and/or financing activities we undertake after this offering may have a material effect on our estimates of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend these estimates to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our estimated initial annual distribution rate. Beginning in 2013, we targeted a payout ratio to estimated annual Adjusted Funds from Operations of 75%, which approximated our actual payout ratio for 2013. Our estimates of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with U.S. generally accepted accounting principles) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

        We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our results of operations, net income, liquidity, cash flows, financial condition or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate. We believe that our estimates of cash available for distribution constitute a reasonable basis for setting the initial distribution rate, as a substantial portion of our properties have been in operation for a significant period of time, we do not incur any significant operating expenses and our estimates do not give effect to the benefits we expect to realize from our business and growth strategies. However, we cannot assure you that our estimates will prove accurate, and that our estimated distributions will be made or sustained, or that our board of directors will not change our distribution policy in the future. If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required to either fund distributions from working capital, borrow or raise equity or reduce such distributions. Additionally, under certain circumstances, agreements relating to our indebtedness could limit our ability to make distributions to our common stockholders. We intend to redeem all of our currently outstanding preferred stock shortly after the completion of this offering, and we currently have no intention to issue any new shares of preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to our common stockholders. For more information regarding risk factors that could materially and adversely affect us and our ability to make distributions to our stockholders, see "Risk Factors."

        We anticipate that, at least initially, our distributions will exceed our then-current and accumulated earnings and profits as determined for U.S. federal income tax purposes for the relevant period. As a result, we expect that a portion of our distributions will represent a return of capital for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder's adjusted tax basis in his or her common stock, but rather will reduce the stockholder's adjusted basis of his or her common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder's adjusted tax basis in his or her common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see "Certain U.S. Federal Income Tax Considerations—Taxation of Stockholders." We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs; however, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to pay a taxable stock dividend or borrow funds to make those distributions. We cannot assure you that we will be able to borrow funds for such purposes on favorable terms, if at all. See "Certain U.S. Federal Income Tax Considerations—Annual Distribution Requirements."

        The following table sets forth calculations relating to the intended initial distribution based on our financial data, and we cannot assure you that the intended initial distribution will be made or sustained. The calculations are being made solely for the purpose of illustrating the expected initial distribution and are not necessarily intended to be a basis for determining future distributions. These calculations do not assume any changes to our operations or any acquisitions or dispositions (or any related transaction costs) which would affect our cash flows. Accordingly, our actual results will likely vary from the calculations below. All dollar amounts are in thousands.

Income from continuing operations for the year ended December 31, 2013	$22,318
Less: income from continuing operations for the nine months ended September 30, 2013	(15,206)
Add: income from continuing operations for the nine months ended September 30, 2014	28,350

Income from continuing operations for the 12 months ended September 30, 2014	$35,462
Add: estimated net increases in contractual rent and interest(1)	50,235
Add: acquisition transaction expenses(2)	2,437
Add: real estate depreciation and amortization(3)	49,431
Add: other depreciation and amortization	293
Add: amortization deferred financing costs and debt (premiums) discounts	6,831
Less: net effect of non-cash rental revenue(4)	(1,817)
Add: net effect of non-cash interest income on loans receivable(5)	51
Less: estimated net increase in interest expense associated with debt obligations(6)	(8,054)
Add: non-cash compensation expense(7)	2,027

Estimated cash flows from operating activities for the 12 months ending September 30, 2015	$136,896
Add: contractually scheduled cash flows from collections of principal payments on loans and direct financing receivables	4,657
Less: cash disbursement obligations for property improvements(8)	—
Less: contractually scheduled principal payments on non-recourse debt obligations(9)	(19,147)

Estimated cash available for distribution for the 12 months ending September 30, 2015	$122,406
Total estimated initial annual distribution to stockholders	$110,927
Estimated initial annual distribution per share(10)	$1.00
Payout ratio(11)	90.6%

(1)
Represents contractual net increases in rent and interest as summarized below:

•
$49.4 million from leases, loans and direct financing receivables that were not in effect for the entire 12 months ended September 30, 2014 including adjustments for the following:

•
contractual rent from properties that were under construction during the 12 months ended September 30, 2014 that are now completed and paying full rent under their leases;

•
scheduled fixed rent escalations;

•
contractual increases based on changes in the CPI, including increases that have already occurred but were not in effect for the entire 12 months ended September 30, 2014, actual increases that have occurred from October 1, 2014 through October 31, 2014 and an estimated amount for increases scheduled to occur between November 1, 2014 and September 30, 2015 based on an assumed change in the CPI of 1.7% (the same rate of change that occurred in the CPI between September 30, 2013 and September 30, 2014);

•
net of contractual rent during the 12-month period ended September 30, 2014 from properties sold subsequent to our adoption of the Financial Accounting Standards Board's Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205)

      and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity;

    •
    net of any effects of contractual rent deferrals or amendments in effect for existing leases as of October 17, 2014; and

    •
    net of reductions in contractual interest income associated with the amortization of loans and direct financing receivables; and

  •
  $0.8 million from contractual rent associated with leases on real estate investments acquired between October 1, 2014 and October 17, 2014.

(2)
Represents transaction costs expensed in connection with the acquisition of properties during the 12-month period ended September 30, 2014.

(3)
Included in real estate depreciation and amortization is acquired in-place lease asset amortization.

(4)
Represents the conversion of estimated rental revenues for the 12 months ended September 30, 2014 from a straight-line accrual basis to a cash basis of revenue recognition and the noncash adjustments for the amortization of lease origination costs, lease incentives and above-market rent.

(5)
Represents noncash interest income adjustments associated with the amortization of net loan origination costs.

(6)
Represents a net increase in interest expense resulting from long-term debt obligations replacing the temporary short-term financing that was used to acquire the properties during the period, as summarized below (in thousands):

Cash interest expense—long-term debt obligations
Add: interest expense for the 12 months ending September 30, 2015(a)	$62,727
Less: interest expense for the 12 months ended September 30, 2014	(53,177)

Net increase in interest expense from long-term debt obligations	9,550

Cash interest expense—short-term borrowings (credit facilities)
Add: interest expense for the 12 months ending September 30, 2015(b)	1,464
Less: interest expense for the 12 months ended September 30, 2014	(2,960)

Net decrease in interest expense from short-term borrowings	(1,496)

Estimated increase in interest expense associated with non-recourse debt obligations	$8,054

(a)
Represents interest expense associated with our $1.3 billion in long-term debt obligations outstanding as of September 30, 2014 that were not outstanding for the full 12 months ended September 30, 2014, net of reductions in contractual interest expense for the 12 months ending September 30, 2015 resulting from principal amortization payments. As of September 30, 2014, the weighted average interest rate on our long-term debt obligations was 4.89%.

(b)
Represents interest expense, including non-use fees, on borrowings on our short-term credit facilities for the 12 months ending September 30, 2015 assuming the $198 million of borrowings outstanding on October 17, 2014 are repaid with the proceeds of this offering. Our new $300 million credit facility bears interest at a rate equal to one-month LIBOR plus a leverage-based credit spread ranging from 1.75% to 2.50% and requires the payment of a 0.25% non-use fee on the undrawn portion of the credit facility.

(7)
Represents noncash stock-based compensation expense related to equity awards granted to certain of our directors, officers and key employees and included in income from continuing operations for the 12 months ended September 30, 2014.

(8)
For purposes of calculating the distributions in the above table, we excluded our $37.3 million of commitments to fund improvements to real estate properties previously acquired that are expected to be funded in the same manner as our future property acquisitions with a combination of debt, primarily our new unsecured revolving credit facility, and equity capital. Our construction commitments are generally a commitment to provide our customers a long-term financing solution (through our purchase of the construction improvements) as our tenants complete their short-term construction projects. Approximately 96% of this commitment amount is expected to be funded within the next 12 months. Our construction improvement commitments are analogous to property acquisitions as they will result in increases to the rental revenue due under the related contracts. Accordingly, neither the funding of the acquisition nor the revenue from these future fundings are included in the estimate of cash available for distribution for the 12 months ending September 30, 2015.

(9)
For purposes of calculating the distributions in the above table, we excluded an $18.7 million balloon payment on a debt obligation due in August 2015 as it is expected to be refinanced.

(10)
Based on a total of 110,926,281 shares of our common stock expected to be outstanding immediately after this offering. Excludes shares that may be issued upon exercise of the underwriters' over-allotment option.

(11)
Calculated as the total estimated initial annual distribution to stockholders divided by estimated cash available for distribution for the 12 months ending September 30, 2015.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to:

  •
  the sale of 27,500,000 shares of our common stock we are offering at the initial public offering price of $18.50 per share, after deducting underwriting discounts and commissions and our estimated offering expenses;

  •
  the payment of a cash dividend of approximately $8.7 million to our existing stockholders, which we declared on November 3, 2014 and paid on November 14, 2014;

  •
  the repayment of the $198 million balance on our revolving credit facility as of September 30, 2014; and

  •
  the redemption of the 125 shares of preferred stock outstanding at a redemption price of $1,000 per share plus accrued and unpaid dividends thereon.

	As of September 30, 2014
(In thousands, except share and per share data)	Actual	As Adjusted
Cash and cash equivalents	$44,398	$311,325

Debt:
Credit facility(1)	$198,000	$—
Non-recourse debt obligations of consolidated special purpose entities, net	1,291,704	1,291,704

Total debt	1,489,704	1,291,704

Stockholders' equity:
Preferred stock, $0.01 par value per share; 125,000,000 shares authorized; 125 shares issued and outstanding, actual; no shares issued and outstanding, as adjusted(2)	—	—
Common stock, $0.01 par value per share; 375,000,000 shares authorized, actual and as adjusted; 83,417,633 shares issued and outstanding, actual; 110,917,633 shares issued and outstanding, as adjusted(3)	834	1,109
Capital in excess of par value	1,090,157	1,563,527
Distributions in excess of retained earnings	(49,987)	(58,705)
Accumulated other comprehensive loss	(162)	(162)

Total stockholders' equity	1,040,842	1,505,769

Total capitalization	$2,530,546	$2,797,473

(1)
As of October 17, 2014, there was $198 million outstanding under our credit facility.

(2)
Upon written notice to each record holder of our Series A Preferred Stock as to the effective date of redemption, we may redeem the shares of our outstanding Series A Preferred Stock at our option, in whole or in part, at any time for cash at a redemption price equal to $1,000 per share, for a total of $125,000 for the 125 shares outstanding, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption. Shares of the Series A Preferred Stock that are redeemed shall no longer be deemed outstanding shares of STORE Capital Corporation and all rights of the holders of such shares will terminate. We plan to redeem all outstanding shares of our Series A Preferred Stock following the completion of this offering so that there will be no shares of our preferred stock issued and outstanding.

(3)
On November 3, 2014, our board of directors declared a 1.67-for-one split of our common stock effected through a dividend to our stockholders. Accordingly, all share data of our company has been adjusted retroactively to reflect this stock split.

        The table above should be read in conjunction with our consolidated financial statements and related notes included in this prospectus. This table excludes (1) 8,648 shares of restricted stock to be issued to our director nominees upon completion of this offering, based on the initial public offering price of $18.50 per share; (2) 411,145 shares of our common stock available for future grant under our 2012 Long-Term Incentive Plan; and (3) 6,655,576 shares (or, if the underwriters fully exercise their option to purchase additional shares, 6,903,076 shares) of our common stock available for future grant under our 2015 Omnibus Equity Incentive Plan.

DILUTION

        If you invest in our common stock, you will experience dilution to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2014 was approximately $947.5 million, or approximately $11.36 per share of common stock. We calculate net tangible book value per share by subtracting our total liabilities and redeemable preferred stock from our total tangible assets and dividing the result by the number of shares of common stock outstanding as of September 30, 2014. Our historical net tangible book value as of September 30, 2014 excludes $51.9 million in net lease intangibles (except for $7.2 million in net ground lease interests), $38.3 million in deferred costs, net, and $10.2 million in prepaid expenses and other assets.

        After giving effect to the sale of the 27,500,000 shares of common stock we are offering at the initial public offering price of $18.50 per share, and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value would have been approximately $1,421.3 million, or approximately $12.81 per share of common stock. This represents an immediate increase in net tangible book value of approximately $1.45 per share to existing stockholders and an immediate dilution of approximately $5.69 per share to new investors. The following table illustrates this calculation on a per share basis:

Initial public offering price per share		$18.50
Net tangible book value per share as of September 30, 2014	$11.36
Increase per share attributable to the offering	1.45

As adjusted net tangible book value per share after this offering		12.81

Dilution per share to new investors		$5.69

        The following table summarizes, on an as adjusted basis as of September 30, 2014, after giving effect to this offering, the total number of shares of our common stock purchased from us and the total consideration and average price per share paid by existing stockholders and by investors in this offering.

	Shares Purchased from Us		Total Consideration to Us
					Average Price per Share
	Number	Percent	Amount	Percent
	(in thousands)
Existing stockholders	83,417,633	75.2%	$1,088,380	68.1%	$13.05
Investors in this offering	27,500,000	24.8	508,750	31.9	18.50

Total	110,917,633	100.0%	$1,597,130	100.0%	$14.40

        The above table, and the bullet points immediately below, do not give effect to any shares that our existing stockholders may purchase in this offering. If the underwriters fully exercise their option to purchase additional shares, the following will occur:

  •
  the as adjusted percentage of shares of our common stock held by existing stockholders will decrease to approximately 72.5% of the total as adjusted number of shares of our common stock outstanding as of September 30, 2014; and

  •
  the as adjusted number of shares of our common stock held by new public investors will increase to 31,625,000, or approximately 27.5% of the total as adjusted number of shares of our common stock outstanding as of September 30, 2014.

        The tables and calculations above are based on 83,417,633 shares of common stock outstanding as of September 30, 2014 and exclude, (1) 8,648 shares of restricted stock to be issued to our director nominees upon completion of this offering, based on the initial public offering price of $18.50 per share; (2) 411,145 shares of our common stock available for future grant under our 2012 Long-Term Incentive Plan; and (3) 6,655,576 shares (or, if the underwriters fully exercise their option to purchase additional shares, 6,903,076 shares) of our common stock available for future grant under our 2015 Omnibus Equity Incentive Plan.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and the period from inception (May 17, 2011) through December 31, 2011 is derived from the audited consolidated financial statements of STORE Capital Corporation included in this prospectus. Our historical consolidated balance sheet data as of December 31, 2011 has been derived from our historical consolidated financial statements not included in this prospectus. The following summary consolidated financial data as of September 30, 2014 and for the nine-month periods ended September 30, 2014 and 2013 is derived from our unaudited condensed consolidated financial statements included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. The data is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information included in this prospectus.

	Nine Months Ended September 30,				From Inception (May 17, 2011) Through December 31, 2011
			Year Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012
Statement of Operations Data:
Total revenues	$135,279	$75,541	$108,904	$40,610	$3,860
Expenses:
Interest	50,123	26,682	39,180	11,472	1,120
Transaction costs	2,018	2,224	2,643	387	446
Property costs	401	28	127	7	—
General and administrative	14,026	10,460	14,132	10,362	4,024
Depreciation and amortization	40,190	20,861	30,349	11,015	964

Total expenses	106,758	60,255	86,431	33,243	6,554

Income (loss) from continuing operations before income taxes	28,521	15,286	22,473	7,367	(2,694)
Income tax expense	171	80	155	70	5

Income (loss) from continuing operations	28,350	15,206	22,318	7,297	(2,699)
Income from discontinued operations, net of taxes	1,115	3,602	3,995	879	677

Income before gain on dispositions of real estate investments	29,465	18,808	26,313	8,176	(2,022)
Gain on dispositions of real estate investments	1,251	—	—	—	—

Net income (loss)	$30,716	$18,808	$26,313	$8,176	$(2,022)

Per Common Share Data:
Income (loss) from continuing operations—basic and diluted	$0.40	$0.31	$0.44	$0.26	$(0.14)
Net income (loss)—basic and diluted	0.42	0.39	0.52	0.30	(0.11)
Cash dividends declared	0.7720	0.6467	0.8743	0.3509	—
Balance Sheet Data (at period end):
Total real estate investments, at cost(1)	$2,433,090		$1,643,635	$870,254	$230,822
Carrying amount of loans and direct financing receivables	99,717		66,917	41,450	4,956

Total investment portfolio, gross(1)	2,532,807		1,710,552	911,704	235,778
Less accumulated depreciation and amortization(1)	(82,248)		(42,342)	(12,005)	(999)

Net investments	2,450,559		1,668,210	899,699	234,799
Cash and cash equivalents	44,398		61,814	64,752	31,203
Total assets	2,557,935		1,786,100	979,833	270,468
Credit facilities	198,000		—	160,662	29,971
Non-recourse debt obligations of consolidated special purpose entities, net of premiums (discounts)	1,291,704		991,577	306,581	13,500
Total liabilities	1,517,093		1,012,186	482,919	49,506
Total stockholders' equity	1,040,842		773,914	496,914	220,962
Other Data:
Funds from Operations(2)	$68,464	$38,075	$54,843	$19,014	$(982)
Adjusted Funds from Operations(2)	$76,149	$43,483	$61,739	$21,701	$(17)
Number of investment property locations (at period end)	850		622	371	112
% of owned properties subject to a lease contract (at period end)	100%		100%	100%	100%

(1)
Includes the dollar amount of investments ($0.9 million and $9.4 million) and the accumulated depreciation and amortization ($0.01 million and $0.4 million) related to real estate investments held for sale at September 30, 2014 and December 31, 2013, respectively.

(2)
For definitions and reconciliations of Funds from Operations and Adjusted Funds from Operations, see "Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the "Selected Consolidated Financial Data" and "Our Business" sections of this prospectus, as well as the consolidated financial statements and related notes that are included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read "Risk Factors" and the "Special Note Regarding Forward-Looking Statements" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

Overview

        We were formed in 2011 to acquire and hold single-tenant commercial real estate properties throughout the United States that are leased to the properties' operators under long-term net leases. We focus on what we refer to as "operational" real estate, meaning that sales and profits are generated at that location by the business operating on that real estate, which makes that location "operational" to the business. Examples of operational real estate include restaurants, health clubs, early childhood education centers, movie theaters, furniture stores, colleges and professional schools, and sporting goods stores. By acquiring the real estate from the operators and then leasing the real estate back to them, they become our long-term tenants, and we refer to them as our customers. We provide a source of long-term capital to our customers by enabling them to avoid the need to incur debt and invest equity in order to finance the real estate that is essential to their business.

        We are a Maryland corporation organized as an internally managed real estate investment trust, or REIT. All of the real estate we acquire is held by our wholly owned subsidiaries, many of which are special purpose bankruptcy remote entities formed to facilitate the financing of our real estate. Our primary stockholder is STORE Holding Company, LLC, or STORE Holding, a Delaware limited liability company, substantially all of which is owned, directly or indirectly, by certain investment funds managed by Oaktree Capital Management, L.P. As a REIT, we will generally not be subject to federal income tax to the extent that we distribute all of our taxable income to our stockholders and meet other requirements.

        Since our inception in May 2011, we have selectively originated a real estate investment portfolio aggregating $2.5 billion, consisting of investments in 850 property locations across 46 states. We predominantly acquire our single-tenant properties directly from our customers in sale-leaseback transactions where our customers sell us their operating properties and then simultaneously enter into a long-term triple-net lease with us to lease the property back. Accordingly, our properties are fully occupied and under lease from the moment we acquire them. All of our properties are subject to leases and we generate our cash from operations primarily through the monthly lease payments, or "base rent," we receive from our customers under their long-term leases with us. We also receive interest payments on loans receivable, which are a small part of our portfolio. We refer to the monthly lease and interest payments due from our customers as "base rent and interest." Most of our leases contain lease escalations every year or every several years that are based on the lesser of the increase in the Consumer Price Index, or CPI, or a stated percentage (if expressed on an annual basis, currently averaging approximately 1.7%), which allows the monthly lease payments we receive to rise somewhat in an inflationary economic environment. As of September 30, 2014, approximately 97% of our leases (based on annualized base rent) are referred to as "triple net," which means that our customer is responsible for all of the maintenance, insurance and property taxes associated with the properties they lease from us, including any increases in those costs that may occur as a result of inflation. The remaining leases had some landlord responsibilities, generally related to maintenance and structural component replacement that may be required on such properties in the future. Also, we will occasionally incur nominal property-level expenses that are not paid by our customers, such as the costs of periodically making site inspections of our properties. We do not currently anticipate incurring significant capital expenditures or property costs. Since our properties are single-tenant properties, all of which are under long-term leases, it is not necessary for us to perform any significant ongoing leasing activities on our properties. As of September 30, 2014, the weighted average remaining term of our leases (calculated based on annualized base rent) was approximately 15 years, excluding renewal options, which are exercisable at the option of our tenants upon expiration of their base lease term. Leases approximating 98% of our base rent as of that date provide for tenant renewal options (generally two to four five-year options) and leases approximating 3% of our base rent provide our tenant the option, at their election, to purchase the property from us at a specified time or times (generally at the greater of the then-fair market value or our cost).

Liquidity and Capital Resources

        We acquire real estate with a combination of debt and equity capital and with cash from operations that is not otherwise distributed to our stockholders. Our equity capital has been provided to us as needed for our real estate acquisition activity by investors in STORE Holding, which is our holding company parent. As of December 31, 2013, $290 million in remaining equity commitments were available to us from STORE Holding, all of which had been received as of September 30, 2014. Our debt capital is provided on a temporary basis through our short-term, variable-rate revolving credit facility with a group of banks, until a sufficiently large and diverse pool of real estate is accumulated to warrant the issuance of long-term fixed-rate debt, generally to banks or other institutional investors. We also, from time to time, obtain non-recourse mortgage financing from banks and insurance companies secured by specific property we pledge as collateral. By matching the expected cash inflows from our long-term real estate leases with the expected cash outflows of our long-term fixed-rate debt, we seek to "lock in," for as long as is economically feasible, the expected positive difference between our scheduled cash inflows on the leases and the cash outflows on our debt payments. In this way, we seek to reduce the risk that increases in interest rates would adversely impact our profitability. In addition, we may use various financial instruments designed to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies such as interest rate caps, depending on our analysis of the interest rate environment and the costs and risks of such strategies. We target a level of debt within a range of six to seven times our earnings before interest, taxes, depreciation and amortization.

        The availability of debt to finance commercial real estate in the United States can, at times, be impacted by economic and other factors that are beyond our control. An example of this is the period during the recession of 2007 to 2009 when availability of debt capital for commercial real estate was significantly curtailed. We seek to reduce the risk that long-term debt capital may be unavailable to us by limiting the period between the time we acquire our real estate and the time we finance our real estate with long-term debt. In addition, we have arranged our new short-term debt facility (described below) to have a multi-year term in order to reduce the risk that short-term real estate financing would not be available to us. As we grow our real estate portfolio, we also intend to manage our debt maturities to reduce the risk that a significant amount of our debt will mature in any single year in the future. As of September 30, 2014, we had no significant near term debt maturities. As our outstanding debt matures, we may refinance this maturing debt as it comes due or choose to repay it using cash and cash equivalents or our revolving credit facility. Management believes that the cash generated by our operations, together with our cash and cash equivalents at September 30, 2014, our current borrowing capacity on our revolving credit facility and our access to long-term debt capital, will be sufficient to fund our operations for the foreseeable future and allow us to acquire the real estate for which we currently have made commitments. In order to continue to grow in the future beyond the equity provided to us by STORE Holding, our primary stockholder, we are seeking to access the public capital markets through this offering.

        As of December 31, 2013, our real estate investment portfolio totaled $1.7 billion, consisting of investments in 622 property locations with base rent and interest due from our customers aggregating approximately $12 million per month, excluding future rent payment escalations. By September 30, 2014, our investment portfolio had grown to $2.5 billion, consisting of investments in 850 property locations with base rent and interest aggregating approximately $18 million per month. Substantially all of our cash from operations is generated by our real estate portfolio.

        Our primary cash expenditures are the monthly principal and interest payments we make on the debt we use to finance our real estate investment portfolio and the general and administrative expenses of servicing the portfolio and operating our business. Since substantially all of our leases are triple net, our tenants are generally responsible for the maintenance, insurance and property taxes associated with the properties they lease from us; accordingly, we do not currently anticipate making significant capital expenditures or incurring other significant property costs.

        We intend to continue to grow through additional real estate investments. To accomplish this objective, we must continue to identify real estate acquisitions which are consistent with our underwriting guidelines and raise future additional capital. Historically, we have raised equity capital through private contributions from STORE Holding. With the completion of this offering, we expect to raise additional equity capital through the public issuance and sale of our common stock.

        We raise debt capital through several different markets, including the asset-backed and commercial mortgage-backed securities markets, as well as the market for term debt financing. Each of these is described in more detail below. We believe that having access to multiple debt markets increases our financing flexibility because different debt markets may attract different debt investors, thus increasing our access to a potentially larger pool of debt investors. Also, a particular debt market may be more competitive than another at any particular point in time. In addition to these sources of debt capital, our senior leadership team has prior experience with senior secured and unsecured lines of credit, which may be deployed as we continue to grow the business and implement our asset-liability management strategies.

        Typically, we use short-term bank financing to acquire our real estate properties, until a sufficiently large and diverse pool of properties is accumulated to warrant the issuance of long-term debt, the proceeds of which we use to repay the amounts outstanding under our credit facility. In September 2014, we entered into a new $300 million unsecured revolving credit facility with a group of lenders, which replaced our two secured credit facilities that aggregated $300 million. This new facility, which includes an accordion feature that allows the size of the facility to be increased up to $500 million, is for an initial term of three years and includes a one-year extension option subject to certain conditions and the payment of a 20 basis point extension fee. The facility bears interest at a rate selected by us equal to either one-month LIBOR plus a leverage-based credit spread ranging from 1.75% to 2.50%, or a Base Rate, as defined in the debt agreement, plus a leverage-based credit spread ranging from 0.75% to 1.50%, and also includes a fee of 0.25% assessed on the average unused portion of the facility. Availability under the facility is limited to 50% of the value of our eligible unencumbered assets at any point in time. At September 30, 2014, we had $198 million of borrowings outstanding on this new credit facility on a pool of eligible unencumbered assets aggregating approximately $660 million. Covenants under this new facility include: maximum leverage of 65%, minimum fixed charge coverage of 1.5x, minimum net worth of $600 million plus 75% of net equity proceeds, and a maximum dividend payout ratio limited to 95% of Funds from Operations, all as defined in the agreement. The facility is recourse to us and includes a guaranty from STORE Capital Acquisitions, LLC, one of our direct wholly-owned subsidiaries. We remain in compliance with these covenants. Prior to entering into the new $300 million unsecured credit facility, we had two bank credit facilities that were secured by real estate properties we pledged as collateral, as well as our equity interests in certain of our consolidated special purpose subsidiaries and our holdings of the Class B notes issued under our STORE Master Funding debt program described below. One of the secured credit facilities consisted of two parts—a primary two-year $150 million credit line (bearing interest at a rate equal to LIBOR plus 2.45%), which was expandable to $250 million under certain circumstances, and a one-year $50 million credit line (bearing interest at LIBOR plus 2.95%). Our second secured credit facility was a three-year facility set to expire in December 2015 that allowed us to borrow up to $100 million, expandable up to $150 million under certain circumstances, at an interest rate equal to one-month LIBOR plus 3.00%. The secured credit facilities also required payment of a non-use fee on undrawn amounts ranging from 0.25% to 0.70%. Upon entering into the new unsecured credit facility in September 2014, $1.2 million in unamortized deferred financing costs on the previous credit facilities were written off to interest expense.

        As of September 30, 2014, essentially all of our long-term debt was fixed-rate debt, or was effectively converted to a fixed-rate for the term of the debt. Our primary long-term debt funding option is STORE Master Funding, which we began to use in 2012. As summarized below, a substantial portion of our real estate investment portfolio serves as collateral for outstanding borrowings under this debt program. Through this debt program, we arrange for bankruptcy remote, special purpose entity subsidiaries to issue multiple series of investment-grade asset-backed net-lease mortgage notes, or ABS notes, from time to time as additional collateral is added to the collateral pool. The ABS notes are generally issued to institutional investors through the asset-backed securities market. These ABS notes are issued in two classes, Class A and Class B. The Class A notes, which represent approximately 70% of the appraised value of the underlying real estate collateral, are currently rated A+ by Standard & Poor's Ratings Services. The Class A notes generally require monthly payments of principal and interest with balloon payments due at their respective maturity dates, either seven or 10 years from date of issuance. We have historically retained the Class B notes, which are subordinated to the Class A notes as to principal repayment. The Class B notes aggregate $78.0 million in principal amount outstanding at September 30, 2014 and are held by one of our bankruptcy remote, special purpose entity subsidiaries. The notes are not shown in our financial statements because they eliminate in consolidation. Since these Class B notes are issued and outstanding, they provide us with additional financial flexibility in that we may sell them to a third party in the future or use them as collateral for short-term borrowings as we have done from time to time in the past.

        Members of our senior leadership team pioneered the concept of serial issuances of rated debt backed by a growing collateral pool of net-leased commercial real estate in 2005. When we wish to issue additional long-term debt under the STORE Master Funding debt program, our special purpose entity subsidiaries acquire real estate assets to increase the size of the existing collateral pool sufficiently to support the additional debt. Upon issuance of a new series of debt under this program, the entire collateral pool (including the newly added real estate) will be pledged to secure all of the notes, both the existing and the new series, on a pro rata basis. This has the effect of increasing the diversity of the collateral pool for all of the note holders, including those that invested in prior series. For example, the first Master Funding note series issued in 2012 totaled $214.5 million in Class A principal amount, which was supported by a collateral pool valued at $305.9 million representing 132 property locations operated by 30 customers; those same note holders now hold notes secured by a significantly more diverse pool than when they purchased their investment, with the Master Funding notes outstanding at September 30, 2014 totaling $1.1 billion in Class A principal amount supported by a collateral pool valued at $1.6 billion representing 610 property locations operated by 143 customers. The collateral pool is valued at its aggregate appraised amount; the gross investment amount of the collateral pool at September 30, 2014 was $1.5 billion. The amount of debt that can be issued in any new series is determined by the structure of the transaction and the amount of collateral that has been added to the pool. In addition, the issuance of each new series of notes is subject to the satisfaction of several conditions, including that there is no event of default on the existing note series and that the issuance will not result in an event of default on, or the credit rating downgrade of, the existing note series.

        Absent a plan to issue additional long-term debt through the Master Funding program, we are not required to add assets to, or substitute collateral in, the existing collateral pool. We can voluntarily elect to substitute assets in the collateral pool, subject to meeting prescribed conditions that are designed to protect the collateral pool by requiring the substitute assets to be of equal or greater measure in attributes such as: the asset's fair value, monthly rent payments, remaining lease term and weighted average FCCR. In addition, we can sell underperforming assets and reinvest the proceeds in better performing properties. Any substitutions and sales are subject to an overall limitation of 35% of the collateral pool unless the substitution or sale is credit- or risk-based, in which case there are no limitations. Since our Master Funding program began in 2012, we sold two properties in the collateral pool, representing less than 0.5% of the collateral pool value, with all of the sale proceeds reinvested as of July 2014.

        The A+ rating currently assigned to the Class A notes issued under our Master Funding program reflects the rating agency's opinion of the level of credit enhancement available for the benefit of the note holders. As structured, the Master Funding notes have several layers of credit enhancement—subordination (because the Class B notes are subordinate in payment of principal to the right of the more senior Class A notes); overcollateralization (since our Class A notes have an advance rate of 70%, the other 30% is the "overcollateralization" provided by the equity and the BBB-rated Class B notes held by STORE Capital); and the last layer of credit enhancement is the excess monthly cash flow generated by the collateral pool after debt service obligations and servicing and trustee expenses have been paid. A significant portion of our cash flows are generated by the special purpose entities comprising our Master Funding program. For the year ended December 31, 2013, excess cash flow, after payment of debt service and servicing and trustee expenses, totaled $24 million on cash collections of $60 million, which represents an overall ratio of cash collections to debt service of approximately 1.7 to 1 on the Master Funding program. For the nine months ended September 30, 2014, excess cash flow totaled $37 million on cash collections of $87 million. If at any time the debt service coverage ratio (as defined in the program documents) generated by the collateral pool is less than 1.3 to 1, excess cash flow from the Master Funding entities will be deposited into a reserve account to be used for payments to be made on the net-lease mortgage notes, to the extent there is a shortfall. We anticipate that the debt service coverage ratio for the Master Funding program will remain well above program minimums.

        We believe our STORE Master Funding program provides us with several advantages, including the ability to:

  •
  create a growing diversified pool of properties and realize resultant competitive debt costs;

  •
  actively manage the pool of assets for the benefit of note holders as well as our stockholders, customers and other stakeholders;

  •
  issue non-recourse (subject to certain customary limited exceptions) debt having limited corporate covenants, including but not limited to the fact that a change in control of STORE Capital would not cause the debt to become due, which increases our corporate flexibility; and

  •
  issue frequent serial notes from a growing collateral pool to prudently extend sequential debt maturities.

        To complement STORE Master Funding, we also obtain debt in discrete transactions through other bankruptcy remote, special purpose entity subsidiaries, which debt is solely secured by specific real estate assets and is generally non-recourse to us (subject to certain customary limited exceptions). These discrete borrowings are generally in the form of traditional mortgage notes payable, with principal and interest payments due monthly and balloon payments due at their respective maturity dates, which typically range from seven to 10 years from the date of issuance. We generally obtain discrete secured borrowings from institutional commercial mortgage lenders, who subsequently securitize (that is, sell) the loans within the commercial mortgage-backed securities, or CMBS, market. We have also occasionally used similar types of financing from insurance companies and commercial banks. Our secured borrowings contain various covenants customarily found in mortgage notes, including a limitation on the issuing entity's ability to incur additional indebtedness on the underlying real estate. Certain of the notes also require the posting of cash reserves with the lender or trustee if specified coverage ratios are not maintained by the special purpose entity or the tenant. As of September 30, 2014, the long-term, non-recourse debt of our consolidated special purpose entities had an aggregate outstanding principal balance of approximately $1.3 billion, a weighted average maturity of 7.1 years and a weighted average interest rate of 4.89%.

        As previously noted, a substantial portion of our real estate investment portfolio serves as collateral for our consolidated outstanding debt. The following is a summary of the outstanding balance of our borrowings and the related gross investment amount of pledged real estate investments as of September 30, 2014:

		Gross Investment Amount
(In millions)	Oustanding Borrowings	Special Purpose Entity Subsidiaries	All Other Subsidiaries	Total
STORE Master Funding net-lease mortgage notes payable	$1,089	$1,519	$—	$1,519
Other mortgage notes payable	202	332	—	332

Total long-term	1,291	1,851	—	1,851
Unencumbered real estate assets	—	465	217	682

	$1,291	$2,316	$217	$2,533

        Our decision to use STORE Master Funding or non-recourse traditional mortgage loan borrowings depends on borrowing costs, debt terms, debt flexibility and the tenant and industry diversification levels of the collateral pool. As we continue to acquire real estate, we expect to balance the overall degree of leverage on our portfolio by growing a pool of portfolio assets that will be unencumbered. A growing pool of unencumbered assets will increase our financial flexibility in the future by providing us with assets that could support unsecured short-term financing or that could serve as substitute collateral. Should market factors, which are beyond our control, adversely impact our access to these debt sources at economically feasible rates, our ability to grow through additional real estate acquisitions will be limited to any undistributed amounts available from our operations and any additional equity capital raises.

        As shown in the table below, net cash provided by operating activities rose since our inception primarily due to the increase in the size of our real estate investment portfolio. Our real estate investing activities have grown in volume as we continue to make headway into our target market by identifying and acquiring real estate, primarily through sale-leaseback transactions. Our investing activities in the table below are shown net of cash proceeds from the sales of 17 properties in 2013 aggregating $40.7 million and from the sales of seven properties aggregating $5.3 million in 2012. Real estate investment activity was funded with a combination of cash from operations, proceeds from the issuance of non-recourse debt obligations by our consolidated special purpose entity subsidiaries and proceeds from the issuance of common stock. We began making distributions in 2012 and paid dividends to our stockholders totaling $5.7 million in 2012 and $51.6 million in 2013. Cash for the increase in dividends between years resulted primarily from the increase in cash provided by our operations. Cash and cash equivalents totaled $61.8 million at December 31, 2013 and $44.4 million at September 30, 2014.

	Nine Months Ended September 30,		Year Ended December 31,		Inception (May 17, 2011) Through December 31 2011
(In thousands)	2014	2013	2013	2012
Net cash provided by operating activities	$73,407	$37,540	$54,934	$22,415	$1,756
Net cash used in investing activities	(783,714)	(518,890)	(786,515)	(672,154)	(235,762)
Net cash provided by financing activities	692,891	449,437	728,643	683,288	265,209

Net (decrease) increase in cash and cash equivalents	$(17,416)	$(31,913)	$(2,938)	$33,549	$31,203

        Management believes that the cash generated by our operations, together with our cash and cash equivalents at September 30, 2014, our current borrowing capacity on our unsecured credit facility and our access to long-term debt capital, will be sufficient to fund our operations for the foreseeable future and allow us to acquire the real estate for which we currently have made commitments.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements as of December 31, 2013.

Contractual Obligations

        The following table provides information with respect to our contractual commitments as of December 31, 2013.

		Payment Due by Period
(In thousands)	Total	1 year (2014)	1 - 3 years (2015 - 2016)	3 - 5 years (2017 - 2018)	More than 5 years (after 2018)
Credit facilities (1)	$—	$—	$—	$—	$—
Non-recourse long-term debt obligations:
Principal	991,402	16,218	38,089	51,021	886,074
Interest	342,025	48,750	94,637	89,889	108,749
Commitments to customers	40,353	37,979	2,374	—	—
Corporate office operating lease obligations	1,137	227	507	403	—

Total	$1,374,917	$103,174	$135,607	$141,313	$994,823

(1)
We had no balances outstanding on either of our secured credit facilities as of December 31, 2013.

Quantitative and Qualitative Disclosures About Market Risk

        We seek to match the cash inflows from our long-term leases with the expected cash outflows on our long-term debt. To achieve this objective, our consolidated subsidiaries primarily borrow on a fixed-rate basis for longer-term debt issuances. At December 31, 2013, substantially all of our long-term debt outstanding carried a fixed interest rate. We are exposed to interest rate risk between the time we enter into a sale-leaseback transaction and the time we finance the related real estate with long-term fixed-rate debt. In addition, when that long-term debt matures, we may have to refinance the real estate at a higher interest rate. Market interest rates are sensitive to many factors that are beyond our control. Our interest rate risk management objective is to limit the impact of future interest rate changes on our earnings and cash flows.

        To address interest rate risk, we seek to minimize the time period between acquisition of the real estate and the ultimate financing of that real estate with long-term fixed-rate debt. During the year ended December 31, 2013, we had average daily outstanding borrowings of $74.9 million on our variable-rate secured credit facilities at a weighted average annual interest rate of one-month LIBOR plus 2.45% to 3.0%. We monitor our market interest rate risk exposures using a sensitivity analysis. Our sensitivity analysis estimates the exposure to market risk sensitive instruments assuming a hypothetical adverse change in interest rates. Based on the results of a sensitivity analysis, which assumes a 1% adverse change in interest rates, the estimated market risk exposure for our variable-rate debt was approximately $793,000, or less than 1.5% of net cash provided by operating activities for the year ended December 31, 2013. Our long-term debt generally provides for some amortization of the principal balance over the term of the debt, which serves to reduce the amount of refinancing risk at debt maturity. In addition, we may use various financial instruments designed to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies, depending on our analysis of the interest rate environment and the costs and risks of such strategies. We do not use derivative instruments for trading or speculative purposes. See Note 5 to our Consolidated Financial Statements for further information on derivatives.

Recently Issued Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the FASB or the SEC. We adopt the new pronouncements as of the specified effective date. Unless otherwise discussed, these new accounting pronouncements include technical corrections to existing guidance or introduce new guidance related to specialized industries or entities and therefore will have minimal, if any, impact on our financial position or results of operations upon adoption.

        In April 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08). This new guidance changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only dispositions that represent a strategic shift in operations and have a major effect on the organization's operations and financial results would be presented as discontinued operations. The new standard is effective, on a prospective basis, for all disposals or classifications as held for sale of components of an entity that occur within interim and annual periods beginning after December 15, 2014. Early adoption is permitted, but only for disposals or classifications as held for sale that have not been reported in financial statements previously issued. We have chosen to early adopt ASU 2014-08 effective January 1, 2014 and have applied the provisions prospectively. As a result of the adoption of this new guidance, we no longer present the operating results of sold properties, which do not represent a strategic shift in operations, as part of discontinued operations on the statement of operations. In implementing this guidance, the results of operations from properties sold or considered to be held for sale prior to adoption are still reported as part of discontinued operations.

        In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers: Topic 606. This new guidance establishes a principles-based approach for accounting for revenue from contracts with customers. Lease contracts covered by Topic 840, Leases, are excluded from the scope of this new guidance. This new standard is effective for public companies for annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. We are currently evaluating the impact of this new standard on our financial statements.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our historical financial condition and results of operations is based upon our consolidated financial statements which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ materially from those estimates. The accounting policies discussed below are considered critical because changes to certain judgments and assumptions inherent in these policies could affect the financial statements. For more information on our accounting policies, please refer to the notes to consolidated financial statements included elsewhere in this prospectus.

Accounting for Real Estate Investments

        We record the acquisition of real estate properties at cost, including acquisition and closing costs. We allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Real estate properties subject to an existing in-place lease at the date of acquisition are recorded as business combinations, and each tangible and intangible asset and liability acquired is recorded at fair value. Management uses multiple sources to estimate fair value, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. We expense transaction costs associated with real estate acquisitions accounted for as business combinations in the period incurred. Properties classified as held for sale are recorded at the lower of the carrying value or the fair value, less anticipated closing costs.

Lease Intangibles

        In-place lease intangibles are valued based on management's estimates of lost rent and carrying costs during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases including leasing commissions and other related costs. The value assigned to in-place leases is amortized on a straight-line basis as a component of depreciation and amortization expense typically over the remaining term of the related leases.

        The fair value of any above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place lease and management's estimate of current market lease rates for the property, measured over a period equal to the remaining term of the lease. Capitalized above-market lease intangibles are amortized over the remaining term of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining term of the respective leases plus the fixed-rate renewal periods on those leases, if any. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in operations.

Impairment

        We review our real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management considers factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if the carrying value of the asset exceeds its estimated undiscounted cash flows, and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results.

        We periodically evaluate the collectibility of our loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of our allowance for loan losses. A loan is determined to be impaired when, in management's judgment based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs.

Revenue Recognition

        We lease real estate to our tenants under long-term net leases that are predominantly classified as operating leases. Direct costs associated with lease origination, offset by any lease origination fees received, are deferred and amortized over the related lease term as an adjustment to rental revenue.

        Our leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that we will receive only if the tenants make all rent payments required through the expiration of the lease. Leases that have contingent rent escalators indexed to future increases in the CPI may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (a) 1 to 1.25 times the increase in the CPI over a specified period or (b) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, our inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and our view that the multiplier does not represent a significant leverage factor, increases in rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have occurred. For leases that have contingent rentals that are based on a percentage of the tenant's gross sales, we recognize contingent rental revenue when the threshold upon which the contingent lease payment is based is actually reached.

        We suspend revenue recognition if the collectibility of amounts due pursuant to a lease is not reasonably assured or if the tenant's monthly lease payments become more than 60 days past due, whichever is earlier.

        We recognize interest income on loans receivable using the effective interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the term of the related loan receivable using the effective interest method. A loan receivable is placed on nonaccrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received.

Share-Based Compensation

        Certain of our directors, officers and key employees have been granted long-term incentive awards, including restricted shares of our common stock and profits interests units issued by STORE Holding, which provide them with equity interests as an incentive to remain in our service and align executives' interests with those of our equity holders. We estimate the fair value of restricted stock at the date of grant and recognize that amount in general and administrative expense ratably over the vesting period at the greater of the amount amortized on a straight-line basis or the amount vested. Historically, we have valued the restricted stock based on the per-share offering price of the common stock issued in our private equity offerings.

Depreciation

        Our real estate portfolio is depreciated using the straight-line method over the estimated remaining useful life of the properties, which generally ranges from 30 to 40 years for buildings and is 15 years for land improvements. Any properties classified as held for sale are not depreciated.

Income Taxes

        We have made an election to qualify, and believe we are operating in a manner to continue to qualify, as a REIT for federal income tax purposes beginning with our initial taxable year ended December 31, 2011. As a REIT, we will generally not be subject to federal income taxes to the extent that we distribute all of our taxable income to our stockholders and meet other specific requirements; however, we are still subject to certain state and local income taxes and to federal income and excise tax on our undistributed income.

Derivative Instruments and Hedging Activities

        We may enter into derivatives contracts as part of our overall financing strategy to manage our exposure to changes in interest rates associated with current and/or future debt issuances. We do not use derivatives for trading or speculative purposes. We record our derivatives on the balance sheet at fair value as either an asset or liability. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the earnings effect of the hedged forecasted transactions in a cash flow hedge.

Results of Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

	Nine Months Ended September 30,
			Increase (Decrease)
(In thousands)	2014	2013
Total revenues	$135,279	$75,541	$59,738
Expenses:
Interest	50,123	26,682	23,441
Transaction costs	2,018	2,224	(206)
Property costs	401	28	373
General and administrative	14,026	10,460	3,566
Depreciation and amortization	40,190	20,861	19,329

Total expenses	106,758	60,255	46,503

Income from continuing operations before income taxes	28,521	15,286	13,235
Income tax expense	171	80	91

Income from continuing operations	28,350	15,206	13,144
Income from discontinued operations, net of tax	1,115	3,602	(2,487)

Income before gain on dispositions of real estate investments	29,465	18,808	10,657
Gain on dispositions of real estate investments	1,251	—	1,251

Net income	$30,716	$18,808	$11,908

Overview

        As of September 30, 2014, our real estate investment portfolio had grown to $2.5 billion, consisting of investments in 850 property locations in 46 states, operated by 201 customers in various industries. Approximately 96% of the real estate investment portfolio represents commercial real estate properties subject to long-term leases, 4% represents mortgage loan and direct financing receivables primarily on commercial real estate buildings (located on land we own and lease to our customers) and a nominal amount represents loans receivable secured by our tenants' other assets. All of our owned properties were subject to a lease as of September 30, 2014.

Revenues

        Revenues rose to $135.3 million for the nine months ended September 30, 2014 from $75.5 million for the nine months ended September 30, 2013, driven primarily by the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. Our real estate investment portfolio grew from $1.4 billion in gross investment amount representing 548 properties at September 30, 2013 to $2.5 billion in gross investment amount representing 850 properties at September 30, 2014. Our real estate investments were made throughout the periods presented and were not all outstanding for the entire period; accordingly, the average real estate investment amounts outstanding during the nine-month periods approximated $2.11 billion in 2014 and $1.19 billion in 2013. The weighted average rental and loan interest rate on our portfolio (calculated as the annualized base rent and interest in effect on the applicable date divided by the aggregate gross cost of the properties and loans comprising the real estate investment portfolio) was 8.5% as of September 30, 2014 as compared to 8.7% as of September 30, 2013.

        The initial rental rates we receive on sale-leaseback transactions on the various types of properties we target across the United States vary from transaction to transaction based on many factors, such as the terms of the lease, each property's real estate fundamentals and the market rents in the area. The majority of our transactions are sale-leaseback transactions where we acquire the property and simultaneously negotiate a lease with the tenant based on their business needs, whereas the properties listed in online commercial real estate marketplaces are often subject to existing leases and are offered by third-party sellers. Since our real estate leases represent an alternative for our customers to other forms of corporate capitalization, lease rates can also be influenced by changes in interest rates and overall capital availability. In general, because we provide tailored customer lease solutions, our lease rates have been historically subject to less variance than the auction marketplace as a whole. We have seen a general decrease of approximately 0.5% between September 2013 and September 2014 in real estate capitalization rates listed in online commercial real estate marketplaces. While we have experienced less downward lease rate pressures with the investments we have funded to date, we continue to see some lease rate compression within our investment pipeline. The lower long-term interest rate environment has contributed to this easing, as have the narrower differences between long-term and short-term interest rates, suggesting a greater market level comfort with long-term borrowing costs despite the recent volatility in the 10-year treasury note rate. We believe that this environment may continue to contribute to some lease rate compression in the near term. The impact of lower lease rates may be wholly or partially offset by opportunities for lower long-term borrowing costs, although there is no assurance of this.

Interest Expense

        Interest expense increased to $50.1 million for the nine months ended September 30, 2014 from $26.7 million for the comparable period in 2013 due primarily to an increase in long-term borrowings used to partially fund the acquisition of properties for our growing real estate investment portfolio. We funded the growth in our real estate investment portfolio with added equity and long-term debt, using our short-term credit facilities to temporarily finance properties we acquired until we had a sufficiently large and diverse pool of properties to issue long-term fixed-rate debt. The average debt outstanding on our credit facilities decreased from $87.1 million in the 2013 period to $68.5 million in the 2014 period at a weighted average interest rate of 4.1% in 2013 as compared to 4.4% in 2014, including a non-use fee on undrawn amounts. During these periods, our two main secured credit facilities bore interest at a variable rate based on one-month LIBOR plus a credit spread of 2.45% to 3.0%. The LIBOR rate was fairly stable during the first nine months of 2013 and 2014, with the one-month LIBOR rate hovering between 0.18% and 0.21% during much of 2013 and between 0.15% and 0.16% in 2014. In September 2014, we replaced these two secured credit facilities with an unsecured credit facility that bears interest based on one-month LIBOR plus a credit spread ranging from 1.75% to 2.50% using a leverage-based scale. Between September 2013 and September 2014, our consolidated special purpose entities issued a total of two series of STORE Master Funding net-lease mortgage notes payable aggregating $437 million in principal amount. In addition, we added $67.3 million of traditional mortgage debt between September 2013 and September 2014, bringing our long-term debt outstanding to $1.29 billion at September 30, 2014 from $0.8 billion at September 30, 2013. The increase in interest expense due to our issuance of additional long-term debt was partially offset by a decrease in the weighted average interest rate of the debt, as the debt issued after September 30, 2013 generally bears lower interest rates than debt we issued in earlier years. In addition, interest expense in 2014 includes the write off of $1.2 million in remaining unamortized deferred financing costs related to the two secured credit facilities that were replaced with the new $300 million unsecured credit facility in September 2014. The following table summarizes our interest expense for the periods.

	For the Nine Months Ended September 30,
(Dollars in thousands)	2014	2013
Interest expense—short-term credit facilities (includes non-use fees)	$2,274	$2,658
Interest expense—non-recourse debt obligations of consolidated special purpose entities	42,509	20,982
Amortization of deferred financing costs and other	5,340	3,042

Total interest expense	$50,123	$26,682

Short-term credit facilities:
Average debt outstanding	$68,503	$87,102
Average interest rate during period (includes non-use fees)	4.4%	4.1%
Non-recourse debt obligations of consolidated special purpose entities:
Average debt outstanding	$1,155,440	$551,362
Average interest rate during period	4.9%	5.1%

Transaction Costs

        Our real estate acquisitions have been predominantly sale-leaseback transactions, although we do occasionally acquire properties subject to an existing lease. Costs incurred on real estate transactions where we acquired properties that are subject to an existing lease were expensed to operations as incurred. Transaction costs expensed during the nine months ended September 30, 2014 totaled $2.0 million, as compared to $2.2 million incurred during the comparable period of 2013. Whether the real estate we acquire is subject to an existing lease or not determines how we account for the related transaction costs and, accordingly, may cause variability in the level of such costs expensed to operations in the future.

General and Administrative Expenses

        General and administrative expenses include compensation and benefits; professional fees such as portfolio servicing, legal and accounting fees; and general office expenses such as insurance, office rent and travel costs. General and administrative costs totaled $14.0 million for the nine months ended September 30, 2014 as compared to $10.5 million for the same period in 2013; the increase was primarily due to the growth of our portfolio and additions to our staff due to the growth in our operations. Expenses, such as property-related insurance costs and the costs of servicing the properties and loans comprising our real estate portfolio, increase in direct proportion to the increase in the size of the portfolio. Other costs, including the compensation paid to our real estate acquisition personnel, are based on the volume of real estate acquisitions made during the period; these costs were higher during the first nine months of 2014 as compared to the same period in 2013 commensurate with the increase in acquisition volume. Our average number of employees during the nine-month periods presented grew from 41 employees in 2013 to 46 employees in 2014; the added positions expanded our primary internal operating functions and contributed to the increase in compensation and employee benefits expense. In addition, during the nine months ended September 30, 2014, we incurred approximately $0.3 million in professional fees and other costs to assist us in preparing STORE Capital to be a public company, which costs were expensed as incurred. Upon completion of this offering, we expect to incur incremental recurring costs of being a public company, such as additional professional fees for legal and accounting services related to public company compliance and filings, as well as the fees and expenses of additional independent directors. We also expect that general and administrative expenses will continue to rise in some measure as our real estate investment portfolio grows; however, we expect that such expenses as a percentage of the portfolio will decrease over time due to efficiencies and economies of scale.

Depreciation and Amortization Expense

        Depreciation and amortization expense generally rises in proportion to the increase in the size of our real estate portfolio and, accordingly, such expense rose from $20.9 million for the nine months ended September 30, 2013 to $40.2 million for the comparable period in 2014.

Net Income

        Our net income rose to $30.7 million for the nine months ended September 30, 2014 from the $18.8 million in net income reported for the comparable period in 2013. The increase in net income is primarily due to the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. We reported gains aggregating $2.2 million on the sale of eight properties during the nine months ended September 30, 2014 as compared to gains aggregating $2.0 million (net of tax) on the sale of 16 properties in the same period of 2013. Gains and losses on the sales of properties are reported, net of tax, below income from continuing operations.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Year Ended December 31,
			Increase (Decrease)
(In thousands)	2013	2012
Total revenues	$108,904	$40,610	$68,294
Expenses:
Interest	39,180	11,472	27,708
Transaction costs	2,643	387	2,256
Property costs	127	7	120
General and administrative	14,132	10,362	3,770
Depreciation and amortization	30,349	11,015	19,334

Total expenses	86,431	33,243	53,188

Income from continuing operations before income taxes	22,473	7,367	15,106
Income tax expense	155	70	85

Income from continuing operations	22,318	7,297	15,021
Income from discontinued operations, net of tax	3,995	879	3,116

Net income	$26,313	$8,176	$18,137

Overview

        As of December 31, 2013, our real estate investment portfolio totaled $1.7 billion, consisting of investments in 622 property locations in 42 states, operated by 148 customers in various industries. Approximately 96% of the real estate investment portfolio represents commercial real estate properties subject to long-term leases, 4% represents mortgage loans receivable on commercial real estate buildings (located on land we own and lease to our customers) and a nominal amount represents loans receivable secured by our tenants' inventory or other assets. All of our owned properties were subject to a lease and all of our tenants were current in their contractual payments to us as of December 31, 2013 and 2012.

Revenues

        Revenues rose by 168% to $108.9 million for the year ended December 31, 2013 from $40.6 million for the year ended December 31, 2012, driven primarily by the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. Our real estate investment portfolio grew from $911.7 million in gross investment amount representing 371 properties at December 31, 2012 to $1.7 billion in gross investment amount representing 622 properties at December 31, 2013. The $837 million we invested in portfolio assets during 2013 represented 268 properties operated by 94 customers in 33 industries in 39 states. Our real estate investments were made throughout the years presented and were not all outstanding for the entire period; accordingly, about half of the increase in revenues between years is related to recognizing a full year of revenue on acquisitions that were purchased during 2012 and about half of the increase represents a partial year of revenue on assets that were acquired during 2013. The full revenue impact of 2013 acquisitions will be seen in 2014. In addition, for those of our lease contracts that provided for scheduled rent escalations in 2013, the weighted average increase in monthly rent was 1.7%. Because the rent escalations occurred throughout the year, the full impact of 2013 rent escalations will not be recognized until 2014. The weighted average real estate investment amounts outstanding during the years were $1,280.2 million in 2013 and $486.2 million in 2012. The weighted average rental and loan interest rate on our portfolio (calculated as the annualized base rent and interest in effect on that date divided by the aggregate gross cost of the properties and loans comprising the real estate investment portfolio) was 8.6% as of December 31, 2013 as compared to 8.7% as of December 31, 2012.

        The initial rental rates we receive on sale-leaseback transactions on the various types of properties we target across the United States vary from transaction to transaction based on many factors, such as the terms of the lease, each property's real estate fundamentals and the market rents in the area. Although we have seen real estate capitalization rates in general that are listed in online commercial real estate marketplaces, for property types similar to those we target, decrease by approximately 0.4% between 2012 and 2013, the transactions we seek are generally those not listed in an auction marketplace and, as such, may not be subject to the same competitive pressures. The majority of our transactions are sale-leaseback transactions where we acquire the property and simultaneously negotiate a lease with the tenant based on their business needs, whereas the properties listed on the auction marketplaces are often subject to existing leases and are offered by third-party sellers. It has been our experience that a general decrease in capitalization rates in an auction marketplace, while influencing the market rental rates for some property types in some markets, does not have the same degree of impact on the properties we seek to acquire due to the custom-tailored nature of the sale-leaseback transactions we provide.

Interest Expense

        Interest expense increased to $39.2 million for the year ended December 31, 2013 from $11.5 million in 2012 due primarily to an increase in short-term and long-term borrowings used to partially fund the acquisition of properties for our growing real estate investment portfolio. We funded the growth in our real estate investment portfolio with added equity and long-term debt, using our short-term credit facilities to temporarily finance properties we acquired until we had a sufficiently large and diverse pool of properties to issue long-term fixed-rate debt. The average debt outstanding on our secured credit facilities increased from $54.8 million in 2012 to $74.9 million in 2013 at a weighted average interest rate of 3.18% in 2012 as compared to 3.13% in 2013. During these periods, our secured credit facilities bore interest at a variable rate based on one-month LIBOR plus a credit spread of 2.45% to 3.0%. The LIBOR rate was fairly stable during 2012 and 2013 at less than 0.3%. In addition to the interest, we paid a non-use fee on undrawn amounts. In March, July, and December of 2013, our consolidated special purpose entities issued a total of three series of STORE Master Funding net-lease mortgage notes payable aggregating $633 million in principal amount. In addition, we added $61.6 million of traditional mortgage debt for the year ended December 31, 2013, bringing our long-term debt outstanding to $991.4 million at December 31, 2013 from $306.6 million at December 31, 2012. The following table summarizes our interest expense for the periods.

	For the Year Ended December 31,
(Dollars in thousands)	2013	2012
Interest expense—secured credit facilities (includes non-use fees)	$3,262	$2,393
Interest expense—unsecured credit facility	82	144
Interest expense—non-recourse debt obligations of consolidated special purpose entities	31,650	6,834
Amortization of deferred financing costs	4,195	2,114
Amortization of debt (premium) discount, net	(9)	(13)

Total interest expense	$39,180	$11,472

Secured short-term credit facilities:
Average debt outstanding	$74,877	$54,814
Average interest rate (includes non-use fees)	4.36%	4.37%
Non-recourse debt obligations of consolidated special purpose entities:
Average debt outstanding	$629,181	$122,813
Average interest rate	5.03%	5.56%

Transaction Costs

        Our real estate acquisitions have been predominantly sale-leaseback transactions, though we do occasionally acquire properties subject to an existing lease. Costs incurred on real estate transactions where we acquired properties that are subject to an existing lease were expensed to operations as incurred. Transaction costs expensed during the year ended December 31, 2013 totaled $2.6 million and were higher than the $0.4 million incurred during the comparable period of 2012, because we had a higher volume of transactions subject to existing leases in 2013. Whether the real estate we acquire is subject to an existing lease or not determines how we account for the related transaction costs and, accordingly, may cause variability in the level of such costs expensed to operations in the future.

General and Administrative Expenses

        General and administrative expenses include compensation and benefits; professional fees such as portfolio servicing, legal and accounting fees; and general office expenses such as insurance, office rent and travel costs. General and administrative costs totaled $14.1 million for the year ended December 31, 2013 as compared to $10.4 million for 2012 primarily due to the growth of our portfolio and additions to our staff due to the growth in our operations. Expenses, such as property-related insurance costs and the costs of servicing the properties and loans comprising our real estate portfolio, increase in direct proportion to the increase in the size of the portfolio. Other costs, including the compensation paid to our real estate acquisition personnel, are based on the volume of real estate acquisitions made during the period; these costs were higher in 2013 than in 2012 because our acquisition volume was higher in 2013. We hired eight employees in 2013 to expand our primary internal operating functions, increasing compensation and employee benefits expense. We expect that general and administrative expenses will continue to rise in some measure as the real estate investment portfolio grows; however, we expect that such expenses as a percentage of the portfolio will decrease over time due to efficiencies and economies of scale.

Depreciation and Amortization Expense

        Depreciation and amortization expense generally rises in proportion to the increase in the size of the real estate portfolio and, accordingly, such expense rose from $11.0 million for the year ended December 31, 2012 to $30.3 million for the year ended December 31, 2013.

Net Income

        Our net income rose to $26.3 million for the year ended December 31, 2013 from the $8.2 million in net income reported in 2012. The increase in net income is primarily due to the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. In addition, we reported an aggregate gain of $2.2 million (net of taxes) on the sale of 17 properties during the year ended December 31, 2013 as compared to an aggregate gain of $0.2 million on the sale of seven properties during 2012. Gains and losses on the sales of properties are reported, net of tax, in income from discontinued operations.

Year Ended December 31, 2012 Compared to the Period from Inception (May 17, 2011) Through December 31, 2011

(In thousands)	Year Ended December 31, 2012	From Inception (May 17, 2011) Through December 31, 2011	Increase (Decrease)
Total revenues	$40,610	$3,860	$36,750
Expenses:
Interest	11,472	1,120	10,352
Transaction costs	387	446	(59)
Property costs	7	—	7
General and administrative	10,362	4,024	6,338
Depreciation and amortization	11,015	964	10,051

Total expenses	33,243	6,554	26,689

Income (loss) from continuing operations before income taxes	7,367	(2,694)	10,061
Income tax expense	70	5	65

Income (loss) from continuing operations	7,297	(2,699)	9,996
Income from discontinued operations	879	677	202

Net income (loss)	$8,176	$(2,022)	$10,198

Revenues

        Revenues for the year ended December 31, 2012 rose to $40.6 million from $3.9 million for our first partial year of operations in 2011 primarily due to the substantial growth in our real estate investment portfolio. Our first real estate acquisition closed at the end of July 2011 at a purchase price of approximately $9.6 million. Between July and December of 2011, we acquired 132 real estate properties totaling $273.0 million in investment amount. Of the properties we purchased during 2011, we sold 20 properties totaling approximately $42 million that were a part of a single larger transaction and incurred approximately $42,000 in disposition costs on the sale of those properties. By December 31, 2011, our real estate property portfolio totaled $230.8 million, consisting of 112 properties in 25 states with Texas and Tennessee each representing more than 10% of the total investment amount. Also, in 2011 we held one loan receivable from one of our tenants in the amount of $5.0 million secured by the tenant's retail furniture inventory and other assets. During 2012, we invested in 266 real estate locations totaling $681.2 million. Also, during 2012, we sold seven properties, reporting an aggregate gain on the sales of approximately $180,000. By December 31, 2012, our real estate investment portfolio totaled $911.7 million representing investments in 371 properties in 34 states with only one state, Texas (at 15%), representing more than 10% of the total investment amount. Our total investment portfolio in 2012 also included five loans receivable with an aggregate carrying amount of $41.5 million, three of which loans were secured by land or buildings and two of which were secured by a tenant's equipment or inventory. The weighted average rental and loan interest rate of the portfolio at December 31, 2012 was 8.7%. At December 31, 2012 and 2011, all of our properties were subject to leases and the tenants were current in their lease payments. Since most of the properties in our portfolio at December 31, 2012 were not yet held an entire year, the full impact of the lease streams on reported revenue occurred in 2013.

Interest Expense

        During 2012, we began financing our existing portfolio and our newly acquired properties with long-term debt, increasing our mortgage notes payable from $13.5 million at December 31, 2011 to $306.6 million at December 31, 2012. We also increased the level of leverage on the portfolio (calculated as the total amount of debt outstanding as a percentage of the gross cost of the real estate investment portfolio) from 19% at December 31, 2011 to 51% at December 31, 2012. In addition, we increased the usage of our secured credit facilities in 2012 to acquire real estate investments pending further issuances of long-term fixed-rate debt. Accordingly, interest expense rose from $1.1 million for the period from inception (May 17, 2011) through December 31, 2011 to $11.5 million for the year ended December 31, 2012. Interest expense and related borrowings are summarized below:

(Dollars in thousands)	Year Ended December 31, 2012	Inception (May 17, 2011) through December 31, 2011
Interest expense—secured credit facilities (includes non-use fees)	$2,393	$569
Interest expense—unsecured credit facility	144	2
Interest expense—non-recourse debt obligations of consolidated special purpose entities	6,834	30
Amortization of deferred financing costs	2,114	519
Amortization of debt premium/discount	(13)	—

Total interest expense	$11,472	$1,120

Secured short-term credit facilities:
Average debt outstanding	$54,814	$18,748
Average interest rate—secured credit facilities (includes non-use fees)	4.37%	4.85%
Non-recourse debt obligations of consolidated special purpose entities:
Average debt outstanding	$122,813	$943
Average interest rate	5.56%	5.30%

General and Administrative Expenses

        General and administrative expenses increased from $4.0 million for the period from inception (May 17, 2011) to December 31, 2011 as compared to $10.4 million for the full year ended December 31, 2012, predominantly due to the shorter, partial-year operating period in 2011 since formation and to the addition of personnel and service providers to support our growing portfolio. The increase in our number of full-time employees from 19 at the end of 2011 to 36 at the end of 2012 was accompanied by expanding our office space and by related increased office costs, as well as increased costs related directly to the larger real estate portfolio, such as servicing and insurance costs.

Depreciation and Amortization Expense

        Depreciation and amortization expense grew from approximately $1.0 million for the period from inception in May 2011 to December 31, 2011 to $11.0 million for the full year ended December 31, 2012 due to the growth in the real estate portfolio.

Net Income (Loss)

        Net income rose to $8.2 million in 2012 from a net loss of $2.0 million in 2011 primarily due to the increase in revenue generated by our growing real estate investment portfolio. Also, our operations in 2011 included expenses related to our organizational and start-up activities and we incurred a net loss for that initial period of operations from our inception (May 2011) through December 31, 2011.

Non-GAAP Measures

        Our reported results are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

        We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gain from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO we exclude transaction costs associated with acquiring real estate subject to existing leases; we exclude these costs from AFFO because they are not the primary drivers of our decision making process. We use AFFO as one measure of our performance when we formulate corporate goals.

        FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

        The following is a reconciliation of net income (which we believe is the most comparable GAAP measure) to FFO and AFFO.

					From Inception (May 17, 2011) Through December 31, 2011
	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2014	2013	2013	2012
Net income (loss)	$30,716	$18,808	$26,313	$8,176	$(2,022)
Depreciation and amortization of real estate assets:
Continuing operations	39,968	20,700	30,117	10,871	952
Discontinued operations	—	529	575	147	47
(Gain) loss on dispositions of real estate, net of tax	(2,220)	(1,962)	(2,162)	(180)	41

Funds from Operations	68,464	38,075	54,843	19,014	(982)
Adjustments:
Straight-line rental revenue, net	(2,196)	(925)	(1,421)	(218)	—
Transaction costs	2,018	2,224	2,643	387	446
Non-cash equity-based compensation	1,697	898	1,228	356	—
Non-cash interest expense	5,687	3,042	4,186	2,100	519
Amortization of lease-related intangibles and costs	479	169	260	62	—

Adjusted Funds from Operations	$76,149	$43,483	$61,739	$21,701	$(17)

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

To our prospective stockholders:

        S|T|O|R|E Capital was started in May 2011, but we are hardly new. S|T|O|R|E is the culmination of thousands of real estate investments made over multiple companies in a journey that has produced consistently superior risk-adjusted stockholder returns. Our formula for achieving success has been to first fill a market need. In our case, we serve real estate-intensive companies who have a choice to either own or rent their real estate. Through our ownership of the real estate they use every day in their businesses, our aim is to reduce our customers' cost of capital and elevate their stockholder wealth. What has been rewarding to me and our team is to have helped so many customers over the years, while at the same time having consistently added value to our stockholders.

        I have served as President of three "net-lease" real estate investment trusts (REITs) and have been engaged in net-lease and mortgage financing activities for almost thirty years. The two prior companies I presided over were, like S|T|O|R|E, initially privately held, then publicly listed, with investors benefitting greatly from their decision to invest in us. Ultimately, each prior company was sold, one to a global finance company and the other to an international consortium. S|T|O|R|E is the finest investment and management platform I have been associated with because it is a progression from our continuing education and prior successes. I started S|T|O|R|E with an excellent team of leaders who have worked together across one or both of our prior companies. Our Chairman, Mort Fleischer, has served as Chairman of all three companies, starting with Franchise Finance Corporation of America (FFCA) in 1979, then later Spirit Finance Corporation (Spirit) in 2003 before helping to found S|T|O|R|E in 2011.

        S|T|O|R|E is the most aptly named of our three companies. The name, which stands for Single Tenant Operational Real Estate, also reflects our progression. When we took FFCA public in 1994, our company held a net-lease real estate portfolio limited to chain restaurant assets. FFCA's name stemmed from its initial extension of real estate and equipment financing to chain restaurant franchisees, where it was for years a leading capital provider. We later extended our offerings to interstate travel plazas, automotive parts and services companies and convenience stores. Over the years, we concluded that chain restaurants and the other real estate types we held were not separate asset classes, but a single asset class we call "profit center," or STORE real estate. What makes this an asset class is that risk evaluation can be performed on three levels: the success of the profit-center real estate that we own or finance, the overall corporate credit of our tenant and the value of the underlying real estate. This fact has a great bearing on how investment risk can be measured. S|T|O|R|E was formed to be a "pure play" on this broad asset class.

        Why did we form S|T|O|R|E? Because we believe the market is not sufficiently addressed by existing participants and we believe it to be very large: over $2 trillion in size. In 2013, we invested approximately $840 million into STORE assets and, through September 30, 2014, we have made additional investments totaling $847 million. Our investment activity was consistent with our prior companies, and our goal is to increase this annual investment. With a focus on middle market and larger unrated companies, we believe we became the market leader in just our second full year of operations. We have, through our history, made most of our investments in the real estate employed by middle-market and larger unrated companies. We have always believed that these companies need capital, and even more so since the passage of Dodd Frank and the implementation of Basel III, which have discouraged the provision of long-term real estate capital from traditional regulated institutions. Consistent with our past endeavors, we are here to grow the market for net-lease capital; we are here to create demand, and not just take market share.

        How did we make S|T|O|R|E better? We have learned a great deal about how to capitalize and operate a REIT. In 1995, FFCA was the first net-lease REIT to achieve an investment-grade credit rating. Shortly thereafter, we added to our net-lease investment strategies by including a mortgage finance program that was funded through the issuance of rated mortgage-backed securities; we were also the first net-lease REIT to make use of this financing technique, raising proceeds from issuing securities with ratings ranging from AAA to BBB. This securitization activity impressed upon us the importance of strong information and reporting systems, which were required by our fixed income stakeholders and the rating agencies that evaluated our bond issuances. So, at S|T|O|R|E, we elected at the outset to make an investment in an information systems platform that expanded on many of our best prior ideas. Since our days at FFCA, where we published extensive industry research, we have always been huge collectors of data. We believe that having premier information systems can both enable portfolio performance improvement and broaden our financial flexibility. The result is our best financial reporting and servicing platform to date.

        How we structure our borrowings is key to stockholder returns. At S|T|O|R|E, we incorporated a financing innovation we made in 2005 that is exceptionally well-suited to STORE assets: we created our second real estate master trust, which we call STORE Master Funding. We decided to use this financing tool, rather than being an unsecured bond issuer as we were at FFCA, because it can actually lower the cost of our liabilities. By liabilities, I mean both term borrowings and preferred stock, which are borrowing tools customarily used by REITs. In addition, our Master Funding conduit permits greater operational flexibility. Our 2007 sale of Spirit is a perfect illustration of this, because the master trust financing permitted the change of control, thereby enhancing investor returns. At S|T|O|R|E, we started with our own A-rated conduit, but received a ratings upgrade to A+ from Standard & Poor's in May 2014. This positions S|T|O|R|E amongst the few REITs to have access to A+ rated borrowings.

        Direct originations have been a hallmark of the companies we have managed. Net-lease REITs, in purchasing real estate, are always providing capital to someone. If real estate is acquired from a third party and is already subject to a lease contract, there are typically limited ways to add value to the seller. However, for transactions that are done directly with real estate-intensive companies, the dynamics are different because the tenant, and not a third party owner, is the customer. Since there is no existing real estate lease contract, we have an opportunity to craft a capital solution that is attentive to the business. Problems that we solve range from operational flexibility to tax considerations to renovations to new construction. With respect to operational flexibility, our customers are most interested in our ability to help them expand outperforming properties and address underperforming assets. We refer to property expansion as Opportunity Value Capture. Administering underperforming properties involves numerous options to limit the cost to companies of getting locked into long-term lease agreements on properties that detract from their business value; we refer to this as Opportunity Cost Containment. Most landlords do not think about these issues, and many are constrained from providing such solutions. But our customers are right to think about this, and we have long viewed lease flexibility to be important. In two published articles that I wrote last year, I estimated that the value of such lease flexibility could well equal a company's existing equity valuation(1). With an ability to provide this kind of added value to our customers, we have naturally been able to realize superior lease pricing over auctioned real estate that is subject to someone else's lease contract.

        There is always a credit component to making a net-lease real estate investment. Any tenant can have their credit rated, either by a rating agency or by third party algorithms. We use Moody's RiskCalc to rate our tenants. But the risk in a STORE property net-lease investment lies less in the tenant than in the lease contract itself. At the heart of lease contracts are obligors, guarantors, cross-default issues, master leases, financial reporting requirements and the price paid for the real estate.

(1)
Christopher H. Volk, "An Opportunity Cost Primer," Strategic Finance April 2013.
Christopher H. Volk, "In Search of Opportunity Value," Corporate Finance Review July/August 2013.

Lease contracts, not tenant credit ratings, govern investment risk. At S|T|O|R|E, we built upon our extensive history to create the STORE Score, which is effectively a risk rating on each lease contract. Notably, given the profits our STORE properties produce for our customers, we believe the risk ratings of our contracts are materially superior to our customers' corporate credit ratings. As a result, we seek to undertake investment risk comparable to portfolios comprised of investment-grade-rated tenants.

        Without growth prospects, dividend-intensive companies can be interest rate-sensitive. Stockholder returns come from dividends and share price changes. In turn, share price changes tend to be most responsive to cash flow growth per share. And cash flow growth per share is mostly a function of internal cash flow growth (arising from rental increases and reinvested surplus cash flow) and external cash flow growth (arising from continued new accretive investments that are enabled by new equity issuances). We have been attentive to these dynamics over many years and many economic and interest rate environments. We formed S|T|O|R|E to be a dynamic company that can grow in a variety of economic environments by filling the continued demands of the large market we continue to serve.

        Our approaches to corporate capitalization, operations and net-lease investing have been formed over thirty years. Our approach to corporate governance has been more constant. In a world of short-term pressures, we have always sought to take the long-term view. Making the investment in our leading-edge IT platform at S|T|O|R|E is one such example, which we expect to pay investors back for many years to come through increased operating efficiency and better portfolio performance. You should likewise not see us ever trading off short-term lease rates for long-term growth, or growing for growth's sake. And when we borrow money, we will generally seek extended debt terms, even if the interest rates are higher. We have done this in order to lessen investor long-term risk to enhance the long-term value of our platform. We have also sought to be considerate of our cost of capital. We believe that a key goal of a leadership team is to create stockholder value by making accretive investments. At the same time, we have always been mindful of our other stakeholders, including our customers, note holders and employees. Over many years, we have been proud to help our customers create wealth and succeed. We have been likewise pleased to have forged long-term relationships with our note holders and to have provided personal growth opportunities for our employees in an environment that encourages debate, change, teamwork, professionalism and personal accomplishment.

        As we introduce S|T|O|R|E to the public markets, we will be over three years old with a scalable, efficient operating platform, highly competitive and flexible borrowing sources and a portfolio of profit center real estate totaling over $2.5 billion. Proceeds from this offering will help us to lower our cost of capital and permit our continued rapid growth. S|T|O|R|E is already a market leader, and we believe we have years of high relative growth ahead of us. For more than 30 years, through a variety of interest rate and economic environments, we have proved out the need for our services, with $12 billion deployed. S|T|O|R|E is poised to be a leader in this marketplace and to do what we have always done for our stakeholders: deliver and make a difference.

Christopher H. Volk
 Chief Executive Officer

OUR BUSINESS

Our Company

        S|T|O|R|E is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, or STORE Properties, which is our target market and the inspiration for our name. S|T|O|R|E continues the investment activities of our senior leadership team, which has been investing in single-tenant operational real estate for over three decades. We are one of the largest and fastest-growing net-lease REITs and own a large, well-diversified portfolio that consists of investments in 850 property locations operated by 201 customers across 46 states as of September 30, 2014. Our customers operate across a wide variety of industries within the service, retail and industrial sectors of the U.S. economy, with restaurants, health clubs, early childhood education centers, movie theaters and furniture stores representing the top industries in our portfolio. We estimate the market for STORE Properties to be among the nation's largest real estate sectors, exceeding $2 trillion in market value and including more than 1.5 million properties.

        We provide net-lease solutions principally to middle-market and larger companies that own STORE Properties. The distinguishing characteristic of STORE Properties is that sales and profits are generated at the location by the business operating on that real estate, making each location a profit center and, therefore, fundamentally important to that business. Our net-lease solutions are designed to provide a long-term, lower-cost solution to improve our customers' capital structures and, thus, be a preferred alternative to real estate ownership.

        In addition to the value we provide our customers, we also seek to create value for our stockholders by:

  •
  Originating real estate investments that provide superior returns.  More than 75% of our investments (by dollar volume) have been originated by our internal origination team through direct customer relationships using our form financing documents. Our focus on direct originations allows us to offer custom-tailored financing solutions, superior customer service and greater certainty of execution for which we have received a higher lease rate. The result has been that, since our founding, we have realized average initial lease and loan rates measurably higher than those available in the broad broker, or auction, marketplace. For example, our weighted average net-lease capitalization rate exceeded the weighted average net-lease capitalization rate on leases of national restaurant franchise concepts for each of the quarters shown in the table below. Our senior leadership team believes the difference in capitalization rate represents the value many of its restaurant customers paid for our custom-tailored financing solution, superior customer service and greater certainty of execution.

Our Net-Lease Pricing Advantage

      Source: NNNetAdvisors.com, other than S|T|O|R|E data

        1Includes national restaurant concepts that have a minimum of 100 franchised locations and no corporate guarantee from the franchisor. Examples of such concepts include Applebee's, Burger King, Golden Corral, Hooters, KFC, O'Charley's, Popeyes Louisiana Kitchen, Ruby Tuesday, T.G.I. Friday's and Taco Bell, all of which are represented in our restaurant portfolio, which is our largest industry within the service sector at 28.5% of annualized base rent and interest as of September 30, 2014. See "Our Business— Our Real Estate Investment Portfolio—Diversification by Industry."

        2Includes retail, industrial and medical office concepts that have a minimum of 100 locations and are leased to a tenant under a lease with 10 or more years remaining on the base lease term, with retail comprising the bulk of this category. Examples of such concepts include Ashley Furniture HomeStore, Carmike Cinemas, Fred's (general merchandiser), Gander Mountain (sporting goods retailer), Gold's Gym and The RoomStore, all of which are represented in our retail portfolio, which, collectively, is our second largest sector at 16.4% of annualized base rent and interest as of September 30, 2014. See "Our Business—Our Real Estate Investment Portfolio—Diversification by Industry."

    Our stockholder returns are also enhanced by rent payment escalations in our leases, which provide a stable source of internal revenue growth. As of September 30, 2014, substantially all of our leases provided for payment escalations, with approximately 62% providing for annual escalations. The weighted average annual escalation of our base rent and interest is 1.7% (if the escalations in all of our leases are expressed on an annual basis) as of September 30, 2014.

  •
  Implementing innovative and judicious borrowing strategies.  We seek to employ leverage judiciously, using diverse sources of fixed-rate, long-term financing. S|T|O|R|E is one of the few REITs to have an A+ rated borrowing capacity, which we define to mean either a corporate credit rating of A+ or higher from a nationally recognized rating agency or a securitization vehicle, or conduit, through which A+ or higher-rated debt securities are issued. Our largest borrowing source is our private conduit program, STORE Master Funding, which was pioneered by our senior leadership team in 2005, under which multiple series of A+ rated notes are issued from time to time to institutional investors in the asset-backed securities market. The notes are secured by a collateral pool of properties owned by certain of our consolidated special purpose entity subsidiaries and the related leases; the payments under the leases are used to make payments on the notes. These notes provide us with access to long-term, low cost capital and the flexibility to manage our portfolio and provide our customers with operational flexibility that can enhance their business value.

  •
  Continuing to grow through accretive investments.  Our origination team has been one of the most active in the nation, evaluating a large, robust and dynamic list of potential investment opportunities, or pipeline. The size of our pipeline permits us to be highly selective with respect to our investments while acquiring a large investment portfolio. In accumulating our growing investment portfolio, we are constantly evaluating a pipeline that exceeds ten times the volume of transactions that we close. Our pipeline has been the engine for our investment growth from our founding in 2011 to an investment portfolio that totals $2.5 billion as of September 30, 2014, as depicted in the chart below. We intend to continue to grow our portfolio by pursuing value-added investment opportunities.

Our Total Investment Portfolio at Quarter End

  •
  Managing investment risk.  We believe that diligent investment underwriting, strong lease documentation that forges alignments of interest with our customers, portfolio diversity and proactive portfolio management are important to protect stockholder returns. Each of our investments has been backed by an attention to underwriting, documentation and ongoing portfolio monitoring developed by our senior leadership team over a period of more than 30 years.

  •
  Operating a scalable and efficient platform.  We believe S|T|O|R|E is the most efficient and scalable platform ever constructed by our senior leadership team, supported by investments in the latest generations of scalable servicing, information and customer relationship management technologies.

        S|T|O|R|E was founded by members of our senior leadership team in May 2011. Over more than 30 years, our team has invested $12 billion in STORE Properties through public limited partnerships and two private and public real estate investment trusts. The two public real estate investment trusts, Franchise Finance Corporation of America, or FFCA, and Spirit Finance Corporation (now Spirit Realty Capital, Inc.), or Spirit, were both listed on the New York Stock Exchange until they were sold in 2001 and 2007, respectively. Both FFCA and Spirit outperformed the REIT sector while listed, achieving annualized total returns of 12.2% and 19.7%.

        In the following tables, we present the total annualized returns of FFCA and Spirit, which were managed by members of our senior leadership team, compared against total returns on the S&P 500 and the MSCI US REIT Index. Some of these figures date as far back as 20 years and cover periods with economic characteristics and cycles and interest rate environments that are significantly different from those we face today and may face in the future. This past performance data is not an indicator of our future performance, and our total returns may be significantly less than those reflected in this data. In addition, our future performance may not outpace, and may be significantly outpaced by, the S&P 500 and the MSCI US REIT Index. Accordingly, you should not place undue reliance on the past performance data set forth below and presented elsewhere in this prospectus.

        The following table shows the annualized total return of FFCA while a public company compared with that of the Standard & Poor's 500 Stock Index and the MSCI US REIT Index.

 Relative Performance of FFCA While a Public Company (Annualized Total Return(1)(2)(3))

	FFCA	S&P 500	MSCI US REIT Index
From IPO to de-listing	12.2%	16.7%	11.5%
(Jun-94 to Aug-01)
Two years prior to de-listing	17.8%	(4.3)%	16.9%
(Aug-99 to Aug-01)
One year prior to de-listing	18.6%	(19.5)%	15.7%
(Aug-00 to Aug-01)

(1)
From FFCA's IPO in June 1994 at $20.00 per share until it was acquired in August 2001 for $25.00 per share, it delivered a 12.2% annualized total return to stockholders, as compared to the 11.5% returned by the benchmark MSCI US REIT Index and the 16.7% returned by the S&P 500 Index over the same period. This total return calculation incorporates both the stock price performance and dividends paid. We have selected the Standard & Poor's 500 Stock Index for purposes of this table because it includes approximately 80% coverage of the available market capitalization in the United States and is considered a common benchmark used by investors when evaluating a company's trading performance relative to the broad universe of U.S. domestic equity securities. The MSCI US REIT Index is used for purposes of comparison in this table because it currently includes 135 U.S. equity REITs and is considered the primary benchmark for U.S. equity REIT performance. However, comparison of FFCA's stock performance to the performance of the MSCI US REIT Index and the S&P 500 Index may be limited due to the differences between FFCA and the other companies represented in the MSCI US REIT Index and the S&P 500 Index, including with respect to size, asset type, geographic concentration and investment strategy. The information regarding annualized total return to stockholders achieved by FFCA is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

(2)
Past performance is not an indicator of future performance, and we may achieve total returns that are less than those shown in the table above. See "Risk Factors—Risks Related to Our Business—The past performance of FFCA and Spirit is not an indicator of our future performance."

(3)
Annualized total return calculation incorporates both the stock price performance and dividends paid. Calculations for FFCA are based on data from Bloomberg, Datastream and publicly available company filings and do not account for tax effects.

        The following table shows the annualized total return of Spirit while a public company compared with that of the Standard & Poor's 500 Stock Index and the MSCI US REIT Index.

Relative Performance of Spirit While a Public Company (Annualized Total Return(1)(2)(3))

	Spirit	S&P 500	MSCI US REIT Index
From IPO to de-listing	19.7%	8.8%	10.8%
(Dec-04 to Aug-07)
Two years prior to de-listing	19.3%	9.3%	6.6%
(Aug-05 to Aug-07)
One year prior to de-listing	40.1%	14.0%	(1.8)%
(Aug-06 to Aug-07)

(1)
From Spirit's IPO in December 2004 at $11.00 per share until it was acquired in August 2007 for $14.50 per share, it delivered a 19.7% annualized total return to stockholders, as compared to the 10.8% returned by the benchmark MSCI US REIT Index and the 8.8% returned by the S&P 500 Index over the same period. This total return calculation incorporates both the stock price performance and dividends paid. We have selected the Standard & Poor's 500 Stock Index for purposes of this table because it includes approximately 80% coverage of the available market capitalization in the United States and is considered a common benchmark used by investors when evaluating a company's trading performance relative to the broad universe of U.S. domestic equity securities. The MSCI US REIT Index is used for purposes of comparison in this table because it currently includes 135 U.S. equity REITs and is considered the primary benchmark for U.S. equity REIT performance. However, comparison of Spirit's stock performance to the performance of the MSCI US REIT Index and the S&P 500 Index may be limited due to the differences between Spirit and the other companies represented in the MSCI US REIT Index and the S&P 500 Index, including with respect to size, asset type, geographic concentration and investment strategy. The information regarding total return to stockholders achieved by Spirit is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

(2)
Past performance is not an indicator of future performance, and we may achieve total returns that are less than those shown in the table above. See "Risk Factors—Risks Related to Our Business—The past performance of FFCA and Spirit is not an indicator of our future performance."

(3)
Annualized total return calculation incorporates both the stock price performance and dividends paid. Calculations for Spirit are based on data from Bloomberg, Datastream and publicly available company filings and do not account for tax effects.

        Our Chairman of the Board, Morton H. Fleischer, founded FFCA (where he served as Chairman and Chief Executive Officer) and was a co-founder of Spirit (where he served as Chairman); our Chief Executive Officer, Christopher H. Volk, served as President of FFCA, was a co-founder of Spirit (where he served as President and Chief Executive Officer) and was a member of the boards of directors of both companies where he chaired their respective investment committees (and chairs our investment committee today); and our Chief Financial Officer, Catherine Long, served as principal accounting officer of FFCA and Chief Financial Officer of Spirit. All of the members of our senior leadership team have worked together at one or both of these companies where they developed and have continued to refine our investment, origination and underwriting strategies and processes.

        Prior to this offering, a substantial portion of our equity capital has been provided by certain investment funds managed by Oaktree Capital Management, L.P. either directly or through certain of its subsidiaries. Oaktree is a global investment management firm specializing in alternative investments with approximately $93 billion in assets under management as of September 30, 2014. Its parent company, Oaktree Capital Group, LLC, is publicly traded on the New York Stock Exchange under the symbol "OAK." We have also received equity investments from several pension and other institutional investors, whose investments in us are managed by Oaktree, as well as investments from certain members of our senior leadership team. We believe we are the only REIT investing in STORE Properties that has been capitalized primarily by large, sophisticated institutional investors. Through this offering, we intend to supplement our initial private institutional equity capital with public capital to facilitate our growth and continued improvement in our capital efficiency.

        We have elected to be taxed as a REIT for federal income tax purposes commencing with our initial taxable year ended December 31, 2011. We believe that we have been organized and operated in a manner that has allowed us to qualify as a REIT for federal income taxes commencing with such year. We currently intend to continue to operate as a REIT in the future.

Our Target Market

        We are a leader in providing real estate financing solutions principally to middle-market and larger businesses that own STORE Properties and operate in the service, retail and industrial sectors of the U.S. economy. We estimate the market for STORE Properties to exceed $2 trillion in market value and to include more than 1.5 million properties.

        We define middle-market companies as those having approximate annual gross revenues of between $20 million and $300 million, although some of our customers have annual revenues substantially in excess of $300 million. Most of our customers do not have credit ratings, while some have ratings from rating agencies that service insurance companies or fixed-income investors. Most of these unrated companies either prefer to be unrated or are simply too small to issue debt rated by a nationally recognized rating agency in a cost-efficient manner.

        Despite the market's size, the financing marketplace for STORE Properties is highly fragmented, with few participants addressing the long-term capital needs of middle-market and larger unrated companies. While we believe our net-lease financing solutions can add value to a wide variety of companies, we believe the largest underserved market and, therefore, our greatest opportunity is bank-dependent, middle-market and larger companies that generally have less access to efficient sources of long-term capital.

        We believe the demand for our net-lease solutions is even greater today as a result of the current bank regulatory environment. In our view, the increased scrutiny and regulation of the banking industry over the past several years in response to the collapse of the housing and mortgage industries from 2007 to 2009, particularly with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel Accords issued by the Basel Committee on Banking Supervision, have made commercial banks even less responsive to the long-term capital needs of middle-market companies. These companies have historically depended on commercial banks for their financing.

        S|T|O|R|E was formed to capitalize on this market opportunity to address the capital needs of middle-market and larger unrated companies by offering them a superior alternative to financing their profit-center real estate with traditional mortgage or bank debt and their own equity. We believe our opportunities include both gaining market share from the fragmented network of net-lease capital providers and growing the market by creating demand for net-lease solutions that meet the long-term real estate capital needs of these companies.

        The following chart depicts our target market of STORE Properties, divided into three primary sectors and 14 sub-sectors.

*
Source: STORE Capital Corporation (dollars in billions).

        Within the 14 sub-sectors, the market for STORE Properties is further subdivided into a wide variety of industries within the service, retail and industrial sectors, such as:

Automotive parts stores	Home improvement stores
Cold storage facilities	Movie theaters
Department stores	Office supplies retailers
Discount stores	Pet care facilities
Drugstores	Rental centers
Early childhood education	Secondary education
Furniture stores	Specialty retailers
Entertainment facilities	Supermarkets
Fast food restaurants	Truck stops
Health clubs	Wholesale clubs

        Many of these industries are represented within our diverse property portfolio.

Our Competitive Strengths

        We believe we possess the following competitive strengths that enable us to implement our business and growth strategies and distinguish us from other market participants, allowing us to compete effectively in the single-tenant, net-lease market:

  •
  Superior Origination and Underwriting Capabilities.  Our internal origination team uses a combination of referrals, our proprietary database of approximately 8,000 prospective companies, real estate brokers and advertisements on national commercial real estate listing services to source the most attractive investments. Our primary focus is on direct originations, which have accounted for more than 75% of our investment originations (by dollar volume), and which we believe enable us to deliver higher returns to our stockholders and provide superior value to our customers.

    We originate our investment portfolio using underwriting procedures developed by our senior leadership team over several decades. Each investment in our portfolio has three payment sources for underwriting, which is the characteristic that STORE Properties have in common. The first and primary source of payment is unit- or store-level profitability, since the distinguishing characteristic of a STORE Property is that the real estate is a profit center, as sales and profits are generated at the property location. The second source of payment is the overall corporate credit and the availability of cash flow from all of our customer's assets to support all of its obligations (including its obligations to S|T|O|R|E). The third and final source of payment is the value of the real estate that we will acquire; our general guideline is that we will not invest in a STORE Property for an amount greater than its replacement cost. As of September 30, 2014, the amount invested in our real estate portfolio is approximately 82% of the replacement cost (new) of our properties. We believe our origination and underwriting procedures enable us to identify and manage risk, decrease the potential effect of future defaults and increase the recovery rate for any defaulted investment assets.

  •
  Large, Diversified Portfolio.  As of September 30, 2014, we had invested $2.5 billion in 850 property locations, substantially all of which are profit centers for our customers. Our portfolio is highly diversified with 201 customers operating 181 different brand names, or concepts, across 46 states and over 50 industry groups. None of our customers represented more than 4% of our portfolio as of September 30, 2014, based on annualized base rent and interest. Our portfolio's diversity decreases the impact on us of an adverse event affecting a specific customer, industry or region, thereby increasing the stability of our cash flows. Additional acquisitions in the future will further increase the diversity of our portfolio.

  •
  A+ Rated Borrowing Capacity.  We have an A+ rated borrowing capacity from Standard & Poor's Ratings Services for structured finance products. Our A+ rated borrowing capacity ranks us as one of the few REITs to have either a corporate credit rating of A+ or higher from a nationally recognized rating agency or a securitization vehicle, or conduit, through which A+ or higher-rated debt securities are issued. Our rating supports our STORE Master Funding debt program, under which multiple series of rated notes have been issued from time to time to institutional investors in the asset-backed securities market. As of September 30, 2014, notes issued under the STORE Master Funding debt program had an aggregate outstanding principal balance of approximately $1.1 billion. Prior to May 2014, notes issued under the STORE Master Funding debt program (except for the lowest tranche of such notes that are retained by our subsidiaries) were rated "A" by Standard & Poor's. In connection with our most recent issuance of Master Funding notes on May 6, 2014, Standard & Poor's increased the A rating on all of our outstanding Class A notes to A+. These notes are non-recourse to us, subject to customary limited exceptions noted below.

    The notes, which are issued by certain of our consolidated special purpose entity subsidiaries, are secured by a collateral pool of properties owned by the subsidiaries and the related leases. The collateral pool is pledged to an indenture trustee who holds fee title to the properties and an assignment of the leases pursuant to a security interest granted to the indenture trustee in favor of the holders of the notes. As tenants make their lease payments, they are deposited into a lockbox account and held by the indenture trustee for the benefit of the noteholders who uses them to make the payments on the notes. Because the notes are non-recourse to us and to the consolidated special purpose entities that issue them, subject to customary limited exceptions noted below, neither we nor the issuers have any obligation to make principal or interest payments on the notes in the event the lease payments were insufficient to make the note payments. The customary limited exceptions to recourse are for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities. After payment of debt service and servicing and trustee

    expenses, any excess cash flow generated by the collateral pool is then released to us. S|T|O|R|E is the property manager and servicer for the leases that are the collateral for the notes and, in that capacity, has discretion in managing the collateral pool. We believe that this discretion enhances our operational flexibility by enabling us to: advance additional funds to customers for property expansion or improvements; issue additional notes in future series that reflect the increase in the value of properties or the entire collateral pool; substitute assets in the collateral pool (subject to meeting certain prescribed conditions and criteria); and sell underperforming assets and reinvest the proceeds in better performing properties, subject, in the case of substitutions and sales, to an overall limitation of 35% of the collateral unless the substitution or sale is credit- or risk-based, in which case there are no limitations. We also have the ability to add properties to the collateral pool between series issuances, thereby further increasing the pool's size and diversity. By implementing a highly rated debt program that is supported by a large, diverse and growing collateral pool, we can lower our borrowing costs and, in turn, deliver more competitive financial terms to our customers, thereby enhancing their business value. We believe this is a significant competitive advantage for us since these features are not common in the traditional lending market or typically offered by other financing sources. We refer to these features as "Master Funding Solutions," and we market them as such to our customers.

    The use of non-recourse, long-term debt is designed to reduce our cost of capital and interest rate sensitivity, and improve our corporate operating flexibility.

  •
  Return Stability and Predictability.  We believe the following attributes of our business enable us to achieve favorable risk-adjusted returns compared to portfolios of larger, rated investment-grade customers: our portfolio is highly diversified across customers, concepts and regions; we make real estate investments in broad, fundamental industries that we believe have a low likelihood of functional obsolescence; we base investment decisions upon disciplined underwriting and acquisition procedures; we seek to enter into long-term leases with built-in lease escalators; we use master leases and cross-defaulted leases, where appropriate, to mitigate risk; and we require corporate and unit-level financial reporting from our customers, which provides us with a better ability to assess and manage risk.

    Over the past 20 years, our senior leadership team has consistently made investments with average lease rates priced attractively relative to comparable 10-year U.S. Treasury yields. While lease rates have shown periodic sensitivity to Treasury yields, they have tended to be more predictable and less volatile. Over the past 10 years, lease rates have averaged between 8.0% and 9.0%; over that same period, the 10-year U.S. Treasury yield has varied significantly. Despite the volatility of Treasury yields over the past 20 years, our senior leadership team has been able to achieve lease spreads (representing the difference between lease rates and the 10-year U.S. Treasury yield) averaging in excess of 450 basis points, with an overall improvement in the spread over time.

    The chart below depicts the average annual lease rate on new investments made at S|T|O|R|E since inception, and at FFCA and Spirit during the times when they were public companies, compared with the 10-year U.S. Treasury yield over the same period.

 Average Annual Spreads on New Investments(1)

            Source: U.S. Treasury and, with respect to FFCA and Spirit, publicly available company filings.

      (1)Using the data underlying this chart, we have estimated Sharpe ratios for FFCA (6.21), Spirit (6.61) and S|T|O|R|E (9.55), or an average of 7.17, as compared to the estimated Sharpe ratios of the Industrial (2.39), Mall (2.02), Office (1.99) and Multifamily (1.83) REIT sectors, which we calculated using capitalization rates published by Green Street Advisors, Inc. The Sharpe ratio measures the ratio of excess returns to risk, using the spread between capitalization rates and the 10-year U.S. Treasury yields to measure excess returns, and using the standard deviation of returns to measure risk. The higher the Sharpe ratio, the better the historical risk-adjusted performance. The usefulness of Sharpe ratios as a measure of the relationship between return and risk is limited. For example, the ratio is calculated based on historical data, and future returns and risk may not be consistent with this historical data. Particularly, these ratios are calculated over a span of years dating back as far as 20 years and for periods with economic characteristics and cycles and interest rate environments that are significantly different from those we face today and may face in the future.

•
Proprietary Information Platform and Proactive Property and Tenant Management.  The design of our proprietary, highly scalable technology platform, which was led by our senior leadership team based on their experience of more than 30 years in the net-lease industry, provides us the ability to proactively manage our investment portfolio.

•
Experienced and Nationally Recognized Senior Leadership Team with Proven Track Record.  Members of our senior leadership team have been engaged in the acquisition, investment and management of STORE Properties since 1980. Our President and Chief Executive Officer, Christopher H. Volk, and Chairman of the Board, Morton H. Fleischer, each have over 30 years of experience originating, acquiring, operating, financing and managing STORE Properties. Messrs. Volk and Fleischer, together with other members of our senior leadership team, have organized, operated and sold two New York Stock Exchange-listed REITs, both of which invested in STORE Properties.

    Since 1980, our senior leadership team has successfully originated and invested $12 billion in STORE Properties, which we believe to represent more internally originated, or organic, investment activity than any other single market participant. Collectively, the prior investments have represented $4 billion in equity capital and $6 billion in investor distributions.

    The substantial experience and knowledge of our senior leadership team has resulted in S|T|O|R|E having an extensive network of contacts in the businesses whose real estate we seek to own or finance, as well as in the investment banking, real estate broker, financial advisory and lending communities.

 Our Business and Growth Strategies

        Our objective is to create a market-leading platform for the acquisition, investment and management of STORE Properties that will provide attractive risk-adjusted returns and a stable source of income for our stockholders. We have identified and implemented the following business strategies to achieve this objective:

  •
  Realize Stable Income and Internal Growth.  We seek to make investments that generate strong current income as a result of the difference, or spread, between the rate we earn on our assets and the rate we pay on our liabilities (primarily our long-term debt). We intend to augment that income with internal growth. We seek to realize superior internal growth through a combination of (1) a target dividend payout ratio that permits some free cash flow reinvestment and (2) cash generated from the 1.7% weighted average annual escalation of base rent and interest in our portfolio (as of September 30, 2014). We believe this will enable strong dividend growth without relying exclusively on future common stock issuances to fund new portfolio investments. Additionally, our weighted average lease term of 15 years and superior underwriting and portfolio monitoring capabilities, which reduce default losses, are intended to make our cash flows highly stable.

  •
  Capitalize on Direct Origination Capabilities for External Growth.  As a market leader in STORE Property investment originations, we plan to complement our internal growth with continued new investments that will expand our platform and raise investor cash flows.

    We seek to capitalize on our direct customer relationships and our ability to add value to our customers through our tailored net-lease financing solutions in order to continue to accumulate a diversified investment portfolio with asset-level returns that exceed those that would otherwise be available to our stockholders in similar investments. Since the beginning of 2013, we have made approximately $1.7 billion of new investments, which was substantial relative to our year-end 2012 total assets of $980 million. We expect to continue to grow rapidly as we meet the needs of our customers.

  •
  Leverage our Highly Scalable Platform and Superior Capabilities to Drive Growth.  Building on our senior leadership team's experience of more than 30 years in net-lease, profit-center real estate investments, we have developed superior capabilities in the most fundamental areas of real estate finance: origination, underwriting, documentation, operations and capital markets. Through our disciplined employment of investment underwriting methods that have been developed over the past 30 years, we seek to invest in assets that have attractive risk-adjusted returns in excess of those that would customarily be available to individual investors from an auction real estate marketplace. Using our form financing documents that have been developed and refined over more than 30 years, we negotiate lease and loan agreements that forge an alignment of interest with our customers. These agreements include the widespread use of master leases (which represented 74% of our investments in multiple properties with a single customer as of September 30, 2014); guarantees from our customers' parents or affiliates; and extensive customer financial reporting provisions, including unit-level financial reporting. We believe these features in our documentation decrease our investment risk and are generally unavailable to investors in real estate acquired in an auction real estate marketplace. We have learned that we can improve our efficiency, process integrity and the scalability of our platform through the selective outsourcing of certain non-core functions, among which are certain administrative servicing tasks, legal services and IT functions. The development and implementation of our latest proprietary IT solutions have facilitated our ability to create a highly scalable platform that can be efficiently administered while providing our staff and management with information essential to efficient capital access and superior portfolio management. Lastly, we seek to use our extensive capital markets history, which spans individual and institutional investors and the issuance of secured and unsecured debt, to realize more efficient capital costs and more efficient borrowings than our customers.

    We plan to leverage all of these capabilities to improve our efficiency and process integrity and drive superior risk-adjusted growth.

  •
  Continue to Focus on Middle-Market Companies Operating STORE Properties in the Net-Lease Market.  We believe we have selected the most attractive investment opportunity within the net-lease market, STORE Properties, and targeted the most attractive customer type within that market, middle-market and larger unrated companies. We intend to continue to focus on this market given its strong fundamentals and outsized growth potential. Within the net-lease market for STORE Properties, our value proposition is most compelling to middle-market, bank-dependent companies who are not rated by any nationally recognized rating agency due to their size or capital markets preferences, but who have strong credit metrics. While our lease financing solutions can add value to a wide variety of companies, we believe we fulfill the greatest needs of these companies that generally have less access to efficient sources of long-term capital and are not generally targeted by other market participants (many of whom prefer to focus on broader net-lease investment opportunities offered by larger real estate intensive companies with credit ratings).

  •
  Actively Manage our Balance Sheet to Maximize Capital Efficiency.  Our senior leadership team seeks to select funding sources designed to lock in long-term investment spreads and limit interest rate sensitivity. We seek to maintain a prudent balance between the use of debt (which includes STORE Master Funding, CMBS borrowings, insurance borrowings, bank borrowings and possibly preferred stock issuances) and equity financing. We target a level of debt within a range of six to seven times our earnings before interest, taxes, depreciation and amortization. As of September 30, 2014, the long-term, non-recourse debt of our consolidated special purpose entities had an aggregate outstanding principal balance of $1.3 billion, a weighted average maturity of 7.1 years and a weighted average interest rate of 4.89%.

Our Real Estate Investment Portfolio

        As of September 30, 2014, our total investment in real estate and loans approximated $2.5 billion, representing investments in 850 property locations, substantially all of which are profit centers for our customers. These investments generate our cash flows from contracts predominantly structured as net leases, mortgage loans and combinations of leases and mortgage loans, or hybrid leases. All of our owned single-tenant properties are subject to leases; the weighted average non-cancellable remaining term of our leases at September 30, 2014, was 15 years.

        Our real estate portfolio is highly diversified. As of September 30, 2014, our 850 property locations are operated by 201 customers across 46 states. None of our customers represented more than 4% of our portfolio at September 30, 2014 and our top ten largest customers represented less than 22% of annualized base rent and interest. Our customers operate their businesses across 201 concepts in more than 50 industries. Our top five concepts as of September 30, 2014 were Gander Mountain, Applebee's, Ashley Furniture HomeStore, Popeyes Louisiana Kitchen and Starplex Cinemas; combined, these concepts represented 16% of annualized base rent and interest. Our top five industries as of September 30, 2014 are restaurants, health clubs, early childhood education centers, movie theaters and furniture stores. Combined, these industries represented 56% of annualized base rent and interest.

Our geographic diversification (by annualized base rent and interest) is displayed below, with each dot representing a location where one or more of our properties are located.

        Our industry diversification by annualized base rent and interest is displayed below.

  Diversification by Customer

        Our 850 property locations are operated by our 201 customers. The following table details our ten largest customers as of September 30, 2014 (dollars in thousands):

Customer	Annualized Base Rent and Interest(1)	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain Company	$8,352	3.87%	12
Starplex Master Holdings, Inc.	7,214	3.34	10
O'Charley's LLC	5,612	2.60	30
Sailormen, Inc.	4,544	2.11	41
FreedomRoads, LLC	4,173	1.93	8
Heald College, LLC(2)	3,627	1.68	5
Conn's, Inc.	3,551	1.65	7
Apple Sauce, Inc.	3,504	1.62	19
RMH Franchise Holdings, Inc.	3,462	1.61	17
Hill Country Holdings, LLC	3,371	1.56	6
All other customers (191 customers)	168,426	78.03	695

Total	$215,836	100.00%	850

(1)
Represents base rent and interest, annualized based on rates in effect on September 30, 2014, for all of our leases, loans and direct financing receivables in place as of that date.

(2)
Heald College, LLC operates the properties under a lease that is also guaranteed by Corinthian Colleges, Inc., its parent.

  Diversification by Concept

        Our customers operate their businesses across 181 concepts. The following table details those concepts as of September 30, 2014 (dollars in thousands):

Concept	Annualized Base Rent and Interest(1)	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain	$8,352	3.87%	12
Applebee's	7,648	3.54	39
Ashley Furniture HomeStore	7,306	3.39	14
Popeyes Louisiana Kitchen	6,012	2.79	57
Starplex Cinemas	5,971	2.77	8
O'Charley's	5,612	2.60	30
FreedomRoads	4,173	1.93	8
Golden Corral	3,794	1.76	16
Heald College	3,626	1.68	5
Conn's Home Plus	3,551	1.65	7
Gold's Gym	3,511	1.63	6
At Home	3,068	1.42	3
Main Event Entertainment	3,028	1.40	4
Theragenics Corporation	2,900	1.34	3
LA Fitness	2,898	1.34	4
Rainbow Child Care Center	2,826	1.31	23
Fatz Cafe	2,822	1.31	18
Sunshine House Early Learning Academy	2,816	1.30	31
Children's Learning Adventure	2,697	1.25	4
KFC	2,605	1.21	33
South Florida Radiation Oncology	2,568	1.19	9
University of St. Augustine	2,536	1.17	1
Preferred Freezer Services	2,465	1.14	1
Enchanted Care Learning Center	2,291	1.06	13
All other concepts (157 concepts)	120,760	55.95	501

Total	$215,836	100.00%	850

(1)
Represents base rent and interest, annualized based on rates in effect on September 30, 2014, for all of our leases, loans and direct financing receivables in place as of that date.

  Diversification by Industry

        Our customers' business concepts are diversified across various industries within the service, retail and industrial sectors. The following table summarizes those industries as of September 30, 2014 (dollars in thousands):

Tenant Industry	Annualized Base Rent and Interest(1)	% of Annualized Base Rent and Interest	Number of Properties
Service:
Restaurants—full service	$40,096	18.58%	218
Restaurants—limited service	21,449	9.94	211
Health clubs	18,386	8.52	38
Early childhood education centers	17,430	8.08	103
Movie theaters	15,031	6.96	24
Junior colleges	5,688	2.64	8
Colleges and professional schools	4,051	1.88	4
All other service industries (25 industries)	35,945	16.64	115
Retail:
Furniture stores	9,216	4.27	19
Sporting goods stores	8,352	3.87	12
Recreational vehicle dealers	4,173	1.93	8
All other retail industries (7 industries)	13,604	6.30	41
Industrial:
All industrial (19 industries)	22,415	10.39	49

Total	$215,836	100.00%	850

(1)
Represents base rent and interest, annualized based on rates in effect on September 30, 2014, for all of our leases, loans and direct financing receivables in place as of that date.

  Diversification by Geography

        Our 850 property locations are spread across 46 states. The following table details the geographical locations of our properties as of September 30, 2014 (dollars in thousands):

State	Annualized Base Rent and Interest(1)	% of Annualized Base Rent and Interest	Number of Properties
Texas	$30,269	14.02%	78
Illinois	14,217	6.59	45
Tennessee	13,261	6.14	57
Georgia	13,095	6.07	62
Florida	12,034	5.58	61
Arizona	10,229	4.74	33
California	9,968	4.62	14
Ohio	9,371	4.34	50
North Carolina	8,650	4.01	60
South Carolina	6,986	3.24	38
Kentucky	6,980	3.23	31
Oklahoma	6,391	2.96	26
Colorado	6,159	2.85	13
Mississippi	5,495	2.54	25
Indiana	5,475	2.54	29
Pennsylvania	5,280	2.44	15
Missouri	4,729	2.19	12
Alabama	4,457	2.06	17
New Jersey	3,964	1.84	6
Minnesota	3,724	1.72	16
Kansas	3,515	1.63	7
Washington	3,055	1.42	10
Wisconsin	2,906	1.35	8
Iowa	2,842	1.32	13
Michigan	2,476	1.15	10
Virginia	2,208	1.02	13
All other states (20 states)(2)	18,100	8.39	101

Total	$215,836	100.00%	850

(1)
Represents base rent and interest, annualized based on rates in effect on September 30, 2014, for all of our leases, loans and direct financing receivables in place as of that date.

(2)
Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

  Lease Expirations

        The following table sets forth the schedule of our lease, loan and direct and direct financing receivable expirations as of September 30, 2014 (dollars in thousands):

Lease Expiration/Loan Maturity Year(1)	Annualized Base Rent and Interest(2)	% of Annualized Base Rent and Interest	Number of Properties
Remainder of 2014	$—	—%	—
2015	968	0.45	5
2016	—	—	—
2017	701	0.32	1
2018	1,036	0.48	2
2019	1,786	0.83	5
2020	689	0.32	2
2021	2,924	1.36	4
2022	988	0.46	4
2023	8,435	3.91	37
2024	5,478	2.54	16
2025	4,523	2.10	9
2026	8,102	3.75	28
2027	21,032	9.74	61
2028	36,311	16.82	113
2029	36,391	16.86	157
2030	2,781	1.29	2
2031	16,689	7.73	105
2032	29,862	13.84	167
2033	18,397	8.52	84
2034	14,525	6.73	48
>2044(3)	4,218	1.95	—

Total	$215,836	100.00%	850

(1)
Expiration year of contracts in place as of September 30, 2014 and excludes any tenant option renewal periods.

(2)
Represents base rent and interest, annualized based on rates in effect on September 30, 2014, for all of our leases, loans and direct financing receivables in place as of that date.

(3)
There are no contract expirations between 2035 and 2043.

Investment Guidelines

        We seek to invest in properties possessing characteristics that reduce our real estate investment risks. Our goal is to invest in properties that will be continuously occupied and produce income from our customers. We seek commercially desirable locations and properties with improvements that also are suitable for use by other tenants. These types of commercial properties permit us to promptly re-lease the real estate to another operator with minimal management time and expense or sell the property if a sale is determined to be advantageous to us. We seek to invest in properties that have strong unit-level economics that make a positive contribution to the total operations of our customers. By investing in this type of commercial property, we believe there is a smaller risk of default because our customers depend on the property for their sales and profits. We also prefer to make our property investments at or below the replacement cost of the property to reduce the risk of the business moving to a different location, and to reduce our residual valuation risk. We seek to make investments that are diversified by customer, industry and geography. Through portfolio diversification, we seek to protect our stockholders from fluctuations in income caused by under-performing individual real estate assets or adverse economic conditions affecting an entire industry. We anticipate our portfolio will become more diverse as we continue to make new real estate investments.

        The products we typically offer our customers include net-leases, mortgage loans and combinations of leases and mortgage loans, or hybrid leases, which combine a lease of the real estate with a mortgage loan secured by the improvements. We also plan to create other financing products if doing so will provide greater transaction certainty, tax savings or efficiency to our customers. Virtually all of our lease investments have primary lease terms of between 10 and 20 years, with lease escalations that are tied to inflation or have fixed-rate increases, or both. As of September 30, 2014, the weighted average, non-cancellable remaining term of our leases was approximately 15 years.

  Real Estate Property Types

        Our target STORE Properties include three different types of real estate:

  •
  Specialty.  The first single-tenant property type we target is "specialty" real estate, which is real estate built for a specific application and leased to our customers without regard to the number of square feet. This category includes restaurants, movie theatres, health clubs, and other similar businesses.

  •
  Generic.  A number of single-tenant properties in our target market are more generic, consisting of real estate that could be leased to a variety of users in multiple industries. These property types include an assortment of retail and industrial assets, such as an Ashley Furniture Homestore or a Gander Mountain sporting goods store.

  •
  Business-Centric.  The third and final single-tenant property type we target is business-centric real estate, which is property that is indistinguishable from the business itself. Examples of these property types include theme parks, ski resorts and parking facilities.

  Product Types

        We have three principal financial products: net leases, mortgage loans and hybrid leases.

  •
  Net Leases.  The vast majority of our investments are leased to customers under net leases, and our principal net lease is a triple-net lease, whereby our tenants are required to pay all of the maintenance, insurance, tax and other expenses associated with the properties. As of September 30, 2014, 97% of our leases were triple-net leases. We target leases that have a primary lease term of 15 or more years.

  •
  Mortgage Loans.  We may, from time to time, extend mortgage loans with customers based on their needs and preferences. As of September 30, 2014, we had one mortgage loan investment.

  •
  Hybrid Leases.  A hybrid lease is a combination of a net lease, typically on the land, and a coterminous mortgage loan secured by the improvements on the land. Under a hybrid lease, the land is legally separated from the improvements on the land, and the customer sells the land to us and pledges the improvements to us to secure a mortgage loan from us. Members of our senior leadership team have used hybrid lease structures to accommodate customer tax and ownership preferences since the early 1980s. As of September 30, 2014, hybrid leases accounted for less than 5% of our annualized base rent and interest.

  Lease Escalations

        We benefit from contractual rent escalations, as approximately 97% of our leases and loans (by annualized base rent and interest) have escalations that are either fixed or based on the Consumer Price Index, or CPI. CPI-based rent escalations generally increase rent at the lesser of the increase in CPI or a stated contractual fixed percentage. Our escalations provide a measure of inflation protection for our stockholders, as well as a strong potential source of internal growth. As of September 30, 2014, approximately 62% of our leases provide for annual escalations. We believe such frequent escalations are unusual in the net-lease real estate auction marketplace, where escalations are not uncommon, but are usually less frequent. The majority of the remainder of our leases generally provide for payment escalation every five years. As of September 30, 2014, the weighted average annual escalation rate of our entire portfolio was 1.7% (if the escalations in all of our leases are expressed on an annual basis). Additional information on lease escalation frequency and weighted average annual escalation rates is displayed below as of September 30, 2014.

Lease Escalation Frequency	Percentage of Annualized Base Rent and Interest	Weighted Average Annual Escalation Rate
Annually	62%	1.8%
Every 2 years	1%	0.5%
Every 3 years	2%	2.1%
Every 5 years	31%	1.7%
Every 10 years	1%	1.0%
Other	3%	NA

Total / Weighted Average	100%	1.7%

        As depicted in the chart below, approximately 74% of contractual rent escalations (by annualized base rent and interest) are CPI-based, while approximately 23% are based on fixed percentage or scheduled increases. The complete distribution of contractual rent escalation types in our portfolio (by annualized base rent and interest) is displayed below.

  Other Investments

        In order to provide comprehensive real estate financing solutions to our customers, a small percentage of our portfolio may be invested in other assets not described above. These investments are made in assets that are necessary to our customers' businesses and typically occur in connection with the purchase or financing of other assets of our customers. These other investments could include investments in properties where the customer does not directly generate income at the location, but the asset is otherwise important to the customer's business, such as its corporate headquarters or a product distribution facility. In some instances, we may also make investments where the real estate is leased by us under a ground lease.

        In addition, we may make a limited amount of additional investments on properties we own or finance in the form of loans secured by equipment or other fixtures owned by the customer. In limited cases, we may also take title to certain furniture, fixtures or equipment located at the premises that are integral to the business and would have value to a replacement tenant. As of September 30, 2014, such investments comprised a nominal amount of our total portfolio.

Investment Origination Process

        The real estate investments we make are identified by our internal origination team, which is located in Scottsdale, Arizona. We have six direct-origination relationship managers who have responsibility for specific geographic territories. Together, their efforts have accounted for more than 75% of our investment originations, which represented a mix of new and existing customers. New customers are generally obtained from referrals or through our proprietary database of approximately 8,000 prospective companies. To complement our direct origination efforts, we have a team of two relationship managers operating a "broker desk," which analyzes investment opportunities that are available through real estate brokers or advertised on national commercial real estate listing services. Our broker desk actively monitors the listings of STORE Properties and estimates that the aggregate listing price of available STORE Properties is in excess of $10 billion at any given time. Our broker desk evaluates potential investment opportunities and bids on select investments that meet our investment criteria. The activities of our broker desk have contributed to approximately 25% of our investment originations. As a group, our internal origination team enhances our market presence by attending targeted industry and business conferences, by communicating through direct mailings and e-mail correspondence and by using social media. Once transactions are closed, we maintain a continuing and direct relationship with our customers regardless of how the investments were originated. In addition to the origination efforts of our internal origination team, members of our senior leadership team and other S|T|O|R|E employees periodically identify opportunistic acquisitions of portfolios of STORE Properties. Since 2012, S|T|O|R|E has evaluated, but has not consummated, any such opportunistic portfolio investments.

        The following graph illustrates our methods of investment originations:

Our Pipeline of Investment Opportunities

        In connection with our evaluation of potential investment opportunities, we utilize a software tracking system that segregates those opportunities into multiple stages, as listed in the table below. Those stages, collectively, represent our "pipeline." Each member of our internal origination team is required to log potential investment opportunities into the pipeline when they are identified as actionable and to update the system as the opportunity flows from one stage to another. This enables us to track each opportunity as it moves through the various stages. By tracking every stage of the pipeline, we can measure the percentage of opportunities that flow through each stage, as noted by the percentages in the table below. We have tracked each stage of our pipeline since our inception in May 2011 and the table below reflects such data since inception.

        In accumulating our growing investment portfolio, we are constantly evaluating a broad array of potential investment opportunities, with an estimated 50% of potential investment opportunities considered actionable and included in our pipeline. An actionable opportunity is any identified opportunity that we are actively pursuing because it meets certain basic investment criteria, including, but not limited to, triple-net, single-tenant, fee simple ownership (as opposed to a ground lease interest), and our assessment of the likelihood of getting some level of financial reporting from the prospective tenant. An opportunity in the "Letter of Intent Sent" stage means we have reviewed all available information about the opportunity and have submitted a non-binding offer to purchase the property or properties on the economic terms proposed. An opportunity in the "Letter of Intent Executed" stage means we have reached a non-binding agreement with the seller on the proposed terms in our letter of intent and the parties have signed the letter. An opportunity in the "Investment Approved" stage means our investment committee has approved the opportunity, either on the terms set forth in the executed letter of intent or on such modified terms as the committee may make in its deliberation of the opportunity. An opportunity in the "Contract Executed" stage means we and the seller(s) have signed a purchase and sale agreement, which sets forth the terms and conditions under which the property will be sold by the seller and purchased by us. An opportunity in the "Investment Closed" stage means that we have funded the purchase of the property or properties and taken title to the real estate.

        By its nature, our pipeline is dynamic, and its size and composition, as well as the timing and probability of investment closings, are likely to vary substantially over time. See "Risk Factors—Risks Related to Our Business—We may not acquire the properties that we evaluate in our pipeline."

        The percentage of identified opportunities that historically have reached each of our investment stages is set forth in the table below.

Investment Stage	Estimated Percentage of Identified Opportunities
Actionable Opportunities	50%
Letter of Intent Sent	32%
Letter of Intent Executed	11%
Investment Approved	7%
Contract Executed	5%
Investment Closed	5%

        As of September 30, 2014, our pipeline approximated $5.6 billion in size, meaning that we had identified about $5.6 billion of actionable opportunities; and, as of September 30, 2014, approximately $389 million of investments, including commitments to fund improvements to real estate properties previously acquired, had reached the "Investment Approved" stage and were in the process of being closed or funded, subject to customary due diligence and closing conditions. Between October 1, 2014 and October 17, 2014, $10 million of the $389 million had closed; $2 million had fallen out of closing for various reasons; and $377 million is still in the process of being closed or funded. Of the $377 million, we consider $146 million to be probable of closing because we have signed purchase agreements or disbursement contracts and have no reason to believe that any special circumstances or facts exist that could cause us to conclude that closing or funding the transaction is doubtful. Subsequent to September 30, 2014, an additional $96 million of investment opportunities had reached the Investment Approved stage, bringing the total volume of investments and commitments in the process of being closed or funded to $473 million as of October 17, 2014. Of the $473 million, we consider $157 million to be probable of closing.

        The following chart depicts the distribution of our pipeline as of September 30, 2014 across different industry sectors for all properties for which an industry sector had been identified.

Customer Value Proposition

        We believe that our direct investment originations and relationships add value to our customers by offering tailored financing solutions that are superior to those available from traditional financing sources. Key to accomplishing this is our ability to be responsive and customer-centric in a marketplace that tends to focus primarily on real estate and the initial lease, or capitalization, rates. We believe that our real estate lease solutions expand the business opportunities for our customers. By contrast, many real estate leases and mortgages offered in the marketplace by other participants include wealth-eroding restrictions such as punitive prepayment penalties and prepayment restrictions, assignability limitations and the inability to address underperforming and outperforming locations. In addition, many real estate landlords and their leases do not address other important customer-centric considerations, such as solutions to increase after-tax proceeds from real estate sales and the availability of new capital for improvements to existing real estate. We believe that the lack of these operational considerations can have a meaningfully negative impact on the stockholder value of our customers. We refer to the menu of solution we offer our customers as Master Funding Solutions. Our Master Funding Solutions do not impose excessive or overly restrictive limitations on our customers and provide them with the operational flexibility to increase stockholder value by allowing them to expand locations that are performing well and address locations that are underperforming. In addition, Master Funding Solutions address improving after-tax proceeds, availability of development capital and the ability to efficiently assign our leases. Beyond Master Funding Solutions, our goal is to be the landlord of choice through our professionalism, reliability, experience and desire to serve the needs of our customers. STORE Properties are subject to many administrative needs, from lease assignments and corporate restructurings, to insurance, lien waivers, easements and similar requests. We believe that if we provide responsive services to our customers, we will improve their operating performance, and decrease their administrative staffing requirements.

 Investment Underwriting

        When we review a potential investment, we use a "bottom-up" approach to underwriting and investment risk, which has been developed by our senior leadership team over 30 years of originating and managing investments in the single tenant net-lease industry. Each investment in our portfolio has three payment sources for underwriting. The first and primary source of payment for our underwriting review is unit- or store-level profitability, since the distinguishing characteristic of a STORE Property is that sales and profits are generated at the property location. The second source of payment is the overall corporate credit and the availability of cash flow from all of our customer's assets to support all of its obligations (including its obligations to S|T|O|R|E). If the assets we invest in fail to produce profits, then payments (including our rent) would come from cash flows generated by our customer's other assets. The third and final source of payment is the value of the real estate that we will acquire; our general guideline is that we will not invest in a STORE Property for an amount greater than its replacement cost. As illustrated by the following diagram, our proprietary underwriting analysis uses a "credit pyramid," which analyzes the three primary sources of payment for our leases and loans:

        Unit-Level Profitability.    We review the difference, or spread, between unit-level financial performance and the rent and loan payments we expect to receive. We believe that profitability of the business operated at our real estate locations provides an indication of future residual value. We view properties having insufficient cash flow to make contractual payments to us to be credit-dependent, meaning that our customers have to make payments to us from other sources of cash flow. The resulting risk is that adverse tenant credit events (such as an insolvency or bankruptcy) will likely cause underperforming properties to become vacant. In addition, unprofitable properties result in a cash flow drain on the operations of our customers, weakening their financial results and credit profiles.

        Tenant or Corporate Credit.    We perform detailed credit reviews of the financial condition of all our proposed customers to determine their financial strength and flexibility and their ability to pay us from resources other than the operations at our real estate locations. These other tenant resources are a potential source of payment to us and represent a secondary source of our payments, or the second tier of our pyramid. Alternative tenant cash flows from sources other than the properties we own can raise the margin of error for our investment.

        Real Estate Valuation.    For each of our real estate properties, our underwriting process evaluates comparable real estate assets in the real estate market applicable to each proposed investment. We generally invest in real estate assets at or below replacement cost. In addition, for our generic real estate investments, we seek rental streams that are supportable by the local real estate auction marketplace. Our historical underwriting analysis suggests that this real estate valuation procedure should result in lower default rates and increased recovery rates for defaulted properties. In our underwriting process, we employ nationally recognized databases to estimate supportable real estate values. Prior to closing, we also use third-party real estate appraisers and engineers to provide estimates of value as well as the physical condition and economic useful life of the real estate improvements. These underwriting procedures provide us with an idea of likely ranges of real estate valuation in the event of a default. This is a third and essential source of payment for S|T|O|R|E, representing both investment residual value as well as recovery default value.

        We supplement our bottom-up approach reflected in our credit pyramid with an additional analysis, including the following:

        Tenant Management.    In our underwriting process, we also review the quality of management of each of our customers and their management's ability to compete in a changing market place. We believe that the quality of our customers' management and ability to respond to competitive market conditions is an additional element of credit support for our underwriting.

        Industry.    In our underwriting process, we review each industry in order to determine competitive factors and the long-term viability of the industry. We believe that by identifying macro-economic industry trends, we can better attempt to avoid investment in industries subject to long-term functional obsolescence. We believe that industry viability supports investments, residual values and investment recovery values in the event of tenant defaults.

        Structure and Documentation.    Investment structure and documentation play significant roles in our investment decisions. We believe that both promote alignments of interest, whereby the tenant is discouraged from working against our interests. Structural considerations include corporate, parent company or stockholder guarantees. Documentation considerations include liens on assets held at our real estate locations, the use of bankruptcy remote entities (in the case of hybrid leases or mortgage loans) and master leases, which bind multiple properties in a single lease. Master leases effectively transform individual property risk to an aggregate risk across multiple properties, which lowers our investment risk. As of September 30, 2014, approximately 74% of our investments in multiple properties with a single customer were in the form of master leases.

  Effective Default Risk or the STORE Score

        Our investment risk is different from that of an unsecured creditor because insolvent companies will typically continue paying us as they seek to reorganize, assuming our single-tenant properties are contributing to the profitability of their company. We developed the STORE Score to account for both of our principal risks: (i) the risk of tenant or company insolvency (the loss of our secondary source of payment); and (ii) the risk of lease rejection in bankruptcy (following a tenant or company default), as a result of insufficient property-level cash flows (the loss of our first source of payment).

        Risk of Tenant or Company Insolvency.    Tenant financial distress is typically caused by consistently poor or deteriorating operating performance, near-term liquidity issues or unexpected liabilities. To assess the probability of tenant or company insolvency, we utilize Moody's Analytics RiskCalc, which is a model for predicting private company defaults based on Moody's Analytics Credit Research Database, which incorporates both market and company-specific risk factors. The Moody's Analytics Credit Research Database was built in partnership with over 50 leading financial institutions around the world and contains 50 million financial statements on over 12 million borrowers and more than 800,000 private company defaults. According to Moody's, RiskCalc is used by the world's leading banks, corporations and asset managers, including Barclay's, HSBC, Union Bank, Commerce Bank and Rabobank, to screen obligors at origination, detect credit deterioration, price credit risk, monitor and benchmark exposures or investments and address regulatory compliance.

        Moody's Analytics RiskCalc generates an estimated default frequency, or EDF, expressed as a percentage, for each tenant or borrower and equates this EDF to a corresponding credit rating. The chart below lists the maximum percentage EDF that corresponds to each Moody's RiskCalc credit rating, with the percentage indicating the likelihood that a tenant or borrower would commit an act of default within the next 12 months, where default is defined (by Moody's) as the occurrence of any of the following events: bankruptcy; 90-days past due; placement on non-accrual status or write-down. For example, an implied Aaa-rated private company would have a maximum risk of default of 0.02% within the next 12 months.

Credit Rating	1-Year Tenant EDF
Aaa	0.02%
Aa1	0.03%
Aa2	0.05%
Aa3	0.09%
A1	0.14%
A2	0.18%
A3	0.22%
Baa1	0.28%
Baa2	0.43%
Baa3	0.66%
Ba1	1.10%
Ba2	1.65%
Ba3	2.48%
B1	3.71%
B2	5.57%
B3	8.35%
Caa/C	In excess of 8.35%

*
Source Reference: Moody's Analytics RiskCalc, Version 3.1

        The companies within our portfolio had Moody's RiskCalc credit ratings ranging from A1 to Caa as of September 30, 2014, as shown by the light-colored bars in the chart below entitled "Moody's EDF and STORE Score Equivalent Ratings."

        Risk of Lease Rejection.    In the event of tenant or company insolvency, our credit risk is that we "take back" a property due to rejection of the lease in bankruptcy. The profitability of the business operating on our property or properties is typically the primary factor for a tenant in determining whether to keep a property operating or to vacate and turn over the premises to us. With respect to a lease, we estimate a probability of lease rejection based on the unit fixed charge coverage ratio, or Unit FCCR, at the property or properties we lease to our customer. The Unit FCCR is the ratio of cash flow generated by a unit (after deducting an allocation for corporate overhead) to the aggregate of debt service and operating lease payments for such unit, which is a more conservative method of calculating Unit FCCR than a "four-wall" Unit FCCR calculation that does not factor in corporate overhead. As of September 30, 2014, our weighted average Unit FCCR was 3.08x, and our median Unit FCCR was 2.04x. With respect to mortgage loans and hybrid leases, since our borrower/tenant is typically a bankruptcy remote entity that has sub-leased the real property collateral to the operator, we apply the same probability of lease rejection analysis with respect to the loan (by virtue of the underlying sublease) as we do to a traditional net-lease tenant. The table below shows the estimated probabilities of lease rejection we have assigned to various ranges of Unit FCCR values:

Unit FCCR Range	Lease Rejection Probability
2.0x or Greater	10%
1.5x - 2.0x	25%
1.0x - 1.5x	50%
1.0x or Less	100%

        Calculating the STORE Score.    To quantify the probability of lease rejection to us of any lease in our portfolio, we multiply (i) the tenant's EDF percentage, which we refer to as Tenant Risk, by (ii) our estimate of the probability of lease rejection (based on the tenant's Unit FCCR). The resultant percentage, which we refer to as Contract Risk, represents our assessment of the credit risk of our contract—either our lease or loan—with that tenant or company. We then map the Contract Risk percentage to the implied credit rating on the Moody's Analytics RiskCalc rating scale to arrive at our STORE Score, which is our overall assessment of the long-term credit risk of the investment.

        The following is an example of our calculation of the STORE Score for a lease on a property with a Unit FCCR between 1.5x and 2.0x where the tenant has a Moody's 1-year EDF percentage of 1.2%, which equates to a Moody's RiskCalc rating of Ba2:

        In the example above, our estimated credit risk, or STORE Score, is Baa2, which is determined by multiplying the Tenant Risk of 1.2% by our estimated lease rejection probability of 25%, resulting in a Contract Risk of 0.30% corresponding to a Baa2 implied credit rating. We perform this analysis for each lease and loan in our portfolio. As the table below shows, our tenants—denoted by the light-colored bars—have a weighted average tenant credit profile (as measured by Moody's RiskCalc) of approximately Ba2, as of September 30, 2014. However, the credit quality of our contracts—denoted by the dark bars—is enhanced to a weighted average of Baa3 (as of September 30, 2014) based on our assessment of the likelihood of our tenants choosing to continue to operate at our properties in the event of their insolvency.

 Moody's EDF and STORE Score Equivalent Ratings

*
Data as of September 30, 2014.

Portfolio Management

        In addition to assessing risk, we also work to limit potential defaults through strong portfolio monitoring and proactive intervention through property substitutions, sales or other means. Our strong servicing platform makes this possible. Following the acquisition of each property, we continue to actively monitor its profitability as well as the financial performance of each of our customers through:

  •
  Financial Monitoring:  We monitor the financial performance of each customer and each property by reviewing both corporate and unit-level financial statements to assess the ability of customers to meet their payment obligations. We believe that early detection of customer financial stress allows us more flexibility in risk mitigation and can lessen default and loss probability.

  •
  Real Estate Monitoring:  We periodically perform site inspections of our properties based on an evaluation of financial performance, unique property characteristics and industry factors and trends. We use this information to ensure customer compliance with maintenance obligations and because site inspections can provide a leading indicator of property-level performance trends.

  •
  Management of Defaults:  If a problem is identified, we respond quickly in order to improve investment recoveries by assessing and implementing various recovery alternatives available to us.

  •
  Selective Property Sales:  From time to time, we sell properties that underperform financially or otherwise do not meet our long-term objectives in order to avoid potential customer defaults in the future. In addition, on a limited and selective basis, we may acquire and re-sell properties that we purchase in connection with the acquisition of a larger portfolio of properties. If properties are being sold on an "all or none" basis, we may purchase some properties that do not precisely meet our desired investment criteria in order to acquire a larger portfolio of properties we wish to hold.

 Financing Strategy

        Our capital consists of debt and equity components. We have financed and expect to finance our assets using a number of different sources, including cash from operations, and the continued issuance of equity and debt. We believe that we are the only REIT investing in STORE Properties that has received private equity funding from large, sophisticated institutional investors. Through this offering, we intend to add to our initial private institutional equity capital with future public capital to facilitate our growth and to improve our capital efficiency.

        We believe that our borrowings contribute to potential stockholder returns and growth funding. We believe that the availability of multiple debt capital sources helps to improve our funding efficiency and manage funding risk. STORE Master Funding, CMBS borrowings, insurance borrowings and bank borrowings, while all offering forms of term debt financing, are funded through different investment sources. In addition to these sources of debt capital, our senior leadership team has experience with senior unsecured lines of credit and term borrowings (FFCA was the first net-lease REIT to obtain an investment-grade rating) and even fully traunched mortgage-backed securities pools (FFCA used them to fund mortgage loans).

        We believe that how our assets are funded with equity and borrowings is important in our ability to deliver investor returns and manage investment risk. Risks that can be better managed through equity and liability choices include: (i) our ability to control our investment portfolio; (ii) our ability to manage long-term interest rate risk, which is the risk that rising interest rates cause cash flow erosion; and (iii) our ability to realize the benefits of growth for our stockholders. The risks attendant to these considerations are as follows:

  Borrowing Levels

        Our senior leadership team is mindful of maintaining a prudent balance between the use of borrowings and equity financing. For a REIT, borrowings include preferred stock issuances, since the after-tax impact for REITs of preferred securities is the same as for borrowings. We tend to target a level of debt (which includes recourse and non-recourse borrowings and preferred stock issuance) within a range of six to seven times our earnings before interest, taxes, depreciation and amortization. We believe such a borrowing level is historically consistent with conservatively capitalized REITs. We also have a preference for borrowings that improve our flexibility to manage our company for the benefit of our stockholders.

  Interest-Rate Sensitivity Management

        Long-term interest rate risk can be managed by:

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  Locking into Long-Term Financing Contracts.  We have historically sought to avoid floating-rate long-term borrowings, even if they are managed with interest rate swaps. We generally are willing to accept the longest term borrowings, even if it means that we pay more.

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  Lease Escalations.  Lease escalations can insulate us from the impact of rising interest rates.

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  Secured Borrowings.  While our senior leadership has used unsecured borrowings, secured borrowings offer two benefits: (i) increased scrutiny from third parties, which improves investment discipline, and (ii) reduced interest rate risk resulting from loan amortization. When compared to companies that make use of unsecured borrowings, secured borrowings are a substitute for both unsecured borrowings and preferred stock and can therefore lower capital costs. Secured borrowings are also generally assumable, which enhances corporate operating flexibility.

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  Laddered Maturities.  Laddered borrowing maturities limit interest rate risk by reducing the potential for liability sensitivity in any given year. We will be liability-sensitive in certain years to the extent that our debt maturities exceed our retained free cash flow. As we grow, our balance sheet will be expected to tolerate larger debt maturities while limiting any liability sensitivity. While preferred stock issuances can limit liability sensitivity, since they are a debt substitute for REITs, we expect to weigh this feature against the annual preferred share cost. Our senior leadership team has historically avoided issuing preferred stock because the cost typically has materially exceeded that of available borrowing alternatives.

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  Mean Reversion.  Our senior leadership team believes that investments should not be made simply because we have the ability to realize a satisfactory spread between the lease rate and the borrowings at any given moment. Recent interest rates have been at historic lows, which has placed downward pressure on lease rates. However, the lease rates are not indexed to interest rates and any eventual debt refinancing has a likelihood of reverting to historical levels, which can be destructive to interest rate spreads and investment economics.

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  Continued Corporate Growth.  We believe that new investments that are accretively funded with future equity issuances and borrowings can contribute meaningfully to our future cash flow growth per share. Such potential growth can also serve to insulate our stockholders from the risks of rising interest rates, through both the potential for increased dividends and higher lease rates on new investments in a rising interest rate environment.

  Growth Management

        We expect to continue to grow rapidly as we meet the needs of our middle-market customers. We expect the benefits of growth will be to lower our risk through greater investment diversity and to realize greater per share cash flows for our existing stockholders than would be realized absent the growth. This is what is termed external growth. External growth can be a material source of stockholder cash flow growth, especially if the annual investment activity is high relative to the balance sheet of the enterprise. Since the beginning of 2013, we have made approximately $1.7 billion in new investments, which was substantial relative to our year-end 2012 total assets of $980 million. We anticipate that the rate of increase of our external growth will eventually reduce over time as we increase in size. Key to our external growth will be maintaining investment return discipline, which is important to rendering new share issuance favorable for our existing stockholders.

Proprietary Information Technology Platform

        We have a scalable and flexible information technology, or IT, platform. As a new company formed in 2011, we were able to design, develop and build our own proprietary infrastructure and database platform by using the latest technologies in database design and management. Our senior leadership team had previously constructed two prior platforms and drew on this knowledge when designing and implementing the system we developed for S|T|O|R|E. We combined the best features of prior platforms with the latest in systems design, operation and management to build an IT platform that is scalable, flexible, secure and stable. Our IT platform allows us to collect, access, manage and analyze large amounts of data, with the ability to integrate information across multiple software applications.

        A key component of our scalable IT platform is our property management and servicing platform, the STORE Universal Database System, or SUDS. SUDS was specifically designed and built by us to facilitate the collection, storage, management and analysis of our extensive customer and property information associated with the investments we make. The SUDS application joins our property database, accounting system and customer relationship management system, allowing for integrated reporting and information delivery. Information accessible to SUDS includes data we capture and also information that is imported from third party vendors we employ. SUDS is fully available to our staff at their desktop, can be remotely accessed and includes:

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  Lease Abstracts.  A summary of the primary contract terms, including payment dates, rental amounts, rental increases and expiration dates;

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  Customer Information.  Complete customer information, including contact history, as well as corporate financial information, including corporate fixed charge coverage ratios and Moody's RiskCalc ratings;

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  Document Scans.  The primary financing documents for each transaction, including lease and loan agreements, appraisals and our internal credit memoranda which analyze each transaction we finance;

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  Property Information.  Complete property information, location data, land and building dimensions, age, appraisal data, photographs, site inspection information and financial performance history, including unit-level fixed charge coverage ratios; and

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  Servicing Information.  Complete servicing information, including payment history and all customer requests and interaction.

        SUDS offers us strong and scalable portfolio servicing capacity, can integrate information from multiple sources and compliments our other employed software solutions, including:

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  Customer Relationship Management (CRM). We use Salesforce.com, an industry-leading CRM application to manage our origination, underwriting and closing activities;

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  Accounting System.  We use Coda Financials from UNIT4 Business Software, a highly flexible general ledger and accounting system that was also used by our leadership team at FFCA;

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  Customer Financial Statement Analysis.  We use software from Moody's Analytics to archive and analyze customer financial data and also to provide ongoing EDF Scores as we monitor portfolio performance; and

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  Document and Reporting Access.  We use Microsoft Sharepoint for secure, mobile access to paperless reports, presentations and information delivery, which is important to enable the ready access of such information by our staff in a largely paperless environment.

        We maintain and continually update our IT platform with the help of select leading vendors. Our information systems reside in secure, backed-up, off-site servers administered by an independent vendor in a data center that serves multiple Fortune 100 companies. We believe the combination of our state-of-the-art IT platform, SUDS, our proprietary systems and our custom software is unique to the net-lease industry and provides us a competitive advantage.

Competition

        We face competition in the acquisition and financing of STORE Properties from numerous investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk. We also believe that competition for real estate financing comes from middle-market business owners themselves, many of whom have had a historic preference to own, rather than lease, the real estate they use in their businesses. The competition we face may increase the demand for STORE Properties and, therefore, reduce the number of suitable acquisition opportunities available to us or increase the price we must pay to acquire STORE Properties. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

 Employees

        As of September 30, 2014, we had 48 full-time employees, all of whom are located in our single office in Scottsdale, Arizona. Our staff is mostly comprised of professional employees engaged in origination, underwriting, closing, financial reporting, portfolio management and capital markets activities essential to our business. Our staff is complemented by select vendors and outsourcing employed by our leadership team over many years. Together, we have designed the integration of our staff with external service suppliers to offer us both high scalability and strong process integrity.

Principal Legal Proceedings

        We may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. Since our organization in May 2011, we have not been a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Principal Executive Offices

        Our principal offices are located at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. We currently occupy approximately 14,000 square feet of space leased from an unaffiliated third party. We believe that our offices are adequate for our present and currently planned future operations and that adequate additional space will be available if needed in the future.

Insurance

        Our leases and loan agreements typically provide that our tenants and borrowers will maintain insurance of the type and in the amounts that are usual and customary for similar types of commercial property, including adequate commercial general liability, fire, flood and extended loss insurance provided by reputable companies, with commercially reasonable exclusions, deductibles and limits. Under certain circumstances, however, we may permit certain tenants and borrowers to self-insure. Pursuant to such leases, our tenants are required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured or loss payee (or mortgagee, in the case of our lenders) on their property policies. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet.

        In addition to being a named insured on our tenants' liability policies, we separately maintain commercial general liability coverage in the event our tenants or borrowers do not obtain their required insurance. We also maintain full property coverage on all properties not occupied by our tenants and other property coverage as may be required by our lenders which are not required to be carried by our tenants under our leases.

Regulation

        General.    Our properties are subject to various laws, regulations, including regulations relating to fire and safety requirements, ordinances and affirmative and negative covenants and in some instances, common area obligations. Our tenants and borrowers have primary responsibilities for compliance with these requirements pursuant to our lease and loan agreements. We believe that each of our properties has the necessary permits and approvals to operate and conduct its business.

        Americans With Disabilities Act.    Under Title III of the Americans with Disabilities Act of 1990, or the ADA, and rules promulgated thereunder, in order to protect individuals with disabilities, public accommodations must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable". In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" and the standard takes into account, among other factors, the financial resources of the affected site and the owner, lessor or other applicable person.

        Compliance with the ADA, as well as other federal, state and local laws, may require modifications to properties we currently own or may purchase, or may restrict renovations of those properties. Failure to comply with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional obligations or restrictions on our properties. Although our tenants and borrowers are generally responsible for all maintenance and repairs of the property pursuant to our lease and other financing agreements, including compliance with the ADA and other similar laws or regulations, we could be held liable as the owner of the property for a failure of one of our tenants to comply with these laws or regulations.

Environmental Matters

        General.    All real property and the operations conducted on real property are subject to Federal, state and local laws and regulations relating to human health and the environment. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons, including owners or operators, for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. These laws and regulations apply to past and present business operations of our tenants and borrowers and the use, storage, handling and contracting for recycling or disposal of hazardous substances or wastes. Our tenants and borrowers are obligated to comply with environmental laws. Our leases and loans typically impose obligations on our tenants and borrowers to indemnify us from all or most compliance costs we may experience as a result of the environmental conditions on our properties. If a tenant or borrower fails to, or cannot comply, we may be required to pay such costs. We are not aware of any environmental condition with respect to any of our properties which would have a material adverse effect on our business, financial condition or results of operations. We cannot predict whether new or more stringent laws relating to the environment will be enacted in the future or how such laws will impact the operations of businesses at our properties. Costs associated with an environmental event could be substantial.

        Superlien Laws.    Under the laws of many states, contamination on a site may give rise to a lien on the site for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a "superlien."

        CERCLA.    The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, imposes strict liability on present and past "owners" and "operators" of a contaminated site for the costs of clean-up. A secured lender may be liable as an "owner" or "operator" of a contaminated site if agents or employees of the lender have participated in the management of such site or in the operations of the tenant. Excluded from CERCLA's definition of "owner" or "operator" however, is a person "who without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest". This is the so called "secured creditor exemption." With respect to most of the assets in our investment portfolio, we are the owner of the real property. However, with respect to a few of the assets in our investment portfolio, we are not the owner of the property but have a mortgage loan on the property. In both instances, we believe we meet the secured creditor exemption.

        Liability is not limited to the original or unamortized principal balance of a loan or to the value of the site securing a loan. CERCLA provides substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a site, the lender must actually participate in the operational affairs of the site or our tenant or borrower. CERCLA provides that "merely having the capacity to influence, or unexercised right to control" operations does not constitute participation in management. A lender may lose the protection of the secured creditor exemption only if it exercises decision-making control over our tenant's or borrower's environmental compliance and hazardous substance handling and disposal practices, or assumes responsibility for substantially all operational functions at the site or overall management encompassing day-to-day decision making with regard to environmental compliance. CERCLA also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a site, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the site at the earliest practicable commercially reasonable time on commercially reasonable terms.

        Certain Other Federal and State Laws.    Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the Federal Resource Conservation and Recovery Act, or RCRA. The definition of "hazardous substances" under CERCLA specifically excludes petroleum products. Subtitle I of RCRA governs underground petroleum storage tanks. The protections accorded to lenders under CERCLA are also accorded to the holders of security interests in underground petroleum storage tanks if the lender does not participate in management of the underground storage tanks and is not otherwise engaged in petroleum production, refining or marketing. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors.

        In a few states, transfers of some types of sites are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a site through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the site.

        Also, certain federal, state and local laws govern the removal, encapsulation or disturbance of asbestos-containing materials, or ACMs, in the event of the remodeling, renovation or demolition of a building. Such laws, as well as common law standards, may impose liability for releases of ACMs and may provide for third parties to seek recovery from owners or operators of sites for personal injuries associated with such releases.

        Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to site) related to hazardous environmental conditions on a site. While it may be more difficult to hold a lender liable in such cases, unanticipated or uninsured liabilities of our tenant or borrower may jeopardize the tenant's or borrower's ability to meet its lease or loan obligations.

        Additional Considerations.    The cost of remediating hazardous substance contamination at a site can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets.

        If a lender forecloses on a mortgage secured by a site on which business operations are subject to environmental laws and regulations, the lender will be required to operate the site in accordance with those laws and regulations. Such compliance may result in substantial expense.

        In addition, a lender may be obligated to disclose environmental conditions on a site to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected site, sometimes substantially, and thereby decrease the ability of the lender to recoup its investment in a loan upon foreclosure.

MANAGEMENT

Directors and Officers

        The names and ages of our officers, directors and director nominees as of the date of this prospectus are set forth below. Upon the completion of this offering, Joseph M. Donovan and Quentin P. Smith, Jr. are anticipated to be elected to our board of directors.

Name	Age	Position
Morton H. Fleischer	77	Chairman of the Board of Directors
Christopher H. Volk	58	President, Chief Executive Officer and Director
Manish Desai	35	Director
Derek Smith	50	Director
Rajath Shourie	40	Director
Kenneth Liang	53	Director
Mahesh Balakrishnan	31	Director
Joseph M. Donovan	59	Director Nominee
Quentin P. Smith, Jr.	63	Director Nominee
Catherine Long	58	Chief Financial Officer, Executive Vice President and Treasurer
Michael T. Bennett	57	Executive Vice President—General Counsel, Chief Compliance Officer and Secretary
Christopher K. Burbach	38	Executive Vice President—Underwriting
Mary Fedewa	49	Executive Vice President—Acquisitions
Michael J. Zieg	41	Executive Vice President—Portfolio Management

Morton H. Fleischer, Chairman of the Board of Directors

        Mr. Fleischer was one of our founders in May 2011 and has served as the Chairman of our board of directors since our organization. Prior to co-founding us, Mr. Fleischer co-founded Spirit Finance Corporation (now Spirit Realty Capital, Inc.), or Spirit, a real estate investment trust, and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the New York Stock Exchange, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s and 1990s that were predecessors to Franchise Finance Corporation of America, or FFCA, a real estate investment trust that he formed and took public on the New York Stock Exchange in 1994. Mr. Fleischer served as FFCA's Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital Corporation in 2001. FFCA was the nation's largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital Corporation in 2001. Mr. Fleischer received a B.A. degree from Washington University—St. Louis, Missouri from which he was awarded its Distinguished Business Alumni Award in 1993.

Christopher H. Volk, President, Chief Executive Officer and Director

        Mr. Volk was one of our founders in May 2011 and has served as our President and Chief Executive Officer and as a director since our organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994; oversaw the issuance of FFCA's unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming us, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a board member from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA's board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new

name given to the business following the FFCA acquisition, until December 2002. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

Manish Desai, Director

        Mr. Desai has served as a director since 2011. Mr. Desai is a Managing Director of Oaktree and is involved in the investment and management of Oaktree's real estate funds. Mr. Desai joined Oaktree in 2004 from Morgan Stanley. At Morgan Stanley he served as an Analyst for Morgan Stanley Realty, or MSR, and Morgan Stanley Real Estate Funds, or MSREF. During his time at MSR and MSREF, Mr. Desai was involved in a number of advisory assignments, including the spin-off and restructuring of Fairmont Hotels, as well as the evaluation of numerous properties and portfolios for acquisition. Prior experience includes internships at American Enterprise Institute and the U.S. Office of Management and Budget in the executive offices at the White House. Mr. Desai received a B.A. degree in Public Policy with a secondary major in Economics from Stanford University.

Derek Smith, Director

        Mr. Smith has served as a director since 2011. Mr. Smith is a Managing Director of Oaktree and is responsible for the execution and management of all real estate investments and the administration of Oaktree's real estate funds. Prior to joining Oaktree in 2010, Mr. Smith spent 19 years at Paul, Hastings, Janofsky & Walker LLP, most recently as the Vice Chair of the Global Real Estate Department. In this role, Mr. Smith represented numerous opportunity funds, investment banks and other private investors in all aspects of their investments in all types of real estate. Mr. Smith also served as the Chair of the Technology Committee of Paul Hastings, where he led the firm's use and investment in information systems and technology. Mr. Smith received a B.S. degree in Computer Science from Brigham Young University and a J.D. degree from Cornell University. He is a member of the State Bar of California.

Rajath Shourie, Director

        Mr. Shourie has served as a director since 2011. Mr. Shourie is a Managing Director of Oaktree and Co-Portfolio Manager of Oaktree's Opportunities Funds. He joined Oaktree in 2002, and since then has spent his time investing in distressed debt. He has invested in the airline/aircraft industry for a number of years, and led the firm's investments in financial institutions during the global financial crisis. Mr. Shourie has worked with a number of Oaktree's portfolio companies, and, in addition to his service on our board, currently serves on the boards of Taylor Morrison Home Corporation (NYSE:TMHC), Star Bulk Carriers Corp. (NASDAQ:SBLK) and Nine Entertainment Company (ASX:NEC), a leading TV network in Australia. He has been active on creditors' committees, including the steering committee in the restructuring of CIT Group. Prior to joining Oaktree, he worked in the Principal Investment Area at Goldman, Sachs & Co., and was a management consultant at McKinsey & Co. Mr. Shourie earned a B.A. in Economics from Harvard College, where he was elected to Phi Beta Kappa. He then went on to receive an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Kenneth Liang, Director

        Mr. Liang has served as a director since 2011. Mr. Liang is a Managing Director of Oaktree and Head of Restructurings in Oaktree's Opportunities Funds group. Mr. Liang coordinates all restructurings of investments in Oaktree's Distressed Opportunities and Value Opportunities strategies. Mr. Liang has been active in numerous creditors' steering committees, including the Tribune Company restructuring, as well as the restructurings of CIT Group, Enron, World Com/MCI, Charter Communications and Nine Entertainment Company (a leading TV network in Australia). Mr. Liang has worked with a number of Oaktree's portfolio companies including the Tribune Company (media), Jackson Square Aviation (aircraft leasing), Tekni-Plex (packaging and tubing manufacturer) and Taylor

Morrison (North American homebuilder). From Oaktree's formation in 1995 until June 2001, Mr. Liang was Oaktree's General Counsel. Earlier, he served as a Senior Vice President at TCW with primary legal and restructuring responsibility for Special Credits Funds investments and, before that, he was an associate at the law firm of O'Melveny & Myers. Mr. Liang holds a B.S. degree in Business Finance and Economics from the University of Southern California and a J.D. degree from Georgetown University Law Center.

Mahesh Balakrishnan, Director

        Mr. Balakrishnan has served as a director since 2011. Mr. Balakrishnan is a Senior Vice President in Oaktree's Opportunities Funds group. Mr. Balakrishnan joined Oaktree in 2007 and has been focused on investing in the shipping, real estate, chemicals and financial institutions sectors. He has been active on a number of creditors' committees including ad hoc committees in the Lehman Brothers and LyondellBasell restructurings. Prior to joining Oaktree, Mr. Balakrishnan spent two years as an Analyst in the Financial Sponsors & Leveraged Finance group at UBS Investment Bank. Mr. Balakrishnan graduated cum laude with a B.A. degree in Economics (Honors) from Yale University.

Joseph M. Donovan, Director Nominee

        Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan is also an independent director, Chairman of the Investment Committee and member of the Compensation Committee of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City-based broker-dealer and asset management company, and has been with the company since 2009. Mr. Donovan has been involved in investment banking since 1983 and has been with CS First Boston/the First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

Quentin P. Smith, Jr., Director Nominee

        Mr. Smith is the founder and President of Cadre Business Advisors LLC, or Cadre, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner-in-Charge of Arthur Andersen's Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He is currently on the Board of Banner Health System and chairs its Compensation and Governance Committees and was previously its Chairman. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank. He also has served on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. in Quantitative Methods from Pepperdine University.

Catherine Long, Chief Financial Officer, Executive Vice President and Treasurer

        Ms. Long was one of our founders in May 2011 and has served as our Chief Financial Officer, Executive Vice President and Treasurer since our organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding us, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA's Principal Accounting Officer and actively participated in FFCA's real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

        Mr. Bennett was one of our founders in May 2011 and has served as our Executive Vice President, Chief Compliance Officer and Secretary since our organization and, recently, was named General Counsel. Mr. Bennett has over 30 years of legal, transactional and operational experience in the real estate and finance industries. Prior to co-founding us, Mr. Bennett was Senior Vice President—Operations, Chief Compliance Officer and Corporate Secretary at Spirit from early 2005 to February 2010 where he was involved in structuring, negotiating and closing all of its real estate and debt-related transactions, including the largest retail sale-leaseback transaction in the United States in 2006. From 1991 to 2000, Mr. Bennett served as Vice President and General Counsel of Farmer Mac (NYSE:AGM), a government-sponsored enterprise providing financing to America's agricultural industry. Mr. Bennett's legal career included several years in private law practice with Brown & Wood, a New York based law firm which subsequently merged with the law firm of Sidley Austin, concentrating on complex mortgage and other asset-based structured finance transactions. He received a B.A. degree (summa cum laude) in Government and Foreign Affairs from Hampden-Sydney College and a J.D. degree from the University of Virginia Law School. He is a member of the bars of the District of Columbia, the State of New York and the Commonwealth of Virginia.

Christopher K. Burbach, Executive Vice President—Underwriting

        Mr. Burbach joined us in February 2012 and has served as our Executive Vice President—Underwriting since that time. Mr. Burbach has a broad range of experience in credit, underwriting and financial analysis. Prior to joining us, Mr. Burbach served in numerous capacities at Spirit from February 2006 to January 2012, including most recently as Vice President of Investment Management responsible for managing the investments of the company's $3.5 billion real estate portfolio. Mr. Burbach also managed the Underwriting group at Spirit. Prior to Spirit, Mr. Burbach served as Chief Executive Officer of VM Management, Inc. which owned a for-profit private school and managed a non-profit charter school in Phoenix, Arizona. Prior to VM Management, Mr. Burbach was a consultant with Navigant Consulting, Inc. in San Francisco, California, engaged in financial consulting for the Construction and Government Industries Groups. Mr. Burbach received a B.S. degree in Finance from Santa Clara University and an M.B.A. degree from Arizona State University. Mr. Burbach is also a CFA charterholder.

Mary Fedewa, Executive Vice President—Acquisitions

        Ms. Fedewa was one of our founders in May 2011 and has served as our Executive Vice President—Acquisitions since our organization. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding us, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. Ms. Fedewa was previously a Managing Director of Acquisitions at Spirit from 2004 to 2007, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance which was the successor company to FFCA. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance.

While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated Summa Cum Laude with a B.A. degree in Business Management with a concentration in Finance.

Michael J. Zieg, Executive Vice President—Portfolio Management

        Mr. Zieg was one of our founders in May 2011 and serves as our Executive Vice President—Portfolio Management. Mr. Zieg has spent over 15 years in the commercial real estate industry with experience in finance, transaction structuring, credit, and asset management and recovery. Prior to co-founding us, Mr. Zieg was Senior Vice President—Portfolio Management at Spirit from 2007 to February 2010 where he oversaw portfolio management for a net-lease real estate portfolio in excess of $3.5 billion. From 1997 to 2007, Mr. Zieg was with the national law firm of Kutak Rock LLP, where he was a partner focusing on corporate finance and securities transactions. Mr. Zieg represented Spirit as outside legal counsel beginning with its inception in 2003 through its sale to a private consortium in 2007 when he joined the company. Prior to assisting in the formation of Spirit, he also represented FFCA as outside counsel from 1997 until its sale to GE Capital in 2001. Mr. Zieg received a B.B.A. degree in Finance from Texas A&M University and a J.D. degree from the University of Denver.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Our Corporate Governance

        We have structured our corporate governance in a way that we believe aligns our interests with those of our stockholders, including but not limited to the following:

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  our controlling stockholder has advised us that, when it ceases to have beneficial ownership of a majority of our shares, it will ensure that employees of our controlling stockholder will no longer constitute a majority of our board of directors;

  •
  our board of directors is not classified and each of our directors is subject to election annually, and we will not classify our board of directors in the future without the approval of our stockholders;

  •
  we will have a fully independent audit committee and independent director representation on our compensation and nominating and corporate governance committees as of the consummation of this offering, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

  •
  at least one of our directors will qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we will opt out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without stockholder approval; and

  •
  we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

        Oaktree has advised us that it does not intend to vote in favor of the classification of our board, an opt-in to the Maryland business combination statute or control share acquisition statute or the adoption of a stockholder rights plan.

 Controlled Company

        Our common stock has been approved for listing on the NYSE, subject to official notice of issuance. After the completion of this offering, certain investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries that are invested in us, will continue to indirectly own more than 50% of the combined voting power of our common stock; therefore, under current listing standards, we will qualify as a "controlled company." Accordingly, will be exempt from requirements to have a majority of independent directors, a fully independent nominating and corporate governance committee with a written charter addressing the committee's purpose and responsibilities and a fully independent compensation committee with a written charter addressing the committee's purpose and responsibilities. For at least some period following the consummation of this offering, we intend to use these exemptions. As a result, following the consummation of this offering, the majority of our directors will not be independent and we will not have a nominating and corporate governance committee or a compensation committee that is comprised entirely of independent directors. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE's corporate governance requirements. If we cease to be a controlled company and our shares are still listed on the NYSE, we will be required to comply with these provisions within the transition periods specified in the NYSE's corporate governance rules.

Stockholders Agreement

        Prior to the consummation of this offering, we intend to enter into a stockholders agreement with STORE Holding Company, LLC, or STORE Holding. Under this stockholders agreement, STORE Holding will have the right, subject to certain terms and conditions, to nominate representatives to our board of directors and committees of our board of directors. For so long as the stockholders agreement remains in effect, STORE Holding directors may only be removed with STORE Holding's consent. However, if the number of STORE Holding directors exceeds the number of directors STORE Holding is entitled to nominate under the stockholders agreement, STORE Holding is required to take all necessary action to cause the appropriate number of STORE Holding directors to offer to resign. If there is a vacancy on our board of directors because of the resignation or removal of a STORE Holding director, the stockholders agreement requires us to nominate an individual designated by STORE Holding for election. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Pursuant to the stockholders agreement, STORE Holding will have certain nomination rights. For so long as STORE Holding owns shares representing at least 50% or more of the combined voting power of our common stock, STORE Holding will be entitled to nominate the majority of the directors to serve on the board of directors. When STORE Holding owns shares representing less than 50% but greater than or equal to 40% of the combined voting power of our common stock, STORE Holding will be entitled to nominate the number of directors equal to the lowest whole number that is at least 40% of the total number of directors. When STORE Holding owns shares representing less than 40% but greater than or equal to 30% of the combined voting power of our common stock, STORE Holding will be entitled to nominate the number of directors equal to the lowest whole number that is at least 30% of the total number of directors. When STORE Holding owns shares representing less than 30% but greater than or equal to 20% of the combined voting power of our common stock, STORE Holding will be entitled to nominate the number of directors equal to the lowest whole number that is at least 20% of the total number of directors. When STORE Holding owns shares representing less than 20% but greater than or equal to 10% of the combined voting power of our common stock, STORE Holding will be entitled to nominate the number of directors equal to the lowest whole number that is at least 10% of the total number of directors.

 Director Independence

        The board of directors has determined that Morton H. Fleischer is an "independent director" as such term is defined by the applicable rules and regulations of the NYSE. The board of directors has also determined that director nominees Joseph M. Donovan and Quentin P. Smith, Jr. meet the requirements to be an "independent director" as such term is defined by the applicable rules and regulations of the NYSE.

Board Structure

        The board of directors currently consists of seven members. Upon the consummation of this offering, Messrs. Donovan and Quentin Smith will be elected as additional, independent directors and the board of directors will therefore consist of nine members. Our charter and bylaws provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors; provided, that, in accordance with the stockholders agreement, so long as STORE Holding continues to beneficially own shares representing 10% or more of the combined voting power of our common stock, we will agree to nominate individuals designated by STORE Holding for election as our directors as specified in the stockholders agreement.

        Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal (each director may be removed with cause by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors); provided, that, for so long as the stockholders agreement remains in effect, STORE Holding directors may only be removed with STORE Holding's consent. However, if the number of STORE Holding directors exceeds the number of directors STORE Holding is entitled to nominate under the stockholders agreement, STORE Holding is required to take all necessary action to cause the appropriate number of STORE Holding directors to offer to resign. Vacancies on the board of directors may be filled at any time by the remaining directors; provided, that, if there is a vacancy on our board of directors because of the resignation or removal of a STORE Holding director, the stockholders agreement requires us to nominate an individual designated by STORE Holding for election.

        At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

        Our board of directors is not divided into classes with staggered terms, and each of our directors is subject to re-election annually.

Background and Experience of Directors

        When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our board of directors considered the following important characteristics, among others:

  •
  Mr. Fleischer—our board of directors considered Mr. Fleischer's familiarity with our history and operations, his experience as an early participant in net-lease financing and his extensive real estate and capital markets experience.

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  Mr. Volk—our board of directors considered Mr. Volk's familiarity with our history and operations, his experience as an early participant in net-lease financing and his extensive real estate and capital markets experience.

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  Mr. Desai—our board of directors considered Mr. Desai's extensive experience in evaluating and investing in real-estate related assets.

  •
  Mr. Derek Smith—our board of directors considered Mr. Smith's extensive knowledge and experience in the legal aspects of negotiating, structuring and managing real estate investments.

  •
  Mr. Shourie—our board of directors considered Mr. Shourie's extensive experience in real estate, finance and corporate governance.

  •
  Mr. Liang—our board of directors considered Mr. Liang's extensive experience in real estate, finance and corporate governance.

  •
  Mr. Balakrishnan—our board of directors considered Mr. Balakrishnan's experience in real estate, finance and corporate governance.

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  Mr. Donovan—our board of directors considered Mr. Donovan's experience as a board member, his extensive investment banking and capital markets experience and his expertise in accounting and finance.

  •
  Mr. Quentin Smith—our board of directors considered Mr. Smith's experience as a board member, extensive business management consulting, corporate management and operational experience.

Committees of the Board

        We currently have an Audit Committee, and upon the consummation of this offering, the board of directors will establish a Compensation Committee and a Nominating and Corporate Governance Committee. Upon completion of this offering, copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

  Audit Committee

        Upon the completion of this offering, we expect our Audit Committee to consist of Messrs. Donovan, Fleischer and Quentin Smith, with Mr. Donovan serving as the chair. The functions of our Audit Committee, among other things, include:

  •
  reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

  •
  appointing and determining the compensation for our independent auditors;

  •
  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

  •
  reviewing and overseeing our independent registered public accounting firm.

        Our board of directors has determined that Mr. Donovan qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Donovan, Fleischer and Smith are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. The Audit Committee will consist of all independent directors upon the completion of this offering.

  Compensation Committee

        Upon the completion of this offering, we will establish a Compensation Committee and will adopt a charter for the Compensation Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters. We expect our Compensation Committee to consist of Messrs. Derek Smith, Fleischer and Balakrishnan, with Mr. Smith serving as the chair. The functions of our Compensation Committee, among other things, will include:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;

  •
  reviewing and approving executive officer and director compensation;

  •
  reviewing and approving overall compensation programs; and

  •
  administering our incentive compensation and equity-based plans.

        In order to comply with certain SEC and tax law requirements, our compensation committee (or a subcommittee of the compensation committee) must consist of at least two directors that qualify as "non-employee directors" for the purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Code.

  Nominating and Corporate Governance Committee

        Upon the completion of this offering, we will establish a Nominating and Corporate Governance Committee and will adopt a charter for the Nominating and Corporate Governance Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters. We expect our Nominating and Corporate Governance Committee to consist of Messrs. Fleischer, Desai and Liang, with Mr. Fleischer serving as the chair. The functions of our Nominating and Corporate Governance Committee, among other things, will include:

  •
  identifying individuals qualified to become board members and recommending director nominees and board members for committee membership;

  •
  developing and recommending to our board corporate governance guidelines; and

  •
  overseeing the evaluation of our board of directors and its committees and management.

Risk Oversight

        Our board of directors will oversee a company-wide approach to risk management that is carried out by our senior leadership team. Our board of directors will determine the appropriate risk for us generally, assess the specific risks faced by us and review the steps taken by our senior leadership team to manage those risks. While our board of directors will maintain the ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas. Specifically, our Compensation Committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Nominating and Corporate Governance Committee will be responsible for overseeing the management of risks associated with the independence of our board of directors.

Risk and Compensation Policies

        Our senior leadership team, at the direction of our board of directors, has reviewed our employee compensation policies, plans and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on us. In conducting this evaluation, our senior leadership team has reviewed our compensation plans, including our long-term incentive plan and employment agreements, to evaluate risk and the internal controls we have implemented to manage those risks. In completing this evaluation, our board of directors and senior leadership team believe that there are no unmitigated risks created by our compensation policies, plans and practices that create incentives or encourage behavior that is reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

        Upon completion of this offering, none of the members of our Compensation Committee will have ever been an officer or employee of us. None of our executive officers will have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Codes of Conduct

        Upon or prior to completion of this offering, we anticipate that our board of directors will adopt a code of business conduct and ethics that applies to our directors, officers and employees. Upon completion of this offering, a copy of this code will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

        None of our directors received compensation in 2013 except for our chairman, Mr. Fleischer, who received aggregate compensation of $393,800, consisting of $200,000 in cash director fees and $193,800 in the value of restricted stock awards. Other than Mr. Fleischer, no director has received any compensation for serving on the board of directors or committees thereof. Subsequent to this offering, Mr. Fleischer will be entitled to receive an annual cash retainer of $200,000 and annual grants of restricted stock in an amount having a value of $200,000 that will vest over four years.

        Subsequent to this offering, Messrs. Donovan and Quentin Smith will each be entitled to receive an annual cash retainer of $50,000, and each will receive annual grants of restricted stock in an amount having a value of $80,000 that will vest at the end of each term served. The first such grant will be effective upon completion of this offering based on the offering price of our common stock. They will also be entitled to receive $2,000 per meeting for each meeting of the board of directors in excess of six meetings per year.

        Mr. Donovan will also receive $17,500 in cash to serve as the chair of our Audit Committee. Messrs. Derek Smith and Fleischer will not receive a cash retainer to serve as the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively. If an outside director (a director who is not an employee of us or of our controlling stockholder) other than Mr. Fleischer serves as chair of the Compensation Committee or the Nominating and Corporate Governance Committee in the future, we anticipate that the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an annual cash retainer of $10,000.

        Directors who are employees of us or of our controlling stockholder will not receive any compensation for serving on the board of directors or committees thereof. If we have additional outside directors in the future (directors who are not employees of us or of our controlling stockholder), we anticipate that they will be entitled to compensation arrangements to be determined.

EXECUTIVE COMPENSATION

        The following members of our senior leadership team are the "named executive officers" for purposes of the SEC's compensation disclosure regulations for emerging growth companies: Christopher Volk, Catherine Long and Mary Fedewa. In addition to providing compensation information with respect to the named executive officers, we also have disclosed, in the table below and in the other tables and discussion that follow in this section of the prospectus, compensation information with respect to the other members of our senior leadership team, which include Michael Bennett, Michael Zieg and Christopher Burbach. Throughout this section of the prospectus, we refer to Messrs. Volk, Bennett, Zieg and Burbach and Mmes. Long and Fedewa, collectively, as our "reporting officers."

        Upon completion of this offering, we will establish a Compensation Committee that will be responsible for making all executive compensation determinations in the future. We anticipate that our Compensation Committee will design a compensation program with the objectives of attracting and retaining top management talent, linking compensation realized to the achievement of our short- and long-term strategic goals, and aligning stockholder and management interests by encouraging long-term stockholder value creation.

  Summary Compensation Table

        The table below summarizes for each of the reporting officers the compensation amounts paid or earned for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	All other compensation ($)(4)	Total ($)
Christopher Volk	2013	500,000	484,500	871,896	30,126	1,886,522
President and Chief Executive	2012	500,000	484,500	564,800	30,066	1,579,366
Officer(2)	2011	312,500	313,700	—	19,651	645,851
Catherine Long	2013	350,000	339,000	411,720	24,604	1,125,324
Chief Financial Officer and	2012	350,000	339,000	266,800	24,360	980,160
Executive Vice President(2)	2011	218,750	219,600	—	12,476	450,826
Michael Bennett	2013	320,000	310,000	387,504	30,532	1,048,036
Executive Vice President—	2012	320,000	310,000	251,000	30,085	911,085
General Counsel(2)	2011	200,000	200,800	—	18,876	419,676
Mary Fedewa	2013	350,000	339,000	387,504	25,507	1,102,011
Executive Vice President—	2012	320,000	310,000	251,000	22,313	903,313
Acquisitions(2)	2011	200,000	200,800	—	10,067	410,867
Michael Zieg	2013	320,000	310,000	387,504	19,663	1,037,167
Executive Vice President—	2012	320,000	310,000	251,000	20,940	901,940
Portfolio Management(2)	2011	200,000	200,800	—	8,207	409,007
Christopher Burbach	2013	320,000	310,000	349,392	17,208	996,600
Executive Vice President—	2012	288,889	280,000	—	9,611	578,500
Underwriting(3)

(1)
We provide information regarding the assumptions used to calculate the value of all stock awards made to our reporting officers in Note 8 to our consolidated financial statements included in this prospectus.

(2)
2011 compensation reflects partial year service beginning in May 2011.

(3)
2012 compensation reflects partial year service beginning in February 2012.

(4)
The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our reporting officers included in the "All Other Compensation Column." Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Christopher Volk	2013	10,451	1,075	8,400	10,200	30,126
	2012	10,451	1,215	8,400	10,000	30,066
	2011	10,451	—	4,200	5,000	19,651
Catherine Long	2013	11,012	1,500	1,892	10,200	24,604
	2012	11,012	1,500	1,848	10,000	24,360
	2011	8,052	—	924	3,500	12,476
Michael Bennett	2013	10,607	1,325	8,400	10,200	30,532
	2012	10,607	1,078	8,400	10,000	30,085
	2011	11,476	—	4,200	3,200	18,876
Mary Fedewa	2013	8,335	—	6,972	10,200	25,507
	2012	8,335	1,500	2,478	10,000	22,313
	2011	6,029	—	838	3,200	10,067
Michael Zieg	2013	7,571	—	1,892	10,200	19,663
	2012	9,092	—	1,848	10,000	20,940
	2011	4,147	—	860	3,200	8,207
Christopher Burbach	2013	3,012	—	3,996	10,200	17,208
	2012	3,012	—	3,399	3,200	9,611

  Current Employment Agreements with Reporting Officers

        Each of our reporting officers entered into an employment agreement with STORE Capital Advisors, LLC, a Delaware limited liability company and wholly owned subsidiary of S|T|O|R|E ("STORE Capital Advisors"), and S|T|O|R|E as the guarantor of the obligations of STORE Capital Advisors thereunder. At the end of the initial terms in May 2014, the employment agreements automatically extended for one additional year.

        Each employment agreement provides for the base salary of the reporting officer, which is set forth in the Summary Compensation Table above under the column entitled "Salary." The base salary is considered annually by our board of directors, or a committee thereof, and may be increased at the discretion of our board of directors or such committee; however, the base salary, including any increases, may not be decreased during the term of the employment agreement. Any increase will be retroactive to January 1 of the year in which the increase is approved.

        In addition to the base salary, each reporting officer is eligible to receive an annual incentive bonus for each fiscal year during the term of the employment agreement, based on the satisfactory achievement of reasonable performance criteria and objectives to be adopted by our board of directors, after consultation with management, each year prior to or as soon as practicable after the beginning of the year, but in no event later than March 1 of the applicable performance year. The reporting officer's targeted bonus opportunity shall be (i) a cash payment in an amount up to 100% of the executive's base salary, and (ii) with respect to Messrs. Bennett, Burbach and Zieg, up to $400,000; with respect to Mmes. Fedewa and Long, up to $425,000; and, with respect to Mr. Volk, up to $900,000, each payable in shares of restricted common stock of S|T|O|R|E. In addition, each reporting officer is eligible to receive equity awards, if any, as determined by our board of directors under our 2012 Long-Term Incentive Plan, or any other equity plan maintained by STORE Capital Advisors or its affiliates.

        For a description of the compensation paid to the reporting officers for the last three fiscal years, see the Summary Compensation Table above.

        If we terminate a reporting officer for "cause," the reporting officer will be entitled to receive his or her annual base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination. "Cause" means the reporting officer's:

  •
  refusal or neglect, in the reasonable judgment of our board of directors, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us;

  •
  willful misconduct;

  •
  personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our board of director's reasonable discretion;

  •
  conviction of or entering a plea of guilty or nolo contendre (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction);

  •
  willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our board of director's reasonable discretion; or

  •
  any material breach of the reporting officer's non-competition, non-solicitation or confidentiality covenants.

        If the reporting officer resigns without "good reason," the reporting officer will be entitled to receive his or her annual base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination. "Good reason" means termination of employment by the reporting officer on account of any of the following actions or omissions:

  •
  a material reduction of, or other material adverse change in, the reporting officer's duties, titles, responsibilities or reporting requirements, or the assignment to the reporting officer of any duties, responsibilities or reporting requirements that are materially inconsistent with the position;

  •
  a reduction in the reporting officer's base salary or target bonus;

  •
  a requirement that the primary location at which the reporting officer performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the reporting officer is required to do because of a relocation of our headquarters from Scottsdale, Arizona;

  •
  a material breach by us of the reporting officer's employment agreement; or

  •
  a failure by us, in the event of a change of control (as defined in the employment agreement), to obtain from any successor to us an agreement to assume and perform the reporting officer's employment agreement.

        If the reporting officer resigns with "good reason" or we terminate him or her without "cause," the reporting officer will be entitled to the severance benefits described below, subject to the timely execution and non-revocation of a release:

  •
  all base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination;

  •
  an amount equal to the sum of (1) the reporting officer's base salary, plus (2) an amount equal to the target cash bonus for which the executive was eligible for in the prior fiscal year, whether received or not, plus (3) the bonus for which the reporting officer is eligible in the year in which the termination occurs, prorated for the portion of the year he or she was employed; provided, however, that upon the consummation of this offering, we will enter into new employment agreements with each of our reporting officers that will change the terms of these provisions;

  •
  to the extent the reporting officer is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA, for a period of 12 months, we will pay the excess of (1) the amount the reporting officer is required to pay monthly to maintain coverage under COBRA over (2) the amount the reporting officer would have paid monthly if he or she had continued to participate in our medical and health benefits plan; and

  •
  only if we terminate him or her without "cause," immediate vesting of any and all outstanding unvested shares of our restricted common stock that he or she has been awarded as part of our bonus program.

        Our current employment agreements also provide that each reporting officer, or his or her estate, is entitled to certain benefits in the event of his or her disability or death. Specifically, each reporting officer or, in the event of the reporting officer's death, his or her estate, will be entitled to receive:

  •
  all base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination;

  •
  an amount equal to the target cash bonus for which the reporting officer is eligible in the year in which his or her death or his or her termination due to disability occurs, prorated for the portion of the year he or she was employed and less any incentive bonus payments received by the reporting officer with respect to the year of termination; and

  •
  immediate vesting of any and all outstanding unvested shares of our restricted common stock that he or she has been awarded as part of our bonus program; and

  •
  to the extent the reporting officer is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA, for a period of 18 months, we will pay the excess of (1) the amount the reporting officer is required to pay monthly to maintain coverage under COBRA over (2) the amount the reporting officer would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

        If a "change of control" (as defined in the employment agreements) occurs, and within six months and one day prior to or after the change of control the reporting officer's employment with us is terminated by us for any reason, the reporting officer shall become 100% vested in any unvested restricted stock awards granted in connection with our annual bonus program.

        The employment agreements also contain standard confidentiality provisions, which apply indefinitely and non-competition and non-solicitation provisions which apply during the term of the employment agreement and for one year following the reporting officer's termination under certain circumstances.

  Severance and Change in Control-Based Compensation

        As more fully described above under the caption "—Current Employment Agreements with Reporting Officers" and below under "Certain Relationships and Related Party Transactions—Long-Term Incentives with STORE Holding Company, LLC," we and STORE Holding Company, LLC

have agreed to provide our reporting officers with certain payments or benefits upon certain termination of employment events or in connection with a change in control.

  New Employment Agreements with Reporting Officers

        Upon completion of this offering, each of our reporting officers will enter into new employment agreements with STORE Capital Advisors and us, as the guarantors of the obligations of STORE Capital Advisors thereunder. The current employment agreements with each of our reporting officers will be terminated. The terms of the new employment agreements with our reporting officers are substantially similar to the terms of the current employment agreements except as described below.

  •
  Term.  The new employment agreements will have a four-year term, commencing upon the consummation of this offering.

  •
  Base Salary.  The new employment agreements will have an initial base salary that is equal to the 2014 salary set forth in the table below.

Reporting Officer	Title	2014 Salary
Christopher Volk	President and Chief Executive Officer	$600,000
Catherine Long	Chief Financial Officer, Executive Vice President and Treasurer	$420,000
Mary Fedewa	Executive Vice President, Acquisitions	$420,000
Christopher Burbach	Executive Vice President, Underwriting	$330,000
Michael Zieg	Executive Vice President, Portfolio Management	$330,000
Michael Bennett	Executive Vice President and General Counsel	$320,000
  •
  Annual Incentive Compensation.  In addition to the base salary, each reporting officer will be eligible to receive an annual incentive bonus for each fiscal year during the term of the employment agreement, based on the satisfactory achievement of reasonable performance criteria and objectives to be adopted by our board of directors, as advised by the compensation committee of our board of directors, in its sole discretion, after consultation with management, each year prior to or as soon as practicable after the commencement of such year, but in no event later than March 1 of the applicable performance year. In addition, each reporting officer will be eligible to receive equity awards, if any, as determined by our board of directors under the 2015 Omnibus Equity Incentive Plan.

  •
  Severance.  If the reporting officer resigns with "good reason" or we terminate him or her without "cause," the reporting officer will be entitled to the severance benefits described below:

  •
  all base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination;

  •
  the target cash bonus for which the reporting officer is eligible in the year in which the termination occurs, prorated for the portion of the year he or she was employed;

  •
  in the case of our chief executive officer an amount equal to the sum of (1) two times his base salary, plus (2) two times the target cash bonus for which he was eligible for in the prior fiscal year, whether received or not; and in the case of our other reporting officers an amount equal to the sum of (1) one and one-half times his or her base salary, plus (2) one and one-half times the target cash bonus for which the reporting officer was eligible for in the prior fiscal year, whether received or not;

  •
  to the extent the reporting officer is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA, for a period of

      12 months, we will pay the excess of (1) the amount the reporting officer is required to pay monthly to maintain coverage under COBRA over (2) the amount the reporting officer would have paid monthly if he or she had continued to participate in our medical and health benefits plan; and

    •
    only if we terminate him or her without "cause," immediate vesting of any and all outstanding unvested shares of our restricted common stock that he or she has been awarded as part of our bonus program.

  401(k) Plan

        We have established a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our reporting officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our reporting officers, in accordance with our compensation policies.

  2012 Long-Term Incentive Plan

        In 2012, our board of directors adopted the STORE Capital Corporation 2012 Long-Term Incentive Plan, or the 2012 Incentive Plan, pursuant to which awards may be provided to key employees, officers, directors and others expected to provide significant services to S|T|O|R|E and its affiliates to promote their long-term financial success and increase stockholder value. Subject to certain adjustments set forth in the 2012 Incentive Plan, a maximum of 1,035,400 shares of our common stock may be issued as a result of grants awarded under the 2012 Incentive Plan. As of September 30, 2014, we have awarded 615,607 shares of restricted stock pursuant to awards granted under the 2012 Incentive Plan.

  Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding outstanding equity awards held by each of our reporting officers as of December 31, 2013.

	Stock Awards
Name	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3)		Equity incentive plan awards: market value of unearned shares, units or other rights that have not vested ($)(4)
Christopher Volk	96,040	1,380,216	280	(5)(7)	1,717,705
			200	(6)(7)	—	(6)
Catherine Long	45,357	651,837	105	(5)	644,140
			150	(6)	—	(6)
Michael Bennett	42,682	613,394	105	(5)	644,140
			150	(6)	—	(6)
Mary Fedewa	42,682	613,394	105	(5)	644,140
			150	(6)	—	(6)
Michael Zieg	42,682	613,394	105	(5)	644,140
			150	(6)	—	(6)
Christopher Burbach	24,312	349,394	—	(5)	—
			200	(6)	—	(6)

(1)
Each grant vests ratably in four installments on February 15th of each year following the grant date.

(2)
The market value of shares is based on the per share price as of December 31, 2013. This amount is estimated based upon the price at which we most recently issued stock prior to December 31, 2013 because there was no public market for the shares at that time.

(3)
Represents the Series B Units of STORE Holding Company, LLC granted to members of our senior leadership team by STORE Holding Company, LLC in consideration of their services to STORE Holding Company, LLC in connection with the initial and secondary equity commitments of its members, as described in "Certain Relationships and Related Party Transactions—Long-Term Incentives with STORE Holding Company, LLC." 15% of each award vests over five years on the anniversary of the respective grant dates, with 25% remaining subject to forfeiture if a termination occurs under certain circumstances. If and to the extent the Series B Units become vested and eligible to receive cash distributions, they will dilute the holdings of the other owners of STORE Holding Company, LLC and not the holders of our common stock.

(4)
The market value of the Series B Units assumes that STORE Holding Company, LLC sold its remaining equity interests in us and liquidated without any transaction costs. While this calculation is based upon the price at which we most recently issued stock prior to December 31, 2013, the actual valuation is only determinable when the holders of the equity interests become eligible to receive cash distributions with respect to these equity interests, if at all.

(5)
Series B-1 Units granted May 2011.

(6)
Series B-2 Units granted March 2013. At December 31, 2013, we estimated that our value had not appreciated to a level that would have created value in these awards, so we believe the market value was zero on that date.

(7)
Includes Series B Units held in irrevocable trusts with respect to which Mr. Volk disclaims any legal or beneficial ownership.

  2015 Omnibus Equity Incentive Plan

        Prior to this offering, we intend to adopt the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan, or the 2015 Incentive Plan. We do not anticipate that we will make awards under the 2015 Incentive Plan until 2015. The following is a summary of certain terms and conditions of the 2015 Incentive Plan. This summary is qualified in its entirety by reference to the 2015 Incentive Plan filed as an exhibit to this registration statement.

  Purpose

        Under the 2015 Incentive Plan, we may award select employees, directors, independent contractors and consultants whose contributions are essential to our growth and success options, share appreciation rights, restricted shares, deferred shares, performance shares, other share-based awards, cash awards or any combination of the foregoing. The purpose of the 2015 Incentive Plan is to strengthen the commitment of such potential awardees to us, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in our long-term growth and profitability.

  Administration

        The 2015 Incentive Plan will be administered by our board of directors, or any committee the board may appoint to administer the 2015 Incentive Plan (the Administrator). The Administrator will have full power and authority to interpret and construe all provisions of the 2015 Incentive Plan, any award or any award agreement, and to make all related determinations, including the power and authority to:

  •
  designate grantees of awards;

  •
  determine the type or types of awards to be made to a grantee;

  •
  determine the number of common shares subject to an award;

  •
  establish the terms and conditions of each award;

  •
  prescribe the form of each award agreement; and

  •
  to construe and interpret the terms and provisions of, and supply or correct omissions in, the 2015 Incentive Plan and any award issued under thereunder, and to otherwise supervise the administration of the 2015 Incentive Plan and to exercise all powers and authorities either specifically granted under the 2015 Incentive Plan or necessary and advisable in the administration of the 2015 Incentive Plan.

  Shares Reserved for Issuance Under the Plan

        Subject to adjustment in connection with changes in capitalization and other corporate or non-recurring events, the amount of common stock that is reserved and available for issuance pursuant to Awards granted under the Plan is 6% of the issued and outstanding shares of our common stock as of the date of the completion of this offering. On the 60th day following adoption of the Plan, the number of shares of common stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall automatically increase to be equal to 6% of all outstanding shares on such date, provided, however, that in no event shall such increase exceed 300,000 shares. The maximum number of shares of common stock which may be granted in the form of incentive stock options under the plan is 3,000,000 shares. From and after such time as the 2015 Incentive Plan is subject to Section 162(m) of the Code, the aggregate awards that may be granted during any single fiscal year to any individual who is a likely to be a "covered employee" (as defined in Section 162(m) of the Code) shall not exceed 1,000,000 shares of our common stock. The maximum cash awards that any "covered employee" may receive in any annual performance period is $5,000,000. If any award is forfeited, or if any option or stock appreciation right terminates, expires or lapses without being settled or exercised, shares of our common stock subject to such award will again be available for future grant.

  Options

        The Administrator will be authorized to grant options to purchase shares of common stock that are either "qualified," meaning they satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," meaning they do not satisfy the requirements of Section 422 of the Code. These options will be subject to terms and conditions established by the Administrator. The exercise price of shares purchasable under an option shall be determined by the Administrator in its sole discretion at the time of the grant, but will be at least 100% of the fair market value of our common stock (or 110% in the case of a qualified option granted to a 10% stockholder) on the date of the grant. The maximum term of each option shall be fixed by the Administrator, subject to a maximum term of ten years (or five years in the case of a qualified option granted to a 10% stockholder) from the date such option is granted.

        Options may be exercised in whole or in part by giving written notice of exercise to us specifying the number of whole shares to be purchased, accompanied by payment in full of the aggregate exercise price of the shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any option or category of options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of shares otherwise issuable upon exercise), (ii) in the form of unrestricted shares already owned by the participant which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

  Share Appreciation Rights

        The Administrator is authorized to award stock appreciation rights (referred to as "SARs") under the 2015 Incentive Plan. SARs will be subject to the terms and conditions established by the Administrator. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time less applicable withholding in the case of cash-settled SARs. An option granted under the 2015 Incentive Plan may include SARs, and the Administrator may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the Administrator and reflected in the award agreement. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant, and the term of a SAR may not be longer than ten years. Participants who are granted SARs shall have no rights as stockholders with respect to the grant or exercise of such rights.

  Restricted Shares, Deferred Shares and Performance Shares

        Restricted shares, deferred shares or performance shares may be issued either alone or in addition to other awards granted under the 2015 Incentive Plan. The Administrator shall determine the eligible recipients to whom, and the time or times at which, restricted shares, deferred shares or performance shares shall be made; the number of shares to be awarded; the price, if any, to be paid by the participant for the acquisition of restricted Shares, deferred shares or performance shares; the period of time prior to which such shares become vested and free of restrictions on transfer (the "Restricted Period"), if any, applicable to restricted shares, deferred shares or performance shares; the performance objectives (if any) applicable to restricted shares, deferred shares or performance shares; and all other conditions of the restricted shares, deferred shares or performance shares. If the restrictions, performance objectives or conditions established by the Administrator are not attained, a participant shall forfeit his or her restricted shares, deferred shares or performance shares, in accordance with the terms of the grant. The provisions of the restricted shares, deferred shares or performance shares need not be the same with respect to each participant.

  Other Share-Based Awards

        Under the 2015 Incentive Plan, the Administrator is authorized to grant awards to participants in the form of other share-based awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such awards, consistent with the terms of the 2015 Incentive Plan, at the date of grant or thereafter, including any performance goals and performance periods. Common stock or other securities or property delivered pursuant to an award in the nature of a purchase right granted shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, shares, other awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

  Cash Awards

        The Administrator may grant awards that are denominated in, or payable to participants solely in, cash, as deemed by the Administrator to be consistent with the purposes of the 2015 Incentive Plan, and, except as otherwise provided in 2015 Incentive Plan, such cash awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash may be granted with value and payment contingent upon the achievement of performance goals.

  Performance-Based Awards

        To the extent that the 2015 Incentive Plan is subject to Section 162(m) of the Code, no payment with respect to restricted shares, deferred shares, performance shares, other share-based awards or cash awards which is intended to qualify as "performance-based compensation" (within the meaning of Section 162(m) of the Code) shall be made to a participant prior to the certification by the Administrator that the applicable performance goals have been attained, and such a participant shall only be eligible to receive payment pursuant to such awards for a performance period only if and to the extent that the performance goals for such applicable period have been achieved. Notwithstanding any other provision of the 2015 Incentive Plan and except as otherwise determined by the Administrator, any award which is intended to qualify as "performance-based compensation" shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as "performance-based compensation."

  Effect of a Change in Control

        In the event of a change in control, all outstanding awards will vest only to the extent provided in an employment, severance or change in control agreement between us and the Participant or as specified in an Award Agreement.

  Amendment and Termination

        Our board of directors may amend, alter or terminate the 2015 Incentive Plan, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant's consent. No award may be granted pursuant to the 2015

Incentive Plan after the tenth anniversary of the date on which our board of directors adopts the 2015 Incentive Plan.

  Transfer of Awards

        Until the time that any awards under the 2015 Incentive Plan are fully vested or exercisable in accordance with the 2015 Incentive Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any award or any agreement or commitment to do any of the foregoing by any holder thereof in violation of the provisions of the 2015 Incentive Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000, and a member of our board of directors or nominee, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. We have not implemented a formal written policy relating to the review, approval or ratification of related party transactions, though we plan to adopt a written policy upon the consummation of this offering. However, in practice, all such related party transactions are reported to, and approved by, our full board of directors. Our board of directors will consider all relevant facts and circumstances when deliberating such transactions, including whether the terms of the transaction are fair to us and whether the transaction is consistent with, and contributes to, our growth strategy.

        The following is a summary of related party transactions since our inception, other than compensation arrangements which are described under the sections of this prospectus entitled "Management—Executive Compensation" and "Management—Director Compensation." The related party transactions listed below were all approved by our board of directors.

Long-Term Incentives with STORE Holding Company, LLC

        In connection with the May 2011 formation and initial equity commitment into S|T|O|R|E, our primary stockholder, STORE Holding Company, LLC, or STORE Holding, granted equity interests to members of our senior leadership team. An additional grant of equity interests was made to members of our senior leadership team in connection with a March 2013 secondary equity commitment from STORE Holding. These equity interests, or profits interests, were granted in the form of Series B Units and were issued under the Limited Liability Company Agreement of STORE Holding, dated as of May 17, 2011, as amended, or the STORE Holding LLC Agreement.

        In order for the holders of the Series B Units to receive cash distributions with respect to their Series B Units, the equity investors of STORE Holding must receive a specified cash return based upon a receipt of their invested capital and a specified return on their capital. The Series B Units are subject to vesting and forfeiture provisions, with all of the Series B Units generally vesting after the fifth anniversary of the grant, although 25% of the Series B Units remain subject to forfeiture.

        The Series B Units were issued and designed to provide a long-term incentive for the recipients, who are members of our senior leadership team. The Series B Units also serve as a retention device because a portion of each Series B Unit vests over a period of time. The Series B Units have also been issued to align the interests of STORE Holding and the members of our senior leadership team who are the recipients of these Units.

        In the event of a change in control, as defined in the STORE Holding LLC Agreement, each member of our senior leadership team's vested and unvested Series B Units shall be liquidated in accordance with the provisions of the STORE Holding LLC Agreement.

Registration Rights Agreement

        In connection with this offering, we intend to enter into a registration rights agreement that will provide STORE Holding with certain "demand" registration rights and customary "piggyback" registration rights. The registration rights agreement will also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

 Indemnification Agreements

        We intend to enter into indemnification agreements with our directors and reporting officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Statement of Policy Regarding Transactions with Related Persons

        Upon completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "related person transaction" (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Stockholders Agreement

        We intend to enter into a stockholders agreement with STORE Holding prior to the consummation of this offering. The stockholders agreement will contain provisions related to the composition of our board of directors and the committees of the board of directors. See "Management—Stockholders Agreement." The stockholders agreement also provides that if any provision of the stockholders agreement is inconsistent with our charter or our bylaws, then the provision of the stockholders agreement will be controlling. Also, the stockholders agreement provides that any amendment to our bylaws shall only be effective if approved by Requisite Investor Approval. Requisite Investor Approval means, so long as our controlling stockholder holds at least 50% of the number of shares of our common stock it owns as of the closing of the date of consummation of this offering, the approval of a majority of our board of directors including at least one director nominated by our controlling stockholder. Once our controlling stockholder holds less than 50% of the number of shares of our common stock it owns as of the closing of the date of consummation of this offering, Requisite Investor Approval shall be determined by us or our board of directors in accordance with applicable law, our bylaws and our charter.

 PRINCIPAL STOCKHOLDERS

        The following table shows information within our knowledge with respect to the beneficial ownership of our common stock immediately prior to and after the consummation of this offering, for:

  •
  each of our directors and director nominees;

  •
  each named executive officer;

  •
  each reporting officer;

  •
  each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

  •
  all of our directors, director nominees and executive officers as a group.

        Beneficial ownership and percentage ownership are determined in accordance with the SEC's rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of November 5, 2014, are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but is not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 83,417,633 shares of our common stock outstanding as of September 30, 2014, and 110,926,281 shares outstanding immediately after this offering. The table below does not take into account any shares the persons listed below may purchase in this offering. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255.

	Number of Shares Beneficially Owned Before this Offering		Number of Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage	Number		Percentage
Greater than Five Percent Beneficial Owners:
STORE Holding Company, LLC(1)	82,802,026	99.26%	82,802,026		74.65%
Directors, Director Nominees and Executive Officers:
Morton H. Fleischer(2)	37,456	*	37,456		*
Christopher H. Volk(2)	168,498	*	168,498		*
Manish Desai(3)	*	*	*		*
Derek Smith(3)	*	*	*		*
Rajath Shourie(3)	*	*	*		*
Kenneth Liang(3)	*	*	*		*
Mahesh Balakrishnan(3)	*	*	*		*
Joseph M. Donovan	*	*	4,324	(4)	*
Quentin P. Smith, Jr.	*	*	4,324	(4)	*
Catherine Long(2)	79,576	*	79,576		*
Michael T. Bennett(2)	74,887	*	74,887		*
Christopher K. Burbach	51,276	*	51,276		*
Mary Fedewa(2)	76,572	*	76,572		*
Michael J. Zieg(2)	74,887	*	74,887		*
All executive officers, directors and director nominees as a group (14 persons)	563,152	*	571,800		*

*
Less than 1% of the outstanding common stock

(1)
Of the 991,651 issued and outstanding units of STORE Holding Company, LLC, 425,000 are held by OCM STR Holdings, L.P.; 312,500 are held by OCM STR Holdings II, L.P.; 137,776 are held by OCM STR Co-Invest 1, L.P.; 108,550 are held by OCM STR Co-Invest 2, L.P.; 5,000 are held by Mr. Fleischer; 2,000 are held by Mr. Volk; 400 are held by Ms. Fedewa; 250 are held by Ms. Long; 150 are held by Mr. Bennett; and 25 are held by Mr. Zieg.

The general partner of each of OCM STR Holdings, L.P. and OCM STR Holdings II, L.P. is OCM FIE, LLC. The managing member of OCM FIE, LLC is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the managing members, general partners, shareholders, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM STR Holdings, L.P. or OCM STR Holdings II, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of OCM STR Co-Invest 1, L.P. is Oaktree Real Estate Opportunities Fund V GP, L.P. The general partner of OCM STR Co-Invest 2, L.P. is Oaktree Real Estate Opportunities Fund VI GP, L.P. The general partner of each of Oaktree Real Estate Opportunities Fund V GP, L.P. and Oaktree Real Estate Opportunities Fund VI GP, L.P. is Oaktree Fund GP IIA, LLC. The managing member of Oaktree Fund GP IIA, LLC is Oaktree

  Fund GP II, L.P. The general partner of Oaktree Fund GP II, L.P. is Oaktree Capital II, L.P. The general partner of Oaktree Capital II, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, shareholders, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM STR Co-Invest 1, L.P. or OCM STR Co-Invest 2, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(2)
In addition to the amount of our common stock listed in the table, Messrs. Fleischer, Volk, Bennett and Zieg and Mmes. Long and Fedewa hold the number of units of STORE Holding Company, LLC noted above.

(3)
The units held by OCM STR Holdings, L.P., OCM STR Holdings II, L.P., OCM STR Co-Invest 1, L.P. and OCM STR Co-Invest 2, L.P. may be deemed to be beneficially owned by each of Messrs. Desai, Smith, Shourie, Liang and Balakrishnan, who are members of our board of directors, by virtue of his being an officer or equivalent of OCM FIE, LLC, Oaktree Capital Management, L.P. and/or Oaktree Fund GP II, L.P. Each of Messrs. Desai, Smith, Shourie, Liang and Balakrishnan disclaims beneficial ownership of these shares, except to the extent of any indirect pecuniary interest therein.

(4)
Represents the number of shares of restricted stock to be issued to our director nominees upon completion of this offering, based on the initial public offering price of $18.50 per share.

 DESCRIPTION OF STOCK

        The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the Maryland General Corporation Law, or MGCL. See "Where You Can Find More Information."

General

        Our charter authorizes us to issue up to 375,000,000 shares of common stock, $0.01 par value per share, and up to 125,000,000 shares of preferred stock, $0.01 par value per share. Immediately after completion of this offering, 110,926,281 shares of common stock will be issued and outstanding and 125 shares of our Series A Preferred Stock will be issued and outstanding. We intend to redeem all shares of our Series A Preferred Stock shortly after the completion of this offering so that there will be no shares of our preferred stock issued and outstanding. Under Maryland law, a stockholder generally is not liable for a corporation's debts or obligations solely as a result of the stockholder's status as a stockholder.

Common Stock

        All shares of our common stock issued in this offering will be duly authorized, fully paid and nonassessable. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption "—Restrictions on Ownership and Transfer" and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected. The holders of our common stock do not have cumulative voting rights in the election of directors. This means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of our common stock are entitled to receive dividends as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our common stock generally have no appraisal rights. All shares of our common stock that will be outstanding at the time of the completion of the offering will have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future.

        Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation's charter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter; although, for so long as the stockholders agreement, which is described above under the caption "Certain Relationships and Related Party Transactions—Stockholders Agreement," remains in effect, certain amendments to our charter inconsistent with the rights of our primary stockholder, STORE Holding Company, LLC, or STORE Holding, under the stockholders agreement or our charter or bylaws also require STORE Holding's consent. See "Certain Provisions of Maryland Law and of our Charter and Bylaws." In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue.

        In addition, our charter authorizes our board of directors to classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We intend to redeem all 125 outstanding shares of our Series A Preferred Stock shortly after the completion of this offering so that there will be no shares of our preferred stock issued and outstanding. We have no present plans to issue any other shares of preferred stock.

        We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock. We refer to these restrictions, collectively, as the "ownership limit." We expect that, before the completion of this offering, our board of directors will grant an exemption from the ownership limit to STORE Holding.

        The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of our outstanding stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limit.

        Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limit would not result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or the Internal Revenue Service ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

        In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity's ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

        Our charter also prohibits:

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  any person from beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

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  any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

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  any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

        Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a "domestically controlled qualified investment entity," will be null and void.

        Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

        Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

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  the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

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  the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

        The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

        Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

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  the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

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  the market price on the date we accept, or our designee accepts, such offer.

        We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person's name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person's beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

        If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

        These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See "Where You Can Find More Information."

Election and Removal of Directors

        Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, nor, unless our bylaws are amended, more than 15. For so long as the stockholders agreement remains in effect, our bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of our company, the individual must have been nominated in accordance with the stockholders agreement, including the requirement that we must nominate a certain number of directors designated by STORE Holding from time to time described under "Management—Stockholders Agreement." Also, as long as the stockholders agreement remains in effect, Requisite Investor Approval is required to amend our bylaws to eliminate these director qualifications, as described under "Certain Relationships and Related Party Transactions—Stockholders Agreement." Requisite Investor Approval means, so long as our controlling stockholder holds at least 50% of the number of shares of our common stock it owns as of the closing of this offering, the approval of a majority of our board of directors, including at least one director nominated by our controlling stockholder. Once our controlling stockholder holds less than 50% of the number of shares of our common stock it owns as of the closing of this offering, Requisite Investor Approval shall be determined by us or our board of directors in accordance with applicable law, our bylaws and our charter. There will be no cumulative voting in the election of directors, and a director will be elected by a plurality of all the votes cast in the election of directors.

        We have elected by a provision of our charter to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of our stock, vacancies on our board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Our charter provides that a director may be removed only for cause and by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, except that, for so long as the stockholders agreement remains in effect, the removal of a STORE Holding director requires the consent of STORE Holding. However, if the number of STORE Holding directors exceeds the number of directors STORE Holding is entitled to nominate pursuant to the stockholders agreement, STORE Holding is required to take all necessary action to cause the appropriate number of STORE Holding directors to offer to resign.

Amendment to Charter and Bylaws

        Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter and our board of directors has the exclusive power to amend our bylaws. Certain amendments to the provisions of our charter and bylaws requiring STORE Holding's consent to certain actions (including amendments to such provisions of our charter or bylaws), or otherwise modifying STORE Holding's rights under the stockholders agreement or our charter or bylaws (such as the requirement that, to be qualified to be nominated and to serve as a director, an individual must be nominated in accordance with the stockholders agreement) require Requisite Investor Approval. In addition, amendments to the provisions of our bylaws prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the "business combination" provisions of the MGCL or exempting any acquisition of our stock from the "control share" provisions of the MGCL without the approval of our stockholders must be approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders.

Business Combinations

        Under the MGCL, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock; or

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  an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's then outstanding voting stock.

        A person is not an interested stockholder under the MGCL if the corporation's board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation's board of directors and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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  two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Control Share Acquisitions

        The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

 Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the board of directors;

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  a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

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  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Our charter will provide that, effective at such time as we are able to make a Subtitle 8 election, vacancies on our board of directors may be filled only by the remaining directors and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors and (2) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. We do not currently have a classified board and, subject to the right of STORE Holding to consent to the removal of any STORE Holding director, a director may be removed only for cause and by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Special Meetings of Stockholders

        Pursuant to our bylaws, our chairman, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

        Our charter provides that, to the maximum extent permitted by Maryland law, each of our controlling stockholder, its affiliates, each of their representatives, and each of our directors or officers that is an affiliate or designee of our controlling stockholder or its affiliates has the right to, and has no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers. In the event that our controlling stockholder or any of its affiliates, or any of their representatives or designees acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, our controlling stockholder, its affiliates and any of their representatives or designees shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty (contractual or otherwise) by reason of the fact that our controlling stockholder or any of its affiliates, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates.

Advance Notice of Director Nomination and New Business

        Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of our proxy statement for the preceding year's annual meeting.

        Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

        A stockholder's notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

        The restrictions on ownership and transfer of our stock discussed under the caption "Description of Stock—Restrictions on Ownership and Transfer" prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock without the approval of our board of directors. These provisions, as well as STORE Holding's right to designate certain individuals whom we must nominate for election as directors, may delay, defer or prevent a change in control of us.

        Further, our board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions "Description of Stock—Common Stock" and "—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock," and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

        Our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions "—Special Meetings of Stockholders" and "—Advance Notice of Director Nomination and New Business" require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent's interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

        Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

        We expect to enter into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law as described in "Certain Relationships and Related Party Transactions—Indemnification Agreements." Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Possible Conversion to an UPREIT Structure

        Our board of directors may decide in the future to convert our existing organizational structure to an Umbrella Partnership Real Estate Investment Trust, or UPREIT, structure. In a typical UPREIT structure, all or substantially all of the properties owned by the REIT would be held in an operating partnership, or OP, typically a limited partnership or a limited liability company. The REIT or a wholly owned subsidiary of the REIT would control the UPREIT. Interests in the operating partnership, or OP units, would be issued to real estate owners instead of cash in exchange for their real estate from time to time. This exchange generally results in a deferral of tax for the real estate owners. The OP units would be exchangeable, at the option of the holder of the OP units, into common stock of the REIT in the future.

        We would reorganize and use an UPREIT structure in the future if our board of directors believes it would facilitate our ability to acquire real estate from owners who have substantial real estate holdings but would be unwilling to engage in a transaction with us without a required tax-deferred component to the structure. If we were to reorganize our company as an UPREIT, we do not believe it would have a material adverse effect upon our existing stockholders. Additional tax considerations could apply to our stockholders if our board of directors decides to convert our existing organizational structure to an UPREIT. Under existing law, our conversion to an UPREIT structure would only require the approval of our board of directors and not a vote of our stockholders.

        In an UPREIT structure, we could issue interests in the UPREIT from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, including:

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  upon the conversion, redemption or exchange of any debt, interests or securities issued by our UPREIT;

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  for less than fair market value; or

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  in connection with any merger of any other entity into our UPREIT.

        Our UPREIT could issue interests in the UPREIT in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any stockholder or any other person. Without limiting the generality of the foregoing, we could specify, as to any such class or series of any interest in our UPREIT:

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  the allocations of items of income, gain, loss, deduction and credit to each such class or series of interest in our UPREIT;

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  the right of each such class or series of interest in our UPREIT to share, on a junior, senior or pari passu basis, in distributions;

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  the rights of each such class or series of interest in our UPREIT upon dissolution and liquidation of our UPREIT;

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  the voting rights, if any, of each such class or series of partnership interests in our UPREIT; and

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  the conversion, redemption or exchange rights applicable to each such class or series of interest in our UPREIT.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our common stock. For purposes of this section, references to "S|T|O|R|E," "we," "our" and "us" mean only STORE Capital Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. This summary is based upon, and qualified in its entirety by, the Code, the Treasury Regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate S|T|O|R|E and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  partnerships or other entities treated as partnerships for U.S. federal income tax purposes and trusts;

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  persons who, as nominees, hold our stock on behalf of other persons;

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  persons who receive S|T|O|R|E stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding S|T|O|R|E stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

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  tax-exempt organizations; and

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  foreign investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of S|T|O|R|E

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our initial taxable year ended December 31, 2011. We believe that we have been organized and operated in a manner that has allowed us to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in this manner.

        In connection with the filing of the registration statement of which this prospectus is a part, we expect to receive an opinion of Kutak Rock LLP to the effect that commencing with our taxable year ended on December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our actual and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Kutak Rock LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Kutak Rock LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Kutak Rock LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis through actual operating results, various qualification tests imposed under the Code regarding the composition of our assets and income, distribution levels, and diversity of stock ownership. No assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

  Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the long-term capital gains rate). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See "Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions."

        Net operating losses, foreign tax credits and other tax attributes of REITs generally do not pass through to our stockholders. See "Taxation of Stockholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions," and "—Foreclosure Property," below.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit or refund for its proportionate share of the tax deemed to have been paid.

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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  If we should fail to satisfy the asset tests (other than certain de minimis failures) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General."

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  A 100% tax may be imposed on transactions between us and a "taxable REIT subsidiary," or a TRS, (as described below) that do not reflect arms-length terms.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to recognize gain with respect to the disposition of the assets under the applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. The IRS recently issued final Treasury Regulations that exclude from the application of this built-in gains tax any gain from the sale of property we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code.

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  Our subsidiaries that are C corporations, including our TRS, may be required to pay federal corporate income tax on their earnings.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

  Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3)   that would be taxable as a domestic corporation but for Sections 856-860 of the Code;

          (4)   that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

          (5)   the beneficial ownership of which is held by 100 or more persons;

          (6)   in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, actually or constructively, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

          (7)   which meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT. Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.

        The Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See "—Income Tests" and "—Asset Tests" below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

  Ownership of Subsidiary Entities

        Partnership Subsidiaries.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the gross income and asset tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        Disregarded Subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is directly or indirectly wholly owned by a REIT. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under "—Asset Tests." Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with any partnerships in which S|T|O|R|E may hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        We currently hold substantially all of our real estate assets through a series of pass-through entities, primarily through limited liability companies that we believe will be treated as disregarded entities for federal income tax purposes. In the future, we may hold investments through entities treated as partnerships for federal income tax purposes.

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our gross income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, except for certain activities relating to lodging and health care facilities, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions.

        We currently own an interest in one TRS and may acquire securities in additional TRSs in the future. On September 16, 2011, we formed STORE Investment Corporation, a Delaware Corporation that is wholly owned by us. We have elected to treat STORE Investment Corporation as a TRS for U.S. federal income tax purposes.

  Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," certain hedging transactions and certain foreign currency gains, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), "rents from real property," dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments.

        Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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  The amount of rent must not be based in any way on the net income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

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  We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from a tenant that is a TRS, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by our other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

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  We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. An example of these services at our properties includes the provision of general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no income to provide customary services, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a TRS with respect to the TRS's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

        We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above.

        From time to time, we may enter into hedging transactions with respect to one or more of our liabilities. The term "hedging transaction" generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made. The hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 75% or

95% gross income test, and therefore will be exempt from this test. To the extent that we do not properly identify such transactions as hedges, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances as such relief is subject to IRS discretion. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.

  Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% gross income test are subject to the additional asset tests described below.

        Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries) other than those securities includable in the 75% asset test.

        Third, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership. If we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        No independent appraisals have been obtained to support our conclusions as to the value of particular securities other than real estate assets. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets at the end of the quarter for which the measurement is calculated, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, limited liability companies or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

  Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

          (a)   the sum of

      (1)
      90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

      (2)
      90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

          (b)   the sum of specified items of non-cash income over 5% of our "REIT taxable income."

          For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or any like-kind exchanges that are later determined to be taxable.

          In addition, our "REIT taxable income" will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

        To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See "—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions."

        If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

        In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Prohibited Transactions

        Net income that we derive from a prohibited transaction, is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

  Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.

        We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

  Derivatives and Hedging Transactions

        As discussed in "—Income Tests" above, we and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

  Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

  Taxation of Taxable Domestic Stockholders

        As used herein, a "domestic stockholder" means a beneficial owner of our capital stock that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., 20% maximum federal rate) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  dividends received by the REIT from TRSs or other taxable C corporations; or

  •
  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our domestic stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat a stockholder as having received, solely for tax purposes, its pro rata share of our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "Taxation of S|T|O|R|E—Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Taxation of S|T|O|R|E—Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of S|T|O|R|E Stock.    If a domestic stockholder sells or disposes of shares of our capital stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares of capital stock for tax purposes. This gain or loss will generally be long-term capital gain or loss if the stockholder has held the capital stock for more than one year at the time of such sale or disposition. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly.

        Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Additional Medicare Tax on Unearned Income.    With respect to taxable years beginning after December 31, 2012, certain "high income" taxable domestic stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. Investors are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

        Passive Activity Losses and Investment Interest Limitations.    Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

  Taxation of Foreign Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A "non-U.S. holder" is a beneficial owner of our capital stock that is neither a "domestic stockholder," as defined above, nor an entity treated as a partnership for U.S. federal income tax purposes. Special rules may apply to certain non-U.S. holders, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and non-U.S. persons eligible for benefits under an applicable income tax treaty with the United States. Such non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

        Ordinary Dividends.    The portion of dividends received by a non-U.S. holder that is (1) payable out of our earnings and profits, (2) not attributable to gain from our sale or exchange of a U.S. real property interest, or a USRPI, nor designated by us as a capital gain dividend and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax (or such lower rate as provided by an applicable tax treaty) in the case of a non-U.S. holder that is a corporation.

        Non-Dividend Distributions.    Unless our stock constitutes a USRPI, distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax to the extent that such distributions do not exceed the non-U.S. holder's adjusted basis in our capital stock. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends, unless the non-U.S. holder provides the certification described below under "Information Reporting Requirements and Withholding—Generally." A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder's proportionate share of our earnings and profits, and (b) the stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under "—Taxation of Foreign Stockholders—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see "—Taxation of Foreign Stockholders—Ordinary Dividends"), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be "regularly traded" on an established securities market.

        Dispositions of S|T|O|R|E Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

        Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT if less than 50% of its value is held directly or indirectly by non-U.S.

holders at all times during a specified testing period. We believe that we are, and we will be, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

        In the event that we are not a domestically controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder's sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        The U.S. federal taxation of non-U.S. holders is a highly complex matter that may be affected by many other considerations. Accordingly, non-U.S. holders should consult their tax advisors regarding the income and withholding tax considerations with respect to owning S|T|O|R|E stock.

  Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely held" test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning S|T|O|R|E stock.

 State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Information Reporting Requirements and Withholding

  Generally

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder: (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A domestic stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other Form W-8, if applicable), or if certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting

(but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

  FATCA Withholding

        U.S. stockholders that hold our stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends paid, and on proceeds of sale or other disposition of our stock paid on or after January 1, 2017, if certain disclosure and diligence requirements related to U.S. accounts are not satisfied, and the applicable a foreign financial institution or non-financial foreign entity (each as defined in the Code) is not otherwise exempt from these requirements. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. On May 2, 2014, the IRS issued Notice 2014-33 providing additional guidance on the implementation of FATCA. Generally, the Notice provides that the IRS will consider calendar years 2014 and 2015 as a transition period for enforcement and administration of FATCA and that it intends to issue additional FATCA regulations to make other changes. If you hold our stock through a foreign account or intermediary, you are urged to consult your tax advisor regarding the implications of FATCA to you.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock.

        Based on the number of shares outstanding as of September 30, 2014, approximately 110,926,281 shares of our common stock will be outstanding after the completion of this offering (or approximately 115,051,281 shares, if the underwriters fully exercise their option to purchase additional shares). Of those shares, 27,500,000 shares of common stock we are selling in this offering (or 31,625,000 shares, if the underwriters fully exercise their option to purchase additional shares of common stock) will be freely transferable without restriction, unless purchased by any of our affiliates. The remaining 83,426,521 shares of our common stock outstanding immediately following the completion of this offering, as well as any other shares held by our affiliates, may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144.

Lock-Up Agreements

        Our parent holding company, members of our senior leadership team, our director nominees and certain others have executed lock-up agreements that restrict them from engaging in certain transactions relating to our common stock. For a description of these lock-up agreements, see "Underwriting."

Rule 144

        Rule 144 provides an exemption from the registration and prospectus-delivery requirements of the Securities Act of 1933, as amended, or the Securities Act. This exemption is available to affiliates of ours that sell our restricted or non-restricted securities and also to non-affiliates that sell our restricted securities. Restricted securities include securities acquired from the issuer of those securities, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. The shares we are selling in this offering are not restricted securities. However, all the shares we have issued before this offering are restricted securities, and they will continue to be restricted securities until they are resold pursuant to Rule 144 or pursuant to an effective registration statement.

        A person who is, or at any time during the 90 days preceding the sale was, an affiliate of ours generally may sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock outstanding, which will equal approximately 1.1 million shares immediately after this offering; and

  •
  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date a required notice regarding the sale is filed with the SEC.

        In addition, sales by these persons must also satisfy requirements with respect to the manner of sale, public notice, the availability of current public information about us and, in the case of restricted securities, a minimum holding period for those securities. All other persons may rely on Rule 144 to freely sell our restricted securities, so long as they satisfy both the minimum holding period requirement and, until a one-year holding period has elapsed, the current public information requirement.

        Rule 144 does not supersede our security holders' contractual obligations under the lock-up agreements described above.

 Rule 701

        Generally, an employee, officer, director or qualified consultant of ours who purchased shares of our common stock before the effective date of the registration statement relating to this prospectus, or who holds options as of that date, pursuant to a written compensatory plan or contract may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell those securities, commencing 90 days after the effective date of the registration statement, without having to comply with the current public information and minimum holding period requirements of Rule 144. These persons who are our affiliates may generally sell those securities under Rule 701, commencing 90 days after the effective date of the registration statement, without having to comply with Rule 144's minimum holding period restriction.

        Neither Rule 144 nor Rule 701 supersedes our security holders' contractual obligations under the lock-up agreements described above.

Registration Rights

        In connection with this offering, we intend to enter into a registration rights agreement that will provide STORE Holding Company, LLC, with certain "demand" registration rights and customary "piggyback" registration rights. The registration rights agreement also will provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

 UNDERWRITING

        The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	7,667,000
Credit Suisse Securities (USA) LLC	5,516,500
Morgan Stanley & Co. LLC	5,516,500
Citigroup Global Markets Inc.	1,375,000
Deutsche Bank Securities Inc.	1,375,000
KeyBanc Capital Markets Inc.	1,375,000
Wells Fargo Securities, LLC	1,375,000
BMO Capital Markets Corp.	687,500
Raymond James & Associates, Inc.	687,500
Robert W. Baird & Co. Incorporated	687,500
Stifel, Nicolaus & Company, Incorporated	550,000
SunTrust Robinson Humphrey, Inc.	550,000
Comerica Securities, Inc.	137,500

Total	27,500,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        The underwriters have an option to buy up to an additional 4,125,000 shares from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 4,125,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$1.11	$1.11
Total	$30,525,000	$35,103,750

        We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.666 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The company and its officers, directors, director nominees and holders of substantially all of the company's common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. These agreements with our directors, officers and stockholders contain customary exceptions including, among others, the following, subject to certain restrictions:

  •
  certain bona fide gifts;

  •
  transfers in connection with certain change in control transactions; and

  •
  certain dispositions to satisfy tax withholding requirements.

        See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "STOR."

        At our request, the underwriters have reserved up to 1% of the shares of common stock to be offered by this prospectus for sale, at the initial public offering price, to individual purchasers, including our directors, officers, employees, friends, family and business associates, through the LOYAL3 platform. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the shares through the LOYAL3 platform. Any shares so reserved that are not purchased through the LOYAL3 platform will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. The LOYAL3 platform is designed to facilitate fee-free participation of individual purchasers in initial public offerings in amounts starting at $100. Any purchase of shares of our common stock in this offering through the LOYAL3 platform will be at the same initial public offering price, and at the same time, as purchases by institutions and other large investors; however, purchases through the LOYAL3 platform will be in dollar amounts and therefore may include fractional shares. Subsequent to this offering, sales of shares of our common stock by investors using the LOYAL3 platform will be completed through a batch or combined order process typically only once per day. Individual investors who are interested in purchasing shares of our common stock in this offering through the LOYAL3 platform may go to LOYAL3's website for information about how to become a customer of LOYAL3, which is required to purchase shares of our common stock through the LOYAL3 platform. The LOYAL3 platform and information on, or that can be accessed through, the LOYAL3 website do not form a part of this prospectus. The LOYAL3 platform is administered by LOYAL3 Securities, Inc., which is a U.S.-registered broker-dealer unaffiliated with us.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,500,000.

        The company has agreed to indemnify the several underwriters and their control persons against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        Goldman Sachs & Co. is also an initial purchaser of the notes issued under our ABS conduit—STORE Master Funding. Credit Suisse Securities (USA) LLC is the sole structuring agent and bookrunner and also an initial purchaser of the notes issued under our ABS conduit—STORE Master Funding. In addition, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC are joint lead arrangers and joint bookrunners, an affiliate of KeyBanc Capital Markets Inc. is administrative agent and a lender, an affiliate of Wells Fargo Securities, LLC is syndication agent and a lender, an affiliate of BMO Capital Markets Corp. is a co-document agent and a lender, and affiliates of SunTrust Robinson Humphrey, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co., Morgan Stanley & Co. LLC, Comerica Securities, Inc., Citigroup Global Markets Inc. and Raymond James & Associates, Inc. are lenders, under our new $300 million unsecured revolving credit facility. In their capacities as arrangers, bookrunners, agents and/or lenders under the facility, these underwriters or their affiliates have received, or will receive, certain customary fees and expense reimbursements in the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on these matters.

The Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"),and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

 LEGAL MATTERS

        Venable LLP will pass on the validity of the common stock offered by this prospectus for us. Kutak Rock LLP will pass on certain tax matters for us. Latham & Watkins LLP, Los Angeles, California, is counsel for the underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements and schedules of STORE Capital Corporation at December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012 and for the period from inception (May 17, 2011) through December 31, 2011, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of common stock we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document may not necessarily be complete, and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.

        You may read and copy the registration statement of which this prospectus is a part at the SEC's Public Reference Room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC's Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

        We maintain an Internet website at www.storecapital.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

STORE Capital Corporation
Condensed Consolidated Financial Statements (unaudited)
Condensed Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013	F-2
Condensed Consolidated Statements of Income for the nine months ended September 30, 2014 and 2013	F-3
Condensed Consolidated Statements of Comprehensive Income for the nine months ended September 30, 2014 and 2013	F-4
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and 2013	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-26
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-27
Consolidated Statements of Operations for the years ended December 31, 2013 and 2012 and the period from inception (May 17, 2011) through December 31, 2011	F-28
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013 and 2012 and the period from inception (May 17, 2011) through December 31, 2011	F-29
Consolidated Statements of Stockholders' Equity for the period from inception (May 17, 2011) through December 31, 2011 and for the years ended December 31, 2012 and 2013	F-30
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012 and the period from inception (May 17, 2011) through December 31, 2011	F-31
Notes to Consolidated Financial Statements	F-32
Schedule III—Real Estate and Accumulated Depreciation	F-55
Schedule IV—Mortgage Loans on Real Estate	F-67

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$763,784	$562,085
Buildings and improvements	1,611,962	1,042,244
Intangible lease assets	56,479	29,917

Total real estate investments	2,432,225	1,634,246
Less accumulated depreciation and amortization	(82,237)	(41,976)

	2,349,988	1,592,270
Real estate investments held for sale, net	854	9,023
Loans and direct financing receivables	99,717	66,917

Net investments	2,450,559	1,668,210
Cash and cash equivalents	44,398	61,814
Restricted cash and other assets	24,670	24,556
Deferred costs, net	38,308	31,520

Total assets	$2,557,935	$1,786,100

Liabilities and stockholders' equity
Liabilities:
Credit facilities	$198,000	$—
Non-recourse debt obligations of consolidated special purpose entities, net	1,291,704	991,577
Accounts payable and accrued expenses	22,554	13,263
Cash flow hedges	162	128
Tenant deposits	4,673	7,218

Total liabilities	1,517,093	1,012,186

Stockholders' equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, 125 shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 83,417,633 and 62,966,920 shares issued and outstanding, respectively	834	630
Capital in excess of par value	1,090,157	798,228
Distributions in excess of retained earnings	(49,987)	(24,816)
Accumulated other comprehensive loss	(162)	(128)

Total stockholders' equity	1,040,842	773,914

Total liabilities and stockholders' equity	$2,557,935	$1,786,100

See accompanying notes.

STORE Capital Corporation

Condensed Consolidated Statements of Income

(unaudited)

(In thousands, except share and per share data)

	Nine months ended September 30,
	2014	2013
Revenues:
Rental revenues	$128,963	$71,925
Interest income on loans and direct financing receivables	5,941	3,601
Other income	375	15

Total revenues	135,279	75,541

Expenses:
Interest	50,123	26,682
Transaction costs	2,018	2,224
Property costs	401	28
General and administrative	14,026	10,460
Depreciation and amortization	40,190	20,861

Total expenses	106,758	60,255

Income from continuing operations before income taxes	28,521	15,286
Income tax expense	171	80

Income from continuing operations	28,350	15,206
Income from discontinued operations, net of tax	1,115	3,602

Income before gain on dispositions of real estate investments	29,465	18,808
Gain on dispositions of real estate investments	1,251	—

Net income	$30,716	$18,808

Net income per share of common stock—basic and diluted:
Continuing operations	$0.40	$0.31
Discontinued operations	0.02	0.08

Net income	$0.42	$0.39

Weighted average common shares outstanding:
Basic	72,196,315	48,032,922

Diluted	72,196,315	48,032,922

Dividends declared per common share	$0.7720	$0.6467

See accompanying notes.

STORE Capital Corporation

Condensed Consolidated Statements of Comprehensive Income

(unaudited)

(In thousands)

	Nine months ended September 30,
	2014	2013
Net income	$30,716	$18,808
Other comprehensive (loss) income:
Change in unrealized losses on cash flow hedges	(274)	347
Cash flow hedge losses reclassified to operations	240	238

Total other comprehensive (loss) income	(34)	585

Total comprehensive income	$30,682	$19,393

See accompanying notes.

STORE Capital Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Nine months ended September 30,
	2014	2013
Operating activities
Net income	$30,716	$18,808
Adjustments to net income:
Depreciation and amortization	40,190	21,390
Amortization of deferred financing costs	5,885	3,051
Amortization of debt (premiums) and discounts, net	(198)	(9)
Amortization of equity-based compensation	1,697	898
Gain on sale of real estate	(2,220)	(2,902)
Noncash revenue and other	(1,315)	(755)
Changes in operating assets and liabilities:
Restricted cash and other assets	878	(5,676)
Deferred costs	(1,135)	(787)
Accounts payable and other liabilities	(1,091)	3,522

Net cash provided by operating activities	73,407	37,540

Investing activities
Acquisition of and additions to real estate	(773,464)	(519,116)
Investment in loans and direct financing receivables	(40,829)	(31,708)
Collections of principal on loans and direct financing receivables	6,047	122
Proceeds from disposition of real estate	20,374	37,775
Transfers from (to) restricted deposits	4,158	(5,963)

Net cash used in investing activities	(783,714)	(518,890)

Financing activities
Borrowings under credit facilities	565,080	263,000
Repayments under credit facilities	(367,080)	(389,663)
Borrowings under non-recourse debt obligations of consolidated special purpose entities	286,089	502,915
Repayments under non-recourse debt obligations of consolidated special purpose entities	(13,222)	(6,320)
Financing costs paid	(11,435)	(16,035)
Proceeds from the issuance of common stock	290,412	133,751
Dividends paid to common and preferred stockholders	(55,889)	(38,211)
Offering costs paid	(1,064)	—

Net cash provided by financing activities	692,891	449,437

Net decrease in cash and cash equivalents	(17,416)	(31,913)
Cash and cash equivalents, beginning of period	61,814	64,752

Cash and cash equivalents, end of period	$44,398	$32,839

Supplemental disclosure of noncash investing and financing activities:
Accrued tenant improvement advances included in real estate investments	$5,224	$—

Acquisition of collateral properties securing a mortgage note receivable	$1,939	$7,875

Non-recourse debt obligations assumed in conjunction with acquisition of property	$27,458	$—

Accrued deferred financing costs	$255	$—

Accrued deferred offering costs	$1,880	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$43,932	$22,863

Cash paid during the period for income and franchise taxes	$540	$1,101

See accompanying notes.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements

September 30, 2014

1. Organization and Formation Activities

        STORE Capital Corporation (STORE Capital or the Company) was formed in Maryland on May 17, 2011 to acquire single-tenant operational real estate to be leased on a long-term, net basis to companies that operate across a wide variety of industries within the service, retail and industrial sectors of the United States economy. From time to time, it may also provide mortgage financing to its customers. STORE Capital conducts its business through a variety of subsidiaries.

        The Company is a subsidiary of STORE Holding Company, LLC (STORE Holding), a Delaware limited liability company. STORE Holding is primarily owned by entities managed by a global investment management firm. As of September 30, 2014, certain members of the Company's senior management owned 0.79% of STORE Holding.

        On November 3, 2014, the Company's board of directors declared a 1.67-for-one split of its common stock effected through a dividend to its stockholders. The stock dividend was treated as a stock split for accounting purposes; the $0.01 par value of the common stock was unchanged. All common share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to reflect the effect of the stock split for all periods presented.

        STORE Capital has made an election to qualify, and believes it is operating in a manner to continue to qualify, as a real estate investment trust (REIT) for federal income tax purposes beginning with its initial taxable year ended December 31, 2011. As a REIT, it will generally not be subject to federal income taxes to the extent that it distributes all of its taxable income to its stockholders and meets other specific requirements.

2. Summary of Significant Accounting Principles

Basis of Accounting and Principles of Consolidation

        The unaudited condensed consolidated financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). In the opinion of management, these financial statements include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the interim periods presented. Certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted from these statements and, accordingly, these statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2013. The results of interim periods are not necessarily indicative of the results for the entire year.

        These consolidated statements include the accounts of STORE Capital Corporation and its subsidiaries which are wholly-owned and controlled by the Company through its voting interest. One of the Company's wholly-owned subsidiaries, STORE Capital Advisors, LLC, provides all of the general and administrative services for the day-to-day operations of the consolidated group, including property acquisition and lease origination, real estate portfolio management and marketing, accounting and treasury services. The remaining subsidiaries were formed to acquire and hold real estate investments or to facilitate secured borrowing activities. Generally, the initial operations of the real estate subsidiaries are funded by an interest-bearing intercompany loan from STORE Capital Corporation,

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

and such intercompany loan is repaid when the subsidiary issues long-term debt secured by its properties. All intercompany account balances and transactions have been eliminated in consolidation.

        Certain of the Company's wholly-owned consolidated subsidiaries were formed as special purpose entities. Each special purpose entity is a separate legal entity and is the sole owner of its assets and liabilities. The assets of the special purpose entities are not available to pay or otherwise satisfy obligations to the creditors of any owner or affiliate of the special purpose entity. At September 30, 2014 and December 31, 2013, assets totaling $2.3 billion and $1.7 billion, respectively, were held and third-party liabilities totaling $1.3 billion and $1.0 billion, respectively, were owed by these special purpose entities and are included in the accompanying consolidated balance sheets.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

        Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Segment Reporting

        The Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) Topic 280, Segment Reporting, established standards for the manner in which enterprises report information about operating segments. The Company views its operations as one reportable segment.

Accounting for Real Estate Investments

        STORE Capital records the acquisition of real estate properties at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Real estate properties subject to an existing in-place lease at the date of acquisition are recorded as business combinations and each tangible and intangible asset and liability acquired is recorded at fair value. Management uses multiple sources to estimate fair value, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. The Company expenses transaction costs associated with real estate acquisitions accounted for as business combinations in the period incurred.

        In-place lease intangibles are valued based on management's estimates of lost rent and carrying costs during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases including leasing commissions and other related costs. The value assigned to in-place leases is

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

amortized on a straight-line basis as a component of depreciation and amortization expense typically over the remaining term of the related leases.

        The fair value of any above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place lease and management's estimate of current market lease rates for the property, measured over a period equal to the remaining term of the lease. Capitalized above-market lease intangibles are amortized over the remaining term of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining term of the respective leases plus the fixed-rate renewal periods on those leases, if any. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in operations.

        The Company's real estate portfolio is depreciated using the straight-line method over the estimated remaining useful life of the properties, which generally ranges from 30 to 40 years for buildings and is 15 years for land improvements. Properties classified as held for sale are recorded at the lower of their carrying value or their fair value, less anticipated closing costs. Any properties classified as held for sale are not depreciated.

Impairment

        STORE Capital reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management considers factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if the carrying value of the asset exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results. No impairment charges were recorded during the nine months ended September 30, 2014 and 2013.

Revenue Recognition

        STORE Capital leases real estate to its tenants under long-term net leases that are predominantly classified as operating leases. Direct costs associated with lease origination, offset by any lease origination fees received, are deferred and amortized over the related lease term as an adjustment to rental revenue.

        The Company's leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that the Company will receive only if the tenants make all rent payments required through the expiration of the lease. There was $4.1 million and $1.5 million of accrued straight-line rental revenue, net of allowances of $1.4 million and $0.5 million, at September 30, 2014 and December 31, 2013, respectively. The Company provides an estimated reserve for uncollectible straight-line rental revenue based on management's assessment of

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

the risks inherent in those lease contracts, giving consideration to industry default rates for long-term receivables. Leases that have contingent rent escalators indexed to future increases in the Consumer Price Index (CPI) may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (a) 1 to 1.25 times the increase in the CPI over a specified period or (b) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company's inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company's view that the multiplier does not represent a significant leverage factor, increases in rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have actually occurred.

        For leases that have contingent rentals that are based on a percentage of the tenant's gross sales, the Company recognizes contingent rental revenue when the threshold upon which the contingent lease payment is based is actually reached. Less than 1.5% of the Company's investment portfolio is subject to leases that provide for contingent rent based on a percentage of the tenant's gross sales.

        The Company suspends revenue recognition if the collectibility of amounts due pursuant to a lease is not reasonably assured or if the tenant's monthly lease payments become more than 60 days past due, whichever is earlier. The Company reviews its rent receivables for collectibility on a regular basis, taking into consideration changes in factors such as the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that the collectibility of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a direct write-off of the specific rent receivable will be made. As of September 30, 2014 and December 31, 2013, the Company had no provision for uncollectible contractual rent payments due from tenants.

Loans Receivable

        STORE Capital holds its loans receivable for long-term investment. Loans receivable are carried at amortized cost, including related unamortized discounts or premiums, if any.

Revenue Recognition

        The Company recognizes interest income on loans receivable using the effective-interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the term of the related loan receivable using the effective interest method. A loan receivable is placed on nonaccrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received. As of September 30, 2014 and December 31, 2013, there were no loans on nonaccrual status.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

Impairment and Provision for Loan Losses

        The Company periodically evaluates the collectibility of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, in management's judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. There was no allowance for loan losses at September 30, 2014 or December 31, 2013.

Direct Financing Receivables

        Certain of the Company's real estate investment transactions are accounted for as direct financing leases. The Company records the direct financing receivables at their net investment, determined as the aggregate minimum lease payments and the estimated residual value of the leased property less unearned income. The unearned income is recognized over the life of the related contracts so as to produce a constant rate of return on the net investment in the asset.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money-market funds of a major financial institution, consisting predominantly of U.S. Government obligations.

Restricted Cash and Escrow Deposits

        The Company had $5.3 million and $12.5 million of restricted cash and deposits in escrow at September 30, 2014 and December 31, 2013, respectively.

Deferred Costs

        Deferred costs consist principally of financing costs related to the issuance of the Company's debt and lease origination costs. Deferred financing costs are amortized as an increase to interest expense over the term of the related debt instrument using the effective interest method. Lease origination costs are amortized as a decrease to rental revenue over the term of the respective lease.

Derivative Instruments and Hedging Activities

        The Company may enter into derivatives contracts as part of its overall financing strategy to manage the Company's exposure to changes in interest rates associated with current and/or future debt issuances. The Company does not use derivatives for trading or speculative purposes. The Company records its derivatives on the balance sheet at fair value as either an asset or liability. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives qualifying as a hedge of the exposure to

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the earnings effect of the hedged forecasted transactions in a cash flow hedge.

Share-based Compensation

        Certain directors and employees of the Company have been granted long-term incentive awards, including restricted shares of the Company's common stock and profits interests units issued by STORE Holding, which provide them with equity interests as an incentive to remain in the Company's service and align executives' interests with those of the Company's equity holders. During the nine months ended September 30, 2014, the Company granted 246,495 shares of restricted common stock, 93,160 shares of restricted stock vested and 3,540 shares of restricted stock were forfeited. As of September 30, 2014, the Company had 485,998 restricted common shares outstanding.

        The Company estimates the fair value of restricted stock at the date of grant and recognizes that amount in general and administrative expense ratably over the vesting period at the greater of the amount amortized on a straight-line basis or the amount vested. The Company valued the restricted stock based on the per-share offering price of the common stock issued in its private offerings.

Income Taxes

        As a REIT, the Company generally will not be subject to federal income tax; however, it is still subject to state and local income taxes and to federal income and excise tax on its undistributed income. STORE Investment Corporation is the Company's wholly-owned taxable REIT subsidiary (TRS) created to engage in non-qualifying REIT activities. The TRS is subject to federal, state and local income taxes.

        Management of the Company determines whether any tax positions taken or expected to be taken meet the "more-likely-than-not" threshold of being sustained by the applicable federal, state or local tax authority. Tax returns filed for 2011 through 2013 are subject to examination by these jurisdictions. As of September 30, 2014 and December 31, 2013, management concluded that there is no tax liability relating to uncertain income tax positions. The Company's policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as operating expenses. There was no accrual for interest or penalties at September 30, 2014 or December 31, 2013.

Net Income Per Common Share

        Net income per common share has been computed pursuant to the guidance in the FASB ASC Topic 260, Earnings Per Share. The guidance requires the classification of the Company's unvested restricted stock, which contain rights to receive non-forfeitable dividends, as participating securities requiring the two-class method of computing net income per common share. The following table is a

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

reconciliation of the numerator and denominator used in the computation of basic and diluted net income per common share (dollars in thousands):

	Nine months ended September 30,
	2014	2013
Numerator:
Net income	$30,716	$18,808
Less: preferred stock dividends	(8)	(8)

Net income attributable to common stockholders	30,708	18,800
Less: earnings attributable to unvested restricted shares	(375)	(218)

Net income used in basic income per share	30,333	18,582
Add: earnings attributable to unvested restricted shares(a)	—	—

Net income used in diluted income per share	$30,333	$18,582

Denominator:
Weighted average common shares outstanding	72,657,686	48,350,604
Less: Weighted average number of shares of unvested restricted stock	(461,371)	(317,682)

Weighted average shares outstanding used in basic income per share	72,196,315	48,032,922

Effects of dilutive securities:
Add: Treasury stock method impact of unvested restricted shares(a)	—	—

Weighted average shares outstanding used in diluted income per share	72,196,315	48,032,922

(a)
For the nine months ended September 30, 2014 and 2013, excludes $375,000 and $218,000, respectively, of earnings attributable to unvested restricted shares and 74,736 shares and 29,736 shares, respectively, as the effect would be antidilutive.

Recent Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the FASB or the U.S. Securities and Exchange Commission. The Company adopts the new pronouncements as of the specified effective date. Unless otherwise discussed, these new accounting pronouncements include technical corrections to existing guidance or introduce new guidance related to specialized industries or entities and therefore will have minimal, if any, impact on the Company's financial position or results of operations upon adoption.

        In April 2014, the FASB issued Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08). This new guidance changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only dispositions that represent a strategic shift in operations and have a major effect on the organization's operations and financial results would be presented as discontinued operations. The new standard is effective, on a prospective basis, for all disposals or classifications as

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

2. Summary of Significant Accounting Principles (Continued)

held for sale of components of an entity that occur within interim and annual periods beginning after December 15, 2014. Early adoption is permitted, but only for disposals or classifications as held for sale that have not been reported in financial statements previously issued. The Company has chosen to early adopt ASU 2014-08 effective January 1, 2014 and has applied the provisions prospectively. As a result of the adoption of this new guidance, the Company no longer presents the operating results of sold properties, which do not represent a strategic shift in operations, as part of discontinued operations on the statement of income. In implementing this guidance, the results of operations from properties sold or considered to be held for sale prior to adoption are still reported as part of discontinued operations.

        In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers: Topic 606. This new guidance establishes a principles-based approach for accounting for revenue from contracts with customers. Lease contracts covered by Topic 840, Leases, are excluded from the scope of this new guidance. This new standard is effective for public companies for annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. The Company is currently evaluating the impact of this new standard on its financial statements.

3. Investments

        At September 30, 2014, STORE Capital had investments in 850 property locations representing 843 owned properties, six ground lease interests and one property which secures a mortgage loan. The gross acquisition cost of real estate investments totaled $2.43 billion at September 30, 2014. In addition, the Company held loans and direct financing receivables with an aggregate carrying amount at September 30, 2014 of $99.7 million. A substantial portion of these investments are assets of consolidated special purpose entity subsidiaries and are pledged as collateral under the non-recourse obligations of these special purpose entities (Note 4).

        During the nine months ended September 30, 2014, the Company had the following gross real estate and loan activity (dollars in thousands):

	Number of Investment Locations	Dollar Amount of Investments(a)
Gross investments, December 31, 2013	622	$1,710,552
Acquisition of and additions to real estate(b)(c)	228	808,085
Investment in loans and direct financing receivables	10	40,829
Sales of real estate	(8)	(18,505)
Principal collections on loans and direct financing receivables(b)	(2)	(7,985)
Other		(169)

Gross investments, September 30, 2014(d)		2,532,807
Less accumulated depreciation and amortization(d)		(82,248)

Net investments, September 30, 2014	850	$2,450,559

(a)
The dollar amount of investments includes the investment in land, buildings, improvements and lease intangibles related to real estate investments as well as the carrying amount of the loans and direct financing receivables.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

3. Investments (Continued)

(b)
One mortgage loan receivable was repaid in full through a $1.9 million non-cash transaction in which the Company acquired the two underlying mortgaged properties and leased them back to the borrower.

(c)
Includes $347,000 of interest capitalized to properties under construction.

(d)
Includes the dollar amount of investments ($865,000) and the accumulated depreciation ($11,000) related to real estate investments held for sale at September 30, 2014.

        The following table shows information regarding the diversification of the Company's total investment portfolio among the different industries in which its tenants and borrowers operate as of September 30, 2014 (dollars in thousands):

	Number of Investment Locations	Dollar Amount of Investments(a)	Percentage of Total Dollar Amount of Investments
Restaurants	429	$726,804	29%
Industrial	49	259,263	10
Health clubs	38	218,296	9
Early childhood education centers	103	197,305	8
Movie theaters	24	176,566	7
Furniture stores	19	105,186	4
Sporting goods stores	12	101,639	4
Junior colleges	8	64,484	2
All other service industries	119	471,551	18
All other retail industries	49	211,713	9

	850	$2,532,807	100%

(a)
The dollar amount of investments includes the gross investment in land, buildings, improvements and lease intangibles related to real estate investments as well as the carrying amount of the loans and direct financing receivables.

Significant Credit and Revenue Concentration

        STORE Capital's real estate investments are leased or financed to 201 customers geographically dispersed throughout 46 states. Only one state, Texas (14%), accounted for 10% or more of the total dollar amount of STORE Capital's investment portfolio at September 30, 2014. None of the Company's 201 customers represented more than 10% of the Company's real estate investment portfolio at September 30, 2014, with the largest customer representing 4% of the total investment portfolio. On an annualized basis, this largest customer represented less than 4% of the Company's total investment portfolio revenues as of September 30, 2014. The Company's customers operate their businesses across 181 concepts and none of these concepts represented more than 4% of the Company's annualized total investment portfolio revenues as of September 30, 2014.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

3. Investments (Continued)

Intangible Lease Assets

        The following details intangible lease assets and related accumulated amortization (in thousands):

	September 30, 2014	December 31, 2013
In-place lease assets	$43,653	$26,641	(a)
Above-market lease assets	5,526	—
Ground lease interest assets	7,300	3,814

Total intangible lease assets	56,479	30,455	(a)
Accumulated amortization	(4,588)	(1,459)	(a)

Net intangible lease assets	$51,891	$28,996

(a)
Includes the dollar amount of in-place lease intangibles ($538,000) and the accumulated amortization ($61,000) related to real estate investments held for sale at December 31, 2013.

        Aggregate lease intangible amortization expense was $2.8 million and $783,000 during the nine months ended September 30, 2014 and 2013, respectively. The amount amortized as a decrease to rental revenue for capitalized above-market lease intangibles was $395,000 for the nine months ended September 30, 2014.

        Based on the balance of the intangible assets at September 30, 2014, the aggregate annual amortization expense is expected to be approximately $4.1 million in each of the next five years and the amount to be amortized as a decrease to rental revenue is expected to be $0.8 million in each of the next five years. The weighted average remaining amortization period is approximately 11 years for the in-place lease intangibles, approximately seven years for the above-market lease intangibles and approximately 76 years for the amortizing ground lease interests.

Real Estate Investments

        The Company's investment properties are leased to tenants under long-term operating leases that typically include one or more renewal options. The weighted average remaining noncancelable lease term at September 30, 2014 was approximately 15 years. Substantially all of the leases are triple-net, which provide that the lessees are responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance; therefore, STORE Capital is generally not responsible for repairs or other capital expenditures related to the properties. At September 30, 2014, all of the properties were subject to a lease.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

3. Investments (Continued)

        Scheduled future minimum rentals to be received under the remaining noncancelable term of the operating leases at September 30, 2014, are as follows (in thousands):

Remainder of 2014	$51,659
2015	206,232
2016	206,594
2017	206,545
2018	206,581
2019	206,547
Thereafter	2,030,665

Total future minimum rentals	$3,114,823

        Since lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum lease payments do not include any contingent rentals such as lease escalations based on future changes in CPI.

Loans and Direct Financing Receivables

        At September 30, 2014, the Company held eight loans receivable with an aggregate carrying amount of $63.5 million and had $36.2 million of investments in transactions accounted for as direct financing leases. Seven of the loans are mortgage loans secured by land and/or buildings and improvements on the mortgaged property. The other loan is secured by a tenant's equipment.

        One of the mortgage loans is a short-term loan and requires monthly interest-only payments with a balloon payment at maturity. The remaining mortgage loans receivable generally require the borrowers to make monthly principal and interest payments based on a 40-year amortization period with balloon payments, if any, at maturity. The other secured loan requires the borrower to make monthly principal and interest payments with a balloon payment at maturity.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

3. Investments (Continued)

        The Company's loans and direct financing receivables are summarized below (dollars in thousands):

Type	Stated Interest Rate	Maturity Date	September 30, 2014	December 31, 2013
Mortgage loan receivable(a)	8.25%		$—	$1,939
Mortgage loan receivable	8.50%	Jan. 2015	4,300	—
Mortgage loan receivable	8.35%	Jan. 2028	3,779	3,789
Mortgage loan receivable	8.75%	Jul. 2032	24,061	24,119
Mortgage loan receivable	9.00%	Mar. 2053	14,598	14,629
Mortgage loan receivable	8.75%	Jun. 2053	6,362	6,376
Mortgage loan receivable	8.50%	Jun. 2053	6,509	6,262
Mortgage loan receivable	8.25%	Aug. 2053	3,340	3,349

Total mortgage loans receivable			62,949	60,463
Equipment loan receivable	12.00%		—	1,000
Equipment loan receivable	10.00%	Jan. 2015	101	161
Other secured loan receivable	11.00%		—	4,834

Total principal amount outstanding—loans receivable			63,050	66,458
Unamortized loan origination costs			488	459
Direct financing receivables			36,179	—

Total loans and direct financing receivables			$99,717	$66,917

(a)
Loan receivable was repaid in full through a non-cash transaction in which the Company acquired the two underlying mortgaged properties and leased them back to the borrower.

        The long-term mortgage loans receivable generally allow for prepayments in whole, but not in part, without penalty or with penalties ranging from 1% to 5%, depending on the timing of the prepayment. All other loans receivable allow for prepayments in whole or in part without penalty. Absent prepayments, scheduled maturities are expected to be as follows (in thousands):

	Scheduled Principal	Balloon Payments	Total Payments
Remainder of 2014	$55	$—	$55
2015	202	4,394	4,596
2016	220	—	220
2017	240	—	240
2018	261	—	261
2019	285	—	285
Thereafter	33,294	24,099	57,393

Total principal repayments	$34,557	$28,493	$63,050

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

3. Investments (Continued)

        The components of the investments accounted for as direct financing receivables as of September 30, 2014 were as follows (in thousands):

Minimum lease payments receivable	$93,713
Estimated residual value of leased assets	3,893
Unearned income	(61,427)

Net investment	$36,179

4. Debt

Credit Facilities

        On September 19, 2014, the Company entered into a new $300 million unsecured revolving credit facility with a group of lenders, which replaced the Company's previous two secured credit facilities that aggregated $300 million. This facility is used to partially fund real estate acquisitions pending the issuance of long-term, fixed-rate debt.

        The new facility, which includes an accordion feature that allows the size of the facility to be increased up to $500 million, is for an initial term of three years and includes a one-year extension option subject to certain conditions and the payment of a 0.2% extension fee. The facility is recourse to the Company and includes a guaranty from STORE Capital Acquisitions, LLC, one of the Company's direct wholly-owned subsidiaries. Borrowings under this facility require monthly payments of interest at a rate selected by the Company of either (1) one-month LIBOR plus a credit spread ranging from 1.75% to 2.50%, or (2) the Base Rate, as defined in the agreement, plus a credit spread ranging from 0.75% to 1.50%. The credit spread used is based on the Company's leverage ratio. The Company must also pay a 0.25% non-use fee on the unused portion of the facility. Borrowing availability under the facility is limited to 50% of the value of the Company's eligible unencumbered assets at any point in time. At September 30, 2014, the Company had $198 million of borrowings outstanding and a pool of eligible unencumbered assets aggregating approximately $660 million.

        The Company is subject to various financial and nonfinancial covenants under this unsecured credit facility including a maximum leverage of 65%, minimum EBITDA to fixed charges ratio of 1.5 to 1, minimum consolidated net worth of $600 million plus 75% of any additional equity raised after September 2014, and a maximum dividend payout ratio limited to 95% of Funds from Operations, all as defined in the agreement. As of September 30, 2014, the Company was in compliance with these covenants.

        Prior to September 19, 2014, the Company had two secured bank credit facilities that were secured by real estate properties which were pledged as collateral under the facilities as well as the Company's equity interests in certain of its special purpose entity subsidiaries and the Company's holdings of the Class B notes issued under its STORE Master Funding bond program (see below). One of the secured credit facilities consisted of two parts: a primary two-year $150 million credit line (bearing interest at one-month LIBOR plus 2.45%), which was expandable to $250 million under certain circumstances, and a one-year $50 million credit line (bearing interest at one-month LIBOR plus 2.95%). The Company's other previous secured credit facility was a three-year $100 million facility (bearing interest at one-month LIBOR plus 3.00%), with an accordion feature to increase the facility amount up to $150 million under certain circumstances.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

4. Debt (Continued)

        The financing costs related to the establishment of the Company's credit facilities are deferred and amortized to interest expense over the term of the credit facilities. At September 30, 2014 and December 31, 2013, unamortized financing costs totaled $2.6 million and $2.1 million, respectively. The Company accelerated the amortization of the remaining deferred financing costs related to the two previous credit facilities upon their termination in September 2014.

Non-Recourse Debt Obligations of Consolidated Special Purpose Entities

        During 2012, the Company implemented a debt issuance program pursuant to which certain of its consolidated special purpose entities issue multiple series of non-recourse net-lease mortgage notes from time to time that are collateralized by the assets owned by these entities and their related leases (collateral). One of the principal features of the program is that, as additional series of notes are issued, new collateral is contributed to the collateral pool thereby increasing the size and diversity of the collateral pool for the benefit of all noteholders, including those who invested in prior series. Another feature of the program is the ability to substitute collateral from time to time subject to meeting certain prescribed conditions and criteria. The notes are generally segregated into Class A amortizing notes and Class B non-amortizing notes. The Company has retained each of the Class B notes which aggregate $78.0 million at September 30, 2014.

        The Class A notes require monthly principal and interest payments with a balloon payment due at maturity and these notes may be prepaid at any time, subject to a yield maintenance prepayment premium. As of September 30, 2014, the aggregate collateral pool securing the net-lease mortgage notes is comprised primarily of single tenant commercial real estate properties with an aggregate investment amount of approximately $1.5 billion.

        A number of additional consolidated special purpose entity subsidiaries of the Company have financed their owned real estate properties with traditional first mortgage debt. The notes require monthly principal and interest payments with balloon payments at maturity. In general, these mortgage notes payable can be prepaid in whole or in part upon payment of a yield maintenance premium. The mortgage notes payable are collateralized by real estate properties owned by these consolidated special purpose entity subsidiaries with an aggregate investment amount of approximately $332.3 million at September 30, 2014.

        The mortgage notes payable, which are obligations of consolidated special purpose entities as described in Note 2, contain various covenants customarily found in mortgage notes, including a limitation on the issuing entity's ability to incur additional indebtedness on the underlying real estate. Although this mortgage debt generally is non-recourse, there are customary limited exceptions to recourse for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities. Certain of the mortgage notes payable also require the posting of cash reserves with the lender or trustee if specified coverage ratios are not maintained by the Company or one of its tenants.

        Financing costs related to the issuance of the non-recourse debt obligations of the consolidated special purpose entities are deferred and amortized to interest expense over the terms of the related notes. As of September 30, 2014 and December 31, 2013, unamortized financing costs related to all non-recourse debt obligations of the consolidated special purpose entities totaled $32.2 million and $26.9 million, respectively.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

4. Debt (Continued)

        The non-recourse debt obligations of consolidated special purpose entity subsidiaries are summarized below (dollars in thousands):

			Outstanding Balance
	Maturity Date	Coupon Interest Rate	September 30, 2014	December 31, 2013
Non-recourse net-lease mortgage notes:
Series 2012-1, Class A	Aug. 2019	5.77%	$208,296	$210,612
Series 2013-1, Class A-1	Mar. 2020	4.16%	146,486	148,274
Series 2013-2, Class A-1	Jul. 2020	4.37%	105,151	106,352
Series 2013-3, Class A-1	Nov. 2020	4.24%	76,057	76,907
Series 2014-1, Class A-1	Apr. 2021	4.21%	119,800	—
Series 2013-1, Class A-2	Mar. 2023	4.65%	99,610	100,827
Series 2013-2, Class A-2	Jul. 2023	5.33%	95,323	96,412
Series 2013-3, Class A-2	Nov. 2023	5.21%	98,776	99,880
Series 2014-1, Class A-2	Apr. 2024	5.00%	139,767	—
Non-recourse mortgage notes payable:
$21,443 note issued July 2005(a)	Aug. 2015	5.26%(a)	19,059	—
$4,000 note issued August 2006(b)	Sept. 2016	6.33%(b)	3,352	3,428
$3,800 note issued September 2006(c)	Oct. 2016	6.47%(c)	3,527	—
$7,088 note issued April 2007(d)	May 2017	6.00%(d)	6,702	6,776
$4,400 note issued August 2007(e)	Sept. 2017	6.7665%(e)	3,824	—
$8,000 note issued January 2012; assumed in December 2013	Jan. 2018	4.778%	7,576	7,775
$20,530 note issued December 2011 and amended February 2012	Jan. 2019	5.275%(f)	19,428	19,758
$6,500 note issued December 2012	Dec. 2019	4.806%	6,244	6,351
$2,823 note issued December 2012	Jan. 2020	3.157%(g)	2,697	2,749
$2,956 note issued June 2013	Jun. 2020	3.157%(g)	2,853	2,907
$16,100 note issued February 2014	Mar. 2021	4.83%	15,941	—
$13,000 note issued May 2012	May 2022	5.195%	12,396	12,599
$14,950 note issued July 2012	Aug. 2022	4.95%	13,949	14,547
$26,000 note issued August 2012	Sept. 2022	5.05%	24,946	25,353
$6,400 note issued November 2012	Dec. 2022	4.707%	6,163	6,267
$11,895 note issued March 2013	Apr. 2023	4.7315%	11,543	11,733
$17,500 note issued August 2013	Sept. 2023	5.46%	17,176	17,420
$10,075 note issued March 2014	Apr. 2024	5.10%	10,019	—
$7,750 note issued February 2013	Mar. 2038	4.81%(h)	7,510	7,633
$6,944 notes issued March 2013	Apr. 2038	4.50%(i)	6,724	6,842

			1,290,895	991,402
Unamortized net premium			809	175

Total non-recourse debt obligations of consolidated special purpose entities			$1,291,704	$991,577

(a)
Note was assumed in June 2014 at a premium; estimated effective yield at assumption of 3.69%.

(b)
Note was assumed in July 2012 at a premium; estimated effective yield at assumption of 5.15%.

(c)
Note was assumed in April 2014 at a premium; estimated effective yield at assumption of 3.88%.

(d)
Note was assumed in December 2013 at a premium; estimated effective yield at assumption of 4.45%.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

4. Debt (Continued)

(e)
Note was assumed in September 2014 at a premium; estimated effective yield at assumption of 3.40%.

(f)
Note is a variable-rate note which resets monthly at 1-month LIBOR + 3.50%. The Company has entered into two interest rate swap agreements that effectively convert the floating rate on a $12.8 million portion and a $6.6 million portion of this mortgage note payable to fixed rates of 5.299% and 5.230%, respectively (Note 5).

(g)
Note is a variable-rate note which resets monthly at 1-month LIBOR + 3.00%; rate shown is effective rate at September 30, 2014.

(h)
Interest rate is effective for first 10 years and will reset to greater of (1) initial rate plus 400 basis points or (2) Treasury rate plus 400 basis points.

(i)
Interest rate is effective for first 10 years and will reset to the lender's then prevailing interest rate.

        As of September 30, 2014, the scheduled maturities, including balloon payments, on the non-recourse debt obligations of the consolidated special purpose entity subsidiaries during the next five years and thereafter are as follows (in thousands):

	Scheduled Principal	Balloon Payments	Total
Remainder of 2014	$4,715	$—	$4,715
2015	19,278	18,710	37,988
2016	19,872	6,549	26,421
2017	20,603	9,921	30,524
2018	21,159	6,665	27,824
2019	19,858	213,539	233,397
Thereafter	50,848	879,178	930,026

	$156,333	$1,134,562	$1,290,895

5. Derivative Instruments and Hedging Activities

        As of September 30, 2014, the Company had entered into two interest rate swap agreements with current notional amounts of $12.8 million and $6.6 million that were designated as cash flow hedges associated with the Company's secured, variable-rate mortgage note payable due 2019 (Note 4). The fair value of the interest rate swaps at September 30, 2014 and December 31, 2013 was a liability of $162,000 and $128,000, respectively, and is included in liabilities on the consolidated balance sheets.

        The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive loss. Amounts reported in accumulated other comprehensive loss related to cash flow hedges will be reclassified to interest expense as interest payments are made on the hedged debt transaction. During the nine months ended September 30, 2014, $274,000 of unrealized losses and, during the nine months ended September 30, 2013, $347,000 of unrealized gains were recorded in accumulated other comprehensive loss. During the nine months ended September 30, 2014 and 2013, $240,000 and $238,000, respectively, was reclassified to operations as an increase to interest expense. During the next 12 months, the Company estimates that $289,000 will be reclassified as an increase to interest expense. The ineffective portion of the change in fair value

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

5. Derivative Instruments and Hedging Activities (Continued)

of derivatives is recognized directly in earnings. No hedge ineffectiveness was recognized during the nine month periods ended September 30, 2014 and 2013.

        The Company has an agreement with its derivative counterparty containing a provision that, if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, the Company could also be declared in default on its derivative obligations.

        As of September 30, 2014, the termination value of the Company's derivatives was a liability position of $199,000 which includes accrued interest but excludes any adjustment for nonperformance risk.

6. Stockholders' Equity

        During the nine months ended September 30, 2014, the Company issued approximately 20.2 million common shares related to the contribution of the remaining $290.4 million equity commitment from its parent, STORE Holding. STORE Holding held 82,802,026 common shares at September 30, 2014 and 62,594,268 common shares at December 31, 2013. The Company declared dividends payable to common stockholders totaling $55.9 million and $31.6 million during the nine months ended September 30, 2014 and 2013, respectively.

        The Company issued 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock (Preferred Stock) at a price of $1,000 per share on January 6, 2012. Preferred stockholders are entitled to receive, when and as authorized by the Board of Directors, cumulative preferential cash dividends at the rate of 12.5% per annum per share, payable semi-annually in arrears. The Company is current in its obligations to pay dividends on the Preferred Stock. The Company may redeem the Preferred Stock at any time, for cash, at a redemption price of $1,000 per share plus all accrued and unpaid dividends. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the preferred stockholders are entitled to be paid a liquidation preference of $1,000 per share before any distribution of assets is made to holders of the Company's common stock.

7. Income from Discontinued Operations

        Periodically, the Company may sell real estate properties it owns. Effective January 1, 2014, the Company has early adopted ASU 2014-08 (Note 2) and will apply the provisions prospectively. Under ASU 2014-08, only disposals representing a strategic shift in operations of the Company and that have (or will have) a major effect on the Company's operations and financial results are to be presented as discontinued operations. The Company is required to continue to classify any property disposal or property classified as held for sale as of December 31, 2013 as discontinued operations prospectively; therefore, the gains and losses from these property dispositions and all operations from these properties were reclassified to discontinued operations, net of tax, in the consolidated statements of income. This presentation has no impact on net income or cash flow. The Company did not classify any additional property disposals as discontinued operations subsequent to December 31, 2013.

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

7. Income from Discontinued Operations (Continued)

        All amounts reclassified to discontinued operations during the nine months ended September 30, 2014 and 2013, relate to assets that had been classified as held for sale prior to the Company's adoption of ASU 2014-08. Amounts reclassified to discontinued operations are summarized below (in thousands):

	Nine months ended September 30,
	2014	2013
Revenues	$148	$2,184
Expenses:
General and administrative	2	15
Depreciation and amortization	—	529

Total expenses	2	544

Income from discontinued real estate investments	146	1,640
Gain on the dispositions of real estate investments	969	2,902
Income tax expense	—	(940)

Income from discontinued operations, net of tax	$1,115	$3,602

8. Commitments and Contingencies

        In the normal course of business, the Company enters into various types of commitments to purchase real estate properties. These commitments are generally subject to the Company's customary due diligence process and, accordingly, a number of specific conditions must be met before the Company is obligated to purchase the properties. At the time the Company purchases a property, the Company may also agree to fund future improvements to the property. As of September 30, 2014, the Company had approximately $37.3 million in commitments to fund improvements to real estate properties previously acquired which will generally result in increases to the rental revenue due under the related contracts.

        The Company has employment agreements with each of its executive officers. At the end of the initial terms in May 2014, the employment agreements automatically extended for one additional year and will automatically extend for successive annual terms unless terminated by either party. The agreements provide for minimum annual base salaries, maximum annual cash bonuses and annual equity incentive bonuses under the Company's long-term incentive plan. In the event an executive officer is terminated without cause or terminates employment for good reason, the Company is liable for a lump-sum severance payment in an amount equal to the executive's base salary plus target cash bonus and other termination benefits.

9. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

9. Fair Value Measurements (Continued)

value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

  •
  Level 1—Quoted market prices in active markets for identical assets and liabilities that the Company has the ability to access.

  •
  Level 2—Significant inputs that are observable, either directly or indirectly. These types of inputs would include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets in inactive markets and market-corroborated inputs.

  •
  Level 3—Inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. These types of inputs include the Company's own assumptions.

        The assets and liabilities that are required to be measured at fair value in the Company's consolidated financial statements are summarized below.

        The following table sets forth the Company's financial liabilities that were accounted for at fair value on a recurring basis (in thousands):

		Fair Value Hierarchy Level
	Fair Value
		Level 1	Level 2	Level 3
September 30, 2014
Derivatives:
Interest rate swaps	$162	$—	$162	$—
December 31, 2013
Derivatives:
Interest rate swaps	$128	$—	$128	$—

        Derivatives are measured under a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy. At both September 30, 2014 and December 31, 2013, the fair value of the derivative instruments was an unrealized loss and was recorded as a liability and in accumulated other comprehensive loss.

        In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based upon market conditions and perceived risks at September 30, 2014 and December 31, 2013. These estimates require management's judgment and may not be indicative of the future fair values of the assets and liabilities.

        Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits, accounts receivable, accounts payable and tenant deposits. Generally these assets and liabilities are short-term in duration and are recorded at fair value on the consolidated balance sheet. The Company believes that the carrying value of the borrowings on its credit facility approximate fair value based upon their nature, terms and variable

STORE Capital Corporation

Notes to unaudited Condensed Consolidated Financial Statements (Continued)

September 30, 2014

9. Fair Value Measurements (Continued)

interest rate. Additionally, the Company believes the carrying values of its fixed-rate loan receivables approximate fair values based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads.

        The estimated fair values of the non-recourse debt obligations of consolidated special purpose entities have been derived based on market observable inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. These measurements are classified as Level 2 of the fair value hierarchy. At September 30, 2014, the Company's non-recourse debt obligations of consolidated special purpose entities had a carrying value of $1,291.7 million and an estimated fair value of $1,359.9 million. At December 31, 2013, the Company's non-recourse debt obligations of consolidated special purpose entities had a carrying value of $991.6 million and an estimated fair value of $1,009.8 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
STORE Capital Corporation

        We have audited the accompanying consolidated balance sheets of STORE Capital Corporation (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years ended December 31, 2013 and 2012 and the period from inception (May 17, 2011) through December 31, 2011. Our audits also included the financial statement schedules listed in the accompanying index to consolidated financial statements. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of STORE Capital Corporation at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years ended December 31, 2013 and 2012, and the period from inception (May 17, 2011) through December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Phoenix, Arizona
May 9, 2014 except Note 1 and all share and per-share amounts, as to which the date is November 3, 2014

STORE Capital Corporation

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	December 31,
	2013	2012
Assets
Investments:
Real estate investments:
Land and improvements	$562,085	$319,919
Buildings and improvements	1,042,244	542,500
Intangible lease assets	29,917	7,835

Total real estate investments	1,634,246	870,254
Less accumulated depreciation and amortization	(41,976)	(12,005)

	1,592,270	858,249
Real estate investments held for sale, net	9,023	—
Loans receivable	66,917	41,450

Net investments	1,668,210	899,699
Cash and cash equivalents	61,814	64,752
Restricted cash and other assets	24,556	3,790
Deferred costs, net	31,520	11,592

Total assets	$1,786,100	$979,833

Liabilities and stockholders' equity
Liabilities:
Credit facilities	$—	$160,662
Non-recourse debt obligations of consolidated special purpose entities, net	991,577	306,581
Dividends payable	—	6,578
Accounts payable and accrued expenses	13,263	6,424
Cash flow hedges	128	861
Tenant deposits	7,218	1,813

Total liabilities	1,012,186	482,919

Stockholders' equity:
Preferred stock, $0.01 par value per share, 125,000,000 shares authorized, 125 shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 62,966,920 and 42,247,753 shares issued and outstanding, respectively	630	423
Capital in excess of par value	798,228	503,462
Distributions in excess of retained earnings	(24,816)	(6,110)
Accumulated other comprehensive loss	(128)	(861)

Total stockholders' equity	773,914	496,914

Total liabilities and stockholders' equity	$1,786,100	$979,833

See accompanying notes.

STORE Capital Corporation

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Year ended December 31,		From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Revenues:
Rental revenues	$103,398	$38,752	$3,675
Interest income on loans receivable	5,044	1,843	184
Other income	462	15	1

Total revenues	108,904	40,610	3,860

Expenses:
Interest	39,180	11,472	1,120
Transaction costs	2,643	387	446
Property costs	127	7	—
General and administrative	14,132	10,362	4,024
Depreciation and amortization	30,349	11,015	964

Total expenses	86,431	33,243	6,554

Income (loss) from continuing operations before income taxes	22,473	7,367	(2,694)
Income tax expense	155	70	5

Income (loss) from continuing operations	22,318	7,297	(2,699)
Income from discontinued operations, net of tax	3,995	879	677

Net income (loss)	$26,313	$8,176	$(2,022)

Net income (loss) per share of common stock—basic and diluted:
Continuing operations	$0.44	$0.26	$(0.14)
Discontinued operations	0.08	0.03	0.04

Net income (loss)	$0.52	$0.30	$(0.11)

Weighted average common shares outstanding:
Basic	49,893,667	27,338,052	18,703,165

Diluted	49,893,667	27,338,052	18,703,165

See accompanying notes.

STORE Capital Corporation

Consolidated Statements of Comprehensive Income (Loss)

(In Thousands)

	Year Ended December 31,
			From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Net income (loss)	$26,313	$8,176	$(2,022)
Other comprehensive income (loss):
Change in unrealized losses on cash flow hedges	414	(911)	(263)
Cash flow hedge losses reclassified to operations	319	306	7

Total other comprehensive income (loss)	733	(605)	(256)

Total comprehensive income (loss)	$27,046	$7,571	$(2,278)

See accompanying notes.

STORE Capital Corporation

Consolidated Statements of Stockholders' Equity

From Inception (May 17, 2011) Through December 31, 2011 and for the
Years Ended December 31, 2012 and 2013

(In Thousands, Except Share Data)

	Series A Cumulative Preferred Stock
			Common Stock			Distributions in Excess of Retained Earnings	Accumulated Other Comprehensive Loss
					Capital in Excess of Par Value			Total Stockholders' Equity
	Shares	Par Value	Shares	Par Value
Initial capitalization, net	—	$—	3,757	$—	$1,490	$—	$—	$1,490
Additional paid in capital	—	—	—	—	221,750	—	—	221,750
Net loss	—	—	—	—	—	(2,022)	—	(2,022)
Other comprehensive loss	—	—	—	—	—	—	(256)	(256)
Stock dividend (4,976.56 for 1)	—	—	18,699,408	187	(187)	—	—	—

Balance at December 31, 2011	—	—	18,703,165	187	223,053	(2,022)	(256)	220,962
Net income	—	—	—	—	—	8,176	—	8,176
Other comprehensive loss	—	—	—	—	—	—	(605)	(605)
Issuance of common stock	—	—	23,398,812	234	279,991	—	—	280,225
Issuance of preferred stock, net of costs of $45	125	—	—	—	80	—	—	80
Share-based compensation	—	—	145,776	2	338	—	—	340
Common dividends declared	—	—	—	—	—	(12,248)	—	(12,248)
Preferred dividends declared	—	—	—	—	—	(16)	—	(16)

Balance at December 31, 2012	125	—	42,247,753	423	503,462	(6,110)	(861)	496,914
Net income	—	—	—	—	—	26,313	—	26,313
Other comprehensive income	—	—	—	—	—	—	733	733
Issuance of common stock	—	—	20,492,291	205	293,545	—	—	293,750
Share-based compensation	—	—	226,876	2	1,221	—	—	1,223
Common dividends declared	—	—	—	—	—	(45,003)	—	(45,003)
Preferred dividends declared	—	—	—	—	—	(16)	—	(16)

Balance at December 31, 2013	125	$—	62,966,920	$630	$798,228	$(24,816)	$(128)	$773,914

See accompanying notes.

STORE Capital Corporation

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
			From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Operating activities
Net income (loss)	$26,313	$8,176	$(2,022)
Adjustments to net income (loss):
Depreciation and amortization	30,924	11,163	1,011
Amortization of deferred financing costs	4,195	2,113	519
Amortization of debt (premium) and discount, net	(9)	(13)	—
Amortization of share-based compensation	1,228	356	—
(Gain) loss on sale of real estate	(3,147)	(180)	41
Noncash revenue and other	(1,162)	(156)	5
Changes in operating assets and liabilities:
Restricted cash and other assets	(14,333)	(2,497)	(1,142)
Deferred costs	(1,313)	(863)	(518)
Accounts payable and accrued expenses	12,238	4,316	3,862

Net cash provided by operating activities	54,934	22,415	1,756

Investing activities
Acquisition of real estate	(788,462)	(640,869)	(273,025)
Investment in loans receivable	(33,647)	(36,577)	(5,006)
Collections of principal on loans receivable	238	73	50
Proceeds from disposition of real estate	40,661	5,308	42,219
Transfers to restricted deposits	(5,305)	(89)	—

Net cash used in investing activities	(786,515)	(672,154)	(235,762)

Financing activities
Borrowings under credit facilities	359,500	329,123	71,971
Repayments under credit facilities	(520,162)	(198,432)	(42,000)
Borrowings under non-recourse debt obligations of consolidated special purpose entities	679,848	291,087	13,500
Repayments under non-recourse debt obligations of consolidated special purpose entities	(9,755)	(1,704)	—
Financing costs paid	(22,942)	(11,407)	(1,502)
Proceeds from the issuance of common stock	293,751	280,226	223,990
Proceeds from the issuance of preferred stock	—	125	—
Dividends paid to common and preferred stockholders	(51,597)	(5,685)	—
Costs of raising capital	—	(45)	(750)

Net cash provided by financing activities	728,643	683,288	265,209

Net (decrease) increase in cash and cash equivalents	(2,938)	33,549	31,203
Cash and cash equivalents, beginning of period	64,752	31,203	—

Cash and cash equivalents, end of period	$61,814	$64,752	$31,203

Supplemental disclosure of noncash investing activities:
Acquisition of collateral property securing a mortgage note receivable	$7,875	$—	$—

Non-recourse debt obligations assumed in conjunction with acquisition of property	$14,911	$3,711	$—

Supplemental disclosure of noncash financing activities:
Deferred financing costs included in accrued expenses	$—	$—	$1,875

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$33,972	$8,757	$357

Cash paid during the period for income and franchise taxes	$1,601	$185	$—

See accompanying notes.

STORE Capital Corporation

Notes to Consolidated Financial Statements

December 31, 2013

1. Organization and Formation Activities

        STORE Capital Corporation (STORE Capital or the Company) was formed in Maryland on May 17, 2011 to acquire single-tenant operational real estate to be leased on a long-term, net basis to companies that operate across a wide variety of industries within the service, retail and industrial sectors of the United States economy. From time to time, it may also provide mortgage financing to its customers. STORE Capital conducts its business through a variety of subsidiaries. The operations of STORE Capital Corporation and its subsidiaries for the period from inception through December 31, 2011 included organizational and start-up activities.

        The Company is a subsidiary of STORE Holding Company, LLC (STORE Holding), a Delaware limited liability company. STORE Holding is primarily owned by entities managed by a global investment management firm. As of December 31, 2013, certain members of the Company's senior management owned 1.04% of STORE Holding.

        On November 3, 2014, the Company's board of directors declared a 1.67-for-one split of its common stock effected through a dividend to its stockholders. The stock dividend was treated as a stock split for accounting purposes; the $0.01 par value of the common stock was unchanged. All common share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to reflect the effect of the stock split for all periods presented.

        STORE Capital has made an election to qualify, and believes it is operating in a manner to continue to qualify, as a real estate investment trust (REIT) for federal income tax purposes beginning with its initial taxable year ended December 31, 2011. As a REIT, it will generally not be subject to federal income taxes to the extent that it distributes all of its taxable income to its stockholders and meets other specific requirements.

2. Summary of Significant Accounting Principles

Basis of Accounting and Principles of Consolidation

        The consolidated financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). These consolidated statements include the accounts of STORE Capital Corporation and its subsidiaries which are wholly-owned and controlled by the Company through its voting interest. One of the Company's wholly-owned subsidiaries, STORE Capital Advisors, LLC, provides all of the general and administrative services for the day-to-day operations of the consolidated group, including property acquisition and lease origination, real estate portfolio management and marketing, accounting and treasury services. The remaining subsidiaries were formed to acquire and hold real estate investments or to facilitate non-recourse secured borrowing activities. Generally, the initial operations of the real estate subsidiaries are funded by an interest-bearing intercompany loan from STORE Capital Corporation, and such intercompany loan is repaid when the subsidiary issues long-term debt secured by its properties. All intercompany account balances and transactions have been eliminated in consolidation.

        Certain of the Company's wholly-owned consolidated subsidiaries were formed as special purpose entities. Each special purpose entity is a separate legal entity and is the sole owner of its assets and liabilities. The assets of the special purpose entities are not available to pay or otherwise satisfy obligations to the creditors of any owner or affiliate of the special purpose entity. At December 31,

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

2. Summary of Significant Accounting Principles (Continued)

2013 and 2012, assets totaling $1.7 billion and $839.4 million, respectively, were held and liabilities totaling $1.0 billion and $458.4 million, respectively, were owed by these special purpose entities and are included in the accompanying consolidated balance sheets.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

        Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Segment Reporting

        The Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) Topic 280, Segment Reporting, established standards for the manner in which enterprises report information about operating segments. The Company views its operations as one reportable segment.

Accounting for Real Estate Investments

        STORE Capital records the acquisition of real estate properties at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Real estate properties subject to an existing in-place lease at the date of acquisition are recorded as business combinations and each tangible and intangible asset and liability acquired is recorded at fair value. Management uses multiple sources to estimate fair value, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. The Company expenses transaction costs associated with real estate acquisitions accounted for as business combinations in the period incurred. Properties classified as held for sale are recorded at the lower of their carrying value or their fair value, less anticipated closing costs.

        In-place lease intangibles are valued based on management's estimates of lost rent and carrying costs during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases including leasing commissions and other related costs. The value assigned to in-place leases is amortized on a straight-line basis as a component of depreciation and amortization expense over the remaining initial term of the related lease.

        The fair value of any above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place lease and management's estimate of current market lease rates for the property, measured over a period equal to

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

2. Summary of Significant Accounting Principles (Continued)

the remaining initial term of the lease. Capitalized above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining initial terms of the respective leases plus the fixed-rate renewal periods on those leases, if any. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in operations.

        The Company's real estate portfolio is depreciated using the straight-line method over the estimated remaining useful life of the properties, which generally ranges from 30 to 40 years for buildings and is 15 years for land improvements. Any properties classified as held for sale are not depreciated.

Impairment

        STORE Capital reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management considers factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if the carrying value of the asset exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results. No impairment charges were recorded during the periods ended December 31, 2013, 2012 or 2011.

Revenue Recognition

        STORE Capital leases real estate to its tenants under long-term net leases that are classified as operating leases. Direct costs associated with lease origination, offset by any lease origination fees received, are deferred and amortized over the related lease term as an adjustment to rental revenue.

        The Company's leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that the Company will receive only if the tenants make all rent payments required through the expiration of the lease. There was $1.5 million and $0.2 million of accrued straight-line rental revenue net of allowance of $0.5 million and $0.1 million at December 31, 2013 and 2012, respectively. The Company provides a reserve based on management's estimates of uncollectible straight-line rental revenue based on an assessment of the risks inherent in the portfolio, giving consideration to industry default rates for long-term receivables. Leases that have contingent rent escalators indexed to future increases in the Consumer Price Index (CPI) may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (a) 1 to 1.25 times the increase in the CPI over a specified period or (b) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company's inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company's view that the

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

2. Summary of Significant Accounting Principles (Continued)

multiplier does not represent a significant leverage factor, increases in rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have actually occurred.

        For leases that have contingent rentals that are based on a percentage of the tenant's gross sales, the Company recognizes contingent rental revenue when the threshold upon which the contingent lease payment is based is actually reached. Less than 1.0% of the Company's investment portfolio is subject to leases that provide for contingent rent based on a percentage of the tenant's gross sales.

        The Company suspends revenue recognition if the collectibility of amounts due pursuant to a lease is not reasonably assured or if the tenant's monthly lease payments become more than 60 days past due, whichever is earlier. The Company reviews its rent receivables for collectibility on a regular basis, taking into consideration changes in factors such as the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that the collectibility of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a direct write-off of the specific rent receivable will be made. As of December 31, 2013 and 2012, the Company had no provision for uncollectible contractual rent payments due from tenants.

Loans Receivable

        STORE Capital holds its loans receivable for long-term investment. Loans receivable are carried at amortized cost, including related unamortized discounts or premiums, if any.

Revenue Recognition

        The Company recognizes interest income on loans receivable using the effective-interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the term of the related loan receivable using the effective interest method. A loan receivable is placed on nonaccrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received. As of December 31, 2013 and 2012, there were no loans on nonaccrual status.

Impairment and Provision for Loan Losses

        The Company periodically evaluates the collectibility of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, in management's judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. There was no allowance for loan losses at December 31, 2013 or 2012.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

2. Summary of Significant Accounting Principles (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money-market funds of a major financial institution, consisting predominantly of U.S. Government obligations.

Restricted Cash and Escrow Deposits

        The Company had $12.5 million and $679,000 of restricted cash and deposits in escrow at December 31, 2013 and 2012, respectively.

Deferred Costs

        Deferred costs consist principally of financing costs related to the issuance of the Company's debt and lease origination costs. Deferred financing costs are amortized as an increase to interest expense over the term of the related debt instrument using the effective interest method. Lease origination costs are amortized as a decrease in rental revenue over the term of the respective lease.

Derivative Instruments and Hedging Activities

        The Company may enter into derivatives contracts as part of its overall financing strategy to manage the Company's exposure to changes in interest rates associated with current and/or future debt issuances. The Company does not use derivatives for trading or speculative purposes. The Company records its derivatives on the balance sheet at fair value as either an asset or liability. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the earnings effect of the hedged forecasted transactions in a cash flow hedge.

Share-based Compensation

        Share-based compensation to employees of the Company is granted pursuant to the STORE Capital Corporation 2012 Long-Term Incentive Plan which allows for awards of restricted stock and other awards and performance-based grants to officers, directors and key employees of the Company.

        The Company estimates the fair value of restricted stock at the date of grant and recognizes that amount in general and administrative expense ratably over the vesting period at the greater of the amount amortized on a straight-line basis or the amount vested. The Company valued the restricted stock based on the per-share offering price of the common stock issued in its private offerings.

Income Taxes

        As a REIT, the Company generally will not be subject to federal income tax; however, it is still subject to state and local income taxes and to federal income and excise tax on its undistributed income. STORE Investment Corporation is the Company's wholly-owned taxable REIT subsidiary

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

2. Summary of Significant Accounting Principles (Continued)

(TRS) created to engage in non-qualifying REIT activities. The TRS is subject to federal, state and local income taxes.

Net Income (Loss) Per Common Share

        Net income (loss) per common share has been computed pursuant to the guidance in the FASB ASC Topic 260, Earnings Per Share. The guidance requires the classification of the Company's unvested restricted stock, which contain rights to receive non-forfeitable dividends, as participating securities requiring the two-class method of computing net income (loss) per common share. The following table is a reconciliation of the numerator and denominator used in the computation of basic and diluted income (loss) per common share (dollars in thousands):

	Year Ended December 31,		From Inception (May 17, 2011) Through December 31, 2011(b)
	2013	2012
Numerator:
Net income (loss)	$26,313	$8,176	$(2,022)
Less: preferred stock dividends	(16)	(16)	—

Net income (loss) attributable to common stockholders	26,297	8,160	(2,022)
Less: earnings attributable to unvested restricted shares	(294)	(46)	—

Net income (loss) used in basic income (loss) per share	26,003	8,114	(2,022)
Add: earnings attributable to unvested restricted shares(a)	—	—	—

Net income (loss) used in diluted income (loss) per share	$26,003	$8,114	$(2,022)

Denominator:
Weighted average common shares outstanding	50,216,017	27,412,533	18,703,165
Less: Weighted average number of shares of unvested restricted stock	(322,350)	(74,481)	—

Weighted average shares outstanding used in basic income (loss) per share	49,893,667	27,338,052	18,703,165

Effects of dilutive securities:
Add: Treasury stock method impact of unvested restricted shares(a)	—	—	—

Weighted average shares outstanding used in diluted income (loss) per share	49,893,667	27,338,052	18,703,165

(a)
For the years ended December 31, 2013 and 2012, excludes $294,000 and $46,000, respectively, of earnings attributable to unvested restricted shares and 43,654 shares and 9,218 shares, respectively, as the effect would have been antidilutive.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

2. Summary of Significant Accounting Principles (Continued)

(b)
During the course of retroactively adjusting for the November 3, 2014 stock split discussed in Note 1, management of the Company discovered an immaterial error in the computation of previously reported weighted average shares outstanding for the 2011 period. Previously reported and corrected basic and diluted amounts are as follows (amounts shown are prior to the retroactive adjustment for the November 3, 2014 stock split):

	Previously Reported	As Corrected
Weighted average common shares outstanding	6,965,168	11,199,500
Loss per share of common stock from continuing operations	$(0.39)	$(0.24)
Income per share of common stock from discontinued operations	$0.10	$0.06
Net loss per share of common stock	$(0.29)	$(0.18)

Recent Accounting Pronouncements

        In April 2014, the FASB issued Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This new guidance changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only dispositions that represent a strategic shift in operations and have a major effect on the organization's operations and financial results would be presented as discontinued operations. The new standard is effective for fiscal years beginning on or after December 15, 2014, with early adoption permitted. As a result of the adoption of this new guidance, the Company would no longer present the operating results of sold properties, which do not represent a strategic shift in operations, as part of discontinued operations on the statement of operations. In implementing this guidance, the results of operations from properties sold or considered to be held for sale prior to adoption would still be reported as part of discontinued operations.

3. Investments

        At December 31, 2013, STORE Capital had investments in 622 property locations representing 617 owned properties, three ground lease interests and two properties which secure a mortgage loan. The gross acquisition cost of real estate investments totaled $1.64 billion at December 31, 2013. In addition, the Company held 10 loans receivable with an aggregate carrying amount at December 31, 2013 of $66.9 million. As of December 31, 2013, a substantial portion of these investments are assets of consolidated special purpose entity subsidiaries and are pledged as collateral under the non-recourse obligations of these special purpose entities (Note 4).

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

3. Investments (Continued)

        During 2011, 2012 and 2013, the Company had the following gross real estate and loan activity (dollars in thousands):

	Number of Investment Locations	Dollar Amount of Investments(a)
Acquisition of real estate	132	$273,025
Investment in loan receivable		5,006
Sales of real estate (Note 9)	(20)	(42,203)
Principal collections on loan receivable		(50)

Gross investments, December 31, 2011	112	235,778
Acquisition of real estate	265	644,580
Investment in loans receivable	1	36,577
Sales of real estate (Note 9)	(7)	(5,148)
Principal collections on loans receivable		(73)
Other		(10)

Gross investments, December 31, 2012	371	911,704
Acquisition of real estate(b)	267	811,248
Investment in loans receivable	2	33,647
Sales of real estate (Note 9)	(17)	(37,867)
Principal collections on loans receivable(b)	(1)	(8,113)
Other		(67)

Gross investments, December 31, 2013(c)		1,710,552
Less accumulated depreciation and amortization(c)		(42,342)

Net investments, December 31, 2013	622	$1,668,210

(a)
The dollar amount of investments includes the investment in land, buildings, improvements and lease intangibles related to real estate investments as well as the carrying amount of the loans receivable.

(b)
One loan receivable was repaid in full through a $7.9 million non-cash transaction in which the Company acquired the underlying mortgaged property and leased it back to the borrower.

(c)
Includes the dollar amount of investments ($9.4 million) and the accumulated depreciation and amortization ($0.4 million) related to real estate investments held for sale at December 31, 2013.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

3. Investments (Continued)

        The following table shows information regarding the diversification of the Company's total investment portfolio among the different industries in which its tenants and borrowers operate as of December 31, 2013 (dollars in thousands):

	Number of Investment Locations	Dollar Amount of Investments(a)	Percentage of Total Dollar Amount of Investments
Restaurants	372	$631,461	37%
Industrial	32	126,251	7
Early childhood education centers	49	125,870	7
Movie theaters	18	116,662	7
Furniture stores	17	101,410	6
Health clubs	17	100,029	6
Colleges and professional schools	7	83,931	5
Sporting goods stores	9	64,817	4
Recreational vehicle dealers	8	42,318	3
Home furnishings stores	7	40,855	2
Pet care and boarding	20	37,638	2
Family entertainment	4	32,036	2
Grocery stores	10	26,441	2
Electronics and appliance stores	4	23,630	1
Commercial equipment leasing	3	18,783	1
Scientific research	1	18,300	1
Elementary and secondary schools	2	17,371	1
All other service industries	26	51,539	3
All other retail industries	16	51,210	3

	622	$1,710,552	100%

(a)
The dollar amount of investments includes the gross investment in land, buildings, improvements and lease intangibles related to real estate investments as well as the carrying amount of the loans receivable.

Significant Credit and Revenue Concentration

        STORE Capital's real estate investments are leased or financed to 148 customers geographically dispersed throughout 42 states. Including the Company's loans receivable described above, only one state, Texas (16%), accounted for 10% or more of the total dollar amount of STORE Capital's investment portfolio at December 31, 2013. None of the Company's 148 customers represented more than 10% of the Company's real estate investment portfolio at December 31, 2013, with the largest customer representing less than 4% of the total investment portfolio. On an annualized basis, the largest customer also represented less than 4% of the Company's total investment portfolio revenues as of December 31, 2013. The Company's customers operate their businesses across 128 concepts and

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

3. Investments (Continued)

none represented more than 6% of the Company's real estate investment portfolio as of December 31, 2013.

Intangible Lease Assets

        The following details intangible lease assets and related accumulated amortization at December 31 (in thousands):

	2013	2012
In-place lease assets(a)	$26,641	$5,645
Ground lease interest assets	3,814	2,190

Total intangible lease assets(a)	30,455	7,835
Accumulated amortization(a)	(1,459)	(194)

Net intangible lease assets	$28,996	$7,641

(a)
Includes the dollar amount of in-place lease intangibles ($538,000) and the accumulated amortization ($61,000) related to real estate investments held for sale at December 31, 2013.

        During the periods ended December 31, 2013, 2012 and 2011, aggregate lease intangible amortization expense was $1.3 million, $175,000 and $19,000, respectively. Based on the balance of the intangible assets at December 31, 2013, the aggregate annual amortization expense is expected to be approximately $2.1 million in each of the next five years. The weighted average remaining amortization period is approximately 13 years for the in-place lease intangibles and approximately 82 years for the amortizing ground lease interests.

Real Estate Investments

        The Company's investment properties are leased to tenants under long-term operating leases that typically include one or more renewal options. The weighted average remaining noncancelable lease term at December 31, 2013 was approximately 16.0 years. Substantially all of the leases are triple-net, which provide that the lessees are responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance; therefore, STORE Capital is generally not responsible for repairs or other capital expenditures related to the properties.

        At December 31, 2013, all of the properties were subject to a lease and the tenants were current in their lease payments.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

3. Investments (Continued)

        Scheduled future minimum rentals to be received under the remaining noncancelable term of the operating leases at December 31, 2013, are as follows (in thousands):

2014	$139,196
2015	139,444
2016	139,543
2017	139,817
2018	140,344
Thereafter	1,524,905

Total future minimum rentals	$2,223,249

        Since lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum lease payments do not include any contingent rentals such as lease escalations based on future changes in CPI.

Loans Receivable

        At December 31, 2013, the Company held 10 loans with an aggregate carrying amount of $66.9 million. Seven of the loans are mortgage loans secured by land and/or buildings and improvements on the mortgaged property. The other three loans are secured by a tenant's equipment/inventory.

        The mortgage loans receivable generally require the borrowers to make monthly principal and interest payments based on a 40-year amortization period or monthly interest-only payments with balloon payments, if any, at maturity. The other secured loans generally require the borrowers to make monthly interest-only payments for an established period and then either monthly principal and interest

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

3. Investments (Continued)

payments through maturity or balloon payments at maturity. The Company's loans receivable are summarized below (dollars in thousands):

			Amount Outstanding December 31,
	Stated Interest Rate	Maturity Date
Type			2013	2012
Mortgage loan receivable	8.25%	Jan. 2015	$1,939	$—
Mortgage loan receivable(a)	8.75%	Oct. 2022	—	7,875
Mortgage loan receivable	8.35%	Jan. 2028	3,789	3,800
Mortgage loan receivable	8.75%	Jul. 2032	24,119	24,197
Mortgage loan receivable	9.00%	Mar. 2053	14,629	—
Mortgage loan receivable	8.75%	Jun. 2053	6,376	—
Mortgage loan receivable	8.50%	Jun. 2053	6,262	—
Mortgage loan receivable	8.25%	Aug. 2053	3,349	—

Total mortgage loans receivable			60,463	35,872
Other secured loan receivable	11.00%	Sept. 2021	4,834	4,900
Equipment loan receivable	12.00%	Dec. 2014	1,000	—
Equipment loan receivable	10.00%	Jan. 2015	161	200

Total principal amount outstanding			66,458	40,972
Unamortized loan origination costs			459	478

Total carrying amount			$66,917	$41,450

(a)
Loan receivable was repaid in full through a non-cash transaction in which the Company acquired the underlying mortgaged property and leased it back to the borrower.

        The mortgage loans receivable generally allow for prepayments in whole, but not in part, without penalty or with penalties ranging from 1% to 5%, depending on the timing of the prepayment. All other loans receivable allow for prepayments in whole or in part without penalty. Absent prepayments, scheduled maturities are expected to be as follows (in thousands):

	Scheduled Principal	Balloon Payments	Total Payments
2014	$784	$850	$1,634
2015	675	2,075	2,750
2016	748	—	748
2017	831	—	831
2018	923	—	923
Thereafter	35,473	24,099	59,572

Total principal repayments	$39,434	$27,024	$66,458

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

4. Debt

Credit Facilities

        As of December 31, 2013, the Company has revolving credit facilities with two banks. These facilities are used to partially fund real estate acquisitions pending the issuance of long-term, fixed-rate debt.

        One credit facility, which was renewed in October 2013, is structured as a master loan repurchase agreement, consisting of two parts. The primary part is a two-year $150 million credit line, which is expandable to $250 million under certain circumstances. Borrowings under this portion of the facility are secured by certain real estate properties owned by the Company and are at an advance rate of 50% of the appraised value of the related real estate. The second part of this credit facility is a one-year $50 million credit line which can be used to temporarily fund real estate acquisitions at an advance rate of up to 100%. The $50 million credit line is secured by the related real estate as well as the Company's equity interests in certain of its special purpose entity subsidiaries and the Company's holdings of the Class B notes issued under its STORE Master Funding bond program (see below). At December 31, 2013, the Company had no amounts outstanding under either part of this facility but did have real estate assets with an aggregate investment amount of approximately $109.4 million pledged as collateral under the $150 million portion of the facility. Based on this pledged collateral, the Company had an available borrowing capacity of approximately $54.7 million.

        Borrowings under the facility, which are non-recourse obligations, require monthly payments of interest indexed to the one-month London Interbank Offered Rate (LIBOR) plus 2.45% for the $150 million credit line and LIBOR plus 2.95% for the $50 million credit line. At December 31, 2013, the one-month LIBOR rate was 0.17%. The Company must also pay a non-use fee on undrawn amounts under each portion of the facility.

        The Company is subject to various financial and nonfinancial covenants under this credit facility, including a minimum equity requirement of $25 million plus 75% of any additional equity raised after October 24, 2013; a minimum liquidity requirement of $10 million and a maximum pro forma leverage ratio of .75 to 1. Borrowings on this facility are also subject to concentration limits and portfolio covenants related to the pool of investment properties pledged as collateral under the facility, including a minimum weighted average aggregate fixed charge coverage ratio (FCCR) for portfolio assets of 1.5 to 1 with no individual FCCRs of less than 1 to 1. As of December 31, 2013, the Company was in compliance with these covenants.

        In December 2012, the Company entered into a three-year secured credit facility with another bank. In July 2013, this facility was syndicated to include additional banks as lenders, increasing the maximum availability of the facility to $90 million. The facility includes an accordion feature to increase the facility amount up to $150 million, subject to lender consents and other conditions. Borrowings under this facility require monthly payments of interest based on either a Base Rate, as defined in the agreement, plus 2.00% or one-month LIBOR plus 3.00% at the election of the Company on the borrowing date. The Company must also pay a non-use fee on undrawn amounts under the facility. The facility is a full recourse obligation of the Company and is structured as a revolving credit facility whereby the Company pledges certain assets, which are referred to as the borrowing base, to the bank to secure borrowings under the facility. As of December 31, 2013, the Company had no amounts outstanding under the credit facility and a borrowing base of approximately $14 million. Based on the

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

4. Debt (Continued)

borrowing base at December 31, 2013, the Company had an available borrowing capacity of approximately $7 million on this line.

        The Company is subject to various financial and nonfinancial covenants under the three-year credit facility, including a maximum leverage ratio of 65%; minimum EBITDA to fixed charges of 1.5 to 1; and a minimum consolidated net worth of $275 million plus 75% of any additional equity raised after September 2012. Borrowings on this facility are also subject to portfolio covenants related to the pool of investment properties pledged as collateral under the facility, including a minimum weighted average aggregate FCCR for portfolio assets of 1.6 to 1 with no individual FCCRs of less than 1.25 to 1. As of December 31, 2013, the Company was in compliance with these covenants.

        In December 2011, the Company entered into a $10 million unsecured revolving credit facility with a bank. This credit facility, which matured in December 2013, provided for interest-only payments fixed at 3% during 2013.

        The financing costs related to the establishment of the Company's credit facilities are deferred and amortized to interest expense over the term of the credit facilities. At December 31, 2013 and 2012, unamortized financing costs totaled $2.1 million and $1.9 million, respectively.

Non-Recourse Debt Obligations of Consolidated Special Purpose Entities

        During 2012, the Company implemented a debt issuance program pursuant to which certain of its consolidated special purpose entities issue multiple series of non-recourse net-lease mortgage notes from time to time that are collateralized by the assets owned by these entities and their related leases (collateral). One of the principal features of the program is that, as additional series of notes are issued, new collateral is contributed to the collateral pool thereby increasing the size and diversity of the collateral pool for the benefit of all noteholders, including those who invested in prior series. Another feature of the program is the ability to substitute collateral from time to time subject to meeting certain prescribed conditions and criteria. The notes are generally segregated into Class A amortizing notes and Class B non-amortizing notes. The Company has retained each of the Class B notes which aggregate $60.5 million at December 31, 2013.

        The Class A notes require monthly principal and interest payments with a balloon payment due at maturity and these notes may be prepaid at any time, subject to a yield maintenance prepayment premium. As of December 31, 2013, the aggregate collateral pool securing the net-lease mortgage notes is comprised primarily of single tenant commercial real estate properties with an aggregate investment amount of approximately $1.2 billion.

        On May 6, 2014, the consolidated special purpose entities issued an additional series of net-lease mortgage notes consisting of $260.0 million of Class A notes and $17.5 million of Class B notes. The Class A notes are segregated into two tranches: $120.0 million of 7-year notes with an interest rate of 4.21% and $140.0 million of 10-year notes with an interest rate of 5.00%. The Class B notes were retained by the Company.

        A number of additional consolidated special purpose entity subsidiaries of the Company have financed their owned real estate properties with traditional first mortgage debt. The notes require monthly principal and interest payments with balloon payments at maturity. In general, these mortgage

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

4. Debt (Continued)

notes payable can be prepaid in whole or in part upon payment of a yield maintenance premium. The mortgage notes payable are collateralized by real estate properties owned by these consolidated special purpose entity subsidiaries with an aggregate investment amount of approximately $245.0 million at December 31, 2013.

        The mortgage notes payable, which are obligations of consolidated special purpose entities as described in Note 2, contain various covenants customarily found in mortgage notes, including a limitation on the issuing entity's ability to incur additional indebtedness on the underlying real estate. Although this mortgage debt is non-recourse, there are customary limited exceptions to recourse for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities.

        Financing costs related to the issuance of the non-recourse debt obligations of the consolidated special purpose entities are deferred and amortized to interest expense over the terms of the related notes. As of December 31, 2013 and 2012, unamortized financing costs related to all non-recourse debt obligations of the consolidated special purpose entities totaled $26.9 million and $8.4 million, respectively.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

4. Debt (Continued)

        The non-recourse debt obligations of consolidated special purpose entity subsidiaries are summarized below (dollars in thousands):

			Outstanding Balance December 31,
	Maturity Date	Coupon Interest Rate
			2013	2012
Non-recourse net-lease mortgage notes:
Series 2012-1, Class A	Aug. 2019	5.77%	$210,612	$213,554
Series 2013-1, Class A-1	Mar. 2020	4.16%	148,274	—
Series 2013-1, Class A-2	Mar. 2023	4.65%	100,827	—
Series 2013-2, Class A-1	July 2020	4.37%	106,352	—
Series 2013-2, Class A-2	July 2023	5.33%	96,412	—
Series 2013-3, Class A-1	Nov. 2020	4.24%	76,907	—
Series 2013-3, Class A-2	Nov. 2023	5.21%	99,880	—
Non-recourse mortgage notes payable:
$4,000 note issued August 2006; assumed in July 2012	Sept. 2016	6.33%(a)	3,428	3,524
$6,776 note issued April 2007; assumed in December 2013	May 2017	6.00%(b)	6,776	—
$7,775 note issued January 2012; assumed in December 2013	Jan. 2018	4.778%	7,775	—
$20,530 note issued December 2011 and amended February 2012	Jan. 2019	5.275%(c)	19,758	20,176
$6,500 note issued December 2012	Dec. 2019	4.806%	6,351	6,500
$2,823 note issued December 2012	Jan. 2020	3.1683%(d)	2,749	2,823
$2,956 notes issued June 2013	Jun. 2020	3.1683%(d)	2,907	—
$13,000 note issued May 2012	May 2022	5.195%	12,599	12,857
$14,950 note issued July 2012	Aug. 2022	4.95%	14,547	14,853
$26,000 note issued August 2012	Sept. 2022	5.05%	25,353	25,873
$6,400 note issued November 2012	Dec. 2022	4.707%	6,267	6,400
$11,895 note issued March 2013	Apr. 2023	4.7315%	11,733	—
$17,500 note issued August 2013	Sept. 2023	5.46%	17,420	—
$7,750 note issued February 2013	Mar. 2038	4.81%(e)	7,633	—
$6,944 notes issued March 2013	Apr. 2038	4.50%(f)	6,842	—

			991,402	306,560
Unamortized net premium (discount)			175	21

Total non-recourse debt obligations of consolidated special purpose entities			$991,577	$306,581

(a)
Note was assumed at a premium; estimated effective yield at assumption of 5.15%.

(b)
Note was assumed at a premium; estimated effective yield at assumption of 4.45%.

(c)
Note is a variable-rate note which resets monthly at 1-month LIBOR + 3.50%. The Company has entered into two interest rate swap agreements that effectively convert the floating rate on a $13.1 million portion and a $6.8 million portion of this mortgage note payable to fixed rates of 5.299% and 5.230%, respectively (Note 5).

(d)
Note is a variable-rate note which resets monthly at 1-month LIBOR + 3.00%; rate shown is effective rate at December 31, 2013.

(e)
Interest rate is effective for first 10 years and will reset to greater of (1) initial rate plus 400 basis points or (2) Treasury rate plus 400 basis points.

(f)
Interest rate is effective for first 10 years and will reset to the lender's then prevailing interest rate.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

4. Debt (Continued)

        As of December 31, 2013, the scheduled maturities, including balloon payments, on the non-recourse debt obligations of the consolidated special purpose entity subsidiaries during the next five years and thereafter are as follows (in thousands):

	Scheduled Principal	Balloon Payments	Total
2014	$16,218	$—	$16,218
2015	17,062	—	17,062
2016	17,886	3,141	21,027
2017	18,665	6,417	25,082
2018	19,274	6,665	25,939
Thereafter	63,635	822,439	886,074

	$152,740	$838,662	$991,402

5. Derivative Instruments and Hedging Activities

        As of December 31, 2013, the Company had entered into two interest rate swap agreements with initial notional amounts of $13.5 million and $7.0 million that were designated as cash flow hedges associated with the Company's secured, variable-rate mortgage note payable due 2019 (Note 4). The fair value of the interest rate swaps at December 31, 2013 and 2012 was a liability of $128,000 and $861,000, respectively, and is included in liabilities on the consolidated balance sheets.

        The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive loss. Amounts reported in accumulated other comprehensive loss related to cash flow hedges will be reclassified to interest expense as interest payments are made on the hedged debt transaction. During 2013, $414,000 of unrealized gains and during 2012 and 2011, $911,000 and $263,000, respectively, of unrealized losses were recorded in accumulated other comprehensive loss. During 2013, 2012 and 2011, $319,000, $306,000 and $7,000, respectively, were reclassified to operations as an increase to interest expense. During the next 12 months, the Company estimates that $301,000 will be reclassified as an increase to interest expense. The ineffective portion of the change in fair value of derivatives is recognized directly in earnings. No hedge ineffectiveness was recognized during the periods ended December 31, 2013, 2012 or 2011.

        The Company has an agreement with its derivative counterparty containing a provision that, if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, the Company could also be declared in default on its derivative obligations.

        As of December 31, 2013, the termination value of the Company's derivatives was a liability position of $168,000 which includes accrued interest but excludes any adjustment for nonperformance risk.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

6. Income Taxes

        The Company's total current income tax expense from continuing operations was as follows (in thousands):

	Year Ended December 31,		From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Federal income tax	$—	$(2)	$4
State income tax	145	72	1
Foreign income tax	10	—	—

Total current income tax expense (benefit)	$155	$70	$5

        During 2013, $853,000 of federal income tax and $132,000 of state income tax were attributable to discontinued operations (Note 9) of the Company's taxable REIT subsidiary. There was no current income tax expense attributable to discontinued operations for the years ended December 31, 2012 and 2011. The Company's deferred income tax expense and its ending balance in deferred tax assets and liabilities were immaterial at December 31, 2013 and 2012.

        The Company files federal, state and local income tax returns. All returns filed since the Company's inception in 2011 remain subject to examination. The Company has net operating loss carryforwards for income tax purposes of $1.5 million at December 31, 2013, 2012 and 2011. These losses are available to reduce future taxable income or distribution requirements until they expire in 2031.

        Management of the Company determines whether any tax positions taken or expected to be taken meet the "more-likely-than-not" threshold of being sustained by the applicable federal, state or local tax authority. As of December 31, 2013 and 2012, management concluded that there is no tax liability relating to uncertain income tax positions. The Company's policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as operating expenses. There was no accrual for interest or penalties at December 31, 2013 and 2012.

        For federal income tax purposes, distributions can consist of ordinary income dividends, capital gain dividends, return of capital, or a combination thereof. For the years ended December 31, 2013 and 2012, preferred dividends of $0.016 million paid in each year were characterized for tax as ordinary income.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

6. Income Taxes (Continued)

        The Company's common stock distributions declared were characterized for tax as follows (in thousands):

	Year Ended December 31,
	2013	2012
Ordinary income	$33,602	$10,333
Capital gain	—	18
Return of capital	12,958	—

Total	$46,560	$10,351

        For tax purposes, $1.851 million of the 2012 distributions declared were treated as distributions in 2013 and $0.046 million was treated as compensation to holders of unvested restricted stock. In addition, $0.294 million of the 2013 distributions declared were treated as compensation to holders of unvested restricted stock.

7. Stockholders' Equity

        As of December 31, 2012, the Company had received all of the initial $503.0 million committed equity capital from its largest common stockholder, STORE Holding. In March 2013, STORE Holding agreed to commit an additional $580.4 million in equity capital to the Company. During 2013, the Company received $293.8 million of capital representing 20.5 million shares. As of December 31, 2013 and 2012, STORE Holding held 62,594,268 and 42,101,977, respectively, of the Company's common shares outstanding. The Company declared dividends payable to common stockholders totaling $45.0 million and $12.2 million during the years ended December 31, 2013 and 2012, respectively. In December 2011, the Company declared a stock dividend of 4,976.56 shares for each share of common stock outstanding at the time; no cash dividends were declared in 2011.

        The Company issued 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock (Preferred Stock) at a price of $1,000 per share on January 6, 2012. Preferred stockholders are entitled to receive, when and as authorized by the Board of Directors, cumulative preferential cash dividends at the rate of 12.5% per annum per share, payable semi-annually in arrears. The Company is current in its obligations to pay dividends on the Preferred Stock. The Company may redeem the Preferred Stock at any time, for cash, at a redemption price of $1,000 per share plus all accrued and unpaid dividends. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the preferred stockholders are entitled to be paid a liquidation preference of $1,000 per share before any distribution of assets is made to holders of the Company's common stock.

8. Long-Term Incentive Plan

        In June 2012, the Company's Board of Directors established the STORE Capital Corporation 2012 Long-Term Incentive Plan (the 2012 Plan) which permits the issuance of up to 1,035,400 shares of common stock. The 2012 Plan allows for awards of restricted stock and other awards and performance-based grants to officers, directors and key employees of the Company.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

8. Long-Term Incentive Plan (Continued)

        The following table summarizes the restricted common stock activity under the 2012 Plan:

	2013		2012
	Number of Shares	Weighted Average Share Price(1)	Number of Shares	Weighted Average Share Price(1)
Outstanding non-vested shares, beginning of year	145,776	$11.98	—	$—
Shares granted	228,804	$14.37	145,776	$11.98
Shares vested	(36,449)	$11.98	—	$—
Shares forfeited	(1,928)	$14.14	—	$—

Outstanding non-vested shares, end of year	336,203	$13.59	145,776	$11.98

(1)
Grant date fair value

        The restricted shares granted vest in 25% increments in February of each year.

        The Company estimates the fair value of restricted stock at the date of grant and recognizes that amount in expense over the vesting period as the greater of the amount amortized on a straight-line basis or the amount vested. The Company valued the restricted stock based on the per-share offering price of its common stock issued in its private offerings. Compensation expense for share-based payments totaled $1.2 million and $356,000 for the years ended December 31, 2013 and 2012, respectively, and is included in general and administrative expenses.

        At December 31, 2013, STORE Capital had $3.4 million of unrecognized compensation cost related to non-vested share-based compensation arrangements which will be recognized through February 2017, and 662,748 shares remaining available for grant under the 2012 Plan.

9. Income from Discontinued Operations

        Periodically, the Company may sell real estate properties it owns. Gains and losses from such dispositions of properties and all operations from these properties are required to be reclassified as discontinued operations, net of tax, in the consolidated statements of operations. As a result of this reporting requirement, each time a property is sold or classified as an asset held for sale, the operations of such property, including any previously reported as part of continuing operations, are

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

9. Income from Discontinued Operations (Continued)

reclassified into discontinued operations. This presentation has no impact on net income or cash flow. Amounts reclassified to discontinued operations are summarized below (in thousands):

	Year Ended December 31,		From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Revenues	$2,425	$853	$772
Expenses:
General and administrative	17	7	7
Depreciation and amortization	575	147	47

Total expenses	592	154	54

Income from discontinued real estate investments	1,833	699	718
Gain (loss) on the sale of real estate investments	3,147	180	(41)
Income tax expense	(985)	—	—

Income from discontinued operations	$3,995	$879	$677

10. Commitments and Contingencies

        In the normal course of business, the Company enters into various types of commitments to purchase real estate properties. These commitments are generally subject to the Company's customary due diligence process and, accordingly, a number of specific conditions must be met before the Company is obligated to purchase the properties. At the time the Company purchases a property, the Company may also agree to fund future improvements to the property. As of December 31, 2013, the Company had approximately $40.4 million in commitments to fund improvements to real estate properties previously acquired.

        The Company entered into a lease agreement with an unrelated third party for its corporate office space that will expire in June 2018. The monthly rent expense is approximately $18,000; during the periods ended December 31, 2013, 2012 and 2011, total rent expense was $220,000, $220,000 and $37,000, respectively. At December 31, 2013, the Company's minimum rental commitment under all noncancelable operating leases was approximately $227,000 in 2014, $249,000 in 2015, $258,000 in 2016, $268,000 in 2017 and $135,000 in 2018.

        The Company has employment agreements with each of its executive officers. At the end of the three-year term in May 2014, the employment agreements will automatically extend for successive annual terms thereafter unless terminated by either party. The agreements provide for minimum annual base salaries and maximum annual cash bonuses in the amount of 100% of the base salaries. The agreements also provide for annual equity incentive bonuses under the Company's long-term incentive plan (Note 8) based on achieving certain performance targets. In the event an executive officer is terminated without cause or terminates employment for good reason, each employment agreement provides that the Company is liable for a lump-sum severance payment in an amount equal to the executive's base salary plus target cash bonus and other termination benefits.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

10. Commitments and Contingencies (Continued)

        In October 2011, the Company adopted a defined contribution retirement savings plan qualified under Section 401(a) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan is available to employees who have completed at least six consecutive months of service or, if earlier, one year of service with the Company. STORE Capital provides a matching contribution in cash, up to a maximum of 4% of compensation, which vests immediately. The matching contributions made by the Company totaled approximately $160,000, $109,000 and $30,000 during the periods ended December 31, 2013, 2012 and 2011, respectively.

11. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

  •
  Level 1—Quoted market prices in active markets for identical assets and liabilities that the Company has the ability to access.

  •
  Level 2—Significant inputs that are observable, either directly or indirectly. These types of inputs would include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets in inactive markets and market-corroborated inputs.

  •
  Level 3—Inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. These types of inputs include the Company's own assumptions.

        The assets and liabilities that are required to be measured at fair value in the Company's consolidated financial statements are summarized below.

        The following table sets forth the Company's financial liabilities that were accounted for at fair value on a recurring basis (in thousands):

		Fair Value Hierarchy Level
	Fair Value
		Level 1	Level 2	Level 3
December 31, 2013
Derivatives:
Interest rate swaps	$128	$—	$128	$—
December 31, 2012
Derivatives:
Interest rate swaps	$861	$—	$861	$—

        Derivatives are measured under a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy. At both December 31, 2013 and 2012, the fair value of the derivative instruments was an unrealized loss and was recorded as a liability and in accumulated other comprehensive loss.

STORE Capital Corporation

Notes to Consolidated Financial Statements (Continued)

December 31, 2013

11. Fair Value Measurements (Continued)

        In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2013 and 2012. These estimates require management's judgment and may not be indicative of the future fair values of the assets and liabilities.

        Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits, accounts receivable, accounts payable and tenant deposits. Generally these assets and liabilities are short-term in duration and are recorded at fair value on the consolidated balance sheet. The Company believes that the carrying value of its secured credit facilities approximate fair value based upon their nature, terms and variable interest rate. Additionally, the Company believes the carrying values of its fixed-rate loan receivables approximate fair values based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads.

        The estimated fair values of the non-recourse debt obligations of consolidated special purpose entities have been derived based on market observable inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. These measurements are classified as Level 2 of the fair value hierarchy. At December 31, 2013, the Company's non-recourse debt obligations of consolidated special purpose entities had a carrying value of $991.6 million and an estimated fair value of $1,009.8 million. At December 31, 2012, the Company's non-recourse debt obligations of consolidated special purpose entities had a carrying value of $306.6 million and an estimated fair value of $320.4 million.

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Restaurants	Benson	MN		(f)	$187	$627	$—	$—	$187	$627	$814	$(70)	1987	07/29/2011
Restaurants	Glencoe	MN		(f)	369	772	—	—	369	772	1,141	(87)	1986	07/29/2011
Restaurants	Little Falls	MN		(f)	456	803	—	—	456	803	1,259	(106)	1983	07/29/2011
Restaurants	Minneapolis	MN		(f)	243	590	34	169	277	759	1,036	(67)	1996	07/29/2011
Restaurants	Sauk Rapids	MN		(f)	224	887	—	—	224	887	1,111	(84)	1996	07/29/2011
Restaurants	Staples	MN		(f)	213	729	—	—	213	729	942	(77)	1987	07/29/2011
Restaurants	Wadena	MN		(f)	171	732	—	—	171	732	903	(69)	1980	07/29/2011
Restaurants	Valley City	ND		(f)	217	676	—	—	217	676	893	(82)	1984	07/29/2011
Restaurants	Wahpeton	ND		(f)	314	589	—	—	314	589	903	(66)	1987	07/29/2011
Restaurants	Mobridge	SD		(f)	336	517	—	—	336	517	853	(83)	1993	07/29/2011
Furniture stores	Austin	TX		(f)	2,212	3,600	—	—	2,212	3,600	5,812	(249)	2006	09/02/2011
Furniture stores	Live Oak	TX		(f)	1,885	3,927	—	—	1,885	3,927	5,812	(262)	2005	09/02/2011
Furniture stores	New Braunfels	TX		(f)	1,692	6,926	—	—	1,692	6,926	8,618	(613)	1995	09/02/2011
Furniture stores	San Antonio	TX		(f)	2,361	3,952	—	—	2,361	3,952	6,313	(275)	2006	09/02/2011
Restaurants	Florence	AL		(f)	398	540	—	—	398	540	938	(51)	1994	09/08/2011
Restaurants	Vestavia	AL		(f)	310	354	—	—	310	354	664	(33)	1972	09/08/2011
Restaurants	Jacksonville	FL		(f)	310	325	—	—	310	325	635	(32)	1982	09/08/2011
Restaurants	Bainbridge	GA		(f)	147	381	—	—	147	381	528	(37)	1989	09/08/2011
Restaurants	Winder	GA		(f)	348	366	—	—	348	366	714	(44)	1986	09/08/2011
Restaurants	Evansville	IN		(f)	226	380	—	—	226	380	606	(42)	1988	09/08/2011
Restaurants	Louisville	KY		(f)	310	383	—	—	310	383	693	(43)	1973	09/08/2011
Restaurants	Florissant	MO		(f)	460	400	—	—	460	400	860	(42)	1981	09/08/2011
Restaurants	Jackson	MS		(f)	253	460	—	—	253	460	713	(45)	1993	09/08/2011
Restaurants	Jackson	MS		(f)	225	342	—	—	225	342	567	(32)	1983	09/08/2011
Restaurants	Cincinnati	OH		(f)	148	467	—	—	148	467	615	(45)	1987	09/08/2011
Restaurants	Owasso	OK		(f)	275	301	—	—	275	301	576	(29)	1986	09/08/2011
Restaurants	Tulsa	OK		(f)	209	328	—	—	209	328	537	(40)	1977	09/08/2011
Restaurants	Antioch	TN		(f)	391	264	—	—	391	264	655	(29)	1978	09/08/2011
Restaurants	Clarksville	TN		(f)	239	425	—	—	239	425	664	(42)	1993	09/08/2011
Restaurants	Knoxville	TN		(f)	371	323	—	—	371	323	694	(34)	1987	09/08/2011
Restaurants	Princeton	WV		(f)	246	408	—	—	246	408	654	(38)	1977	09/08/2011
Industrial	Delaware	OH		(f)	308	478	—	—	308	478	786	(44)	1969	09/27/2011
Industrial	Hillsboro	OR		(f)	879	167	—	—	879	167	1,046	(23)	1965	09/27/2011
Industrial	Stayton	OR		(f)	2,254	2,526	—	—	2,254	2,526	4,780	(221)	1985	09/27/2011
Family entertainment	Webster	TX		(f)	2,135	6,355	—	—	2,135	6,355	8,490	(443)	2007	09/30/2011
Early childhood education centers	Laveen	AZ		(f)	1,427	3,012	—	245	1,427	3,257	4,684	(203)	2008	10/07/2011
Early childhood education centers	Maricopa	AZ		(f)	2,212	4,080	—	—	2,212	4,080	6,292	(275)	2008	10/07/2011
Other retail industries	McAllen	TX		(f)	1,490	2,220	—	—	1,490	2,220	3,710	(240)	1955	10/07/2011
Other retail industries	Pharr	TX		(f)	699	1,362	—	—	699	1,362	2,061	(136)	1989	10/07/2011
Restaurants	Canton	GA		(f)	1,101	973	—	—	1,101	973	2,074	(94)	1998	10/17/2011
Restaurants	Fayetteville	GA		(f)	1,155	1,210	—	—	1,155	1,210	2,365	(118)	2004	10/17/2011
Restaurants	Ft. Oglethorpe	GA		(f)	957	986	—	—	957	986	1,943	(87)	2003	10/17/2011
Restaurants	Stockbridge	GA		(f)	1,135	1,276	—	—	1,135	1,276	2,411	(120)	2000	10/17/2011
Restaurants	Camby	IN		(f)	636	1,297	—	—	636	1,297	1,933	(119)	2008	10/17/2011
Restaurants	Greenwood	IN		(f)	518	1,196	—	—	518	1,196	1,714	(104)	2005	10/17/2011
Restaurants	Georgetown	KY		(f)	727	1,076	—	—	727	1,076	1,803	(98)	2002	10/17/2011
Restaurants	Owensboro	KY		(f)	585	1,427	—	—	585	1,427	2,012	(143)	1996	10/17/2011
Restaurants	Charlotte	NC		(f)	737	1,087	—	—	737	1,087	1,824	(121)	2000	10/17/2011
Restaurants	Greensboro	NC		(f)	625	1,039	—	—	625	1,039	1,664	(109)	2004	10/17/2011
Restaurants	Dayton	OH		(f)	1,369	1,357	—	—	1,369	1,357	2,726	(132)	1998	10/17/2011
Restaurants	Springdale	OH		(f)	1,285	897	—	—	1,285	897	2,182	(76)	1996	10/17/2011
Restaurants	Cookeville	TN		(f)	1,528	1,511	691	—	2,219	1,511	3,730	(150)	1994	10/17/2011
Restaurants	Knoxville	TN		(f)	1,161	1,221	—	—	1,161	1,221	2,382	(128)	2003	10/17/2011
Restaurants	Harrisonburg	VA		(f)	468	1,067	—	—	468	1,067	1,535	(103)	2003	10/17/2011

Restaurants	Panama City	FL			230	1,451	—	—	230	1,451	1,681	(117)	2001	10/17/2011
Restaurants	Augusta	GA			853	1,148	—	—	853	1,148	2,001	(103)	1997	10/17/2011
Restaurants	Cumming	GA			1,375	946	—	—	1,375	946	2,321	(96)	1998	10/17/2011
Restaurants	Lawrenceville	GA			985	879	—	—	985	879	1,864	(84)	1996	10/17/2011
Restaurants	Snellville	GA			1,954	927	—	—	1,954	927	2,881	(92)	1998	10/17/2011
Restaurants	Frankfort	KY			955	916	—	—	955	916	1,871	(91)	1998	10/17/2011
Restaurants	Lexington	KY	$19,758		533	1,148	—	—	533	1,148	1,681	(100)	1988	10/17/2011
Restaurants	Louisville	KY			1,217	1,028	—	—	1,217	1,028	2,245	(95)	1993	10/17/2011
Restaurants	Mansfield	OH			725	1,156	—	—	725	1,156	1,881	(118)	2003	10/17/2011

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Restaurants	Charleston	SC			889	1,245	—	—	889	1,245	2,134	(129)	2001	10/17/2011
Restaurants	Cleveland	TN			1,169	1,346	—	—	1,169	1,346	2,515	(142)	1996	10/17/2011
Restaurants	Goodlettsville	TN			933	1,191	—	—	933	1,191	2,124	(109)	1988	10/17/2011
Restaurants	Lebanon	TN			1,037	1,134	—	—	1,037	1,134	2,171	(113)	1997	10/17/2011
Restaurants	Morristown	TN			803	1,578	—	—	803	1,578	2,381	(163)	2000	10/17/2011
Restaurants	Lynchburg	VA			903	1,078	—	—	903	1,078	1,981	(134)	2001	10/17/2011

Restaurants	Bradenton	FL		(f)	785	276	—	—	785	276	1,061	(71)	1984	10/19/2011
Restaurants	Sarasota	FL		(f)	848	410	—	—	848	410	1,258	(94)	1981	10/19/2011
Other service industries	Prescott Valley	AZ		(f)	241	259	—	—	241	259	500	(23)	2003	11/01/2011
Other service industries	Snowflake	AZ		(f)	276	134	—	—	276	134	410	(13)	1998	11/01/2011
Restaurants	Davenport	IA		(f)	1,613	2,210	—	—	1,613	2,210	3,823	(221)	2003	11/07/2011
Restaurants	Eagan	MN		(f)	1,481	2,958	—	—	1,481	2,958	4,439	(202)	1998	11/07/2011
Health clubs	Edinburg	TX		(f)	865	4,109	—	116	865	4,225	5,090	(330)	1994	11/18/2011
Health clubs	McAllen	TX		(f)	1,423	1,540	—	88	1,423	1,628	3,051	(116)	2004	11/18/2011
Health clubs	Mission	TX		(f)	692	2,408	—	49	692	2,457	3,149	(165)	2000	11/18/2011
Movie theaters	Owasso	OK		(f)	986	3,926	—	—	986	3,926	4,912	(338)	1992	12/16/2011
Industrial	Troy	MI		(f)	510	2,388	—	—	510	2,388	2,898	(266)	1962	12/22/2011
Pet care and boarding	Erlanger	KY		(f)	604	1,809	—	—	604	1,809	2,413	(150)	2000	12/22/2011
Pet care and boarding	Louisville	KY		(f)	492	2,022	—	—	492	2,022	2,514	(156)	2003	12/22/2011
Pet care and boarding	Cincinnati	OH		(f)	547	1,967	—	—	547	1,967	2,514	(160)	2005	12/22/2011
Restaurants	Snyder	TX		(f)	177	740	—	—	177	740	917	(63)	1974	12/22/2011
Industrial	Elk Grove Village	IL		(f)	854	1,460	—	—	854	1,460	2,314	(117)	1964	12/29/2011
Industrial	Wheeling	IL		(f)	1,463	3,064	—	—	1,463	3,064	4,527	(252)	1966	12/29/2011
Movie theaters	Vancouver	WA		(f)	1,644	5,792	—	—	1,644	5,792	7,436	(386)	2005	12/29/2011
Early childhood education centers	Blue Ash	OH		(f)	739	2,463	—	—	739	2,463	3,202	(151)	1979	12/30/2011
Early childhood education centers	Franklin	TN		(f)	1,782	2,422	—	—	1,782	2,422	4,204	(212)	2010	12/30/2011
Restaurants	Leadington	MO		(f)	494	499	—	—	494	499	993	(50)	1978	12/30/2011
Restaurants	St. Louis	MO		(f)	395	393	—	—	395	393	788	(32)	1977	12/30/2011
Restaurants	Marietta	OH		(f)	435	676	—	—	435	676	1,111	(66)	1986	12/30/2011
Restaurants	Salem	OH		(f)	205	676	—	—	205	676	881	(58)	1969	12/30/2011
Restaurants	Warren	OH		(f)	328	612	—	—	328	612	940	(58)	1988	12/30/2011
Restaurants	McKees Rocks	PA		(f)	556	692	—	—	556	692	1,248	(62)	1984	12/30/2011
Restaurants	Pittsburgh	PA		(f)	364	440	—	—	364	440	804	(38)	1989	12/30/2011
Restaurants	Clinton	TN		(f)	454	653	—	—	454	653	1,107	(64)	1984	12/30/2011
Restaurants	Greeneville	TN		(f)	566	490	—	—	566	490	1,056	(55)	1985	12/30/2011
Restaurants	Knoxville	TN		(f)	405	702	—	—	405	702	1,107	(71)	1986	12/30/2011
Restaurants	Knoxville	TN		(f)	775	734	—	—	775	734	1,509	(68)	1979	12/30/2011
Restaurants	Maryville	TN		(f)	542	414	45	309	587	723	1,310	(45)	1983	12/30/2011
Restaurants	Newport	TN		(f)	484	623	—	—	484	623	1,107	(69)	1987	12/30/2011
Restaurants	Wichita Falls	TX		(f)	198	491	—	—	198	491	689	(46)	1984	12/30/2011
Restaurants	Wichita Falls	TX		(f)	253	535	—	—	253	535	788	(51)	1986	12/30/2011
Restaurants	New Martinsville	WV		(f)	269	475	—	—	269	475	744	(43)	1978	12/30/2011
Restaurants	Parkersburg	WV		(f)	245	461	—	—	245	461	706	(41)	1987	12/30/2011
Restaurants	Parkersburg	WV		(f)	769	301	—	—	769	301	1,070	(33)	1986	12/30/2011
Restaurants	Wheeling	WV		(f)	357	714	—	—	357	714	1,071	(69)	1986	12/30/2011
Family entertainment	Frisco	TX		(f)	3,705	5,109	—	—	3,705	5,109	8,814	(334)	2008	01/27/2012
Family entertainment	Lubbock	TX		(f)	2,056	6,658	—	—	2,056	6,658	8,714	(428)	2007	01/27/2012
Colleges and professional schools	Fresno	CA		(f)	2,063	1,984	—	—	2,063	1,984	4,047	(177)	1966	02/29/2012
Colleges and professional schools	Rancho Cordova	CA		(f)	3,108	3,587	—	—	3,108	3,587	6,695	(263)	1984	02/29/2012
Colleges and professional schools	Roseville	CA		(f)	3,352	5,941	—	—	3,352	5,941	9,293	(413)	1999	02/29/2012

Colleges and professional schools	Milpitas	CA	12,599		5,749	8,840	—	—	5,749	8,840	14,589	(508)	1987	02/29/2012
Colleges and professional schools	Stockton	CA			1,789	3,557	—	—	1,789	3,557	5,346	(277)	1990	02/29/2012

Movie theaters	Bethlehem	GA		(f)	1,888	5,168	—	—	1,888	5,168	7,056	(280)	2011	03/15/2012
Restaurants	Cherryville	NC		(f)	461	650	—	—	461	650	1,111	(44)	2005	03/28/2012
Restaurants	Hudson	NC		(f)	215	996	—	—	215	996	1,211	(52)	1984	03/28/2012
Restaurants	Maiden	NC		(f)	557	533	—	—	557	533	1,090	(37)	1987	03/28/2012
Restaurants	Marion	NC		(f)	322	637	—	—	322	637	959	(43)	1999	03/28/2012
Restaurants	Richfield	NC		(f)	361	720	—	—	361	720	1,081	(49)	2007	03/28/2012
Restaurants	West Jefferson	NC		(f)	357	854	—	—	357	854	1,211	(56)	1996	03/28/2012
Early childhood education centers	Arlington	TX		(f)	183	574	—	—	183	574	757	(56)	1984	03/30/2012
Early childhood education centers	Cedar Hill	TX		(f)	285	569	—	—	285	569	854	(56)	1984	03/30/2012

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Early childhood education centers	Grand Prairie	TX		(f)	292	581	—	—	292	581	873	(58)	1985	03/30/2012
Early childhood education centers	Haltom City	TX		(f)	362	415	—	—	362	415	777	(41)	1985	03/30/2012
Early childhood education centers	Watauga	TX		(f)	174	622	—	—	174	622	796	(62)	1986	03/30/2012
Restaurants	Naperville	IL		(f)	1,869	3,154	—	—	1,869	3,154	5,023	(157)	2011	03/30/2012
Restaurants	Wheeling	IL		(f)	824	2,441	—	—	824	2,441	3,265	(107)	2008	03/30/2012
Furniture stores	Tacoma	WA		(f)	2,213	3,319	—	817	2,213	4,136	6,349	(193)	1994	04/20/2012
Pet care and boarding	Dayton	OH		(f)	574	1,937	—	—	574	1,937	2,511	(126)	2008	04/30/2012
Early childhood education centers	Tucson	AZ		(f)	2,637	4,157	—	—	2,637	4,157	6,794	(300)	2008	05/08/2012
Furniture stores	Tucson	AZ		(f)	1,371	4,170	—	—	1,371	4,170	5,541	(245)	2003	05/10/2012
Restaurants	Troy	MI		(f)	1,503	2,506	—	—	1,503	2,506	4,009	(104)	2012	05/15/2012
Restaurants	Graham	TX		(f)	212	581	—	—	212	581	793	(53)	1998	05/15/2012
Movie theaters	Ardmore	OK		(f)	1,302	3,095	—	—	1,302	3,095	4,397	(170)	2008	05/17/2012
Restaurants	Carrollton	GA		(f)	467	627	—	—	467	627	1,094	(39)	1980	05/18/2012
Restaurants	Cedartown	GA		(f)	319	502	—	—	319	502	821	(32)	1981	05/18/2012
Restaurants	College Park	GA		(f)	918	227	—	—	918	227	1,145	(14)	1973	05/18/2012
Restaurants	Dalton	GA		(f)	337	483	—	—	337	483	820	(31)	1980	05/18/2012
Restaurants	Decatur	GA		(f)	378	484	—	—	378	484	862	(45)	1981	05/18/2012
Restaurants	Lithonia	GA		(f)	469	706	—	—	469	706	1,175	(63)	1979	05/18/2012
Restaurants	Macon	GA		(f)	379	715	—	—	379	715	1,094	(63)	1975	05/18/2012
Restaurants	McDonough	GA		(f)	304	719	—	—	304	719	1,023	(45)	2001	05/18/2012
Restaurants	Riverdale	GA		(f)	241	873	—	—	241	873	1,114	(77)	1976	05/18/2012
Restaurants	Savannah	GA		(f)	422	946	—	—	422	946	1,368	(59)	1973	05/18/2012
Restaurants	Ooltewah	TN		(f)	458	687	—	—	458	687	1,145	(43)	1999	05/18/2012
Health clubs	Kansas City	MO		(f)	1,259	895	28	1,510	1,287	2,405	3,692	(111)	2007	05/24/2012
Restaurants	Franklin	NC		(f)	573	1,087	—	—	573	1,087	1,660	(76)	2008	05/24/2012
Restaurants	Morganton	NC		(f)	1,125	708	—	—	1,125	708	1,833	(46)	2002	05/24/2012
Restaurants	Rockingham	NC		(f)	1,111	870	—	—	1,111	870	1,981	(58)	2005	05/24/2012
Restaurants	Aiken	SC		(f)	1,009	974	—	—	1,009	974	1,983	(67)	2006	05/24/2012
Restaurants	Rock Hill	SC		(f)	1,121	778	—	—	1,121	778	1,899	(51)	2004	05/24/2012
Health clubs	Richland	WA		(f)	1,758	7,296	—	—	1,758	7,296	9,054	(358)	2012	06/12/2012
Early childhood education centers	Pearland	TX		(f)	1,345	6,258	608	2,542	1,953	8,800	10,753	(299)	2011	06/20/2012
Restaurants	Aiken	SC		(f)	547	1,587	—	—	547	1,587	2,134	(80)	2009	06/21/2012
Early childhood education centers	South Elgin	IL		(f)	574	2,508	—	—	574	2,508	3,082	(111)	2009	06/27/2012
Early childhood education centers	Sicklerville	NJ		(f)	403	2,527	—	—	403	2,527	2,930	(109)	2008	06/27/2012
Early childhood education centers	Collegeville	PA		(f)	546	2,182	—	—	546	2,182	2,728	(96)	2008	06/27/2012
Early childhood education centers	Woodbridge	VA		(f)	777	2,204	219	—	996	2,204	3,200	(129)	2002	06/27/2012
Health clubs	Fairfield	CA		(f)	1,564	1,949	542	1,758	2,106	3,707	5,813	(93)	1978	06/27/2012
Restaurants	Altamonte Springs	FL		(f)	438	—	—	—	438	—	438	—	1978	06/27/2012
Restaurants	Apopka	FL		(f)	550	—	—	—	550	—	550	—	1988	06/27/2012
Restaurants	Fort Pierce	FL		(f)	153	—	—	—	153	—	153	—	1979	06/27/2012
Restaurants	Jacksonville	FL		(f)	550	—	—	—	550	—	550	—	1986	06/27/2012
Restaurants	Jacksonville	FL		(f)	234	—	—	—	234	—	234	—	1985	06/27/2012
Restaurants	Jacksonville	FL		(f)	326	—	—	—	326	—	326	—	1981	06/27/2012
Restaurants	Jacksonville	FL		(f)	275	—	—	—	275	—	275	—	1980	06/27/2012
Restaurants	Jacksonville	FL		(f)	285	—	—	—	285	—	285	—	1982	06/27/2012
Restaurants	Kissimmee	FL		(f)	601	—	—	—	601	—	601	—	1981	06/27/2012
Restaurants	Lake City	FL		(f)	224	—	—	—	224	—	224	—	1978	06/27/2012
Restaurants	Merritt Island	FL		(f)	316	—	—	—	316	—	316	—	1983	06/27/2012
Restaurants	Orange Park	FL		(f)	326	—	—	—	326	—	326	—	1985	06/27/2012
Restaurants	Orlando	FL		(f)	285	—	—	—	285	—	285	—	1981	06/27/2012
Restaurants	Palatka	FL		(f)	1,110	—	—	—	1,110	—	1,110	—	1997	06/27/2012
Restaurants	Plant City	FL		(f)	621	—	—	—	621	—	621	—	1988	06/27/2012
Restaurants	Sanford	FL		(f)	407	—	—	—	407	—	407	—	1986	06/27/2012
Restaurants	Tallahassee	FL		(f)	306	—	—	—	306	—	306	—	1978	06/27/2012
Restaurants	Fairview Heights	IL		(f)	326	—	—	—	326	—	326	—	1986	06/27/2012
Restaurants	Monroe	LA		(f)	266	—	—	—	266	—	266	—	1998	06/27/2012
Restaurants	West Monroe	LA		(f)	511	—	—	—	511	—	511	—	2000	06/27/2012
Restaurants	Brookhaven	MS		(f)	337	—	—	—	337	—	337	—	1979	06/27/2012
Restaurants	Byram	MS		(f)	306	—	—	—	306	—	306	—	1993	06/27/2012
Restaurants	Canton	MS		(f)	133	—	—	—	133	—	133	—	1991	06/27/2012
Restaurants	Clarksdale	MS		(f)	276	—	—	—	276	—	276	—	1979	06/27/2012

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Restaurants	Cleveland	MS		(f)	—	—	—	—	—	—	—	—	1991	06/27/2012
Restaurants	Clinton	MS		(f)	337	—	—	—	337	—	337	—	1994	06/27/2012
Restaurants	McComb	MS		(f)	337	—	—	—	337	—	337	—	1985	06/27/2012
Restaurants	Starkville	MS		(f)	184	—	—	—	184	—	184	—	1991	06/27/2012
Restaurants	Tupelo	MS		(f)	317	—	—	—	317	—	317	—	1990	06/27/2012

Grocery stores	Alabaster	AL			487	2,872	—	—	487	2,872	3,359	(160)	1985	06/29/2012
Grocery stores	Atmore	AL			292	1,568	—	—	292	1,568	1,860	(86)	1990	06/29/2012
Grocery stores	Brewton	AL			234	1,625	—	—	234	1,625	1,859	(90)	1990	06/29/2012
Grocery stores	Enterprise	AL			744	2,045	—	—	744	2,045	2,789	(124)	1987	06/29/2012
Grocery stores	Luverne	AL	14,547		234	1,425	—	—	234	1,425	1,659	(79)	1992	06/29/2012
Grocery stores	Muscle Shoals	AL			561	2,089	—	—	561	2,089	2,650	(118)	1982	06/29/2012
Grocery stores	Troy	AL			511	2,209	—	—	511	2,209	2,720	(130)	1984	06/29/2012
Grocery stores	Albany	GA			628	2,571	—	—	628	2,571	3,199	(142)	1992	06/29/2012
Grocery stores	Milledgeville	GA			652	2,317	—	—	652	2,317	2,969	(131)	1994	06/29/2012

Recreational vehicle dealers	Oklahoma City	OK		(f)	5,451	3,275	438	1,347	5,889	4,622	10,511	(589)	1997	06/29/2012
Health clubs	Visalia	CA	3,428		1,382	4,928	—	—	1,382	4,928	6,310	(289)	1975	07/06/2012
Restaurants	Alpharetta	GA		(f)	866	3,520	—	—	866	3,520	4,386	(182)	2001	07/17/2012
Restaurants	Newnan	GA		(f)	1,114	1,847	—	—	1,114	1,847	2,961	(109)	2005	07/17/2012
Restaurants	Peachtree City	GA		(f)	1,280	1,750	—	—	1,280	1,750	3,030	(115)	1999	07/17/2012
Restaurants	Suwanee	GA		(f)	1,325	1,954	—	—	1,325	1,954	3,279	(112)	2006	07/17/2012
Restaurants	Suwanee	GA		(f)	1,168	1,624	—	—	1,168	1,624	2,792	(99)	2005	07/17/2012
Restaurants	Huntersville	NC		(f)	1,654	1,147	—	—	1,654	1,147	2,801	(59)	2000	07/17/2012
Restaurants	South St. Paul	MN		(f)	357	498	60	240	417	738	1,155	(58)	1987	07/19/2012
Elementary and secondary schools	Scottsdale	AZ		(f)	3,729	6,288	—	—	3,729	6,288	10,017	(329)	1991	07/25/2012
Home furnishings stores	Dayton	OH		(f)	369	1,318	—	—	369	1,318	1,687	(74)	1996	07/26/2012
Home furnishings stores	Fairborn	OH		(f)	418	872	—	—	418	872	1,290	(48)	2006	07/26/2012
Home furnishings stores	Heath	OH		(f)	818	1,171	—	—	818	1,171	1,989	(59)	2004	07/26/2012
Pet care and boarding	Columbus	OH		(f)	853	1,655	—	—	853	1,655	2,508	(102)	2012	07/27/2012

Movie theaters	Corpus Christi	TX			5,954	9,373	—	—	5,954	9,373	15,327	(679)	1995	08/21/2012
Movie theaters	Forney	TX			2,740	2,904	—	—	2,740	2,904	5,644	(167)	2006	08/21/2012
Movie theaters	Fort Worth	TX	25,353		3,105	7,677	—	—	3,105	7,677	10,782	(425)	2010	08/21/2012
Movie theaters	Irving	TX			1,976	1,172	—	—	1,976	1,172	3,148	(85)	1995	08/21/2012
Movie theaters	Rio Grande City	TX			1,933	3,196	—	—	1,933	3,196	5,129	(181)	2008	08/21/2012

Restaurants	Hancock	MD		(f)	490	347	—	—	490	347	837	(25)	1987	08/29/2012
Restaurants	Chambersburg	PA		(f)	539	666	—	—	539	666	1,205	(40)	1989	08/29/2012
Restaurants	Greencastle	PA		(f)	767	638	—	—	767	638	1,405	(40)	1986	08/29/2012

Early childhood education centers	Gilbert	AZ			453	1,639	—	—	453	1,639	2,092	(64)	1996	08/30/2012
Early childhood education centers	Gilbert	AZ	6,351		393	1,699	—	—	393	1,699	2,092	(63)	2002	08/30/2012
Early childhood education centers	Phoenix	AZ			877	2,311	—	—	877	2,311	3,188	(101)	2003	08/30/2012
Early childhood education centers	Phoenix	AZ			595	2,094	—	—	595	2,094	2,689	(84)	2006	08/30/2012

Early childhood education centers	Plainfield	IL		(f)	390	699	—	—	390	699	1,089	(34)	2008	09/07/2012
Recreational vehicle dealers	Garner	NC		(f)	2,163	342	—	—	2,163	342	2,505	(84)	1997	09/13/2012
Recreational vehicle dealers	Hope Mills	NC		(f)	1,462	1,437	—	—	1,462	1,437	2,899	(105)	1993	09/13/2012
Movie theaters	Savoy	IL		(f)	2,764	3,552	212	5,788	2,976	9,340	12,316	(188)	1990	09/25/2012
Restaurants	Lumberton	NC		(f)	676	451	—	—	676	451	1,127	(25)	1999	09/25/2012
Restaurants	Morehead City	NC		(f)	559	507	—	—	559	507	1,066	(28)	1995	09/25/2012
Restaurants	Morrisville	NC		(f)	891	235	—	—	891	235	1,126	(16)	1999	09/25/2012
Restaurants	Roanoke Rapids	NC		(f)	464	471	—	—	464	471	935	(26)	1998	09/25/2012
Restaurants	Rocky Mount	NC		(f)	593	403	—	—	593	403	996	(24)	1994	09/25/2012
Restaurants	Smithfield	NC		(f)	702	384	—	—	702	384	1,086	(24)	1998	09/25/2012
Restaurants	Wilson	NC		(f)	631	304	—	—	631	304	935	(18)	2001	09/25/2012
Restaurants	Charleston	WV		(f)	496	399	—	—	496	399	895	(22)	2004	09/25/2012
Early childhood education centers	Columbus	OH		(f)	937	1,135	—	—	937	1,135	2,072	(58)	1992	09/28/2012

Furniture stores	Fairfield	CA	6,267		2,618	2,633	—	—	2,618	2,633	5,251	(120)	2006	10/01/2012
Furniture stores	Rohnert Park	CA			2,115	3,362	—	—	2,115	3,362	5,477	(151)	2006	10/01/2012

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Early childhood education centers	Oak Creek	WI		(f)	781	1,657	—	—	781	1,657	2,438	(70)	2009	10/02/2012
Restaurants	Coral Springs	FL		(f)	827	1,182	—	—	827	1,182	2,009	(55)	1995	10/05/2012
Restaurants	Florida City	FL		(f)	1,039	1,111	—	—	1,039	1,111	2,150	(55)	2004	10/05/2012
Restaurants	Miami	FL		(f)	1,421	789	—	—	1,421	789	2,210	(38)	1996	10/05/2012
Restaurants	Sunrise	FL		(f)	1,075	1,065	—	—	1,075	1,065	2,140	(57)	1994	10/05/2012
Restaurants	Wheeling	IL		(f)	1,116	1,091	31	469	1,147	1,560	2,707	(68)	2007	10/05/2012
Restaurants	Auburn	IN		(f)	750	1,420	—	—	750	1,420	2,170	(78)	2000	10/05/2012
Restaurants	Fort Wayne	IN		(f)	946	1,335	—	—	946	1,335	2,281	(66)	1993	10/05/2012
Restaurants	Fort Wayne	IN		(f)	964	1,337	—	—	964	1,337	2,301	(66)	1993	10/05/2012
Restaurants	Fort Wayne	IN		(f)	1,239	1,614	—	—	1,239	1,614	2,853	(76)	2002	10/05/2012
Restaurants	Goshen	IN		(f)	639	1,451	—	—	639	1,451	2,090	(78)	1999	10/05/2012
Restaurants	Granger	IN		(f)	778	1,222	—	—	778	1,222	2,000	(64)	1995	10/05/2012
Restaurants	Portage	IN		(f)	555	1,374	—	—	555	1,374	1,929	(72)	1999	10/05/2012
Restaurants	Schererville	IN		(f)	543	1,356	—	—	543	1,356	1,899	(68)	1992	10/05/2012
Restaurants	South Bend	IN		(f)	675	1,394	—	—	675	1,394	2,069	(72)	1999	10/05/2012
Restaurants	Valparaiso	IN		(f)	507	1,502	—	—	507	1,502	2,009	(76)	1995	10/05/2012
Restaurants	Fremont	OH		(f)	728	1,443	—	—	728	1,443	2,171	(72)	2000	10/05/2012
Restaurants	Lima	OH		(f)	765	1,576	—	—	765	1,576	2,341	(77)	1996	10/05/2012
Restaurants	Lima	OH		(f)	755	1,536	—	—	755	1,536	2,291	(75)	2005	10/05/2012
Restaurants	Maumee	OH		(f)	657	1,684	—	—	657	1,684	2,341	(82)	1995	10/05/2012
Restaurants	Northwood	OH		(f)	615	1,716	—	—	615	1,716	2,331	(84)	2004	10/05/2012
Restaurants	Toledo	OH		(f)	754	1,587	—	—	754	1,587	2,341	(81)	1995	10/05/2012
Early childhood education centers	Bradenton	FL		(f)	545	2,149	—	—	545	2,149	2,694	(102)	1982	10/19/2012
Restaurants	Chicago	IL		(f)	504	3,959	—	—	504	3,959	4,463	(128)	1886	10/29/2012
Restaurants	Chicago	IL		(f)	900	2,410	—	—	900	2,410	3,310	(105)	1923	10/29/2012
Restaurants	Chicago	IL		(f)	810	5,559	—	—	810	5,559	6,369	(177)	2008	10/29/2012
Restaurants	Baton Rouge	LA		(f)	700	162	—	—	700	162	862	(11)	2005	11/09/2012
Restaurants	Baton Rouge	LA		(f)	742	212	—	—	742	212	954	(16)	2005	11/09/2012
Restaurants	Breaux Bridge	LA		(f)	678	643	—	—	678	643	1,321	(50)	1996	11/09/2012
Restaurants	Denham	LA		(f)	831	444	—	—	831	444	1,275	(32)	2001	11/09/2012
Restaurants	Donaldsonville	LA		(f)	327	562	—	—	327	562	889	(39)	1981	11/09/2012
Restaurants	Gonzales	LA		(f)	547	599	—	—	547	599	1,146	(38)	1981	11/09/2012
Restaurants	Gonzales	LA		(f)	617	419	—	—	617	419	1,036	(29)	1996	11/09/2012
Restaurants	Kentwood	LA		(f)	243	600	—	—	243	600	843	(31)	2006	11/09/2012
Restaurants	Larose	LA		(f)	418	756	—	—	418	756	1,174	(55)	1986	11/09/2012
Restaurants	Port Vincent	LA		(f)	692	207	—	—	692	207	899	(13)	2006	11/09/2012
Restaurants	Prairieville	LA		(f)	724	165	—	—	724	165	889	(17)	1995	11/09/2012
Restaurants	Walker	LA		(f)	508	776	—	—	508	776	1,284	(57)	2001	11/09/2012
Colleges and professional schools	Denver	CO	7,633		5,201	8,925	—	—	5,201	8,925	14,126	(322)	1962	11/21/2012
Scientific research	Columbia	MO	11,733		807	13,794	—	—	807	13,794	14,601	(357)	2008	11/29/2012
Restaurants	Orland Park	IL		(f)	1,267	4,320	—	—	1,267	4,320	5,587	(127)	2005	11/30/2012
Early childhood education centers	Cincinnati	OH		(f)	1,074	1,610	—	—	1,074	1,610	2,684	(71)	2001	12/10/2012
Early childhood education centers	Powell	OH		(f)	1,102	1,602	—	—	1,102	1,602	2,704	(71)	1998	12/10/2012
Early childhood education centers	Manassas	VA		(f)	938	2,580	—	—	938	2,580	3,518	(104)	2005	12/10/2012
Restaurants	Dalton	GA		(f)	418	1,133	—	—	418	1,133	1,551	(47)	1984	12/11/2012
Restaurants	Chattanooga	TN		(f)	426	984	—	—	426	984	1,410	(41)	1984	12/11/2012
Restaurants	East Ridge	TN		(f)	481	807	—	—	481	807	1,288	(35)	1982	12/11/2012
Restaurants	Abilene	TX		(f)	593	2,023	—	—	593	2,023	2,616	(89)	1961	12/11/2012
Furniture stores	Lancaster	PA		(f)	1,034	—	—	—	1,034	—	1,034	—	1999	12/13/2012
Furniture stores	Wilkes Barre	PA		(f)	827	—	—	—	827	—	827	—	1997	12/13/2012
Health clubs	Mesa	AZ		(f)	1,112	3,684	—	—	1,112	3,684	4,796	(109)	2003	12/20/2012
Health clubs	Scottsdale	AZ		(f)	2,029	4,716	—	—	2,029	4,716	6,745	(149)	2003	12/20/2012
Restaurants	Champaign	IL		(f)	931	854	—	—	931	854	1,785	(33)	2004	12/27/2012
Restaurants	Decatur	IL		(f)	559	615	—	—	559	615	1,174	(26)	2005	12/27/2012
Restaurants	Dekalb	IL		(f)	615	747	—	—	615	747	1,362	(35)	2000	12/27/2012
Restaurants	Effingham	IL		(f)	514	717	—	—	514	717	1,231	(30)	2003	12/27/2012
Restaurants	Morton	IL		(f)	554	856	—	—	554	856	1,410	(42)	1999	12/27/2012
Restaurants	Rockford	IL		(f)	925	250	—	—	925	250	1,175	(12)	1999	12/27/2012
Restaurants	Skokie	IL		(f)	737	1,189	—	—	737	1,189	1,926	(48)	2000	12/27/2012
Restaurants	Clarksville	IN		(f)	814	1,369	—	—	814	1,369	2,183	(60)	1978	12/27/2012
Restaurants	Merrillville	IN		(f)	981	1,795	—	—	981	1,795	2,776	(82)	1979	12/27/2012
Restaurants	Emporia	KS		(f)	730	1,541	—	—	730	1,541	2,271	(80)	1998	12/27/2012
Restaurants	Topeka	KS		(f)	783	2,054	—	—	783	2,054	2,837	(106)	1992	12/27/2012
Restaurants	Florence	KY		(f)	1,161	1,290	—	—	1,161	1,290	2,451	(78)	2004	12/27/2012

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Restaurants	Louisville	KY		(f)	1,127	1,577	—	—	1,127	1,577	2,704	(76)	1973	12/27/2012
Restaurants	Louisville	KY		(f)	1,122	1,415	—	—	1,122	1,415	2,537	(70)	1974	12/27/2012
Restaurants	Maryville	MO		(f)	682	1,727	—	—	682	1,727	2,409	(75)	2005	12/27/2012
Restaurants	Columbus	NE		(f)	628	1,401	—	—	628	1,401	2,029	(50)	2002	12/27/2012
Restaurants	Grand Island	NE		(f)	749	1,922	—	—	749	1,922	2,671	(68)	1999	12/27/2012
Restaurants	Kearney	NE		(f)	718	2,236	—	—	718	2,236	2,954	(79)	2002	12/27/2012
Restaurants	Lincoln	NE		(f)	672	1,539	—	—	672	1,539	2,211	(61)	1993	12/27/2012
Restaurants	Lincoln	NE		(f)	726	1,775	—	—	726	1,775	2,501	(63)	1999	12/27/2012
Restaurants	Dayton	OH		(f)	960	1,088	—	—	960	1,088	2,048	(70)	2003	12/27/2012
Restaurants	Ada	OK	1,678		1,252	1,438	—	—	1,252	1,438	2,690	(56)	2006	12/27/2012
Restaurants	Altus	OK	1,171		732	1,147	—	—	732	1,147	1,879	(45)	2005	12/27/2012
Restaurants	Ardmore	OK		(f)	946	1,539	—	—	946	1,539	2,485	(66)	1998	12/27/2012
Restaurants	Lawton	OK	1,360		923	1,258	—	—	923	1,258	2,181	(61)	1996	12/27/2012
Restaurants	Goodlettsville	TN		(f)	969	1,616	—	—	969	1,616	2,585	(87)	1973	12/27/2012
Restaurants	Memphis	TN		(f)	1,244	1,580	—	—	1,244	1,580	2,824	(82)	2002	12/27/2012
Restaurants	Nashville	TN		(f)	979	1,319	—	—	979	1,319	2,298	(70)	1978	12/27/2012
Restaurants	Nashville	TN		(f)	626	2,270	—	—	626	2,270	2,896	(82)	1910	12/27/2012
Restaurants	Amarillo	TX	1,365		927	1,330	—	—	927	1,330	2,257	(64)	1995	12/27/2012
Restaurants	Lubbock	TX	1,268		1,289	808	—	—	1,289	808	2,097	(39)	1994	12/27/2012
Restaurants	Evansville	WY		(f)	932	1,569	—	—	932	1,569	2,501	(67)	1999	12/27/2012
Restaurants	Gillette	WY		(f)	1,322	1,990	—	—	1,322	1,990	3,312	(84)	2001	12/27/2012
Restaurants	Laramie	WY		(f)	923	1,081	—	—	923	1,081	2,004	(45)	1996	12/27/2012
Recreational vehicle dealers	Liberty Lake	WA	2,749		2,458	2,687	—	—	2,458	2,687	5,145	(147)	2006	12/28/2012
Restaurants	Omaha	NE		(f)	920	1,324	—	—	920	1,324	2,244	(56)	2005	12/28/2012
Restaurants	Edmond	OK		(f)	371	294	—	—	371	294	665	(16)	1990	12/28/2012
Restaurants	Oklahoma City	OK		(f)	507	556	—	—	507	556	1,063	(34)	1999	12/28/2012
Restaurants	Oklahoma City	OK		(f)	186	390	—	—	186	390	576	(19)	1984	12/28/2012
Restaurants	Oklahoma City	OK		(f)	500	603	—	—	500	603	1,103	(33)	1968	12/28/2012
Restaurants	Oklahoma City	OK		(f)	398	427	—	—	398	427	825	(23)	1995	12/28/2012
Restaurants	Oklahoma City	OK		(f)	291	384	—	—	291	384	675	(22)	1997	12/28/2012
Restaurants	Oklahoma City	OK		(f)	271	404	—	—	271	404	675	(26)	2000	12/28/2012
Restaurants	Yukon	OK		(f)	408	426	—	—	408	426	834	(27)	2002	12/28/2012
Restaurants	Bartlett	TN		(f)	1,182	1,297	—	—	1,182	1,297	2,479	(60)	1998	12/28/2012
Restaurants	Huntingdon	TN		(f)	132	956	—	—	132	956	1,088	(23)	1989	12/28/2012
Restaurants	Paris	TN		(f)	383	686	—	—	383	686	1,069	(23)	1981	12/28/2012
Restaurants	Richlands	VA		(f)	275	1,023	—	—	275	1,023	1,298	(31)	1990	12/28/2012
Restaurants	Wise	VA		(f)	371	1,207	—	—	371	1,207	1,578	(31)	1983	12/28/2012
Restaurants	Welch	WV		(f)	542	997	—	—	542	997	1,539	(30)	1984	12/28/2012
Restaurants	Jonesboro	GA		(f)	477	664	—	—	477	664	1,141	(31)	2000	12/31/2012
Restaurants	Lawrenceville	GA		(f)	675	446	—	—	675	446	1,121	(21)	2000	12/31/2012
Restaurants	Altoona	IA		(f)	368	468	—	—	368	468	836	(18)	1995	12/31/2012
Restaurants	Ankeny	IA		(f)	423	474	—	—	423	474	897	(22)	1986	12/31/2012
Restaurants	Boone	IA		(f)	308	538	—	—	308	538	846	(19)	1974	12/31/2012
Restaurants	Des Moines	IA		(f)	419	901	—	—	419	901	1,320	(32)	2003	12/31/2012
Restaurants	Des Moines	IA		(f)	382	555	—	—	382	555	937	(25)	2008	12/31/2012
Restaurants	Des Moines	IA		(f)	250	536	—	—	250	536	786	(23)	1991	12/31/2012
Restaurants	West Des Moines	IA		(f)	366	652	—	—	366	652	1,018	(24)	2010	12/31/2012
Restaurants	West Des Moines	IA		(f)	490	628	—	—	490	628	1,118	(24)	1995	12/31/2012
Restaurants	Fishers	IN		(f)	750	1,622	—	1,000	750	2,622	3,372	(65)	2004	01/03/2013
Restaurants	Fishers	IN		(f)	730	1,181	—	—	730	1,181	1,911	(39)	2009	01/03/2013
Restaurants	Greenwood	IN		(f)	1,418	1,194	—	—	1,418	1,194	2,612	(77)	2007	01/03/2013
Restaurants	Lafayette	IN		(f)	679	1,953	—	—	679	1,953	2,632	(64)	2006	01/03/2013
Restaurants	Columbus	GA		(f)	1,127	1,251	—	—	1,127	1,251	2,378	(62)	1997	01/10/2013
Restaurants	Greenwood	IN		(f)	945	1,324	—	—	945	1,324	2,269	(63)	2001	01/10/2013
Restaurants	Indianapolis	IN		(f)	889	1,489	—	—	889	1,489	2,378	(71)	1999	01/10/2013
Restaurants	Plainfield	IN		(f)	853	1,120	—	—	853	1,120	1,973	(51)	1999	01/10/2013
Restaurants	Cleveland	TN		(f)	1,143	1,366	—	—	1,143	1,366	2,509	(73)	1999	01/10/2013
Health clubs	North Las Vegas	NV		(f)	1,609	6,621	—	—	1,609	6,621	8,230	(164)	2009	01/17/2013
Restaurants	Peoria	AZ		(f)	510	1,630	—	—	510	1,630	2,140	(54)	2003	01/22/2013
Movie theaters	Mount Airy	NC		(f)	1,053	3,141	—	—	1,053	3,141	4,194	(119)	2000	01/24/2013
Movie theaters	Sanford	NC		(f)	1,146	4,245	—	—	1,146	4,245	5,391	(128)	2004	01/24/2013
Movie theaters	Shallotte	NC		(f)	1,239	3,353	—	—	1,239	3,353	4,592	(97)	2003	01/24/2013
Restaurants	Chattanooga	TN		(f)	1,277	1,197	—	—	1,277	1,197	2,474	(49)	2002	01/24/2013

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Electronics and appliance stores	Las Cruces	NM		(f)	1,350	4,043	—	—	1,350	4,043	5,393	(106)	1981	01/31/2013
Electronics and appliance stores	Houston	TX		(f)	1,538	4,829	—	—	1,538	4,829	6,367	(129)	2007	01/31/2013
Electronics and appliance stores	McAllen	TX		(f)	1,321	2,917	—	—	1,321	2,917	4,238	(78)	2006	01/31/2013
Electronics and appliance stores	Mesquite	TX		(f)	1,795	5,838	—	—	1,795	5,838	7,633	(143)	1973	01/31/2013
Restaurants	Fort Wayne	IN		(f)	843	1,017	—	—	843	1,017	1,860	(36)	1998	01/31/2013
Restaurants	Lafayette	IN		(f)	782	1,812	—	—	782	1,812	2,594	(73)	1999	01/31/2013
Restaurants	Wichita	KS		(f)	882	1,594	—	—	882	1,594	2,476	(48)	2006	01/31/2013
Restaurants	Nebraska City	NE		(f)	259	717	—	—	259	717	976	(30)	1989	01/31/2013
Restaurants	San Angelo	TX		(f)	913	2,057	—	—	913	2,057	2,970	(61)	2000	01/31/2013
Restaurants	Marietta	GA		(f)	728	98	—	58	728	156	884	(4)	1984	02/05/2013
Restaurants	Norcross	GA		(f)	499	190	—	15	499	205	704	(8)	1999	02/05/2013
Restaurants	Norcross	GA		(f)	687	351	—	47	687	398	1,085	(15)	1996	02/05/2013
Restaurants	Stockbridge	GA		(f)	704	1,274	—	—	704	1,274	1,978	(49)	1996	02/05/2013
Movie theaters	Lewisville	TX		(f)	1,330	3,294	—	—	1,330	3,294	4,624	(127)	1994	02/08/2013
Restaurants	Lehi	UT		(f)	682	1,441	—	—	682	1,441	2,123	(58)	2008	02/14/2013
Restaurants	Charlotte	NC		(f)	997	109	—	—	997	109	1,106	(7)	2005	02/27/2013
Restaurants	Charlotte	NC		(f)	978	128	—	—	978	128	1,106	(8)	2007	02/27/2013
Restaurants	Gastonia	NC		(f)	703	244	—	—	703	244	947	(14)	2004	02/27/2013
Restaurants	Indian Trail	NC		(f)	830	78	—	—	830	78	908	(5)	2003	02/27/2013
Restaurants	Lincolnton	NC		(f)	572	60	—	—	572	60	632	(3)	2005	02/27/2013
Restaurants	Mooresville	NC		(f)	874	34	—	—	874	34	908	(2)	2002	02/27/2013
Restaurants	Morganton	NC		(f)	703	28	—	—	703	28	731	(2)	2003	02/27/2013
Restaurants	Newton	NC		(f)	594	403	—	—	594	403	997	(25)	2002	02/27/2013
Restaurants	Shelby	NC		(f)	395	59	—	—	395	59	454	(4)	2004	02/27/2013
Home furnishings stores	Oklahoma City	OK		(f)	2,898	5,889	—	—	2,898	5,889	8,787	(206)	1995	03/15/2013
Home furnishings stores	Tulsa	OK		(f)	3,406	5,373	—	—	3,406	5,373	8,779	(202)	1996	03/15/2013
Furniture stores	Goodyear	AZ		(f)	2,112	4,111	—	—	2,112	4,111	6,223	(106)	2005	03/26/2013
Furniture stores	Prescott	AZ		(f)	1,937	3,216	—	—	1,937	3,216	5,153	(80)	2007	03/26/2013
Die cast manufacturing	Fayetteville	AR		(f)	968	2,227	—	—	968	2,227	3,195	(57)	2005	03/28/2013
Die cast manufacturing	Harrison	AR		(f)	224	1,322	—	—	224	1,322	1,546	(38)	1998	03/28/2013
Die cast manufacturing	Harrison	AR		(f)	920	2,378	—	—	920	2,378	3,298	(95)	1950	03/28/2013
Die cast manufacturing	Harrison	AR		(f)	211	1,438	—	—	211	1,438	1,649	(40)	1988	03/28/2013
Die cast manufacturing	Chelmsford	MA		(f)	542	571	—	—	542	571	1,113	(45)	1963	03/28/2013
Die cast manufacturing	Arden Hills	MN		(f)	1,176	1,359	—	—	1,176	1,359	2,535	(58)	1964	03/28/2013
Die cast manufacturing	St. Charles	MO		(f)	988	825	—	—	988	825	1,813	(24)	1995	03/28/2013
Die cast manufacturing	Dover	NH		(f)	1,125	1,688	—	—	1,125	1,688	2,813	(69)	1970	03/28/2013
Die cast manufacturing	Loyalhanna	PA		(f)	237	1,928	—	—	237	1,928	2,165	(49)	1989	03/28/2013
Restaurants	Arvada	CO		(f)	860	1,303	—	—	860	1,303	2,163	(38)	2001	03/28/2013
Restaurants	Ashland	KY		(f)	1,224	1,986	—	—	1,224	1,986	3,210	(65)	1996	03/28/2013
Restaurants	Ironwood	MI		(f)	171	415	—	—	171	415	586	(12)	1999	03/28/2013
Restaurants	Ishpeming	MI		(f)	384	597	—	—	384	597	981	(18)	1999	03/28/2013
Restaurants	Lillington	NC		(f)	188	377	—	—	188	377	565	(11)	1970	03/28/2013
Restaurants	Clayton	OH		(f)	704	769	—	—	704	769	1,473	(23)	2004	03/28/2013
Restaurants	Jefferson City	TN		(f)	450	440	—	—	450	440	890	(13)	1988	03/28/2013
Restaurants	Manchester	TN		(f)	478	420	—	—	478	420	898	(12)	1980	03/28/2013
Restaurants	Cleburne	TX		(f)	195	726	—	—	195	726	921	(21)	1977	03/28/2013
Restaurants	Houston	TX		(f)	912	913	—	—	912	913	1,825	(27)	1988	03/28/2013
Restaurants	Cross Lanes	WV		(f)	1,490	2,067	—	—	1,490	2,067	3,557	(74)	1999	03/28/2013
Restaurants	Huntington	WV		(f)	1,042	2,287	—	—	1,042	2,287	3,329	(75)	1997	03/28/2013
Restaurants	Parkersburg	WV		(f)	1,288	2,428	—	—	1,288	2,428	3,716	(79)	2004	03/28/2013
Colleges and professional schools	San Marcos	CA	17,420		4,528	22,213	—	—	4,528	22,213	26,741	(377)	2008	03/29/2013
Industrial	South Hadley	MA		(f)	480	3,832	—	—	480	3,832	4,312	(102)	1955	03/29/2013
Pet care and boarding	Wheat Ridge	CO		(f)	590	211	—	—	590	211	801	(9)	1953	03/29/2013
Pet care and boarding	Avon	CT		(f)	747	215	—	—	747	215	962	(20)	1964	03/29/2013
Pet care and boarding	Bethany	CT		(f)	257	435	—	—	257	435	692	(36)	1970	03/29/2013
Pet care and boarding	Prairie View	IL		(f)	780	2,415	—	—	780	2,415	3,195	(115)	1975	03/29/2013
Pet care and boarding	Carmel	IN		(f)	299	783	—	—	299	783	1,082	(33)	1984	03/29/2013
Pet care and boarding	Boxford	MA		(f)	1,185	829	—	—	1,185	829	2,014	(66)	1955	03/29/2013
Pet care and boarding	Wakefield	MA		(f)	401	901	—	—	401	901	1,302	(34)	1965	03/29/2013
Pet care and boarding	Clinton Township	MI		(f)	511	451	—	—	511	451	962	(23)	1977	03/29/2013
Pet care and boarding	Cinnaminson	NJ		(f)	378	323	—	—	378	323	701	(14)	1949	03/29/2013
Pet care and boarding	Windsor	NJ		(f)	691	170	—	—	691	170	861	(8)	1985	03/29/2013
Pet care and boarding	Cincinnati	OH		(f)	605	276	—	—	605	276	881	(14)	1972	03/29/2013
Pet care and boarding	Chadds Ford	PA		(f)	837	666	—	—	837	666	1,503	(27)	1979	03/29/2013

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Pet care and boarding	Houston	TX		(f)	237	1,015	—	—	237	1,015	1,252	(40)	1975	03/29/2013
Pet care and boarding	Spring	TX		(f)	1,828	3,561	—	—	1,828	3,561	5,389	(121)	1973	03/29/2013
Restaurants	Snellville	GA		(f)	427	1,005	—	27	427	1,032	1,459	(31)	1985	03/29/2013
Restaurants	Stone Mountain	GA		(f)	894	1,148	—	44	894	1,192	2,086	(36)	1984	03/29/2013
Other retail industries	La Salle	IL		(f)	1,620	8,166	—	—	1,620	8,166	9,786	(217)	1997	04/17/2013
Restaurants	Amarillo	TX		(f)	840	1,954	—	—	840	1,954	2,794	(51)	2002	05/06/2013
Restaurants	Lubbock	TX		(f)	766	1,657	—	—	766	1,657	2,423	(46)	2004	05/06/2013
Recreational vehicle dealers	Byron	GA	2,907		1,726	3,656	232	—	1,958	3,656	5,614	(93)	2007	05/16/2013
Restaurants	Clovis	NM		(f)	253	787	—	—	253	787	1,040	(21)	2013	05/28/2013
Restaurants	Ruidoso	NM		(f)	518	346	—	400	518	746	1,264	(12)	1961	05/28/2013
Restaurants	Tucumcari	NM		(f)	130	508	12	188	142	696	838	(18)	1985	05/28/2013
Restaurants	Beeville	TX		(f)	189	449	—	—	189	449	638	(15)	1986	05/28/2013
Restaurants	Corpus Christi	TX		(f)	473	470	—	—	473	470	943	(18)	2005	05/28/2013
Restaurants	Fort Stockton	TX		(f)	344	657	—	12	344	669	1,013	(23)	1978	05/28/2013
Restaurants	Lamesa	TX		(f)	220	447	13	562	233	1,009	1,242	(19)	1978	05/28/2013
Other service industries	Washington	PA		(f)	6,508	1,380	—	—	6,508	1,380	7,888	(153)	1975	05/31/2013
Restaurants	Cincinnati	OH		(f)	1,334	1,669	—	—	1,334	1,669	3,003	(39)	2007	06/04/2013
Health clubs	Auburn	AL		(f)	947	—	—	—	947	—	947	—	2007	06/14/2013
Health clubs	Columbus	GA		(f)	1,357	—	—	—	1,357	—	1,357	—	2006	06/14/2013
Other retail industries	Cherokee Village	AR		(f)	498	790	—	—	498	790	1,288	(22)	2011	06/14/2013
Other retail industries	Marion	IL		(f)	614	668	—	—	614	668	1,282	(20)	2010	06/14/2013
Other retail industries	Michigan City	IN		(f)	832	—	—	—	832	—	832	—	2001	06/14/2013
Other retail industries	Portage	IN		(f)	1,634	—	—	—	1,634	—	1,634	—	1998	06/14/2013
Other retail industries	Albany	KY		(f)	396	1,051	—	—	396	1,051	1,447	(29)	2010	06/14/2013
Other retail industries	Cave City	KY		(f)	365	754	—	—	365	754	1,119	(22)	2010	06/14/2013
Other retail industries	Hartford	KY		(f)	337	1,066	—	—	337	1,066	1,403	(28)	2012	06/14/2013
Other retail industries	Gautier	MS		(f)	764	1,037	—	—	764	1,037	1,801	(28)	2011	06/14/2013
Other retail industries	Leakesville	MS		(f)	361	915	—	—	361	915	1,276	(26)	2012	06/14/2013
Other retail industries	Pascagoula	MS		(f)	646	995	—	—	646	995	1,641	(26)	2011	06/14/2013
Other retail industries	Purvis	MS		(f)	417	901	—	—	417	901	1,318	(25)	2012	06/14/2013
Early childhood education centers	Columbus	OH		(f)	452	1,687	—	—	452	1,687	2,139	(28)	2006	06/27/2013
Early childhood education centers	Columbus	OH		(f)	253	943	—	—	253	943	1,196	(16)	2006	06/27/2013
Early childhood education centers	Delaware	OH		(f)	1,130	1,029	—	—	1,130	1,029	2,159	(19)	2005	06/27/2013
Early childhood education centers	Delaware	OH		(f)	647	590	—	—	647	590	1,237	(11)	2005	06/27/2013
Early childhood education centers	Dublin	OH		(f)	843	1,011	—	—	843	1,011	1,854	(24)	2003	06/27/2013
Early childhood education centers	Hilliard	OH		(f)	278	852	—	—	278	852	1,130	(15)	2003	06/27/2013
Early childhood education centers	Hilliard	OH		(f)	485	1,485	—	—	485	1,485	1,970	(26)	2003	06/27/2013
Early childhood education centers	Marysville	OH		(f)	237	949	—	—	237	949	1,186	(16)	2005	06/27/2013
Early childhood education centers	Marysville	OH		(f)	424	1,696	—	—	424	1,696	2,120	(28)	2005	06/27/2013
Early childhood education centers	Powell	OH		(f)	735	2,303	—	—	735	2,303	3,038	(41)	2004	06/27/2013
Early childhood education centers	Powell	OH		(f)	286	895	—	—	286	895	1,181	(16)	2004	06/27/2013
Early childhood education centers	Westerville	OH		(f)	315	918	—	—	315	918	1,233	(16)	2005	06/27/2013
Early childhood education centers	Westerville	OH		(f)	550	1,601	—	—	550	1,601	2,151	(29)	2005	06/27/2013
Restaurants	LaVale	MD		(f)	1,313	1,629	—	—	1,313	1,629	2,942	(34)	2005	06/27/2013
Restaurants	Midlothian	VA		(f)	729	2,037	—	—	729	2,037	2,766	(39)	1992	06/27/2013
Restaurants	Martinsburg	WV		(f)	1,115	1,267	—	—	1,115	1,267	2,382	(26)	1995	06/27/2013
Early childhood education centers	Maineville	OH		(f)	685	1,575	—	—	685	1,575	2,260	(34)	2008	06/28/2013
Other service industries	North Charleston	SC		(f)	410	2,356	—	—	410	2,356	2,766	(33)	2009	06/28/2013
Recreational vehicle dealers	Holiday	FL		(g)	2,444	2,723	192	541	2,636	3,264	5,900	(34)	1974	06/28/2013
Recreational vehicle dealers	Jacksonville	FL		(g)	1,384	2,825	—	530	1,384	3,355	4,739	(48)	2010	06/28/2013
Restaurants	Charlotte	NC		(f)	1,545	2,176	—	—	1,545	2,176	3,721	(49)	2009	06/28/2013

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Restaurants	Greenville	NC		(f)	1,399	2,152	—	—	1,399	2,152	3,551	(47)	2010	06/28/2013
Restaurants	Glen Allen	VA		(f)	2,184	—	—	—	2,184	—	2,184	—	1995	06/28/2013
Restaurants	North Chesterfield	VA		(f)	1,951	—	—	—	1,951	—	1,951	—	1993	06/28/2013
Restaurants	Harker Heights	TX			860	149	150	1,667	1,010	1,816	2,826	—		07/09/2013
Restaurants	Broken Arrow	OK		(f)	366	597	—	—	366	597	963	(11)	2007	07/12/2013
Restaurants	Moore	OK		(f)	179	744	—	—	179	744	923	(12)	2000	07/12/2013
Restaurants	Oklahoma City	OK		(f)	161	554	—	—	161	554	715	(12)	1978	07/12/2013
Restaurants	Oklahoma City	OK		(f)	400	473	—	—	400	473	873	(11)	1998	07/12/2013
Restaurants	Leawood	KS		(f)	278	334	130	270	408	604	1,012	(5)	1966	07/16/2013
Restaurants	Chattanooga	TN		(f)	1,041	1,101	—	—	1,041	1,101	2,142	(20)	1994	07/17/2013
Restaurants	Franklin	TN		(f)	1,641	1,358	—	—	1,641	1,358	2,999	(24)	1992	07/17/2013
Restaurants	Hermitage	TN		(f)	1,292	1,228	—	—	1,292	1,228	2,520	(23)	1998	07/17/2013
Restaurants	Knoxville	TN		(f)	1,072	1,169	—	—	1,072	1,169	2,241	(21)	1986	07/17/2013
Restaurants	Smyrna	TN			1,110	941	—	—	1,110	941	2,051	(19)	2006	07/17/2013
Early childhood education centers	Conover	NC		(f)	250	644	—	—	250	644	894	(11)	1985	07/26/2013
Early childhood education centers	Conover	NC		(f)	257	780	—	—	257	780	1,037	(14)	1986	07/26/2013
Early childhood education centers	Dobson	NC		(f)	73	413	—	—	73	413	486	(7)	1996	07/26/2013
Early childhood education centers	Millers Creek	NC		(f)	219	321	—	—	219	321	540	(8)	1997	07/26/2013
Early childhood education centers	Wilson	NC		(f)	601	568	—	—	601	568	1,169	(10)	1987	07/26/2013
Early childhood education centers	Charlottesville	VA		(f)	708	328	—	—	708	328	1,036	(8)	1990	07/26/2013
Early childhood education centers	Charlottesville	VA		(f)	959	123	—	—	959	123	1,082	(3)	1992	07/26/2013
Restaurants	Montgomery	AL		(f)	1,615	1,444	—	—	1,615	1,444	3,059	(30)	2006	07/31/2013
Restaurants	Champaign	IL		(f)	777	1,640	—	—	777	1,640	2,417	(31)	1984	07/31/2013
Restaurants	Peoria	IL		(f)	1,122	1,304	—	—	1,122	1,304	2,426	(25)	2005	07/31/2013
Restaurants	Rockford	IL		(f)	1,012	1,643	—	—	1,012	1,643	2,655	(26)	1992	07/31/2013
Restaurants	Gulfport	MS		(f)	2,288	1,674	—	—	2,288	1,674	3,962	(32)	2008	07/31/2013
Home furnishings stores	Centerville	OH		(f)	341	948	—	—	341	948	1,289	(16)	1994	08/08/2013
Restaurants	Tempe	AZ		(f)	1,696	545	—	—	1,696	545	2,241	(27)	1988	08/13/2013
Movie theaters	Lubbock	TX		(g)	1,115	331	—	1,905	1,115	2,236	3,351	—		08/16/2013
Industrial	Milesburg	PA		(f)	2,563	4,327	—	—	2,563	4,327	6,890	(105)	1970	08/23/2013
Commercial equipment leasing	Davie	FL		(f)	2,198	1,973	—	—	2,198	1,973	4,171	(21)	1996	08/28/2013
Commercial equipment leasing	Fort Myers	FL		(f)	1,384	4,797	—	—	1,384	4,797	6,181	(45)	2007	08/28/2013
Commercial equipment leasing	Tampa	FL		(f)	2,063	4,869	—	1,500	2,063	6,369	8,432	(55)	2000	08/28/2013
Furniture stores	Huntsville	AL		(f)	1,812	4,314	—	—	1,812	4,314	6,126	(47)	1987	08/29/2013
Furniture stores	Tuscaloosa	AL		(f)	1,273	3,856	—	—	1,273	3,856	5,129	(35)	2007	08/29/2013
Grocery Stores	Houghton	MI		(f)	1,009	1,955	—	—	1,009	1,955	2,964	(33)	1993	08/29/2013
Home furnishings stores	Fort Worth	TX		(f)	3,783	9,559	—	—	3,783	9,559	13,342	(97)	1998	08/30/2013
Other service industries	Charleston	SC		(f)	1,005	1,802	—	—	1,005	1,802	2,807	(18)	1968	08/30/2013
Restaurants	Tulsa	OK		(f)	3,210	3,773	—	350	3,210	4,123	7,333	(73)	1991	08/30/2013
Restaurants	Athens	TN		(f)	318	—	—	—	318	—	318	—	2005	08/30/2013
Restaurants	Cleveland	TN		(f)	346	—	—	—	346	—	346	—	2001	08/30/2013
Restaurants	Dayton	TN		(f)	271	—	—	—	271	—	271	—	1997	08/30/2013
Restaurants	Kimball	TN		(f)	271	—	—	—	271	—	271	—	1987	08/30/2013
Restaurants	Madisonville	TN		(f)	243	—	—	—	243	—	243	—	2005	08/30/2013
Sporting goods stores	Flint	MI		(f)	919	6,382	—	—	919	6,382	7,301	(87)	1992	09/16/2013
Sporting goods stores	Kentwood	MI		(f)	1,935	1,473	—	—	1,935	1,473	3,408	(18)	1995	09/16/2013
Restaurants	Moncks Corner	SC		(f)	145	768	—	—	145	768	913	(5)	1989	09/17/2013
Sporting goods stores	Peoria	IL		(f)	850	2,768	—	—	850	2,768	3,618	(20)	2001	09/18/2013
Sporting goods stores	Jackson	TN		(f)	3,437	4,634	—	—	3,437	4,634	8,071	(39)	2007	09/18/2013
Health clubs	Weslaco	TX			1,565	224	—	846	1,565	1,070	2,635	—		09/27/2013

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Other service industries	Bradenton	FL		(f)	365	524	—	—	365	524	889	(5)	1964	09/30/2013
Other service industries	Dade City	FL		(f)	533	752	—	—	533	752	1,285	(8)	1995	09/30/2013
Other service industries	Lake City	FL		(f)	192	465	—	—	192	465	657	(4)	1973	09/30/2013
Other service industries	Plant City	FL		(f)	412	985	—	—	412	985	1,397	(10)	1979	09/30/2013
Other service industries	Tampa	FL		(f)	752	4,014	—	—	752	4,014	4,766	(38)	1967	09/30/2013
Other service industries	Tampa	FL		(f)	138	457	—	—	138	457	595	(4)	1967	09/30/2013
Other service industries	Tampa	FL		(f)	347	380	—	—	347	380	727	(5)	1999	09/30/2013
Other service industries	Adel	GA		(f)	102	544	—	—	102	544	646	(5)	1978	09/30/2013
Other service industries	Moultrie	GA		(f)	142	1,072	—	—	142	1,072	1,214	(10)	1960	09/30/2013
Other service industries	Ballwin	MO			233	1,297	—	—	233	1,297	1,530	(8)	2011	09/30/2013
Other service industries	Ballwin	MO			610	3,390	—	—	610	3,390	4,000	(22)	2004	09/30/2013
Family entertainment	Bethlehem	PA		(f)	2,484	3,534	—	—	2,484	3,534	6,018	(37)	1998	10/04/2013
Industrial	Brownsville	TX		(f)	547	1,825	—	—	547	1,825	2,372	(19)	1997	10/08/2013
Other service industries	Auburn	WA		(f)	236	835	—	—	236	835	1,071	(7)	1953	10/11/2013
Other service industries	Centralia	WA		(f)	298	711	—	—	298	711	1,009	(8)	1975	10/11/2013
Other service industries	Moses Lake	WA		(f)	451	569	—	—	451	569	1,020	(7)	1993	10/11/2013
Other service industries	Wenatchee	WA		(f)	535	259	—	—	535	259	794	(3)	2005	10/11/2013
Restaurants	Chicago	IL		(g)	353	3,103	—	—	353	3,103	3,456	(18)	1894	10/18/2013
Industrial	Cranberry Township	PA		(g)	1,220	3,513	—	—	1,220	3,513	4,733	(33)	1998	10/25/2013
Other service industries	Jacksonville	FL		(g)	1,062	6,666	—	—	1,062	6,666	7,728	(31)	1984	10/31/2013
Health clubs	San Antonio	TX			3,403	2,796	—	—	3,403	2,796	6,199	(15)	2013	11/04/2013
Heat treating facilities	Melrose Park	IL		(g)	1,285	3,249	—	—	1,285	3,249	4,534	(21)	1966	11/08/2013
Heat treating facilities	Northlake	IL		(g)	593	2,234	—	—	593	2,234	2,827	(14)	1964	11/08/2013
Heat treating facilities	Northlake	IL		(g)	770	1,055	—	—	770	1,055	1,825	(9)	1958	11/08/2013
Heat treating facilities	Rockford	IL		(g)	513	1,211	—	—	513	1,211	1,724	(8)	1977	11/08/2013
Heat treating facilities	South Bend	IN		(g)	359	1,464	—	—	359	1,464	1,823	(11)	1983	11/08/2013
Heat treating facilities	Benton Harbor	MI		(g)	659	1,475	—	—	659	1,475	2,134	(12)	1957	11/08/2013
Heat treating facilities	Coldwater	MI		(g)	757	2,484	—	—	757	2,484	3,241	(20)	1995	11/08/2013
Heat treating facilities	Kitchener	ON			1,440	3,421	—	—	1,440	3,421	4,861	(21)	1975	11/08/2013
Heat treating facilities	St. Marys	PA		(g)	447	2,098	—	—	447	2,098	2,545	(14)	1987	11/08/2013
Other retail industries	Williams	IA		(g)	2,134	4,246	—	—	2,134	4,246	6,380	(36)	2013	11/08/2013
Furniture stores	Southaven	MS		(g)	1,969	4,553	—	—	1,969	4,553	6,522	(21)	2007	11/12/2013
Furniture stores	Chattanooga	TN		(g)	2,897	3,891	—	—	2,897	3,891	6,788	(24)	1996	11/12/2013
Furniture stores	Jackson	TN		(g)	1,956	3,757	—	—	1,956	3,757	5,713	(21)	2004	11/12/2013
Industrial	Green Bay	WI		(g)	871	6,889	—	—	871	6,889	7,760	(44)	1997	11/12/2013
Industrial	Green Bay	WI		(g)	795	4,877	—	—	795	4,877	5,672	(45)	1968	11/12/2013
Sporting goods stores	Fargo	ND		(g)	2,024	7,151	—	—	2,024	7,151	9,175	(40)	2004	11/14/2013
Sporting goods stores	College Station	TX			4,044	8,057	—	—	4,044	8,057	12,101	(40)	2007	11/14/2013
Sporting goods stores	Lubbock	TX			3,264	6,622	—	—	3,264	6,622	9,886	(29)	2007	11/14/2013
Sporting goods stores	Gadsden	AL			1,849	299	—	162	1,849	461	2,310	—		11/15/2013
Pet care and boarding	Charlotte	NC		(g)	681	2,905	—	—	681	2,905	3,586	(7)	2002	11/22/2013
Restaurants	Alcoa	TN		(g)	572	1,295	—	—	572	1,295	1,867	(5)	1997	11/22/2013
Restaurants	Knoxville	TN		(g)	861	2,073	—	—	861	2,073	2,934	(8)	1995	11/22/2013
Health clubs	Humble	TX			1,209	2,816	—	—	1,209	2,816	4,025	(7)	2012	11/27/2013
Movie theaters	Spring Hill	TN			1,976	180	—	—	1,976	180	2,156	—		12/12/2013
Movie theaters	Austin	TX	7,775		3,839	6,201	—	—	3,839	6,201	10,040	(14)	2012	12/12/2013
Restaurants	Waco	TX			888	123	—	—	888	123	1,011	—		12/12/2013
Other retail industries	Conway	SC		(g)	1,727	3,668	—	—	1,727	3,668	5,395	(17)	2002	12/13/2013
Other service industries	Chandler	AZ		(g)	577	1,405	—	—	577	1,405	1,982	—	2007	12/16/2013

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

							Costs Capitalized Subsequent to Acquistion		Gross amount at December 31, 2013(b)(c)
					Initial Cost to Company
Descriptions(a)
					Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements		Accumulated Depreciation(d)(e)	Year Constructed	Date Acquired
Tenant Industry	City	St	Encumbrances								Total
Other service industries	Gilbert	AZ		(g)	578	1,335	—	—	578	1,335	1,913	—	2004	12/16/2013
Restaurants	Burlington	IA		(g)	585	1,571	—	—	585	1,571	2,156	—	2010	12/18/2013
Restaurants	Galesburg	IL		(g)	870	1,287	—	—	870	1,287	2,157	—	2007	12/18/2013
Restaurants	Macomb	IL		(g)	858	1,299	—	—	858	1,299	2,157	—	2009	12/18/2013
Sporting goods stores	Cicero	NY	6,776		1,933	7,013	—	—	1,933	7,013	8,946	—	2004	12/19/2013
Health clubs	Denver	CO			654	4,393	—	—	654	4,393	5,047	—	1997	12/30/2013
Other service industries	Knoxville	TN			223	1,508	—	—	223	1,508	1,731	—	1981	12/30/2013
Other service industries	Knoxville	TN			214	1,444	—	—	214	1,444	1,658	—	1973	12/30/2013
Other service industries	Knoxville	TN			72	485	—	—	72	485	557	—	1989	12/30/2013
Restaurants	Evansville	IN			381	840	—	—	381	840	1,221	—	2005	12/30/2013
Restaurants	Houston	TX			666	780	—	—	666	780	1,446	—	2006	12/30/2013
Restaurants	Lubbock	TX			430	920	—	—	430	920	1,350	—	2002	12/30/2013
Early childhood education centers	Houston	TX			706	2,798	—	—	706	2,798	3,504	—	2003	12/31/2013
Elementary and secondary schools	Arlington	TX			744	5,783	—	—	744	5,783	6,527	—	1945	12/31/2013
Industrial	South Holland	IL			1,373	14,648	—	—	1,373	14,648	16,021	—	1991	12/31/2013
Industrial	State College	PA			4,398	11,502	—	—	4,398	11,502	15,900	—	1960	12/31/2013
Movie theaters	Keller	TX			1,532	1,720	—	—	1,532	1,720	3,252	—		12/31/2013
Recreational vehicle dealers	Lake Park	GA			2,108	2,897	—	—	2,108	2,897	5,005	—	2013	12/31/2013
Restaurants	Bristol	CT			473	501	—	—	473	501	974	—	1987	12/31/2013
Restaurants	East Hartford	CT			345	401	—	—	345	401	746	—	1917	12/31/2013
Restaurants	Hamden	CT			346	349	—	—	346	349	695	—	1985	12/31/2013
Restaurants	Hartford	CT			270	396	—	—	270	396	666	—	2009	12/31/2013
Restaurants	Manchester	CT			114	602	—	—	114	602	716	—	1953	12/31/2013
Restaurants	New Britain	CT			393	1,038	—	—	393	1,038	1,431	—	1988	12/31/2013
Restaurants	New Haven	CT			231	614	—	—	231	614	845	—	1982	12/31/2013
Restaurants	Southington	CT			678	376	—	—	678	376	1,054	—	2001	12/31/2013
Restaurants	Vernon	CT			255	629	—	—	255	629	884	—	1983	12/31/2013
Restaurants	West Hartford	CT			316	917	—	—	316	917	1,233	—	1998	12/31/2013
Restaurants	Gainesville	FL			220	376	—	—	220	376	596	—	1980	12/31/2013
Restaurants	Gainesville	FL			463	432	—	—	463	432	895	—	2001	12/31/2013
Restaurants	Middleburg	FL			502	432	—	—	502	432	934	—	2001	12/31/2013
Restaurants	Perry	FL			184	472	—	—	184	472	656	—	1979	12/31/2013
Restaurants	Starke	FL			365	232	—	—	365	232	597	—	1991	12/31/2013
Restaurants	Olathe	KS			787	2,119	—	—	787	2,119	2,906	—	2005	12/31/2013
Restaurants	Springfield	MO			1,684	5,405	—	—	1,684	5,405	7,089	—	1977	12/31/2013

			$152,138		$558,448	$1,016,673	$3,637	$25,571	$562,085	$1,042,244	$1,604,329	$(40,578)

(a)
As of December 31, 2013, we had investments in 620 single-tenant real estate property locations including 617 owned properties and 3 ground lease interests; three of these properties are considered to be held for sale at December 31, 2013 and are excluded from the table above. Initial costs exclude intangible lease assets totaling $29.9 million (which excludes $0.5 million related to properties considered to be held for sale).

(b)
The aggregate cost for federal income tax purposes is approximately $1.619 billion (excluding the aggregate costs of properties considered to be held for sale at December 31, 2013).

STORE Capital Corporation
Schedule III—Real Estate and Accumulated Depreciation (Continued)
(Dollars in Thousands)

(c)
The following is a reconciliation of total real estate carrying value for the years ended December 31, 2013 and 2012 and for the period from inception (May 17,2011) through December 31, 2011:

	Year Ended December 31,
			From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Balance, beginning of period	$862,419	$228,987	$—
Additions
Acquisitions	762,664	635,187	271,190
Improvements	25,848	3,393	—
Deductions
Cost of real estate sold	(37,751)	(5,148)	(42,203)
Reclasses to held for sale	(8,851)	—	—

Balance, end of period	$1,604,329	$862,419	$228,987

(d)
The following is a reconciliation of accumulated depreciation for the years ended December 31, 2013 and 2012 and for the period from inception (May 17, 2011) through December 31, 2011:

	Year Ended December 31,
			From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Balance, beginning of period	$(11,811)	$(979)	$—
Additions
Depreciation expense	(29,453)	(10,851)	(979)
Deductions
Accumulated depreciation associated with real estate sold	380	19	—
Reclasses to held for sale	306	—	—

Balance, end of period	$(40,578)	$(11,811)	$(979)

(e)
The Company's real estate assets are depreciated using the straight-line method over the estimated useful life of the properties, which generally ranges from 30 to 40 years for buildings and improvements and is 15 years for land improvements.

(f)
Property is collateral for non-recourse debt obligations totaling $839.3 million of STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, and STORE Master Funding IV, LLC, all consolidated special purpose subsidiaries.

(g)
Property is pledged as collateral for borrowings under the Company's secured credit facilities; there were no borrowings outstanding under these facilities at December 31, 2013.

STORE Capital Corporation
Schedule IV—Mortgage Loans on Real Estate
As of December 31, 2013
(Dollars in thousands)

Description	Interest Rate	Final Maturity Date	Periodic Payment Terms	Final Payment Terms	Prior Liens	Outstanding face amount of mortgages	Carrying amount of mortgages(h)
Restaurant(a)	8.25%	1/1/2015	Interest only	Balloon of $1.9 million	None	$1,939	$1,939
Retail(b)	8.35%	1/1/2028	Principal & Interest	Balloon of $3.5 million	None	3,789	3,885
Restaurant(c)	8.75%	7/1/2032	Principal & Interest	Balloon of $20.6 million	None	24,119	24,430
Service(d)	9.00%	3/31/2053	Principal & Interest	Fully amortizing	None	14,629	14,640
Service(e)	8.75%	6/30/2053	Principal & Interest	Fully amortizing	None	6,376	6,388
Retail(f)	8.50%	6/30/2053	Principal & Interest	Fully amortizing	None	6,262	6,276
Restaurant(g)	8.25%	8/31/2053	Principal & Interest	Fully amortizing	None	3,349	3,359

						$60,463	$60,917

        The following shows changes in the carrying amounts of mortgage loans receivable during the period (in thousands):

	Year Ended December 31,
			From Inception (May 17, 2011) Through December 31, 2011
	2013	2012
Balance, beginning of period	$36,345	$—	$—
Additions:
New mortgage loans	32,598	35,895	—
Other capitalized loan origination costs	49	482	—
Deductions:
Collections of principal(i)	(8,008)	(23)	—
Amortization of loan origination costs	(67)	(9)	—

Balance, end of period	$60,917	$36,345	$—

(a)
The mortgage loan is secured by two properties located in Connecticut.

(b)
The mortgage loan is secured by buildings and improvements to two properties located in Pennsylvania.

(c)
The mortage loan is secured by buildings and improvements to 29 properties located in Florida, Illinois, Louisiana and Mississippi.

(d)
The mortgage loan is secured by buildings and improvements to one property located in Kansas.

(e)
The mortgage loan is secured by buildings and improvements to two properties located in Alabama and Georgia.

(f)
The mortgage loan is secured by buildings and improvements to two properties located in Indiana.

(g)
The mortgage loan is secured by buildings and improvements to five properties located in Tennessee.

(h)
The aggregate cost for federal income tax purposes is $60.9 million.

(i)
One mortgage loan receivable was repaid in full through a $7.9 million non-cash transaction in which the Company acquired the underlying mortgaged property and leased it back to the borrower.

Single Tenant Operational Real Estate

Applebee's

MAIN EVENT
ENTERTAINMENT

MEDcare

ASHLEY
FURNITURE
HomeStore

850 properties | 201 customers | across 46 states

Greater than 7.5%
5.0%–7.5%
2.5%–5.0%
Less than 2.5%
0%

Max Fitness

Granite City
FOOD & BREWERY

GANDER MTN.

27,500,000 Shares

Common Stock

Joint Book-Running Managers

Goldman, Sachs & Co.
Credit Suisse
Morgan Stanley

Citigroup
Deutsche Bank Securities
KeyBanc Capital Markets
Wells Fargo Securities
BMO Capital Markets
Raymond James
Baird
Stifel
SunTrust Robinson Humphrey
Comerica Securities

        Through and including December 12, 2014 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.